                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

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                       PHYSICIANS HEALTH SERVICES, INC.
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               (Name of Registrant as Specified in Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                              [LOGO] PHYSICIANS
                               HEALTH SERVICES


                                                               December 10, 1997

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Physicians Health Services, Inc. (the "Company") to be held on December 31, 1997, at 9:00 a.m., local time, at the Company's principal executive offices at One Far Mill Crossing, Shelton, Connecticut 06484-0944.

  At the Meeting you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 1997, as amended by Amendment No. 1 thereto, dated as of October 19, 1997 (as so amended, the "Merger Agreement"), a composite copy of which is attached as Appendix A to the enclosed Proxy Statement, pursuant to and subject to the terms and conditions of which PHS Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Foundation Health Systems, Inc. ("FHS"), will be merged with and into the Company (the "Merger"). Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of FHS, and each outstanding share of the Company's Class A Common Stock and Class B Common Stock (other than shares owned by FHS or Merger Sub or by any direct or indirect subsidiary of FHS or Merger Sub or which are held in the treasury of the Company or by any of its subsidiaries, all of which will be cancelled, or which are held by any dissenting stockholder) will be cancelled and converted into the right to receive $28.25 in cash, without interest (the "Merger Consideration"), provided that, if certain waivers and consents are obtained from The Guardian Life Insurance Company of America, Inc. ("The Guardian") prior to the time that the Merger becomes effective, each such share will be cancelled and converted into the right to receive $29.25 in cash, without interest. See "PROPOSAL ONE--THE MERGER--The Guardian Condition." The affirmative vote of the holders of a majority of the voting power of the Company's outstanding Class A Common Stock and Class B Common Stock, voting together as a single class, is required for the approval and adoption of the Merger Agreement.

  In connection with the execution of the Merger Agreement, the Greater Bridgeport Individual Practice Association, Inc. ("GBIPA"), the Company and American Stock Transfer & Trust Company as voting trustee (the "Voting Trustee"), entered into a Voting Trust Agreement, dated as of May 8, 1997 and attached as Appendix C to the enclosed Proxy Statement (the "Voting Trust Agreement"). Pursuant to the Voting Trust Agreement, among other things, GBIPA has transferred 2,401,021 shares of the Company's Class B Common Stock (representing approximately 63.2% of the combined voting power of the Company's outstanding Class A Common Stock and Class B Common Stock) to the Voting Trustee, and the Voting Trustee has agreed to vote all of such shares in favor of the approval and adoption of the Merger Agreement, which vote will assure that the Merger Agreement will be approved and adopted by the Company's stockholders. See "PROPOSAL ONE--THE MERGER--The Voting Trust Agreement."

  Immediately prior to the Merger, the Company will also pay to its employees who hold stock options under the Company's 1992 Stock Option Plan or 1995 Stock Option Plan, in cancellation of their respective options and subject to their prior consent, an amount in cash (less applicable withholding taxes) equal to the product of the number of shares of the Company's Common Stock subject to each such option multiplied by the excess, if any, of the Merger Consideration over the exercise price for each share of the Company's Common Stock subject to such option, all as more fully set forth in the accompanying Proxy Statement. The Company is required to deliver the consent of each of its directors and officers to such cancellation and cash-out at or prior to the effective time of the Merger and to use its reasonable best efforts to obtain similar consents from each other holder of such options.

  You should be aware that FHS, the Company, Physicians Health Services of Connecticut, Inc. ("PHS/CT") and GBIPA have entered into an agreement providing for an amendment to the Service Agreement between GBIPA and PHS/CT and a payment to GBIPA by the Company upon consummation of the Merger in consideration for such amendment. See "PROPOSAL ONE--THE MERGER--Amendment to GBIPA Service Agreement". Also, certain officers and directors of the Company have certain interests in the Merger that are different from, or in addition to, the interests of the stockholders of the Company. See "PROPOSAL ONE--THE MERGER--Conflicts of Interest and Interests of Certain Persons in the Merger" and "PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS--Summary Compensation Table."

  The Merger Agreement provides that the Merger shall be consummated within two business days following the satisfaction or waiver of the closing conditions pertaining to the Merger, including approval by the requisite vote of the Company's stockholders and receipt of all regulatory approvals. In the event such date occurs prior to January 6, 1998, then, at the request of FHS, the Merger will be consummated on a business day (no later than January 6, 1998) selected by FHS.

  The Board of Directors has received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, on the date of such opinion, and based on assumptions made, procedures followed, matters considered and limitations on the review undertaken, as set forth in such opinion, the Merger Consideration pursuant to the Merger Agreement was fair from a financial point of view to the holders of Class A Common Stock and Class B Common Stock.

  THE BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED AND APPROVED THE PROPOSED MERGER AND THE MERGER AGREEMENT AS BEING IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS, RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE MEETING.

  Stockholders of the Company are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"). Stockholders electing such rights must carefully follow the procedures set forth in Section
262. See "PROPOSAL ONE--THE MERGER--Appraisal Rights." These steps include, but are not limited to, such stockholder not voting in favor of the Merger and delivering to the Company a written demand for appraisal.

  At the Meeting you will also be asked to elect one Class A and three Class B Directors to serve until the 2000 Annual Meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" ELECTION OF THE COMPANY'S NOMINEES FOR CLASS A AND CLASS B DIRECTORS.

  The accompanying Proxy Statement provides a detailed description of the proposals regarding the Merger and the election of directors. You are urged to read the accompanying materials so that you may be informed about the business to come before the Meeting.

  Please sign, date and return the enclosed proxy card in the envelope provided. You may vote by signing the enclosed proxy card, whether or not you plan to attend the Meeting. If you attend the Meeting, you may vote in person, even if you have previously mailed in your proxy.

  We look forward to seeing you at the Meeting.

                                          Sincerely,

                                          /s/ David I. Grayer, M.D.

                                          David I. Grayer, M.D.
                                          Chairman

                       PHYSICIANS HEALTH SERVICES, INC.
                             ONE FAR MILL CROSSING
                                 P.O. BOX 904
                        SHELTON, CONNECTICUT 06484-0944

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                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER 31, 1997

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To the Stockholders of Physicians Health Services, Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Physicians Health Services, Inc. (the "Company") will be held on December 31, 1997 at 9:00 a.m., local time, at the Company's principal executive offices at One Far Mill Crossing, Shelton, Connecticut 06484-0944, for the following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 1997, as amended by Amendment No. 1 thereto, dated as of October 19, 1997 (as so amended, the "Merger Agreement"), a composite copy of which is attached as Appendix A to the accompanying Proxy Statement, providing for the merger (the "Merger") of PHS Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Foundation Health Systems, Inc. ("FHS"), with and into the Company and which, among other things, provides that each outstanding share of the Company's Class A and Class B Common Stock (other than shares of Class A and Class B Common Stock owned by FHS or Merger Sub or any direct or indirect subsidiary of FHS or Merger Sub, or which are held in the treasury of the Company or by any of its subsidiaries, which will be cancelled, or which are held by dissenting stockholders) will be cancelled and converted into the right to receive $28.25 (or, under certain limited circumstances, $29.25) per share in cash, without interest, all as more fully described in the accompanying Proxy Statement and Appendix A thereto.

  2. To elect one Class A Director to serve as a director of the Company for a term ending at the 2000 Annual Meeting.

  3. To elect three Class B Directors to serve as directors of the Company for respective terms ending at the 2000 Annual Meeting.

  4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

  Only holders of record of outstanding shares of Class A and Class B Common Stock of the Company at the close of business on November 13, 1997 will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose relevant to the Meeting, on and after December 19, 1997, during ordinary business hours at the Company's principal executive offices at One Far Mill Crossing, Shelton, Connecticut 06484-0944.

  THE BOARD OF DIRECTORS OF THE COMPANY, BY THE UNANIMOUS VOTE OF ALL DIRECTORS, RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. IN ADDITION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSALS TO ELECT THE COMPANY'S NOMINEES AS CLASS A AND CLASS B DIRECTORS, WHICH ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          /s/ Bernard Sherlip, M.D.

                                          Bernard Sherlip, M.D.
                                          Secretary

Shelton, Connecticut
December 10, 1997


  YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       PHYSICIANS HEALTH SERVICES, INC.
                             ONE FAR MILL CROSSING
                                 P.O. BOX 904
                        SHELTON, CONNECTICUT 06484-0944

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                      PROXY STATEMENT FOR ANNUAL MEETING
                         TO BE HELD DECEMBER 31, 1997

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                                 INTRODUCTION

  This Proxy Statement is being furnished to stockholders of Physicians Health Services, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on December 31, 1997, at 9:00 a.m., local time, at the Company's principal executive offices at One Far Mill Crossing, Shelton, Connecticut 06484-0944, and any adjournment or postponement thereof (the "Meeting"). Only holders of record of outstanding shares of the Company's Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), and Class B Common Stock, $0.01 par value per share (the "Class B Common Stock," and collectively with the Class A Common Stock, the "Common Stock") of the Company at the close of business on November 13, 1997, will be entitled to vote at the Meeting.

  At the Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 1997 (the "Original Merger Agreement"), as amended by Amendment No. 1 thereto, dated as of October 19, 1997 (referred to herein as "Amendment No. 1", and the Original Merger Agreement, as so amended, being referred to herein as the "Merger Agreement"), among Foundation Health Systems, Inc., a Delaware corporation ("FHS"), PHS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FHS ("Merger Sub") and the Company providing for the merger of Merger Sub with and into the Company (the "Merger"). The affirmative vote of the holders of a majority of the voting power of the Company's outstanding Common Stock, voting together as a single class, is required for the approval and adoption of the Merger Agreement. See "PROPOSAL ONE--THE MERGER."

  If the Merger Agreement is approved and adopted, the Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of FHS, and each outstanding share of Common Stock (other than shares of Common Stock owned by FHS or Merger Sub or by any direct or indirect subsidiary of FHS or Merger Sub or which are held in the treasury of the Company or by any of its subsidiaries, all of which will be cancelled, or which are held by dissenting stockholders) will be cancelled and converted into the right to receive $28.25 per share in cash, without interest (the "Merger Consideration") provided that, if certain waivers and consents are obtained from The Guardian Life Insurance Company of America, Inc. ("The Guardian") prior to the time that the Merger becomes effective (the "Effective Time"), the cash amount to be received by such stockholders will be increased to $29.25 per share, without interest. While it is possible, the Company believes it unlikely that the required items will be forthcoming prior to the Effective Time or that the Merger Consideration will be increased. See "PROPOSAL ONE--THE MERGER--The Guardian Condition."

  In connection with the execution of the Original Merger Agreement, the Greater Bridgeport Individual Practice Association, Inc. ("GBIPA"), the Company and American Stock Transfer & Trust Company, as voting trustee (the "Voting Trustee"), entered into a Voting Trust Agreement, dated as of May 8, 1997 and attached as Appendix C to the enclosed Proxy Statement (the "Voting Trust Agreement"). Pursuant to the Voting Trust Agreement, among other things, GBIPA has transferred 2,401,021 shares of the Company's Class B Common Stock (representing approximately 63.2% of the combined voting power of the Company's outstanding Class A Common Stock and Class B Common Stock) to the Voting Trustee, and the Voting Trustee has agreed to vote all of such shares in favor of the approval and adoption of the Merger Agreement, which vote will assure that the Merger Agreement will be approved and adopted by the Company's stockholders. See "PROPOSAL ONE--THE MERGER--The Voting Trust Agreement." GBIPA has consented to Amendment No. 1.

  Immediately prior to the Merger, the Company will also pay to its employees who hold stock options ("Employee Options") under the Company's 1992 Stock Option Plan or 1995 Stock Option Plan, in cancellation of their respective options and subject to their prior consent, an amount in cash (less applicable withholding taxes) equal to the product of the number of shares of the Company's Common Stock subject to each such Employee Option multiplied by the excess, if any, of the Merger Consideration over the exercise price for each share of the Company's Common Stock subject to such option. See "PROPOSAL ONE--THE MERGER--The Merger Agreement--Employee Options." The Company is required to deliver the consent of each of its directors and officers to such cancellation and cash-out at or prior to the effective time of the Merger and to use its reasonable best efforts to obtain similar consents from each other holder of such options.

  Stockholders of the Company are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"). See "PROPOSAL ONE--THE MERGER--Appraisal Rights."

  On May 7, 1997, the last full trading day prior to the announcement of the execution of the Original Merger Agreement, the closing sales price per share of Class A Common Stock as reported on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System was $26.94. The highest sales price per share on such date was $27.00 and the lowest sales price per share on such date was $26.13. On October 17, 1997, the last full trading day prior to the announcement of the execution of Amendment No. 1, the closing sales price per share of Class A Common Stock as reported on the NASDAQ National Market System was $25.63. The highest sales price per share on such date was $25.63 and the lowest sales price per share on such date was $25.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE CLASS A COMMON STOCK.

  A composite copy of the Merger Agreement is attached to this Proxy Statement as Appendix A. See "PROPOSAL ONE--THE MERGER--The Merger Agreement." A copy of the Voting Trust Agreement is attached to this Proxy Statement as Appendix C. See "PROPOSAL ONE--THE MERGER--The Voting Trust Agreement."

  At the Meeting, stockholders will also be asked to consider and vote upon
(i) a proposal to elect one Class A Director to serve as a director of the Company until the 2000 Annual Meeting, and (ii) a proposal to elect three Class B Directors to serve as directors of the Company until the 2000 Annual Meeting. See "PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS."

  THE ABOVE MATTERS AND OTHER MATTERS RELATING TO THE MERGER AND THE ELECTION OF DIRECTORS ARE DISCUSSED IN MUCH GREATER DETAIL IN THE REMAINDER OF THIS PROXY STATEMENT. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. STOCKHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT IN ITS ENTIRETY.

  This Proxy Statement is dated December 10, 1997 and is first being mailed to stockholders along with the related form of proxy on or about December 11, 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the periodic reporting and other information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,

Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission, at http://www.sec.gov.

  Following the Merger, the Company will become a wholly-owned subsidiary of FHS, and there will be no public trading of shares of Class A Common Stock. Accordingly, upon application to the Commission following the Merger, registration of the Class A Common Stock, and the Company's obligation to file periodic reports, proxy statements and other information with the Commission, will be terminated.

                          FORWARD-LOOKING STATEMENTS

                     Cautionary Statement for Purposes of
               Private Securities Litigation Reform Act of 1995

  This Proxy Statement, information included in filings by the Company with the Commission, and information contained in written material, press releases and oral statements issued by or on behalf of the Company contain, or may contain, certain "forward-looking statements" including statements concerning plans, objectives and future events or performance, and other statements which are other than statements of historical fact. Forward-looking statements also include the information concerning possible or assumed future results of operations of the Company and FHS set forth under "PROPOSAL ONE--THE MERGER-- Background of the Merger," "--Reasons for the Merger and Board of Directors' Recommendation," "--Opinion of the Company's Financial Advisor" and Appendix E and F and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, the Company claims protection of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. It should be understood that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference, could affect the future results of the Company, and could cause those results to differ materially from those expressed in such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: (i) business disruption related to the Merger (both before and after completion); (ii) greater than expected costs or difficulties related to the integration of management; (iii) litigation costs and delays; (iv) higher than anticipated costs in completing the Merger; (v) unanticipated regulatory delays or constraints or changes in the proposed transaction required by regulatory authorities; (vi) poorer than expected general economic conditions, including acquisition and growth opportunities, either nationally or in the states in which the combined company will be doing business; (vii) legislation or regulatory changes which adversely affect the business in which the combined company would be engaged; and (viii) other unanticipated occurrences which may delay or prevent the consummation of the Merger, increase the costs related to the Merger or decrease the expected financial benefits of the Merger. Additional information concerning factors that could cause actual results to differ materially from those contemplated by forward-looking statements is contained in Appendix E to this Proxy Statement, which reproduces the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, in Item 7 under the caption "Cautionary Statement."

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
FORWARD-LOOKING STATEMENTS................................................   4
SUMMARY...................................................................   6
SELECTED FINANCIAL DATA...................................................  13
CERTAIN INFORMATION REGARDING THE COMPANY.................................  14
THE MEETING...............................................................  15
  Meeting Date; Location; Solicitation....................................  15
  Matters Considered......................................................  15
  Voting; Revocation of Proxies...........................................  15
  Record Date; Outstanding Securities; Quorum; Votes Required.............  16
PROPOSAL ONE--THE MERGER..................................................  17
  General.................................................................  17
  Background of the Merger................................................  18
  Reasons for the Merger and Board of Directors' Recommendation...........  25
  Opinion of the Company's Financial Advisor..............................  30
  The Guardian Condition..................................................  34
  Conflicts of Interest and Interests of Certain Persons in the Merger....  34
  Certain Tax Consequences to Stockholders................................  35
  The Merger Agreement....................................................  36
  The Voting Trust Agreement..............................................  46
  Amendment to GBIPA Service Agreement....................................  47
  The Medical Management Agreement........................................  48
  Accounting Treatment....................................................  48
  Regulatory Matters......................................................  48
  Price Range of Class A Common Stock; Dividends..........................  49
  Appraisal Rights........................................................  50
  Certain Effects of the Merger...........................................  52
  Security Ownership of Certain Beneficial Owners and Executive Officers
   and Directors..........................................................  52
PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS............................  55
  Proposal Two--Election of Class A Director..............................  55
  Proposal Three--Election of Class B Directors...........................  55
  Directors and Nominees..................................................  57
  Non-Director Executive Officers.........................................  59
  Committees of the Board of Directors....................................  59
  Section 16(a) Beneficial Ownership Reporting Compliance.................  60
  Summary Compensation Table..............................................  60
  Compensation Pursuant to Plans..........................................  62
  Director Compensation...................................................  64
  Compensation Committee Report on Executive Compensation.................  64
  Performance Graph.......................................................  68
  INDEPENDENT PUBLIC ACCOUNTANTS..........................................  69
  STOCKHOLDER PROPOSALS...................................................  69
  MISCELLANEOUS...........................................................  69

Appendices
Appendix A--Composite Agreement and Plan of Merger
Appendix B--Fairness Opinion of Morgan Stanley & Co. Incorporated
Appendix C--Voting Trust Agreement
Appendix D--Section 262 of the Delaware General Corporation Law
Appendix E--Parts I, II and IV of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Amendment No. 1 thereto, filed April 30, 1997 and Amendment No. 2 thereto, filed July 25, 1997.
Appendix F--Quarterly Report on Form 10-Q for the fiscal quarter ended
          September 30, 1997.

                                    SUMMARY

  The following summary is intended to highlight certain information included elsewhere in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement and the Appendices hereto. Stockholders are urged to read this Proxy Statement and the Appendices hereto.

 The Parties

  The Company, which conducts substantially all of its operations through its subsidiaries, is a full-service health plan serving more than 500,000 members in Connecticut, New York and New Jersey, through approximately 24,000 providers and 194 hospitals in the tri-state area. The Company's managed care products include traditional health maintenance organization products, in both open access and gatekeeper models, point of service products, administrative services only plans and Medicare and Medicaid plans. Consolidated revenues for the Company for the fiscal year ended December 31, 1996 were $488 million. The principal executive offices of the Company are located at One Far Mill Crossing, Shelton, Connecticut 06484-0944, and its telephone number is (203) 381-6400.

  Merger Sub is a wholly-owned subsidiary of FHS that was formed by FHS in May 1997 for the sole purpose of acquiring the Common Stock of the Company. FHS, the fourth-largest publicly traded managed health care company in the United States, is the result of the merger of Foundation Health Corporation and Health Systems International, Inc. on April 1, 1997. Through its subsidiaries, FHS offers group, Medicaid, individual and Medicare health maintenance organization and preferred provider organization plans; government sponsored managed care plans; and managed care products related to workers' compensation insurance, administration and cost-containment, behavioral health, dental, vision and pharmaceutical products and services. Currently, FHS provides health benefits to nearly five million individuals in 17 states. The principal executive offices of FHS and Merger Sub are located at 225 North Main, Pueblo, Colorado 81003, telephone number (719) 542-0500, and at 21600 Oxnard Street, Woodland Hills, California 91367, telephone number (818) 719-6775.

 The Meeting; Voting; Vote Required for Approval

  The Meeting will be held on December 31, 1997 at 9:00 a.m., local time, at the Company's principal executive offices. At the Meeting, stockholders will be asked to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement; (ii) a proposal to elect one Class A Director to serve as a director of the Company for a term ending at the 2000 Annual Meeting; (iii) a proposal to elect three Class B Directors to serve as directors of the Company for respective terms ending at the 2000 Annual Meeting; and (iv) such other matters as may properly come before the Meeting or any adjournment or postponement thereof. See "THE MEETING-- Matters Considered."

  The Company has fixed the close of business on November 13, 1997 as the record date (the "Record Date") for determining holders of outstanding shares of Class A Common Stock and Class B Common Stock who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 287 stockholders of record (with 211 stockholders of record of shares of Class A Common Stock and 76 stockholders of record of shares of Class B Common Stock), 6,163,054 shares of Class A Common Stock issued and outstanding, each of which shares is entitled to one vote, and 3,185,671 shares of Class B Common Stock issued and outstanding, each of which shares is entitled to ten votes. The holders of a majority in voting power of the Company's outstanding shares of Common Stock, which are present in person or by proxy at the Meeting, will constitute a quorum. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding shares of Common Stock, voting together as a single class. The Class A Director will be elected by a plurality of the shares of Class A Common Stock present and voting (in other words, the individual receiving the largest number of votes of shares of Class A Common Stock will be elected as the Class A Director). The three Class B Directors will be elected by a plurality of the shares of Class A and Class B Common Stock, voting together as a single class (in other words, the three individuals receiving the largest number of votes of shares of Class A and Class B Common Stock will be elected as the Class B Directors). See "THE MEETING--Record Date; Outstanding Securities; Quorum; Votes Required."

  Only record holders or their duly authorized proxies will be entitled to cast ballots at the Meeting. Proxy holders who wish to vote by ballot at the Meeting must provide the Secretary of the Company with evidence of their authority to act at least 30 minutes prior to the commencement of the Meeting. See "THE MEETING--Voting; Revocation of Proxies."

 The Merger

  Pursuant to and subject to the terms and conditions set forth in the Merger Agreement and in accordance with applicable provisions of the Delaware General Corporation Law, upon the effectiveness of the Merger the Company will become a wholly-owned subsidiary of FHS and each outstanding share of Common Stock (other than shares of Common Stock owned by FHS or Merger Sub or by any direct or indirect subsidiary of FHS or Merger Sub or which are held in the treasury of the Company or by any of its subsidiaries, all of which will be cancelled, or which are held by dissenting stockholders) will be cancelled and converted into the right to receive $28.25 per share in cash, without interest; provided that, if certain waivers and consents are obtained from The Guardian prior to the Effective Time, then each such share will be cancelled and converted into the right to receive $29.25 in cash, without interest. See "PROPOSAL ONE--THE MERGER--The Guardian Condition."

 Voting Trust Agreement

  In connection with the execution of the Original Merger Agreement, GBIPA, the Company and American Stock Transfer & Trust Company, as Voting Trustee, entered into the Voting Trust Agreement attached as Appendix C to this Proxy Statement. Pursuant to the Voting Trust Agreement, among other things, GBIPA has transferred 2,401,021 shares of the Company's Class B Common Stock (representing approximately 63.2% of the combined voting power of the Company's outstanding Class A Common Stock and Class B Common Stock) to the Voting Trustee, and the Voting Trustee has agreed to vote all of such shares in favor of the approval and adoption of the Merger Agreement, which vote will assure that the Merger Agreement will be approved and adopted by the Company's stockholders. See "PROPOSAL ONE--THE MERGER--The Voting Trust Agreement." GBIPA has consented to Amendment No. 1.

 Background of the Merger; Reasons for the Merger and Board of Directors' Recommendation

  After a comprehensive reexamination of the Company's five year strategic plan and a careful exploration of the Company's strategic alternatives (see "PROPOSAL ONE--THE MERGER--Background of the Merger"), the Board of Directors of the Company has determined that the Merger, the Merger Agreement, the Voting Trust Agreement and the transactions contemplated thereby are in the best interests of the Company and its stockholders and has, by the unanimous vote of all directors, recommended that the stockholders of the Company vote "FOR" the approval and adoption of the Merger Agreement at the Meeting. In reaching its decision to approve the Merger Agreement and the Voting Trust Agreement, as well as the transactions contemplated thereby, and to recommend that the Company's stockholders approve and adopt the Merger Agreement, the Board of Directors considered a number of factors, including the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley") that the Merger Consideration was fair to the stockholders of the Company from a financial point of view. See "PROPOSAL ONE--THE MERGER--Reasons for the Merger and Board of Directors' Recommendation."

 Opinion of the Company's Financial Advisor

  Morgan Stanley has delivered its written opinion to the Board of Directors of the Company, dated October 19, 1997, which opinion has been confirmed in writing as of December 10, 1997, to the effect that, on the date of such opinion, and based on assumptions made, procedures followed, matters considered and limitations on the review undertaken, as set forth in the opinion, the Merger Consideration pursuant to the Merger Agreement was fair from a financial point of view to the holders of the Common Stock. See "PROPOSAL ONE--THE MERGER--Opinion of the Company's Financial Advisor." Morgan Stanley's written opinion dated December 10, 1997 is attached as Appendix B to this Proxy Statement. The Company's stockholders are urged to, and should, read the Morgan Stanley opinion carefully and in its entirety.

 Conflicts of Interest and Interests of Certain Persons in the Merger

  In considering the recommendation of the Board of Directors that the stockholders of the Company approve and adopt the Merger Agreement, stockholders of the Company should be aware that certain officers and directors of the Company have certain interests in the Merger that are different from, or in addition to, the interests of the stockholders of the Company. In particular, stockholders should be aware that Robert L. Natt, the President and Co-Chief Executive Officer of the Company, who participated extensively in the negotiations with FHS with respect to the terms and conditions of the Merger Agreement, and Paul M. Philpott, Senior Vice President and Chief Marketing Officer of the Company, will be entering into new employment agreements with FHS and will, in addition, receive additional compensation in the form of signing and retention bonuses by reason of the consummation of the Merger. Under Mr. Natt's new employment agreement, he will serve as chief executive officer of FHS' Greater New York City operations, reporting directly to the President of FHS, and will receive an annual salary of $320,000. Mr. Natt will also receive a $46,500 signing bonus and will participate in FHS' bonus plan and stock-based incentive programs. Mr. Natt will receive a special 150,000 share option grant in respect of the initial term of the agreement and will receive a $500,000 retention bonus, payable in equal installments, on the first and second anniversaries of the Effective Time. Under Mr. Philpott's new employment agreement, he will receive an annual salary of $250,000. Mr. Philpott will receive a $350,000 retention bonus payable in equal installments on the first and second anniversaries of the Effective Time. Mr. Philpott will participate in FHS' bonus plan and stock-based incentive programs. Mr. Philpott will receive a special 50,000 share option grant in respect of the initial term of the agreement. FHS has agreed to recommend to the Compensation and Stock Option Committee (the "FHS Committee") of FHS' Board of Directors that the special option grants to Messrs. Natt and Philpott be on terms (with respect to the exercise price, term and exercisability) that are identical to similar special grants which may be made by FHS in 1997. FHS has agreed to recommend to the FHS Committee that the special options granted to Messrs. Natt and Philpott will become immediately exercisable if such executive's employment is involuntarily terminated by FHS without "cause" or if such executive terminates employment for "good reason." It is currently anticipated that the special option grants to Messrs. Natt and Philpott will be made under FHS's stock option plan, pursuant to which the exercise price of options may not be less than 100% of the fair market value of the shares subject to such options on the date of grant. Similarly, James L. Elrod, Jr., Executive Vice President and Chief Financial Officer of the Company, and Regina M. Campbell, Senior Vice President and Chief Administrative Officer of the Company, who also participated in the negotiations with FHS, will receive compensation in connection with the termination of their employment contracts with the Company. In satisfaction of their existing employment agreements and conditional employment agreements with the Company, Mr. Elrod and Ms. Campbell will receive a net cash payment, which after payment of all applicable taxes will be $1,500,000 and $1,250,000, respectively, and lifetime medical benefits. The foregoing amounts include the after tax amount of the value of any stock options held by Mr. Elrod and Ms. Campbell, respectively, that will vest as a result of the Merger. See "PROPOSAL ONE--THE MERGER--The Merger Agreement-- Benefit Plans and Employment Arrangements." Stockholders of the Company should also be aware that Michael E. Herbert, Co-Chief Executive Officer and a director of the Company, who voted in favor of the Merger, will be entitled to be employed by the Company following the consummation of the Merger pursuant to his employment agreements with the Company. Moreover, Employee

Options (including those granted to Messrs. Natt, Philpott and Herbert) which have been granted but have not yet vested will become immediately vested upon, and will be cashed out in connection with, the consummation of the Merger. Under the terms of the Merger Agreement, Messrs. Natt, Philpott and Herbert will receive amounts of $1,138,875, $305,617, and $799,460, respectively, in respect of all Employee Options granted to them. See "PROPOSAL ONE--THE MERGER--The Merger Agreement--Employee Options." In addition, Mr. Natt has discussed with FHS the possibility that FHS might employ Dr. David I. Grayer, Chairman of the Board of Directors, who voted in favor of the Merger and who also participated in the negotiations with FHS, as a provider and marketing consultant to FHS. In this connection, it has been suggested that Dr. Grayer might be paid a consultant fee of up to $10,000 per month for 35 months; however, neither FHS nor Dr. Grayer has any obligation to agree to such a consulting arrangement. In addition, following the execution of the Original Merger Agreement, the Compensation Committee of the Board of Directors of the Company agreed to pay Dr. Grayer $25,000 upon consummation of the Merger in consideration for his services to the Company in connection with the Merger and the transactions contemplated thereby. See "PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS--Summary Compensation Table." See "PROPOSAL ONE--THE MERGER-- Conflicts of Interest and Interests of Certain Persons in the Merger."

  In addition, stockholders of the Company should also be aware that FHS, the Company, Physicians Health Services of Connecticut, Inc. and GBIPA entered into an agreement (the "GBIPA Agreement"), prior to GBIPA's execution of the Voting Trust Agreement, which specifies that, upon consummation of the Merger, (a) the service agreement between GBIPA and PHS/CT will be amended so as to (i) extend its term for one year, to December 31, 1998, and (ii) adopt utilization management, quality assurance and credentialing standards as well as capitation rates, fees schedules and other economic terms and conditions that are equivalent to those presently in effect under the Provider Agreement between M.D. Health Plan, a subsidiary of FHS, and the Connecticut State Medical Society-IPA, Inc., and (b) the Company will pay GBIPA $6,500,000 in consideration for such amendment. See "PROPOSAL ONE--THE MERGER--Amendment to GBIPA Service Agreement."

 Certain Tax Consequences to Stockholders

  The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such stockholder's adjusted tax basis in such stockholder's Common Stock and the Merger Consideration received by such stockholder. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset and will be long-term capital gain or loss if, at the effectiveness of the Merger, such Common Stock has been held for more than one year. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS. See "PROPOSAL ONE--THE MERGER--Certain Tax Consequences to Stockholders."

 Employee Options

  Pursuant to the Merger Agreement, as of the effectiveness of the Merger, each Employee Option issued, awarded or granted pursuant to the Company's 1992 Stock Option Plan or the Company's 1995 Stock Option Plan to purchase shares of Common Stock will be cancelled by the Company, subject to obtaining the prior consent of the holders of Employee Options, and each holder of a cancelled Employee Option will be entitled to receive from the Company (or, at FHS' option, any subsidiary of the Company) in consideration for the cancellation of such Employee Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Employee Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Employee Option. The Company is required to deliver the consent of its officers and directors to such cancellation and cash-out at or prior to the effective time of the Merger and to use its reasonable best efforts to obtain similar consents from each holder of such options. See "PROPOSAL ONE-- THE MERGER--The Merger Agreement--Employee Options."

 Conditions to the Merger

  The consummation of the Merger is subject to a number of conditions, including, but not limited to, the following:

    (a) the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company;

    (b) there shall have been no law enacted or injunction entered which prohibits the Merger or which imposes material conditions with respect thereto; and

    (c) the approval of certain governmental authorities and the expiration or termination of the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

  See "PROPOSAL ONE--THE MERGER--The Merger Agreement--Conditions to Obligations of FHS and Merger Sub," "--Conditions to Obligations of the Company" and "--Conditions to Obligations of Each Party."

 Termination of Merger Agreement

  The Merger Agreement may be terminated at any time prior to the effectiveness of the Merger whether before or after the approval by the stockholders of the Company by mutual written consent of FHS and the Company, or by either FHS or the Company if any of the following occurs:

    (a) the Merger is not consummated by March 31, 1998;

    (b) any governmental entity whose approval is required in order to consummate the Merger determines not to grant such approval and all appeals have been taken and have been unsuccessful;

    (c) a court permanently prohibits the Merger;

    (d) the requisite approval of the Company's stockholders is not obtained at the Meeting; or

    (e) provided that the terminating party is not then in material breach of the Merger Agreement, the other party breaches any of its representations or warranties set forth in the Merger Agreement or fails to comply with any of its covenants or agreements under the Merger Agreement, which breach or failure has not been cured within 15 business days following receipt by the breaching party of written notice of such breach and such breach or failure would give rise to the failure of certain conditions set forth in the Merger Agreement.

  In addition, subject to certain requirements regarding notice to FHS, the Company has the right to terminate the Merger Agreement if the Board of Directors of the Company has failed to recommend or has withdrawn, modified or changed in a manner adverse to FHS its approval or recommendation of the Merger Agreement in order to permit the Company to execute a definitive agreement providing for the transaction or transactions contemplated by a proposal that the Board of Directors of the Company determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) is more favorable and provides greater value to all the Company's stockholders than the Merger Agreement and the Merger.

  FHS also has the right to terminate the Merger Agreement if the Board of Directors of the Company has failed to recommend or has withdrawn, modified or changed in a manner adverse to the Company or FHS its approval or recommendation of the Merger Agreement or has recommended or entered into a definitive agreement providing for the merger of the Company with another entity or the acquisition of the Company by another entity, or if, subject to certain notice provisions, FHS has been notified by the Company that it has received a proposal from another entity regarding the merger with or acquisition of the Company.

  See "PROPOSAL ONE--THE MERGER--The Merger Agreement--Termination."

 Termination Fees

  The Company has agreed to pay FHS a termination fee of $9 million plus up to an aggregate of $2.5 million in costs and expenses in the event of a termination of the Merger Agreement under certain circumstances. See "PROPOSAL ONE--THE MERGER--The Merger Agreement--Termination Fees."

 Regulatory Matters

  Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. The Company and FHS filed their respective notification and report forms under the HSR Act on May 27, 1997, and jointly requested early termination of the waiting period, which request was granted effective June 4, 1997.

  The Merger is also subject to review and approval by the Commissioner of the Connecticut Department of Insurance, the Superintendent of the Insurance Department of the State of New York, the Commissioner of Health of the State of New York, the New Jersey Department of Health and Senior Services, the New Jersey Department of Banking and Insurance and the Bermuda Monetary Authority. Applications for such approvals have been filed.

  See "PROPOSAL ONE--THE MERGER--Regulatory Matters."

 Price Range of Class A Common Stock

  The Company's Class A Common Stock is traded in the over-the-counter market on the NASDAQ National Market System under the symbol "PHSV." There is no market for the Company's Class B Common Stock. During the period between January 1, 1995, and December 9, 1997, the highest sales price per share was $43.25 and the lowest sales price per share was $14.00. On May 7, 1997, the last full trading day prior to the announcement of the execution of the Original Merger Agreement, the closing sales price per share of Class A Common Stock as reported on the NASDAQ National Market System was $26.94. The highest sales price per share on such date was $27.00, and the lowest sales price per share on such date was $26.13. On October 17, 1997, the last full trading day prior to the announcement of the execution of Amendment No. 1, the closing sales price per share of Class A Common Stock as reported on the NASDAQ National Market System was $25.63. The highest sales price per share on such date was $25.63 and the lowest sales price per share on such date was $25.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE CLASS A COMMON STOCK. See "PROPOSAL ONE--THE MERGER--Price Range of Class A Common Stock; Dividends."

 Appraisal Rights

  Stockholders of the Company are entitled to appraisal rights under Section
262. The full text of Section 262 is reprinted in its entirety as Appendix D to this Proxy Statement.

  Under Section 262, stockholders who follow the procedures set forth in
Section 262 and who have not voted in favor of the Merger will be entitled to have their shares of Common Stock appraised by the Court of Chancery of the State of Delaware and to receive, instead of the Merger Consideration, an amount determined by such court to be the "fair value" of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest. This right is known as an "appraisal right." If a stockholder wishes to exercise his or her appraisal right he or she must not vote in favor of the Merger and must meet certain other conditions. These conditions are set out in full in Appendix D. Delaware law requires that the Company notify stockholders not less than 20 days prior to the Meeting that they have a right of appraisal and provide stockholders with a copy of Section 262. This Proxy Statement constitutes that notice. If a stockholder does not follow the procedures set out below and in Appendix D, he or she will lose his or her appraisal right.

  See "PROPOSAL ONE--THE MERGER--Appraisal Rights."

 Certain Effects of the Merger

  If the Merger is consummated, holders of shares of Common Stock will not have an opportunity to continue their common equity interest in the Company as an ongoing operation and therefore will not have the opportunity to share in its future earnings and potential growth, if any. If the Merger is consummated, the Company plans to take all necessary actions (i) to de-register shares of Class A Common Stock under the Exchange Act and (ii) to terminate inclusion of the shares of Class A Common Stock in the NASDAQ National Market System. See "PROPOSAL ONE--THE MERGER--Certain Effects of the Merger."

 Election of Directors

  The Company's Nominations and Bylaws Revision Committee has nominated Robert
L. Natt to serve as a Class A Director and has nominated David I. Grayer, M.D., Edward Sawicki, M.D. and Bernard Sherlip, M.D. to serve as Class B Directors for respective terms of three years and until the election and qualification of each person's respective successor. The Board of Directors has unanimously recommended that stockholders vote "FOR" the proposals to elect the Company's nominees as Class A and Class B Directors. Pursuant to the Company's Amended and Restated Certificate of Incorporation, unless waived by the Board of Directors, no person not already a director is eligible to be elected a director unless nominated to the Board of Directors at least 75 days prior to the corresponding date that had been the record date of the previous year's annual meeting. See "PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS."

                            SELECTED FINANCIAL DATA

  Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited consolidated financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996, 1995, 1994 and 1993, as amended (the "Form 10-Ks"), and the unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-Ks, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth above under "Available Information."

                            NINE MONTHS ENDED
                              SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                            ------------------  ------------------------------------------------
                              1997      1996      1996      1995      1994      1993      1992
                            --------  --------  --------  --------  --------  --------  --------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
REVENUES:
 Premiums.................  $488,714  $353,442  $481,534  $342,975  $289,784  $274,795  $265,436
 Investment and other in-      5,872     4,806     6,574     6,968     4,160     5,435     3,459
  come....................  --------  --------  --------  --------  --------  --------  --------
  Total revenues..........   494,586   358,248   488,108   349,943   293,944   280,230   268,895
                            --------  --------  --------  --------  --------  --------  --------
Health care expenses:
 Hospital services........   172,299   130,435   178,059  111,947     94,934   105,592   107,638
 Physicians and related
  health care services....   195,461   143,284   198,591   131,019   117,393   110,599   106,617
 Other health care servic-
  es......................    49,301    30,486    42,382    18,707    12,943     9,741     9,724
 Indemnity costs..........        --     7,008     7,008     2,157        --        --        --
                            --------  --------  --------  --------  --------  --------  --------
  Total health care ex-      417,061   311,213   426,040   263,830   225,270   225,932   223,979
   penses.................  --------  --------  --------  --------  --------  --------  --------
Selling, general and
administrative............    72,126    62,934    85,919    60,802    44,089    33,730    28,590
Proxy defense costs.......        --        --        --       892        --        --        --
Interest..................        --       295       388        --        --       378       875
                            --------  --------  --------  --------  --------  --------  --------
  Total expenses..........   489,187   374,442   512,347   325,524   269,359   260,040   253,444
                            --------  --------  --------  --------  --------  --------  --------
   Income (loss) before
income taxes..............     5,399   (16,194)  (24,239)   24,419    24,585    20,190    15,451
Income tax expense (bene-      1,997    (7,519)  (11,275)    8,449    10,451     8,299     6,890
 fit).....................  --------  --------  --------  --------  --------  --------  --------
Net income (loss).........  $  3,402  $ (8,675) $(12,964) $ 15,970  $ 14,134  $ 11,891  $  8,561
                            ========  ========  ========  ========  ========  ========  ========
Net income (loss) per Com-
 mon Share................  $   0.36  $  (0.93) $  (1.39) $   1.70  $   1.52  $   1.31  $   1.36
Weighted average shares
 outstanding (000's)......     9,482     9,298     9,301     9,403     9,307     9,101     6,283
BALANCE SHEET DATA (1):
 Working Capital..........  $ 14,975  $ 26,449  $ 16,744  $ 62,585  $ 64,037  $ 58,714  $ 13,091
 Total Assets.............   291,176   235,597   238,310   211,068   207,148   171,456   120,031
 Total long term debt.....        --        --        --        --        --        --     5,000
 Stockholders' equity.....   100,469   100,314    96,286   108,881    91,206    77,968    25,586
OPERATING STATISTICS:
 Enrollment (1)...........   496,502   355,402   400,021   267,116   179,550   158,984   136,832
 Enrollment (monthly aver-
  age)....................   459,864   331,668   342,576   219,475   173,523   153,251   135,506
 Hospital days per thou-
  sand (2)................       259       277       272       281       327       360       403
 Medical loss ratio (3)...      86.2%     89.4%     89.8%     78.2%     79.0%     82.9%     84.4%

--------
(1) At end of period.
(2) On an annualized basis for commercial products only.
(3) Health care expenses as a percentage of premium revenues excluding self-funded product revenues.

QUARTERLY RESULTS OF OPERATIONS

  Selected unaudited data reflecting the Company's results of operations for each of the last 11 fiscal quarters are shown in the following table. This information is taken from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997. The operating results for the first three quarters of 1997 are not necessarily indicative of results that may be expected for the entire year ending December 31, 1997.

                                                              1995
                                                 -------------------------------
                                                  FIRST  SECOND   THIRD  FOURTH
                                                 QUARTER QUARTER QUARTER QUARTER
                                                 ------- ------- ------- -------
                                                 (DOLLARS IN MILLIONS EXCEPT PER
                                                           SHARE DATA)
Premium revenues................................ $ 79.6  $ 78.7  $ 85.7  $ 99.0
Total health care expenses......................   62.5    60.8    63.7    76.8
Selling, general and administrative.............   12.6    14.0    15.4    18.8
Net income......................................    3.1     3.7     5.2     4.0
Net income per share............................ $ 0.33  $ 0.39  $ 0.55  $ 0.42
Enrollment at end of period (000's).............  197.3   203.1   240.5   267.1

                                                           1996
                                              ---------------------------------
                                               FIRST  SECOND    THIRD   FOURTH
                                              QUARTER QUARTER  QUARTER  QUARTER
                                              ------- -------  -------  -------
                                              (DOLLARS IN MILLIONS EXCEPT PER
                                                        SHARE DATA)
Premium revenues............................. $111.8  $118.4   $123.2   $128.1
Total health care expenses...................   92.9   108.9    109.6    114.6
Selling, general and administrative..........   19.4    20.0     23.4     23.2
Net income...................................    0.9    (5.0)    (4.5)    (4.4)
Net income per share......................... $ 0.09  $(0.54)  $(0.49)  $(0.46)
Enrollment at end of period (000's)..........  320.7   346.9    355.4    400.0

                                                             1997
                                                    -----------------------
                                                     FIRST  SECOND   THIRD
                                                    QUARTER QUARTER QUARTER
                                                    ------- ------- -------
                                                     (DOLLARS IN MILLIONS
                                                            EXCEPT
                                                        PER SHARE DATA)
Premium revenues................................... $149.2  $162.2  $177.3
Total health care expenses.........................  127.2   137.8   152.1
Selling, general and administrative................   22.9    24.9    24.8
Net income.........................................    0.6     1.1     1.6
Net income per share............................... $ 0.07  $ 0.12  $ 0.17
Enrollment at end of period (000's)................  441.3   468.4   496.5

                   CERTAIN INFORMATION REGARDING THE COMPANY

  Information regarding the Company's (i) business, (ii) properties, (iii) legal proceedings, (iv) financial statements for the two fiscal years ended December 31, 1996, and the nine months ended September 30, 1997, and (iv) management's discussion and analysis of such financial statements, are contained in Appendix E to this Proxy Statement, which reproduces Parts I, II and IV of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and in Appendix F to this Proxy Statement, which reproduces the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997. The full Annual Report on Form 10-K is also included in the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996, which accompanies this Proxy Statement.

                                  THE MEETING

MEETING DATE; LOCATION; SOLICITATION

  Each copy of this Proxy Statement mailed to a holder of Common Stock is accompanied by a form of proxy solicited by the Board of Directors of the Company for use at the Meeting. The Meeting will be held at the Company's principal executive offices at One Far Mill Crossing, Shelton, Connecticut 06484-0944, on December 31, 1997, at 9:00 a.m. local time. All expenses associated with soliciting proxies will be borne by the Company.

MATTERS CONSIDERED

  At the Meeting, stockholders will consider and vote upon the following matters:

  1. A proposal to approve and adopt the Merger Agreement. See "PROPOSAL ONE--THE MERGER."

  2. A proposal to elect one Class A Director to serve as a director of the Company for a term ending at the 2000 Annual Meeting. See "PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS."

  3. A proposal to elect three Class B Directors to serve as directors of the Company for respective terms ending at the 2000 Annual Meeting. See "PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS."

  4. Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  The Board of Directors has carefully considered the terms of the proposed Merger and believes that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders. THE BOARD, BY THE UNANIMOUS VOTE OF ALL DIRECTORS, RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE ELECTION OF ALL OF THE COMPANY'S NOMINEES FOR CLASS A AND CLASS B DIRECTORS AT THE MEETING. See "PROPOSAL ONE--THE MERGER--Reasons for the Merger and Board of Directors' Recommendation" and "PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS."

VOTING; REVOCATION OF PROXIES

  Voting by those present at the Meeting will be by ballot. Only record holders or their duly authorized proxies will be entitled to cast ballots at the Meeting. Proxy holders who wish to vote by ballot at the Meeting must provide the Secretary of the Company with evidence of their authority to act at least 30 minutes prior to the commencement of the Meeting.

  If a proxy in the accompanying form is properly executed and submitted to the Company no later than 30 minutes prior to the commencement of the Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or that voting authority is to be withheld on a proposal, proxies will be voted FOR approval of Proposal One regarding the approval and adoption of the Merger Agreement and FOR Proposals Two and Three regarding the election of the Company's nominees as directors and otherwise in the discretion of the proxy holders as to any other matter that may come before the Meeting. See "PROPOSAL ONE--THE MERGER" and "PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS."

  The persons named as proxies may propose and vote for one or more adjournments or postponements of the Meeting; provided, however, that no proxy that is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement, and no adjournment or postponement will be acted on for the purpose of permitting further solicitations of proxies.

  Any stockholder of the Company who is entitled to vote at the Meeting and who has given a proxy has the power to revoke such proxy at any time before it is voted by (i) filing a written revocation with Bernard Sherlip, M.D., Secretary of the Company, at Physicians Health Services, Inc., One Far Mill Crossing, P.O. Box 904, Shelton, Connecticut 06484-0944, (ii) executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company at the address set forth above no later than 30 minutes prior to the commencement of the Meeting, or (iii) appearing at the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy.

  The tellers of the Meeting will canvas the stockholders present at the Meeting, count their votes and count the votes represented by proxies which have been submitted to the Secretary of the Company no later than 30 minutes prior to the commencement of the Meeting. Abstentions and broker non-votes will be counted for purposes of determining the number of shares represented at the Meeting, but will be deemed not to have voted on any proposal. Broker non-votes occur when a broker nominee (which has voted on one or more matters at the Meeting) does not vote on one or more other matters at the Meeting because it has not received instructions to so vote from the beneficial owner of the shares and does not have discretionary authority to vote such shares. While abstentions and broker non-votes do not affect the election of directors, since such election is decided by plurality vote, such abstentions and non-votes are equivalent to a vote against the approval and adoption of the Merger Agreement.

RECORD DATE; OUTSTANDING SECURITIES; QUORUM; VOTES REQUIRED

  The Company has fixed the close of business on November 13, 1997 as the record date (the "Record Date") for determining holders of outstanding shares of Class A Common Stock and Class B Common Stock who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 287 stockholders of record (with 211 stockholders of record of shares of Class A Common Stock and 76 stockholders of record of shares of Class B Common Stock), 6,163,054 shares of Class A Common Stock issued and outstanding, each of which shares is entitled to one vote, and 3,185,671 shares of Class B Common Stock issued and outstanding, each of which shares is entitled to ten votes.

  The holders of a majority in voting power of the Company's outstanding shares of Common Stock, which are present in person or by proxy at the Meeting, will constitute a quorum. The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding shares of Common Stock, voting together as a single class. The Class A Director will be elected by a plurality of the shares of Class A Common Stock present and voting (in other words, the individual receiving the largest number of votes of shares of Class A Common Stock will be elected as the Class A Director). The three Class B Directors will be elected by a plurality of the shares of Class A and Class B Common Stock, voting together as a single class (in other words, the three individuals receiving the largest number of votes of shares of Class A and Class B Common Stock will be elected as the Class B Directors).

  The stockholders of the Company have dissenters' appraisal rights in connection with the proposal to approve and adopt the Merger Agreement. See "PROPOSAL ONE--THE MERGER--Appraisal Rights." The stockholders of the Company have no dissenters' appraisal rights in connection with the election of directors.

                           PROPOSAL ONE--THE MERGER

GENERAL

  The Board of Directors of the Company has carefully considered and approved the Merger and the Merger Agreement as being in the best interests of the Company and its stockholders and has, by the unanimous vote of all directors, recommended that the stockholders of the Company vote "FOR" the approval and adoption of the Merger Agreement at the meeting. This section of the Proxy Statement describes the proposed Merger, the Merger Agreement and certain other related matters.

 Structure

  Pursuant to and subject to the terms and conditions of the Merger Agreement, and in accordance with applicable provisions of the Delaware General Corporation Law (the "DGCL"), at the Effective Time Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and a wholly-owned subsidiary of FHS.

 Merger Consideration

  At the Effective Time, by virtue of the Merger and without any action on the part of FHS, Merger Sub, the Company or the holders of any shares of Common Stock or capital stock of Merger Sub, each share of Common Stock that is issued and outstanding prior to the Effective Time (as defined below) (other than shares of Common Stock owned by FHS or Merger Sub or by any direct or indirect subsidiary of FHS or Merger Sub or which are held in the treasury of the Company or by any of its subsidiaries, all of which will be cancelled, or which are held by dissenting stockholders) will be cancelled and converted into the right to receive $28.25 in cash, without interest thereon (the "Merger Consideration"); provided that, in the event that certain waivers and consents are obtained from The Guardian prior to the Effective Time, then each such share will be cancelled and converted into the right to receive $29.25 in cash, without interest. See "--The Guardian Condition."

 Effective Time

  Pursuant to the Merger Agreement, the Merger will be consummated through the filing of a certificate of merger (the "Certificate of Merger"), in accordance with the requirements of the DGCL, as promptly as practicable (and in any event within two business days) after satisfaction or waiver (to the extent permitted by the Merger Agreement) of all conditions to each party's obligation to consummate the Merger contained in the Merger Agreement; provided, however, that if such date occurs prior to January 6, 1998, then, at the request of FHS, the filing of the Certificate of Merger shall occur on a business day (no later than January 6, 1998) selected by FHS. The Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time agreed to by the parties as specified in the Certificate of Merger (the "Effective Time"). The date on which the Effective Time will occur is referred to herein as the "Effective Date."

 Parties

  The Company. The principal executive offices of the Company are located at One Far Mill Crossing, Shelton, Connecticut 06484-0944, and its telephone number is (203) 381-6400. The Company, which conducts substantially all of its operations through its subsidiaries, is a full-service health plan serving more than 500,000 members in Connecticut, New York and New Jersey, through approximately 24,000 providers and 194 hospitals in the tri-state area. The Company's managed care products include traditional health maintenance organization ("HMO") products, in both open access and gatekeeper models, point of service products, administrative services only plans and Medicare and Medicaid plans. The HMO subsidiaries of the Company contract for medical and related services with individual practice associations, physician hospital organizations, physicians, physician groups, hospitals and other health care providers. The Company arranges for health care coverage for its members for a fixed monthly payment, generally without regard to the frequency or extent of health care services actually furnished, although small copayments may apply, and members pay a deductible and coinsurance in connection with the out-of-network benefits in point of service plans. Consolidated revenues for the Company for the fiscal year ended December 31, 1996 were $488 million.

  FHS and Merger Sub. The principal executive offices of FHS and Merger Sub are located at 225 North Main, Pueblo, Colorado 81003, telephone number (719) 542-0500, and at 21600 Oxnard Street, Woodland Hills, California 91367, telephone number (818) 719-6775. Merger Sub is a wholly-owned subsidiary of FHS that was formed by FHS in May 1997 for the sole purpose of effecting the Merger. FHS, the fourth-largest publicly traded managed health care company in the United States, administers the delivery of managed care services. FHS was formed by the April 1, 1997 merger of Foundation Health Corporation and Health Systems International, Inc. Through its subsidiaries, FHS offers group, Medicaid, individual and Medicare health maintenance organization and preferred provider organization plans; government sponsored managed care plans; and managed care products related to workers' compensation insurance, administration and cost-containment, behavioral health, dental, vision and pharmaceutical products and services. Currently, FHS provides health benefits to nearly five million individuals in 17 states.

BACKGROUND OF THE MERGER

  The managed health care industry has experienced a number of significant changes during the past several years, including intensified competition, consolidation of industry participants, expanded governmental regulation, the implementation of premium reduction programs by employers and increased resistance by medical service providers to cost reduction efforts of HMOs. Such changes have tended to favor larger HMOs, since they may be able to negotiate more favorable contracts with service providers and to reduce costs through economies of scale. As a consequence, larger HMOs may be in a better position to offer more attractive premiums to their present and prospective members.

  In light of these changes, the Company adopted a new five year strategic plan in early 1994 under which the Company would endeavor to increase its membership substantially and rapidly through an expansion of its Connecticut operations and through entry into the New York metropolitan area. Shortly after the new strategic plan was adopted, the Company began to explore the possibility of some form of marketing alliance with The Guardian. The Guardian was looking to establish for its client base a more cost effective managed care alternative to its existing indemnity product. The Company was in a position to offer such an alternative, and The Guardian's client base, predominately small group, was in an area in which the Company had not been strong traditionally. The discussions between the Company and The Guardian led to the execution in December 1994 of a joint marketing agreement for Connecticut that called for marketing, through the sales forces of both companies, of The Guardian's indemnity products and the Company's point of service and closed panel managed care products under the name HealthCare Solutions ("HCS"), with the profits to be shared between them.

  Shortly thereafter, The Guardian and the Company began to explore an expansion of the joint marketing arrangements into New York. In connection with its expansion into the New York metropolitan market, the Company was at that time building a network of physicians, hospitals and other providers, seeking regulatory approvals and planning an expensive marketing effort. The idea of entering metropolitan New York jointly with The Guardian was attractive, since it would give the Company considerable market strength in contracting with its New York network providers, would create the possibility of reducing its current expense burden and would improve the likelihood of success because of The Guardian's existing client base. In May 1995, the Company agreed with The Guardian to expand the joint marketing arrangements to New York, with both profits and losses to be shared between them on a 50-50 basis pursuant to reinsurance agreements.

  In the meantime, while the Company was still in the first year of its new five year strategic plan, GBIPA had notified the Company of its intention to nominate candidates for election as directors at the Company's May 1995 Annual Meeting on a platform seeking an exploration of a sale of the Company. At the Company's May 1995 Annual Meeting, two directors were to be elected by the holders of Class A Common Stock, and four directors were to be elected by the holders of Class A and Class B Common Stock, voting together as a single class. Because it was the largest owner of shares of Class B Common Stock, and because the shares of Class B Common Stock have 10 votes per share, the candidates for the four directorships for which GBIPA could vote were assured of election. GBIPA could not vote for the two directors to be elected by the Class A stockholders alone, but commenced soliciting proxies for its nominees for election as Class A Directors.

  Since a number of the members of the Company's Board of Directors were members of GBIPA, a subcommittee of the Board of Directors was formed to make recommendations with respect to GBIPA's initiative. The subcommittee, which was comprised of directors who were not members of GBIPA or representatives of GBIPA, and the then Chairman of the Board of Directors, Dr. A. Thomas Licciardello (who was a member of GBIPA), recommended that the Company adopt a Stockholder Rights Plan, pursuant to which the Company would become obligated to issue to its stockholders rights to acquire additional equity interests in the Company at a significant discount in the event that some person or entity, other than GBIPA, acquired 15% or more of any class of the Company's Common Stock without the prior approval of the Company's Board of Directors. Based upon such recommendation, as well as that of the subcommittee's special counsel, the Board of Directors adopted the Company's Stockholder Rights Plan on February 21, 1995, in order to protect the ability of the Board of Directors to act in the interest of all stockholders. The subcommittee also attempted to arrange a meeting with representatives of GBIPA in order to ascertain its objectives and rationale, but was initially unsuccessful. Subsequently, however, in March 1995, the Chairman of the Board, the Vice Chairman of the Board and the President of GBIPA, together with its financial advisors, did meet with the Company's Board of Directors. At this meeting GBIPA and its advisors explained that they wanted the Company to explore a sale because they believed that the Company did not have the size or the financial or managerial strength to succeed in its expansion into New York, that the Company had a "scarcity value," since potential entrants to New York would pay a premium to acquire the Company and its licenses as a means of entry, and that such scarcity value would be short-lived since these potential purchasers would not be interested in an acquisition of the Company once they had entered New York on their own.

  During this period, the Compensation Committee of the Company's Board of Directors also met to consider the employment terms of the Company's senior management and the efficacy of the Company's existing change in control agreements in allaying management's concern over the GBIPA initiative and any potential changes in control. As a result of this review, the Compensation Committee approved new conditional employment agreements for Michael E. Herbert, then President and Chief Executive Officer of the Company; Robert L. Natt, then Executive Vice President and Chief Operating Officer of the Company; James L. Elrod, Jr., then Senior Vice President and Chief Financial Officer of the Company; Regina M. Campbell, Senior Vice President and Chief Administrative Officer of the Company; and Paul M. Philpott, Senior Vice President and Chief Marketing Officer of the Company. The new conditional employment agreements provide that after a change in control of the Company has occurred the employment of such person shall be continued for three years from the change in control, with limited ability on the part of the Company to terminate the employment or alter the nature of the employee's duties. After a change in control, the compensation of such employee will be converted to a cash-equivalent basis. If the Company breaches the agreement, the employee is entitled to damages plus full salary, unused accrued vacation and applicable bonus through the date of termination, plus a severance amount equal to 2.99 times the highest compensation (including base salary, bonuses, incentive compensation and other taxable and nontaxable benefits) paid to such person by the Company with respect to any twelve consecutive month period during the three years ending with the date of termination, subject to certain limitations. See "PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS--Summary Compensation Table."

  At the May 1995 Annual Meeting, GBIPA's six candidates were elected. The holders of the Company's Class A Common Stock voted for GBIPA's candidates over the Company's nominees by a significant margin.

  In light of the change in Board membership and the results of the May 1995 Annual Meeting, the Company's Board of Directors embarked upon a review of the Company's strategic plan in June of 1995. In addition to a review of revised projections, the Board of Directors heard presentations by the Company's insurance brokerage consultants, by representatives of The Guardian and by an investment banker not previously associated with either the Company or GBIPA. During the course of this review, the Board of Directors was advised by representatives of The Guardian that the exploration of a sale would disrupt the marketing effort associated with the expansion of the joint marketing arrangement into New York, just then beginning, and that, in light of the uncertainty generated by the GBIPA initiative, The Guardian had decided to pursue a strategic alliance with a different managed care company for New Jersey. The Board of Directors was also advised by the insurance brokerage consultant that an exploration of a sale would cause significant damage to the ability of the Company to market its products, since brokers, including the consultant's firm, would be disinclined to include the Company's products among the alternatives recommended to their clients while the Company's future remained unclear. In addition, a representative of the investment banking firm advised that exploring a sale was not, in their view, as good a course of action as exploring some form of recapitalization that would both allow the Company to pursue its strategic plan and allow GBIPA to have its interests purchased. At the conclusion of the presentations and discussions, one of GBIPA's nominees moved to explore a sale of the Company. The motion failed to carry by a 9 to 9 vote. Following this action, a resolution to confirm the Company's strategic plan was approved by a 17 to 1 vote, with one abstention.

  In the first quarter of 1996, GBIPA suggested to the Nominating and Bylaws Revision Committee of the Board of Directors (the "Nominating Committee") a slate of four Class B directors, including three nominees new to the Company. These nominees met with the Nominating Committee, as a result of which the Committee nominated six directors, including the four candidates suggested by GBIPA. This slate was elected at the June 1996 Annual Meeting. At about the same time, it became clear that the Company's strategic plan was producing unsatisfactory results. The Company's medical loss ratio had increased to 89.1% in the first six months of 1996 compared to 78.2% in 1995. In addition, the Company's joint marketing arrangement with The Guardian was generating substantial losses. As the amount of business written under the joint marketing arrangement increased, the overall contribution to income of this business changed from approximately $1.3 million of pretax income in 1995 to approximately $16.2 million of pretax losses in 1996. As a consequence, in the summer of 1996, the Company commenced a thorough reexamination of the Company's strategic plan and its implementation, utilizing the services of a management consulting firm as well as those of a medical management consulting firm.

  The reexamination of the strategic plan, which continued throughout the remainder of 1996 and into January 1997, indicated that while the Company's earlier decision to increase membership substantially and rapidly, particularly through an expansion into New York, may have been well conceived, the Company's long term competitive position was nonetheless subject to substantial risks. In particular, the ability of the Company to increase premiums over time was limited, especially in New York. Moreover, there was a significant possibility that the Company would be forced to reduce its premiums throughout the Tri-State area due to competitive pressures, particularly in light of the on-going consolidation of the HMO industry. Thus, the ability of the Company to achieve and maintain profitability while maintaining growth would depend upon its ability to reduce its selling, general and administrative costs and to reduce its medical loss ratio. At the same time, however, it was apparent that it would be difficult to achieve substantial reductions in overhead expenditures while simultaneously seeking substantially to expand the Company's membership because of the continuing need to invest significant amounts in market development. Similarly, while renegotiations of provider contracts might be possible by reason of the Company's successful membership growth in New York and Connecticut and might generate improvement in the Company's medical loss ratio in the short term, the ability of the Company to achieve and maintain a satisfactory medical loss ratio in the longer term required a significant augmentation of the Company's capabilities in medical utilization management. Such augmentation would include hiring a significant number of new clinical staff, including a number of additional medical directors, who would have the ability to more closely monitor medical utilization. In addition, the Company would need to develop additional information systems applications that would enable it to evaluate physician and other health care provider practice patterns, identify potential sources of unnecessary medical spending and identify other cost savings opportunities.

  While the reexamination of the Company's strategic plan was in progress, the Board of Directors initiated a number of measures that were designed to reverse the serious deterioration in the Company's results of operations. One of those initiatives was the appointment, in August 1997, of Mr. Natt as President and Co-Chief Executive Officer of the Company with responsibility for the day-to-day operations of the Company and the assignment to Mr. Natt of the responsibility for developing a plan for turning around the Company's financial situation. In this connection, and as part of that turn-around effort, in November 1996, the Board of Directors authorized a restructuring of the joint marketing relationship with The Guardian in order to reduce or eliminate the substantial losses that the Company was concerned that it would otherwise have continued to suffer in connection with such joint marketing arrangements. As part of this restructuring, the Company entered into revised joint marketing agreements with The Guardian pursuant to which 100% of all premiums and risks related to indemnity insurance sold pursuant to the joint marketing arrangements and 50% of all other premiums and risks related to the joint marketing arrangements were ceded to The Guardian. Otherwise, the revised agreements, which now govern the joint marketing arrangements in Connecticut, New York and New Jersey, are similar to the agreement that was executed in 1995 in connection with the expansion of the joint marketing arrangements to New York. In particular, the revised joint marketing agreements are terminable by either company in the event of a change in control, as defined in the joint marketing agreements, of the other.

  On January 14, 1997, the Company's Board of Directors authorized a Subcommittee--comprised of Drs. David Grayer, Lewis Bader and Kenneth Sacks and Messrs. Richard F. Freeman, Andrew Lozyniak, Robert L. Natt, Arthur H. Sheer and John C. Washburn--to explore further the Company's strategic alternatives. Drs. Bader and Sacks and Mr. Freeman had been elected to the Board of Directors as GBIPA nominees in May 1995, and Messrs. Lozyniak, Sheer and Washburn had been suggested to the Nominating Committee by GBIPA and elected in 1996. This Subcommittee met on January 16, 1997, at which time it directed management to prepare analyses of the potential values that might be achieved for stockholders through a sale of the Company, through continued implementation of the Company's strategic plan or through other possible strategies. Earlier, representatives of FHS had advised the Company in November 1996, on an unsolicited basis, that FHS might have an interest in acquiring the Company if it were available for purchase, and Messrs. Natt and Elrod had met with Jay M. Gellert, President and Chief Operating Officer of FHS, and B. Curtis Westen, Senior Vice President, General Counsel and Secretary of FHS, on December 16, 1996, at which time Mr. Natt advised Messrs. Gellert and Westen that the Company was not then in a position to discuss an acquisition proposal. On February 23, 1997, while attending an industry conference in Washington, D.C., Messrs. Natt and Elrod met with Messrs. Gellert and Westen, who reiterated the interest of FHS in acquiring the Company. Mr. Natt again advised the representatives of FHS that he was not authorized to discuss a proposal.

  Management presented an analysis of the Company's strategic alternatives to the members of the Subcommittee on February 25, 1997, at which time particular attention was focused upon the results that might be obtained, alternatively, from a continued implementation of the Company's strategic plan, or a variation thereof, assuming achievement of the then projected turn-around in the Company's results of operations, and from a possible sale of the Company. Other alternatives, such as a "merger of equals," were considered, but they were subject to substantial uncertainties by reason of the Company's recent poor financial performance and its inability to use the pooling of interests accounting method, due to the status of the Company as a "subsidiary" of GBIPA for accounting purposes. After consideration of the alternatives, the Subcommittee decided to authorize management to explore further the possibility of a sale. The Subcommittee's decision stemmed from its concern that the Company's long term viability as an independent company in the New York metropolitan area was subject to serious risks due to the highly competitive nature of the managed care industry coupled with the ongoing consolidation in the industry that was expected to result in larger competitors. Given the adverse effect on stockholder value that could result from failure to effectively compete in its service area, the Subcommittee considered that a sale of the company in the immediate or intermediate term was likely to be in the stockholders' best interests. The Subcommittee considered the risks associated with remaining an independent company for the intermediate term, including the possibility that its forecasted financial turn around would not be realized, the volatility of the stock market which could affect the ability to successfully consummate a sale at some future time and the uncertainties with respect to how long the period of market consolidation would continue in its service area. The premium that the Subcommittee believed the Company could obtain in connection with a sale during the period of market consolidation could be jeopardized once the New York metropolitan market became more stabilized. It was recognized that any such exploration of a sale would have to be conducted on a discreet basis since a more extensive exploration process, such as a public sale or auction of the Company, was likely to expose the Company to substantial business risks. In this connection, the Subcommittee was advised by management of the Company that if the Company were to undertake a public sale or auction process, the Company's competitors could and would be expected to use the process to undermine the Company's marketing efforts and insurance brokers and consultants would be reluctant to recommend the Company to current and potential clients in light of the Company's uncertain future. Moreover, some of the Company's competitors might profess an interest in acquiring the Company in order to draw out the exploration process, during which the Company's ability to compete for business would be impaired. At the same time, the Subcommittee recognized that unless indications of interest were solicited from at least some potential acquirors, it would be difficult to assess whether there was any interest in an acquisition at values that would warrant a departure from the Company's existing strategic plan. At the conclusion of the meeting, the Subcommittee authorized management to approach four potential acquirors whom it believed were the most likely to have the capability and interest to make an acquisition proposal that would be acceptable to the Company's Board of Directors. These candidates were selected from the possible acquirors identified by management, based on management's familiarity with the consolidation occurring in the industry. Other possible acquirors were judged unlikely to be able to acquire the Company in the near term because they were engaged in the process of consolidating other acquisitions into their operations, because they were pursuing other significant opportunities or because they did not appear to have the financial resources to acquire the Company at values that might warrant consideration.

  Members of senior management approached the four possible acquirors in late February and March of 1997 to ascertain whether discussions with any of them might prove fruitful. Of the four possible acquirors, two indicated that they did not have any interest in making an acquisition proposal that would involve the payment of a substantial premium and, in any event, would not consider pursuing a possible acquisition until the Company's first quarter results had been published. A meeting with the president of one of these potential acquirors was eventually scheduled for May 13, 1997. A third potential acquiror did not express any interest in pursuing a possible acquisition. None of these approaches led to either ongoing discussions or the prospect of fruitful discussions. The fourth potential acquiror, FHS, indicated that it might have such an interest, and, on March 3, 1997, FHS and the Company entered into a Confidentiality Agreement pursuant to which each company agreed that it would not make an unsolicited acquisition proposal to the other prior to December 31, 1997, subject to certain exceptions.

  On March 18, 1997, Dr. Grayer and Messrs. Natt and Elrod met with Dr. Malik
M. Hasan, Chairman of the Board and Chief Executive Officer of FHS, and advised him that the Company would entertain an acquisition proposal from FHS only if the offering price equaled or exceeded $30 per share. At a subsequent meeting between Mr. Natt and Mr. Gellert that was held on April 1, 1997, Mr. Gellert indicated that FHS was prepared to consider an acquisition in the range of such an offering price, subject to its review of the possible cost savings that could be generated in a combination of the Company's operations with its own and its evaluation of the ability of the Company to achieve its projected financial turn-around.

  On April 2, 1997, the Subcommittee authorized management to engage in further discussions with FHS with a view towards developing a possible acquisition proposal to be presented to the Company's Board of Directors. The following day, management retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") as the Company's financial advisor, subject to approval by the Company's Board of Directors.

  Throughout the month of April and into early May, members of the Company's management met with members of FHS's management to develop the terms of a possible acquisition proposal, during which time both companies exchanged financial and other information with one another, subject to the terms of the confidentiality agreement. The information shared with FHS included financial projections prepared by management. These projections, which did not give effect to the Merger or the expenses associated with the Merger, indicated a return to profitability in 1997, continuing in 1998, and projected earnings per share of $0.51 in 1997, increasing to $1.15 in 1998. While management believes that the estimates and assumptions relating to the projections were reasonable when prepared, there could and can be no assurance that such projections will be realized. The Company does not as a matter of course make public any projections as to future performance or earnings and the Company and its financial advisors assume no responsibility for the accuracy of the projected information. The Company's independent accountants have not examined or compiled the projections and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The projections were based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. The projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or of the American Institute of Certified Public Accountants. Reference to the projections is included herein solely because such information was provided to FHS.

  In addition, GBIPA was informed on April 12, 1997 that the Company was engaged in discussions with FHS, and GBIPA advised the Company that it intended to negotiate directly with FHS with respect to certain matters involving GBIPA, including a request that FHS pay certain expenses of GBIPA arising out of the disposition of GBIPA's interest in the Company, including the fees of GBIPA's investment bankers, and agree to a two-year extension of the service agreement between PHS/CT and GBIPA dated January 1, 1997 (the "Service Agreement").

  On May 2, 1997, FHS advised the Company that it would be prepared to offer to acquire all of the outstanding common stock of the Company, pursuant to a merger transaction, at a price of $30 per share, subject to certain conditions, with such price dependent upon the resolution of certain outstanding issues. These issues included reaching mutually satisfactory agreements with GBIPA concerning a proposed Voting Trust Agreement and the Service Agreement. They also included reaching mutually satisfactory agreements with certain executives of the Company relating to proposed employment arrangements and the completion of further investigation of the termination obligations existing with respect to certain other executives of the Company. This offer was subject also to the approval of FHS's Board of Directors. The following day, the Subcommittee determined to recommend that the Board of Directors of the Company approve such a proposed merger between the Company and Merger Sub, subject to satisfactory resolution of various issues, including the reported requirement of FHS that one of the conditions to a closing of the merger would be the obtaining of certain waivers and consents by The Guardian. Immediately thereafter, the Subcommittee met with the Executive Committee of the GBIPA Board of Directors. Dr. Grayer met with Mr. Gellert on Sunday, May 4, 1997, to discuss further the proposed terms of a merger, including the severance arrangements for two senior executives, Mr. Elrod and Ms. Campbell.

  An industry publication dated May 5, 1997, reported that FHS had made an informal offer to purchase the Company for about $27.00 per share but that a committee of the Company's Board of Directors wanted at least $30 per share. A reporter from The Wall Street Journal advised the Company and FHS on Monday, May 5, 1997, that he had obtained a copy of FHS's merger proposal and intended to publish a story with respect to the proposed merger on May 6. Accordingly, FHS and the Company issued a joint press release announcing that they were engaged in merger discussions, involving a merger consideration of "approximately but not more than $30 per share." During this period, representatives of the Company and FHS continued to negotiate the terms of the documentation relating to the proposed transaction.

  On May 7, 1997, the Board of Directors of the Company held a special meeting to consider FHS's merger proposal. At that time, it was reported that preliminary agreements had been reached between FHS and GBIPA to extend the Service Agreement between the Company and GBIPA (see "--Conflicts of Interest and Interests of Certain Persons in the Merger") and among FHS, the Company and the concerned employees, with respect to certain of the Company's employment arrangements. See "--The Merger Agreement--Benefit Plans and Employment Arrangements." The Board was then presented with FHS' firm offer for a merger consideration of $29.25 per share. It was reported that the offer of $29.25 per share, rather than $30 per share, was arrived at as a result of final price negotiations between FHS and the Company's representatives and financial advisors. Morgan Stanley advised the Board that following the announcement of merger negotiations at a price of "approximately but not more than $30 per share" a number of institutional shareholders of FHS had reacted negatively to the possible price being offered, creating pressure on FHS to secure a price as much below $30 per share as possible. The Board was further advised that FHS was unwilling to offer more than $29.25 per share in light of (i) the conclusion of FHS's due diligence investigations of the Company, (ii) adverse market reaction to public disclosures about the possible transaction between FHS and the Company, as described above, and (iii) the resolution of the various open issues. FHS's offer was conditioned, among other things, upon obtaining certain waivers and consents from The Guardian with respect to the joint venture agreements (referred to hereinafter as the "Guardian Condition"). The Guardian Condition is described below under "--The Guardian Condition." At the special meeting, the Company's Board of Directors received presentations by the Company's management, financial advisors and legal advisors with respect to its strategic alternatives, the progress of the negotiations with FHS, and the terms and conditions of the proposed Merger Agreement and the proposed Voting Trust Agreement. During the course of the meeting, Morgan Stanley rendered its oral opinion (which was confirmed in writing on the following day) that, as of the date of the special meeting, the merger consideration of $29.25 was fair to the holders of the Company's Common Stock from a financial point of view. Thereafter, because FHS had agreed to an extension of the Service Agreement, the directors of the Company who were not members of GBIPA and who had not been nominated in 1995 as part of the slate committed to exploring a sale of the Company, met in executive session. These directors consisted of Drs. Coletti and Sawicki and Messrs. Herbert, Lozyniak, Nechasek, Sheer and Washburn. These directors discussed and considered the factors described below (see "Reasons for the Merger and Recommendation of the Board"), and voted unanimously to recommend that the full Board of Directors approve the Original Merger Agreement and the Voting Trust Agreement and the transactions contemplated thereby. The full Board then met, and upon further discussion and consideration of such factors, concluded that the Original Merger Agreement and the transactions contemplated thereby were in the best interests of the stockholders of the Company and, by the unanimous vote of the directors present, approved the Merger Agreement, the Voting Trust Agreement and the transactions contemplated thereby. Dr. Bader had terminated his telephonic participation in the meeting shortly before the vote for reasons unrelated to the vote. The Board was aware at the time of its vote that FHS had suggested to Morgan Stanley that it was prepared to consider a transaction at a merger consideration of $1.50 to $2.00 per share less than $29.25 that would not be conditioned upon satisfaction or waiver of the Guardian Condition and that Morgan Stanley believed that such a reduced consideration was within the range within which it would be able to render its opinion that the merger consideration was fair to the Company's stockholders from a financial point of view. While the Board considered the possibility of a transaction without the Guardian Condition at a reduced consideration, the Board, as a business decision, judged that the risk that the Guardian Condition might not be satisfied or waived was not so great as to warrant, at that time, entertaining a transaction with a reduction in the Merger Consideration from that which was then being offered by FHS.

  The Company and FHS executed the Original Merger Agreement and the Company, GBIPA and the Voting Trustee executed the Voting Trust Agreement on May 8, 1997. On the same day, FHS, the Company, PHS/CT and GBIPA entered into an agreement (the "GBIPA Agreement") which specifies that, upon consummation of the Merger, (a) the Service Agreement would be amended so as to (i) extend its term for one year and (ii) adopt certain standards and economic terms and conditions that are equivalent to those presently in effect under the Provider Agreement between M.D. Health Plan, a subsidiary of FHS, and the Connecticut State Medical Society-IPA, Inc., and (b) the Company will pay GBIPA $6,500,000 in consideration for such amendment. See "--Amendment to GBIPA Service Agreement."

  For several months following the execution of the Original Merger Agreement, members of senior management of the Company, FHS and The Guardian engaged in discussions with a view toward entering into an agreement that would satisfy, or result in the waiver of, the Guardian Condition but were unable to reach such an agreement. By early October, 1997, representatives of the Company and FHS began to discuss alternatives to consummating the Merger pursuant to the Original Merger Agreement. By October 17, 1997, the Company and FHS determined that satisfying the Guardian Condition, while still possible, was unlikely, and began negotiating a specific proposal under which the Guardian Condition would be eliminated as a condition to consummation of the Merger and the Merger Consideration would be reduced to $28.25 unless the Guardian Condition was satisfied prior to consummation of the Merger. Representatives of FHS advised that FHS's offer was subject to the condition that the closing not take place, if FHS so elected, until January 6, 1998, even if the conditions to the Merger were otherwise satisfied prior to that time. Representatives of the Company and FHS continued to work on finalizing the revised proposal in anticipation of a meeting of the Company's Board of Directors called for October 19, 1997.

  On October 19, 1997, the Company's Board of Directors met and considered the revised proposal. After considering the events that had occurred since the execution of the Original Merger Agreement, and reviewing the Company's strategic position and results of operations, and other factors, see "-- Reasons for the Merger and the Board of Directors' Recommendation", the Board unanimously approved the execution of Amendment No. 1, incorporating the revised proposal, subject to GBIPA's consent. The Board also authorized the execution of a medical management agreement with FHS under which FHS provides medical management services to the Company during the period following execution of the Original Merger Agreement. Under the medical management agreement, FHS may receive a payment of $5 million if certain utilization targets are achieved. The payment of such amounts is subject to the consummation of the Merger. A public announcement of the approval was made on October 20, 1997.

  On October 23, 1997 the Board of Directors of GBIPA approved Amendment No. 1 by unanimous written consent and executed a consent thereto.

REASONS FOR THE MERGER AND BOARD OF DIRECTORS' RECOMMENDATION

  The Board of Directors of the Company acted on the Original Merger Agreement at its meeting on May 7, 1997, and acted on the amended Merger Agreement at its meeting on October 19, 1997. At its meeting on May 7, 1997, the Board considered the possibility of a transaction that would not be subject to the Guardian Condition but would include a merger consideration of up to $2.00 per share less than $29.25. For the reasons described below, the Board initially made a business decision to proceed on the basis of a merger consideration of $29.25 per share, conditioned upon satisfying the Guardian Condition. At its meeting on October 19, 1997, in light of the judgment that the Guardian Condition was unlikely to be satisfied, for the reasons described below, the Board revisited this decision and decided to support a transaction that was not subject to the Guardian Condition at a reduced consideration of $28.25 per share.

  In reaching its decision on May 7, 1997 to approve the Original Merger Agreement and the Voting Trust Agreement, as well as the transactions contemplated thereby, and to recommend that the Company's stockholders approve and adopt the Merger Agreement, the following are the material factors considered by the Board of Directors:

    (i) the consideration to be received by stockholders in the Merger, and the premium over market represented thereby;

    (ii) the strategic alternatives available to the Company, including the continued implementation of the Company's strategic plan, possible acquisitions or other business combinations, the divestiture or discontinuance of certain operations, and the Board's belief that the Merger was the preferable alternative for the Company's stockholders;

    (iii) the inability of the Company to enter into business combinations using the pooling of interests accounting method, due to the status of the Company as a "subsidiary" of GBIPA for accounting purposes;

    (iv) the risks associated with a continuation of the Company's strategic plan or a variation thereof and other uncertainties with respect to the Company's ability to achieve and maintain substantial profitability in the future, including the on-going consolidation of the health care industry, intensifying competition, increased governmental regulation, deficiencies in the Company's medical utilization management systems, the need for additional capital to finance continued expansion, the difficulty of expanding upon the Company's already strong position in Connecticut, the relative weakness of the Company's position in New York and New Jersey and the Company's recent unsatisfactory results of operations;

    (v) the Company's results of operations for the first quarter of 1997, and management's projections with respect to the profitability of the Company during the near and longer term;

    (vi) the repeatedly professed desire of GBIPA for the Company to enter into a sale transaction;

    (vii) the recommendation of the proposed Merger by the management of the Company;

    (viii) the presentation made by Morgan Stanley at the meeting of the Board of Directors held on May 7, 1997;

    (ix) the opinion of Morgan Stanley that the merger consideration of $29.25 per share was fair to the stockholders of the Company from a financial point of view;

    (x) the risks that The Guardian might not agree to certain waivers and consents relating to its joint marketing agreements with the Company as required by FHS as a condition to the consummation of the Merger at a merger consideration of $29.25 per share;

    (xi) the terms and conditions of the Voting Trust Agreement, obligating the Voting Trustee to vote GBIPA's shares in favor of the approval and adoption of the Merger Agreement, thereby eliminating the risk that the Company's business might be adversely affected by any uncertainty as to whether the Merger would be approved by the stockholders of the Company;

    (xii) the regulatory approvals needed to consummate the Merger, including antitrust approvals and insurance and HMO regulatory approvals, and the likelihood that such approvals would be obtained in a timely manner;

    (xiii) the terms and conditions of the Original Merger Agreement, including a merger consideration of $29.25 per share, the parties' representations, warranties and covenants, the conditions to their respective obligations, the amount of the Termination Fees and Termination Expenses and the circumstances under which such fees and expenses would be payable;

    (xiv) the lack of interest that was shown by certain other potential acquirors in entering into discussions with the Company with a view toward acquiring the Company, even after the public announcement of the discussions relating to the proposed Merger;

    (xv) the possibility that a public sale or auction process might have resulted in a higher per share price than a merger consideration of $29.25 per share and the risk that the conduct of such a public sale or auction could have materially and adversely affected the Company's ability to compete for members without resulting in a transaction;

    (xvi) the agreements reached with GBIPA (see "--Amendment to GBIPA Service Agreement");

    (xvii) the arrangements for terminating the employment contracts between the Company and Messrs. Natt, Elrod and Philpott and Ms. Campbell and the arrangements for continuing the employment of Messrs. Natt and Philpott on different terms; and

    (xviii) the fact that the Merger will result in a taxable transaction to the stockholders of the Company.

  Following consideration of the information and factors described above (including reliance on the opinion of Morgan Stanley that a merger consideration of $29.25 per share was fair to the stockholders of the Company from a financial point of view), the Company's Board of Directors concluded that the Merger was in the best interests of the Company and its stockholders. In reaching this conclusion, the Company's Board of Directors did not assign relative or specific weights to the above information and factors or determine that any particular information or factor was of unique importance. Instead, the Company's Board of Directors based its recommendation upon the totality of the information and factors presented to it or otherwise known to its members. The discussions among the members of the Board of Directors evidenced the general view that the factors set forth in paragraphs (i)-(ix), (xi), (xii) and (xiv)-(xvii) supported the Board's determination to approve the Original Merger Agreement, the factor set forth in paragraph (x) was an unfavorable factor and the factors set forth in paragraphs (xiii) and (xviii) contained both favorable and unfavorable aspects. The factors discussed above were considered by the Company's Board in the manner set forth below.

    (a) The discussions among the members of the Company's Board evidenced the general view that the factors set forth in paragraph (i) above strongly supported the Board's determination to approve the Merger Agreement. The Board reviewed, among other things, a 12-month daily trading history for the Common Stock. It was noted that a merger consideration of $29.25 per share represented a significant premium over the historical trading price of the Common Stock and was well in excess of the market price of the Company's Common Stock earlier in the year.

    (b) The discussions among the members of the Board of Directors of the Company evidenced the general view that the factors set forth in paragraph
  (ii) above supported the Board's determination to approve the Merger Agreement. While the results to be achieved by continued implementation of the strategic plan looked promising, the stockholder value expected to be achieved by implementing the strategic plan was not significantly better than a merger consideration of $29.25 per share in light of the Company's recent financial performance and the risks of not achieving such values were far greater. Furthermore, due to the Company's inability to account for an acquisition on a pooling basis, it was not considered realistic for the Company to expect to pursue acquisitions or other business combinations.

    (c) The discussions among the members of the Board of Directors of the Company evidenced the general view that the factor set forth in paragraph
  (iii) above supported the Board's determination to approve the Merger Agreement. The maximum price that could be paid by an acquiror in a business combination without being dilutive could be higher in a pooling of interests transaction than could be achieved under the purchase method. Thus a future transaction might be structured in a way that might result in a higher consideration. However, given GBIPA's unwillingness to sell down its stock ownership position so that the Company was no longer controlled by GBIPA, there was no reasonable prospect that the Company would ever be able to enter into a transaction using such accounting method.

    (d) The discussions among the members of the Board of Directors of the Company evidenced the general view that the risks set forth in paragraph
  (iv) associated with continuation of the Company's strategic plan were significant and that the existence of those risks supported the Board's determination to approve the Merger Agreement. The Company had recently experienced significant adverse financial results to its strategic plan resulting from only some of the recognized risks. Thus, there were significant risks associated with the Company's strategic plan, and the expected results of the plan, under the best of circumstances, were not significantly different from a merger consideration of $29.25 per share.

    (e) The discussions among the members of the Board of Directors of the Company evidenced the general view that the factors set forth in paragraph
  (v) supported the Board's determination to approve the Merger Agreement. While management's projections showed that the Company would return to profitability during the near and longer term, such profitability was still subject to significant risks.

    (f) The discussions among the members of the Board of Directors of the Company evidenced the general view that the factor set forth in paragraph
  (vi) supported the Board's determination to approve the Merger Agreement. The Company had undergone significant expense and disruption as a result of GBIPA's actions seeking to cause the Company to explore a sale transaction, and the uncertainty engendered by such actions could be expected to have an adverse effect on the Company's marketing efforts, thereby intensifying the risks that were associated with the Company's strategic plan.

    (g) The discussions among the members of the Board of Directors of the Company evidenced the general view that the recommendation of the merger by the management of the Company, identified in paragraph (vii), strongly supported the Board's determination to approve the Merger Agreement. The management of the Company had significant equity interests in the Company and the recommendation by management was given significant weight.

    (h) The discussions among the members of the Board of Directors of the Company evidenced the general view that the factors set forth in paragraphs
  (viii) and (ix) strongly supported the Board's determination to approve the Merger Agreement. In particular, the analysis presented by Morgan Stanley indicated that a merger consideration of $29.25 per share was at the high end of the range that might be considered fair to the stockholders from a financial point of view, and was an excellent outcome from the standpoint of stockholder value, and this was given great weight.

    (i) The discussions among the members of the Board of Directors evidenced the general view that the factors discussed in paragraph (x) above were unfavorable with respect to the Board's determination to approve the Original Merger Agreement. At the time the Board adopted the Original Merger Agreement, the Board was concerned that any significant uncertainty about whether the Merger would be consummated would adversely affect the Company's competitive position. The fact that the Original Merger Agreement was conditioned upon the obtaining of waivers and consents from a third party, which was not within the control of the Company and was significant, was considered a negative factor in the decision to approve the Original Merger Agreement. However, the Board judged that the risk that the Guardian Condition would not be satisfied or waived was not so great, as to warrant, at the time, entertaining a reduction in the merger consideration from $29.25 per share.

    (j) The discussions among the members of the Board of Directors of the Company evidenced the general view that the factors set forth in paragraphs
  (xi) and (xii) strongly supported the Board's determination to approve the Merger Agreement. Because the risk that stockholder approval would not be obtained was effectively eliminated by virtue of the Voting Trust Agreement and because the Directors did not see evidence that the several approvals required by regulatory authorities at the federal and state level would be problematic, the likelihood that the Merger would be consummated was increased.

    (k) The discussions among the members of the Board of Directors of the Company evidenced the general view that the factors set forth in paragraph
  (xiii) contained both favorable and unfavorable aspects. A merger consideration of $29.25 per share was viewed favorably and the conditions to the obligations of each side were not significant (except for the risks considered in paragraph (x)). The amount of Termination Fees and Termination Expenses were substantial, although the possibility that such fees and expenses would be payable did not appear to be great.

    (l) The discussions among the members of the Board of Directors of the Company evidenced the general view that the factors set forth in paragraph
  (xiv) and (xv) strongly supported the Board's determination to approve the Merger Agreement. While a public sale or auction process could theoretically have resulted in a higher per share price than a merger consideration of $29.25 per share, such a public sale or auction would have had material adverse effects on the Company's competitive position and would have impaired the pursuit by the Company of its strategic plan. In addition, because the Company did not receive any interest by any other potential acquirors, even after the public announcement of the discussions relating to the proposed merger, the possibility that a public sale or auction process would have resulted in a higher per share price than a merger consideration of $29.25 per share was considered remote.

    (m) The discussions among the members of the Board of Directors of the Company evidenced the general view that the agreements reached with GBIPA supported the Board's determination to approve the Merger Agreement. The Directors were aware that no transaction such as the Merger could be accomplished without the approval of GBIPA and the agreements reached with GBIPA, as part of GBIPA's agreement to participate in the transaction, significantly reduced the risk that the Merger would not be consummated. The Board was aware that the agreements with GBIPA might appear to have resulted in some reduction in the Merger Consideration. However, Morgan Stanley had advised that the reduction was primarily due to other factors. See the description of Morgan Stanley's advice on this point enunciated at the May 7, 1997 meeting of the Board of Directors of the Company under "-- Background of the Merger." The Board concluded that a merger consideration of $29.25 per share was highly attractive and was the greatest amount achievable.

    (n) The discussions among the members of the Board of Directors of the Company evidenced the general view that the arrangements for terminating the employment contracts between the Company and Mr. Elrod and Ms. Campbell fulfilled the Company's contractual obligations to such executives, and the arrangements with respect to Messrs. Natt and Philpot were not unreasonable.

    (o) The discussions among the members of the Board of Directors of the Company evidenced the general view that the fact that the merger was a taxable transaction contained both favorable and unfavorable aspects. Given the trading range of the Company's Common Stock over the last several years, a significant number of stockholders might have had a relatively high basis, reducing the taxable impact of the transaction, and a transaction that could not be accounted for on a pooling basis would in all likelihood be done as a taxable transaction in any case. On the other hand, a transaction done on a tax-free basis would have allowed certain stockholders to continue their participation in an ongoing company without a tax impact.

  At its meeting on October 19, 1997, the Board deliberated upon a revised proposal that would reduce the merger consideration to $28.25 per share but would not be subject to the Guardian Condition. The following are the material factors that were considered by the Board of Directors:

    (1) the consideration to be received by stockholders in the Merger;

    (2) the elimination of the risk that The Guardian might not agree to certain waivers and consents required by the terms of the Original Merger Agreement;

    (3) the Company's results of operations for the first two quarters of 1997, and management's projections with respect to the profitability of the Company during the near and longer term;

    (4) the opinion of Morgan Stanley that the Merger Consideration was fair to the stockholders of the Company from a financial point of view.

  Following consideration of the information and factors described above in items (1) through (4) (including reliance on the opinion of Morgan Stanley that the Merger Consideration was fair to the stockholders of the Company from a financial point of view), the Company's Board of Directors concluded that the Merger was in the best interests of the Company and its stockholders. In reaching this conclusion, the Company's Board of Directors did not assign relative or specific weights to the above information and factors or determine that any particular information or factor was of unique importance. Instead, the Company's Board of Director based its recommendation upon the totality of the information and factors presented to it or otherwise known to its members. The discussions among the members of the Board of Directors evidenced the general view that the factors set forth in paragraphs (1) through (4) supported the Board's determination to approve the Merger Agreement. The factors discussed above were considered by the Company's Board of Directors in the manner set forth below.

  (A) The discussions among the members of the Company's Board evidenced the general view that the factor set forth in paragraph (1) strongly supported the Board's determination to approve the Merger Agreement. The Board noted that the Merger Consideration was still within the range it had considered at the May 7, 1997 meeting and the Morgan Stanley had then advised would be fair to the stockholders from a financial point of view.

  (B) The discussions among the members of the Company's Board evidenced the general view that the factor set forth in paragraph (2) strongly supported the Board's determination to approve the Merger Agreement. At the time the Board adopted the Original Merger Agreement, the Board was concerned that any significant uncertainty about whether the Merger would be consummated would adversely affect the Company's competitive position. It did not judge, at that time, that this risk was so great as to warrant proceeding with a transaction that was not conditioned upon the obtaining of waivers and consents from a third party but at a reduced merger consideration. Since its approval of the Original Merger Agreement, the Board had been informed of the status of the discussions among FHS, the Company and The Guardian with respect to such waivers and consents. These discussions, taking place over months and involving concerted effort by all parties, caused the Board to question whether this condition would be satisfied prior to the date that FHS would be released from its obligation to consummate the Merger. The Board was concerned that continued uncertainty about whether the Merger would be consummated would adversely affect the Company's competitive position, and that the Company might be left in a considerably worse position than if it had adhered to its strategic plan if the Merger were not consummated. Consequently, the Board judged that the elimination of the Guardian Condition effected by

Amendment No. 1 outweighed the associated reduction in the Merger
Consideration. At the same time, the Board recognized that stockholders retained the possibility of receiving the additional $1 per share if the Guardian Condition were satisfied or waived prior to the consummation of the Merger, but did not give any significant weight to this possibility.

  (C) The discussions among the members of the Company's Board evidenced the general view that the factors set forth in paragraph (3) supported the Board's determination to approve the Merger Agreement. The results of operations for the first two quarters of the year and management's projections for the near and longer term remained consistent with the results of the first quarter and projections considered by the Board at the May 7, 1997 meeting.

  (D) The discussions among the members of the Company's Board evidenced the general view that the factor set forth in paragraph (4) strongly supported the Board's determination to approve the Merger Agreement. Morgan Stanley advised the Board that the Merger Consideration was still within the range considered by it at the time of the approval of the Original Merger Agreement to be fair from a financial point of view and was still an excellent outcome from the standpoint of stockholder value, and this was given great weight.

  FOR THE REASONS DESCRIBED ABOVE, AND TAKING INTO CONSIDERATION THE INFORMATION AND FACTORS SET FORTH ABOVE, THE COMPANY'S BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AT A MEETING ON OCTOBER 19, 1997, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  Morgan Stanley has delivered written opinions to the Board of Directors of the Company, dated May 8, 1997, with respect to the Original Merger Agreement and October 19, 1997 with respect to the Merger Agreement, to the effect that, on the date of such opinion, and based on assumptions made, procedures followed, matters considered and limitations on the review undertaken, as set forth in the opinion, the Merger Consideration pursuant to the Merger Agreement was fair from a financial point of view to the holders of the Common Stock. Morgan Stanley subsequently confirmed its earlier opinion by delivery of its written opinion, dated December 10, 1997.

  In rendering its December 10, 1997 opinion to the Board, attached hereto as Appendix B, Morgan Stanley was not asked to update its presentation to the Board of Directors at its May 7, 1997 meeting, or to update its analysis as presented to the Board of Directors, other than to confirm its opinion that the Merger Consideration was fair to the Company's stockholders from a financial point of view. In rendering its opinion, Morgan Stanley considered that the Merger Consideration continued to be in the range within which it was prepared to give its opinion at the time of the May 7, 1997 meeting.

  THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED DECEMBER 10, 1997, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. THE COMPANY'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF THE COMPANY AND THE FAIRNESS OF THE MERGER CONSIDERATION PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF THE COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMPANY STOCKHOLDER AS TO HOW TO VOTE AT THE MEETING. ALL MATERIAL ANALYSES PERFORMED BY MORGAN STANLEY IN CONNECTION WITH THE MERGER ARE DISCLOSED IN THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH HEREIN, WHICH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with rendering its opinion, Morgan Stanley, among other things, (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iii) analyzed certain financial projections prepared by the management of the Company; (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; (v) reviewed the reported prices and trading activity for the Class A Common Stock; (vi) compared the financial performance of Company and the prices and trading activity of the Class A Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
(viii) participated in discussions and negotiations among representatives of the Company and FHS and their financial and legal advisors; (ix) reviewed the Merger Agreement, the Voting Trust Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as it deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. Morgan Stanley's opinion was based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

  In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did Morgan Stanley negotiate with any parties, other than FHS.

  The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Board of Directors of the Company on May 7, 1997, in connection with Morgan Stanley's May 8, 1997 opinion.

  Comparable Companies Trading Analysis. As part of its analysis, Morgan Stanley compared certain financial information of the Company with the corresponding publicly available financial information of certain other managed care and other companies similar to the Company, including Coventry Corporation, Mid Atlantic Medical Services, Inc., Physician Corporation of America, and WellCare Management Group Inc. (the "Comparable Companies"). For each of the Comparable Companies, Morgan Stanley calculated (based on market information as of April 29, 1997, the latest publicly available 10-Ks and 10-Qs, and estimates of earnings per share and five-year projected growth rates based on First Call Corporation ("First Call") estimates as of April 29, 1997)
(i) aggregate value per member enrolled, which ranged from $336 to $995, with a mean of $720 and a median of $775, (ii) price to next twelve months earnings ratio, which ranged from 7.9x to 44.0x, with a mean of 21.4x and a median of 16.9x, and (iii) price to estimated 1998 earnings ratio, which ranged from 7.0x to 17.7x, with a mean of 11.5x and a median of 10.6x.

  Morgan Stanley calculated that a price of $29.25 per share of Common Stock implied a $1,009 aggregate value per member (which includes proprietary, Medicaid and Medicare members and half value for HCS members); 70.2x price to next twelve months earnings ratio, using the mean estimates of First Call as of April 29, 1997 and 40.0x price to next twelve months earnings ratio, using management estimates; and a 34.0x price to estimated 1998 earnings ratio, using First Call mean estimates as of April 29, 1997 and 25.3x price to estimated 1998 earnings ratio, using management estimates.

  No company utilized in the comparable companies analysis as a comparison is identical to the Company. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

  Precedent Transactions Analysis. Morgan Stanley reviewed certain publicly available information regarding 17 selected business combinations in the managed care and health insurance industries announced since July 14, 1992 (the "Comparable Transactions"). The Comparable Transactions were the acquisition of Healthsource, Inc. by Cigna Corporation; the acquisition of John Hancock Mutual Life Insurance Company's Group-Benefits Division by WellPoint Health Networks Inc.; the acquisition of Foundation Health Corporation by Health Systems International, Inc.; the acquisition of FHP International by PacifiCare Health Systems, Inc.; the pending acquisition of U.S. Healthcare, Inc. by Aetna Life & Casualty (Bermuda) Ltd.; the acquisition of HealthWise of America, Inc. by United HealthCare Corporation; the acquisition of Massachusetts Mutual Life Insurance Company (Life and Health Benefits Management Division) by WellPoint Health Networks Inc.; the acquisition of EMPHESYS Financial Group Inc. by Humana Inc.; the acquisition of The MetraHealth Companies, Inc. by United HealthCare Corporation; the acquisition of Provident Life Capital Corporation by Healthsource, Inc.; the acquisition of GenCare Health Systems, Inc. by United HealthCare Corporation; the acquisition of Intergroup Healthcare Corporation by Foundation Health Corporation; the acquisition of CareFlorida Health Systems, Inc. by Foundation Health Corporation; the acquisition of TakeCare, Inc. by FHP International; the acquisition of Ramsay-HMO, Inc. by United HealthCare Corporation; the acquisition of HMO America, Inc. by United HealthCare Corporation; and the acquisition of Century Medicorp, Inc. by Foundation Health Corporation. For each of the Comparable Transactions, Morgan Stanley calculated, among other things, equity value as a multiple of next twelve months estimated earnings per share (using the latest Institutional Broker Estimate System, Inc. or First Call mean estimates), which ranged from 8.7x to 31.8x.

  Morgan Stanley calculated that a price of $29.25 per share of Common Stock implied a 70.2x price to next twelve months earnings ratio, using First Call mean estimates as of April 29, 1997 and 40.0x price to next twelve months earnings ratio, using management estimates.

  No transaction utilized in the comparable transactions analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

  Discounted Cash Flow Analysis. Morgan Stanley performed discounted cash flow analyses of the Company to determine a range of present values per share of the Company's Common Stock based on certain financial projections prepared by the management of the Company and based on a sensitivity case, which provided for a 1997 medical loss ratio of 84.7% versus the 84.6% in management's projections and a 1998 medical loss ratio of 86.2% versus the 85.3% in management's projections. Unlevered free cash flow was calculated as the after-tax operating earnings of the Company (excluding any interest income or expense) plus depreciation and amortization, plus (or minus) net changes in non-cash working capital, minus projected capital expenditures. Morgan Stanley calculated terminal value by applying a range of multiples to net income in fiscal 2001 from 10.0x to 14.0x, representing estimated long-term net income trading multiples. The unlevered free cash flows and terminal value were then discounted to the present value using a range of discount rates from 13.0% to 15.0%, representing an estimated range of the weighted cost of capital for the Company. Based on this analysis and the assumptions set forth above, Morgan Stanley calculated a per share value for the Common Stock ranging from $24.86 to $37.66 using management's projections and $21.61 to $33.35 in the sensitivity case.

  Equity Market Trading Analysis. Morgan Stanley reviewed the performance, over the period from January 1, 1995 through April 29, 1997, of the closing prices of the Class A Common Stock compared to the Morgan Stanley HMO Payor Index and the S&P 400. This analysis showed that during this period, the Class A Common Stock underperformed both the Morgan Stanley HMO Payor Index and the S&P 400.

  Pro Forma Merger Analysis. Morgan Stanley analyzed the pro forma effects of the Merger on FHS' estimated earnings per share for the fiscal years 1997 and 1998. This analysis was based on First Call mean estimates for FHS and management estimates for the Company, in each case as of April 29, 1997. This analysis indicated that if the Merger were consummated, it would result in approximately 5.4% dilution in FHS' fiscal year 1997 earnings per share and approximately 2.8% dilution in FHS' fiscal year 1998 earnings per share, in each case assuming no synergies in the Merger are achieved, and approximately $15.6 million of pre-tax synergies would be required in order to have no earning per share dilution in fiscal year 1998.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, could create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of the Company.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or FHS. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the Merger Consideration pursuant to the Merger Agreement to the holders of the shares of Common Stock and were provided to the Board of Directors of the Company in connection with the delivery of Morgan Stanley's opinion dated May 8, 1997. In addition, as described above, Morgan Stanley's opinion and presentations to the Board of Directors of the Company was one of many factors taken into consideration by the Board of Directors of the Company in making its determination to approve the Merger Agreement and the transactions contemplated thereby. The consideration to be received by the stockholders of the Company pursuant to the Merger was determined through negotiations between the Company and FHS and was approved by the Board of Directors of the Company. Morgan Stanley provided advice to the Company during the course of such negotiations; however, the decision to enter into the Merger Agreement and to accept the Merger Consideration was solely that of the Board of Directors of the Company. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Board of Directors of the Company with respect to the value of the Merger Consideration.

  The Board of Directors of the Company retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financings and valuation for estate, corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may, from time to time, have a long or short position in, and buy and sell, securities of the Company or FHS, for their own accounts or for the accounts of customers. There has been no material relationship between the Company and Morgan Stanley during the past two years.

  Pursuant to a letter agreement dated as of April 7, 1997, between the Company and Morgan Stanley, the Company agreed to pay Morgan Stanley a fee of $1.75 million for delivering its opinion, payable upon consummation of the Merger. The Company has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses related to Morgan Stanley's engagement, including liabilities under the federal securities laws.

THE GUARDIAN CONDITION

  The Merger Consideration is subject to upward adjustment to $29.25 if, prior to the Effective Time, the Company receives certain waivers and consents, set forth in a schedule to the Merger Agreement, in respect of the Guardian joint venture agreements. Specifically, as a condition to such increase in the Merger Consideration the following waivers and consents must be obtained:

    1. The Company would agree to obtain an appropriate waiver from The Guardian to the effect that The Guardian would agree not to exercise any rights of termination it may have under the joint venture agreements as a result of the transactions provided for in the Merger Agreement.

    2. In addition, the Company would agree to enter into amendments to the joint venture agreements in a form reasonably acceptable to FHS, which amendments would reflect Guardian's agreements that:

      a. The Company will obtain a clarification of the joint venture agreements to the effect that the agreements do not restrict the ability of the Company to sell any and all products of its affiliates, including without limitation products of FHS following the Merger.

      b. FHS would have the right to approve all rates for insurance contracts and other insurance products for which The Guardian develops rates and for which risk is shared by the Company and The Guardian under the joint venture agreements.

      c. As of the Effective Time, The Guardian's right to market HMO plans under the joint venture agreements shall be limited to existing and prospective customers of 200 or less employees on a total replacement basis.

  While it is possible that the foregoing waivers and amendments will be forthcoming prior to the Effective Time, the Company believes it unlikely that the required items will be forthcoming prior to the Effective Time or that the Merger Consideration will be increased.

CONFLICTS OF INTEREST AND INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Board of Directors that the stockholders of the Company approve and adopt the Merger Agreement, stockholders of the Company should be aware that certain officers and directors of the Company have certain interests in the Merger that are different from, or in addition to, the interests of the stockholders of the Company. In particular, stockholders should be aware that Mr. Natt, who participated extensively in the negotiations with FHS with respect to the terms and conditions of the Merger Agreement, and Mr. Philpott will be entering into new employment agreements with FHS and will, in addition, receive additional compensation in the form of signing and retention bonuses by reason of the consummation of the Merger. Under Mr. Natt's new employment agreement, he will serve as chief executive officer of FHS' Greater New York City operations, reporting directly to the President of FHS, and will receive an annual salary of $320,000. Mr. Natt will also receive a $46,500 signing bonus and will participate in FHS' bonus plan and stock-based incentive programs. Mr. Natt will receive a special 150,000 share option grant in respect of the initial term of the agreement and will receive a $500,000 retention bonus, payable in equal installments, on the first and second anniversaries of the Effective Time. Under Mr. Philpott's new employment agreement, he will receive an annual salary of $250,000. Mr. Philpott will receive a $350,000 retention bonus payable in equal installments on the first and second anniversaries of the Effective Time. Mr. Philpott will participate in FHS' bonus plan and stock-based incentive programs. Mr. Philpott will receive a special 50,000 share option grant in respect of the initial term of the agreement. FHS has agreed to recommend to the FHS Committee that the special option grants to Messrs. Natt and Philpott be on terms (with respect to the exercise price, term and exercisability) that are identical to similar special grants which may be made by FHS in 1997. FHS has agreed to recommend to the FHS Committee that the special options granted to Messrs. Natt and Philpott will become immediately exercisable if such executive's employment is involuntarily terminated by FHS without "cause" or if such executive terminates employment for "good reason." It is currently anticipated that the special option grants to Messrs. Natt and Philpott will be made under FHS's stock option plan, pursuant to which the exercise price of options may not be less than 100% of the fair market value of the shares subject to such options on the date of grant. Similarly, Mr. Elrod and Ms. Campbell, who also participated in the negotiations with FHS, will receive compensation in connection with the termination of their employment contracts with the Company. See "--The Merger Agreement--Benefit Plans and Employment Arrangements." In satisfaction of their existing employment agreements and conditional employment agreements with the Company, Mr. Elrod and Ms. Campbell will receive a net cash payment, which after payment of all applicable taxes will be $1,500,000 and $1,250,000, respectively, and lifetime medical benefits. The foregoing amounts include the after tax amount of the value of any stock options held by Mr. Elrod and Ms. Campbell, respectively, that will vest as a result of the Merger. See "--The Merger Agreement--Benefit Plans and Employment Arrangements." Stockholders of the Company should also be aware that Mr. Herbert, Co-Chief Executive Officer and a director of the Company who voted in favor of the Merger, will be entitled to be employed by the Company following the consummation of the Merger pursuant to his employment agreements with the Company. Moreover, Employee Options (including those granted to Messrs. Natt, Philpott and Herbert) which have been granted but have not yet vested will become immediately vested upon, and will be cashed out in connection with, the consummation of the Merger. Under the terms of the Merger Agreement, Messrs. Natt, Philpott and Herbert will receive amounts of $1,138,875, $305,617, and $799,460, respectively, in respect of all Employee Options granted to them. See "-- The Merger Agreement--Employee Options." In addition, Mr. Natt has discussed with FHS the possibility that FHS might employ Dr. Grayer, who also participated in the negotiations with FHS, as a provider and marketing consultant to FHS. In this connection, it has been suggested that Dr. Grayer might be paid a consultant's fee of up to $10,000 per month for 35 months; however, neither FHS nor Dr. Grayer has any obligation to agree to such a consulting arrangement. In addition, following the execution of the Original Merger Agreement, the Compensation Committee of the Board of Directors of the Company agreed to pay Dr. Grayer $25,000 upon consummation of the Merger in consideration for his services to the Company in connection with the Merger and the transactions contemplated thereby. See "PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS--Summary Compensation Table." In light of the foregoing interests, Morgan Stanley took on an increased role in the negotiations with respect to the Merger from the time those matters were initially raised. See "--Background of the Merger."

  In considering the recommendation of the Board of Directors, stockholders of the Company should also be aware that FHS, the Company, PHS/CT and GBIPA entered into the GBIPA Agreement, prior to GBIPA's execution of the Voting Trust Agreement which specifies that, upon consummation of the Merger, (a) the service agreement between GBIPA and the Company will be amended so as to (i) extend its term for one year, to December 31, 1998, and (ii) adopt utilization management, quality assurance and credentialing standards as well as capitation rates, fees schedules and other economic terms and conditions that are equivalent to those presently in effect under the Provider Agreement between M.D. Health Plan, a subsidiary of FHS, and the Connecticut State Medical Society-IPA, Inc., and (b) the Company will pay GBIPA $6,500,000 in consideration for such amendment. See "--Amendment to GBIPA Service Agreement."

  In considering adoption and approval of the Merger Agreement, the Voting Agreement and the transactions contemplated thereby, the Board recognized that certain members of the Board may be deemed to have interests in such transactions that are different from, or in addition to, the interests of the non-affiliated stockholders of the Company by virtue of such members' direct or indirect affiliation with GBIPA. Accordingly, the Board directed the Board members who are not members of GBIPA and who had not been nominated in 1995 by GBIPA as part of the slate of nominees committed to exploring a sale of the Company to meet in executive session to consider approval of the Merger Agreement, the Voting Agreement and the transactions contemplated thereby. As previously discussed, such directors voted unanimously to recommend that the full Board approve such agreements and the transactions contemplated thereby. See "--Background of the Merger."

CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS

  The following is a summary of the material United States federal income tax consequences of the Merger to stockholders.

  The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A stockholder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between such stockholder's adjusted tax basis in such stockholder's Common Stock and the Merger Consideration received by such stockholder. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset and will be long-term capital gain or loss if, at the Effective Time, such Common Stock has been held for more than one year.

  The foregoing discussion may not apply to stockholders who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE, STATE, LOCAL OR OTHER TAX LAWS.

THE MERGER AGREEMENT

  The description of the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A.

Effective Time

  Pursuant to the Merger Agreement, the Merger will be consummated through the filing of the Certificate of Merger in accordance with the requirements of the DGCL, as promptly as practicable (and in any event within two business days) after satisfaction or waiver (to the extent permitted by the Merger Agreement) of all conditions to each party's obligation to consummate the Merger contained in the Merger Agreement, provided, however, that if such date occurs prior to January 6, 1998, then, at the request of FHS, the filing of the Certificate of Merger shall occur on a business day (no later than January 6, 1998) selected by FHS. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Delaware law, or at such later time agreed to by the parties as is specified in the Certificate of Merger.

Certificate of Incorporation and Bylaws

  The Merger Agreement provides that the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be amended to change the name of Merger Sub to "Physicians Health Services, Inc.", and, as so amended, the certificate of incorporation of Merger Sub will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended. The Merger Agreement further provides that the bylaws of Merger Sub will become the bylaws of the Surviving Corporation until thereafter changed or amended.

Directors and Officers

  The directors of Merger Sub at the Effective Time will, from and after the Effective Time, become the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws. The directors of Merger Sub currently are Jay M. Gellert and B. Curtis Westen. The officers of the Company at the Effective Time will, from and after the Effective Time, become the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws. As a result, Robert L. Natt will be the Chief Executive Officer of the Surviving Corporation.

Employee Options

  Pursuant to the Merger Agreement, as of the Effective Time, each Employee Option issued, awarded or granted pursuant to the Company's 1992 Stock Option Plan or the Company's 1995 Stock Option Plan (the "Company Stock Plans") to purchase shares of Common Stock will be cancelled by the Company, subject to obtaining the consents of directors, officers and other holders discussed below, and each holder of a cancelled Employee Option will be entitled to receive from the Company (or, at FHS' option, any subsidiary of the Company) in consideration for the cancellation of such Employee Option an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Employee Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock previously subject to such Employee Option. At or prior to the closing of the Merger (x) the Company will deliver to FHS agreements (in a form reasonably acceptable to FHS) executed by each member of the Board of Directors and each officer of the Company acknowledging that the payment described above is being made in full satisfaction of such individual's rights under the applicable Company Stock Plans and any option awards granted thereunder, and (y) the Company will use its reasonable best efforts to obtain executed agreements of the type described in clause (x) from each other holder of an option to purchase shares of Common Stock awarded under the Company Stock Plans.

Exchange of Certificates

  The Merger Agreement provides that the exchange of shares of Common Stock for the Merger Consideration will be effected as follows:

  (a) Prior to the Effective Time, FHS will designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") in effecting the exchange for the Merger Consideration of certificates (the "Certificates") that, prior to the Effective Time, represented shares of Common Stock. Upon the surrender of each such Certificate formerly representing shares of Common Stock, together with a properly completed letter of transmittal, the Paying Agent will pay the holder of such Certificate the Merger Consideration multiplied by the number of shares of Common Stock formerly represented by such Certificate, in exchange therefor, and such Certificate will forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing shares of Common Stock owned by FHS or Merger Sub or by any direct or indirect subsidiary of FHS or Merger Sub or which is held in the treasury of the Company or by any of its subsidiaries, all of which will be cancelled, or which is held by dissenting stockholders) will represent solely the right to receive the Merger Consideration. No interest will be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Common Stock surrendered in exchange therefor is registered, it will be a condition to such exchange that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange will pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or will establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

  (b) Prior to the Effective Time, FHS or Merger Sub will deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of the holders of shares of Common Stock the aggregate Merger Consideration to which holders of shares of Common Stock will be entitled at the Effective Time.

  (c) Promptly after the Effective Time, the Paying Agent will mail to each record holder of Certificates that immediately prior to the Effective Time represented shares of Common Stock a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration in exchange therefor.

Representations and Warranties

  The Merger Agreement includes various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by the Company (except as disclosed) as to, among other things: (i) the organization and qualification of the Company and its Significant Subsidiaries (as defined in the Merger Agreement); (ii) the Company's capitalization; (iii) the interest or investment of the Company and its subsidiaries in other entities; (iv) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Voting Trust Agreement and the transactions contemplated thereby; (v) the fairness opinion of Morgan Stanley;
(vi) the absence of the need (except as specified) for governmental or other filings or actions with respect to the Merger Agreement and the transactions contemplated thereby; (vii) the Merger Agreement not (a) contravening or conflicting with the charter or bylaws of the Company or any of its Significant Subsidiaries; (b) contravening or conflicting with any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, its subsidiaries or any of their respective properties or assets; (c) conflicting with (1) any agreement, contract or other instrument binding upon the Company or any of its subsidiaries or, (2) any license, franchise, permit or other similar authorization held by the Company or any of its subsidiaries; or (d) resulting in the creation or imposition of any Lien (as defined in the Merger Agreement) on any asset of the Company or any of its subsidiaries; except with respect to clauses (b), (c) and (d) for contraventions or conflicts which would not have a Material Adverse Effect (as defined below) on the Company or the Surviving Corporation or impair the ability of the Company to consummate the transactions contemplated by the Merger Agreement or prevent or materially delay the consummation of any of the transactions contemplated by the Merger Agreement; (viii) documents filed by the Company with the Commission and the Company's financial statements and the accuracy of information contained therein since January 1, 1995; (ix) the absence of certain changes or events since December 31, 1996 which would have a Material Adverse Effect on the Company; (x) the absence of pending or threatened litigation which would have a Material Adverse Effect on the Company and the absence of any writ, order, judgment, injunction or decree which would have a Material Adverse Effect on the Company; (xi) the accuracy of this Proxy Statement; (xii) filing of tax returns, payment of taxes and other tax matters; (xiii) compliance with applicable laws; (xiv) the terms, existence, operations, liabilities and compliance with applicable laws of the Company's benefit plans and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended; (xv) labor matters; (xvi) certain environmental matters; (xvii) the adequacy of the Company's computer systems; (xviii) intangible property; (xix) filings with insurance and HMO regulatory bodies; (xx) the number of members covered under the Company's various managed health care plans and the number of persons covered by self-funded and other plans for which the Company provided ASO services; (xxi) certain material contracts; (xxii) brokers' and finders' fees and expenses; (xxiii) amendment of the Rights Agreement, dated as of February 21, 1995, between the Company and American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement"); and (xxiv) certain real property. "Material Adverse Effect" means any adverse change in or effect on the financial condition, business or results of operations of the Company or any of its subsidiaries or FHS or any of its subsidiaries, as the case may be, which is material to the Company and its subsidiaries, taken as a whole, or FHS and its subsidiaries, taken as a whole, as the case may be, other than any change or effect relating to the United States economy in general or to the health care industry in general and not specifically relating to the Company and its subsidiaries or to FHS and its subsidiaries, as the case may be.

  The Merger Agreement also includes joint and several representations and warranties by FHS and Merger Sub (except as disclosed) as to, among other things: (i) the organization and qualification of FHS and each of its Significant Subsidiaries; (ii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;
(iii) the absence of the need (except as specified) for governmental or other filings or actions with respect to the Merger Agreement and the transactions contemplated thereby; (iv) the Merger Agreement not (a) contravening or conflicting with their charters or bylaws; (b) contravening or conflicting with any law, regulation, judgment, injunction, order or decree binding upon or applicable to FHS or any subsidiary of FHS or any of their respective properties or assets; (c) conflicting with (1) any agreement, contract or other instrument binding upon FHS or any of its subsidiaries or, (2) any license, franchise, permit or other similar authorization held by FHS or any of its subsidiaries; or (d) resulting in the creation or imposition of any Lien on any material asset of FHS or any of its subsidiaries; except with respect to clauses (b), (c) and (d) for contraventions or conflicts which would not have a Material Adverse Effect on FHS or impair the ability of FHS and Merger Sub to consummate the transactions contemplated by the Merger Agreement or prevent or materially delay the consummation of any of the transactions contemplated by the Merger Agreement; (v) documents filed by FHS with the Commission and FHS' financial statements and the accuracy of information contained therein since January 1, 1995; (vi) the accuracy of information supplied by FHS or Merger Sub for inclusion in this Proxy Statement; (vii) operations of Merger Sub; and (viii) brokers' and finders' fees and expenses.

Business of the Company Pending the Merger

  The Company has agreed that, except as disclosed, from the date of the Merger Agreement to the Effective Time or earlier termination of the Merger Agreement, it will, and it will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses will not be impaired. The Company has agreed that, except as disclosed and except as otherwise expressly permitted in the Merger Agreement prior to the Effective Time, neither it nor any of its subsidiaries will: (a) except for shares of Class A Common Stock to be issued or delivered in connection with the exercise of Employee Options outstanding on the date of the Merger Agreement in accordance with their current terms, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including the shares of Common Stock), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares of Common Stock outstanding on the date of the Merger Agreement; (b) except pursuant to the Plans (as defined in the Merger Agreement) as in effect on the date of the Merger Agreement, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries; (c) split, combine, subdivide or reclassify any of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any of its capital stock or otherwise make any payments to stockholders of the Company in their capacity as such, except for dividends payable to the Company declared by any wholly owned subsidiary of the Company; (d) adopt or propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger); (e) adopt or propose to adopt any amendments to its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws; (f) waive, amend or otherwise alter the Rights Agreement or redeem the Rights (as defined in the Rights Agreement); (g) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case, that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (h) sell (including by sale-leaseback), lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (i) make or agree to make any capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000 (except as disclosed); (j) enter into any non-competition or other agreement which may restrict in any way the conduct of the respective businesses of the Company or any of its subsidiaries; (k) modify its existing provider fee or rate schedules, the result of which modifications would be, based upon 1996 utilization, an increase in either (i) the aggregate reimbursements to all physician, hospital and ancillary providers, taken together, or (ii) reimbursements to any individual physician, hospital or ancillary provider representing at least $1,000,000 or more in annual payments for services during 1996; (l) except as required by law, effect material changes to rating plans or issue new business or renewal quotations to groups of more than 1,000 employees or enter into any amendment or modification of any of its agreements with providers, other than amendments expressly contemplated by the Merger Agreement, without reasonable evidence that doing so would be in the economic interests of the Company and would not adversely affect the Company's rights to medically manage the provision of healthcare except in immaterial respects;
(m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company; (n) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (o) settle or compromise any pending or threatened material suit, action or claim relating to the transactions contemplated by the Merger Agreement; (p) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet (as defined in the Merger Agreement) or the notes thereto or incurred in the ordinary course of business consistent with past practice or immaterial liabilities not incurred in the ordinary course of business consistent with past practice; (q) increase in any manner the compensation or fringe benefits of any of its directors, officers or other employees receiving an annual salary in excess of $40,000, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee (other than increases in the compensation of employees who are not officers or directors of the Company made in the ordinary course of business consistent with past practice) or voluntarily accelerate the vesting of any compensation or benefit; (r) waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company is a party; or
(s) take, or agree in writing or otherwise to take, any of the foregoing actions.

 Stockholder Meeting

  The Merger Agreement provides that the Board of Directors of the Company will be permitted to (i) not recommend to the Company's stockholders that they vote in favor of the approval and adoption of the Merger Agreement or (ii) withdraw or modify in a manner adverse to FHS its recommendation to the Company's stockholders that they vote in favor of the approval and adoption of the Merger Agreement, but in each of cases (i) and (ii) only if and to the extent that the Company has complied with the requirements set forth in "--No Solicitation" below, a Superior Proposal (as defined below) is pending at the time the Company's Board of Directors determines to take any such action or inaction and the Company's Board of Directors determines in good faith, based upon the advice of its outside legal counsel, that such action or inaction is necessary for such Board of Directors to comply with its fiduciary duties under applicable law; provided that no such failure to recommend, withdrawal or modification will be made unless the Company has delivered to FHS a written notice advising FHS that the Board of Directors of the Company has received a Superior Proposal and identifying the person making such Superior Proposal; provided, further, that nothing contained in the Merger Agreement will prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal (as defined below). "Superior Proposal" means any bona fide written Acquisition Proposal for all of the outstanding shares of Common Stock or all or substantially all of the assets of the Company and its subsidiaries on terms that the Board of Directors of the Company determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) are more favorable and provide greater value to all the Company's stockholders than the Merger Agreement and the Merger. "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Significant Subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Significant Subsidiary of the Company, other than the transactions contemplated by the Merger Agreement.

 No Solicitation

  The Merger Agreement provides that the Company will not directly or indirectly, through any officer, director, employee, investment banker, attorney, representative or agent of the Company or any of its subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement will prevent the Company or its Board of Directors from (A) furnishing non-public information or data to, or entering into discussions or negotiations with, any person in connection with an unsolicited Acquisition Proposal, if and only to the extent that the Board of Directors of the Company determines in good faith, based upon the advice of its outside legal counsel, that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law and prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Company or its Board of Directors receives from such person or entity an executed customary confidentiality agreement, provided, that in the event that any term of such confidentiality agreement is more favorable to such person or entity than the Confidentiality Agreement dated March 3, 1997 between the Company and FHS (the "Confidentiality Agreement") is to FHS, (x) the Company will promptly (and in no event later than 24 hours after execution thereof) notify FHS of the more favorable provisions of such confidentiality agreement and (y) the Confidentiality Agreement will automatically be deemed to have been amended to provide FHS with the benefit of the more favorable term(s); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

  Under the terms of the Merger Agreement, the Company is required to (i) promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify FHS after receipt by it (or its advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, identifying such person, (ii) promptly notify FHS after receipt of any request for non-public information relating to it or any of its subsidiaries or for access to its or any of its subsidiaries' properties, books or records by any person, identifying such person and the information requested by such person, that may be considering making, or has made, an Acquisition proposal and promptly provide FHS with any non-public information which is given to such person described above and (iii) keep FHS advised of the status and principal financial terms of any such Acquisition Proposal, indication or request. The Company must give FHS at least 24 hours' advance notice of any information to be supplied to any person making such Acquisition Proposal.

 Indemnification of Directors and Officers

  The Merger Agreement provides that from and after the Effective Time, FHS will, and will cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents (the "Indemnified Parties") of the Company and of its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (or similar charter documents of any of its subsidiaries), in each case as in effect as of the date of the Merger Agreement, for acts and omissions occurring at or prior to the Effective Time and will advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite undertaking, as set forth in the Company's Amended and Restated Bylaws prior to the Effective Time. In addition, the Merger Agreement provides that FHS will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that FHS and the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of one and one-half times the last annual premium paid prior to the date of the Merger Agreement, but in such case will purchase as much of such coverage as possible for such amount.

 Benefit Plans and Employment Arrangements

  The Merger Agreement provides that, except as may be otherwise agreed to by FHS and the Company, the Company Stock Plans will terminate as of the Effective Time. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) will adopt such resolutions or take such other actions as are required to (i) effect the transactions contemplated by "--Employee Options" above and (ii) with respect to any stock option, stock appreciation or other stock benefit plan of the Company or any of its subsidiaries not addressed by the preceding clause (i), ensure that, following the Effective Time, no participant therein will have any right thereunder to acquire any capital stock of the Surviving Corporation or any subsidiary thereof.

  FHS has agreed that, for the period from the Effective Time through December 31, 1997, FHS will maintain employee compensation and benefit plans and arrangements that will provide benefits comparable to those provided to similarly situated employees of FHS and its subsidiaries. FHS shall also provide severance pay and benefits no less favorable than those provided under its severance plans and practices as in effect on the date of execution of the Merger Agreement. The Company's employees will be given credit for all service with the Company and its subsidiaries under all employee benefit plans and arrangements of FHS or any of its subsidiaries in which such employees become participants for purposes of eligibility and vesting to the same extent as if rendered to FHS or any of its subsidiaries. The Company's employees shall also be given credit for any deductible or co-payment amounts paid in respect of the Plan (as defined in the Merger Agreement) year in which the Effective Time occurs, to the extent that, following the Effective Time, such employees participate in any employee benefit plan of FHS for which deductibles or co-payments are required. FHS will also cause each of its employee benefit plans to waive (i) any preexisting condition restriction which was waived under the terms of any analogous Plan immediately prior to the Effective Time or (ii) waiting period limitation which would otherwise be applicable to an employee of the Company on or after the Effective Time to the extent such employee had satisfied any similar waiting period limitation under an analogous Plan prior to the Effective Time. FHS shall assume the Company's obligations to its employees with respect to accrued vacation, sick and personal days to the extent reflected on the Company Balance Sheet.

  Robert L. Natt, Co-Chief Executive Officer and President of the Company, and Paul M. Philpott, Senior Vice President and Chief Marketing Officer of the Company, each will enter into new employment agreements with FHS, which will become effective as of the Effective Time, with an initial term through December 31, 2000. Under Mr. Natt's new employment agreement, he will serve as chief executive officer of FHS' Greater New York City operations, reporting directly to the President of FHS, and will receive an annual salary of $320,000. Mr. Natt will also receive a $46,500 signing bonus and will participate in FHS' bonus plan and stock-based incentive programs. Mr. Natt will receive a special 150,000 share option grant in respect of the initial term of the agreement and will receive a $500,000 retention bonus, payable in equal installments, on the first and second anniversaries of the Effective Time. Under Mr. Philpott's new employment agreement, he will receive an annual salary of $250,000. Mr. Philpott will receive a $350,000 retention bonus payable in equal installments on the first and second anniversaries of the Effective Time. Mr. Philpott will participate in FHS' bonus plan and stock-based incentive programs. Mr. Philpott will receive a special 50,000 share option grant in respect of the initial term of the agreement. FHS has agreed to recommend to the FHS Committee that the special option grants to Messrs. Natt and Philpott be on terms (with respect to the exercise price, term and exercisability) that are identical to similar special grants which may be made by FHS in 1997. FHS has agreed to recommend to the FHS Committee that the special options granted to Messrs. Natt and Philpott will become immediately exercisable if such executive's employment is involuntarily terminated by FHS without "cause" or if such executive terminates employment for "good reason." It is currently anticipated that the special option grants to Messrs. Natt and Philpott will be made under FHS's stock option plan, pursuant to which the exercise price of options may not be less than 100% of the fair market value of the shares subject to such options on the date of grant. The retention bonus for each of Messrs. Natt and Philpott is payable sooner, if such executive's employment is involuntarily terminated by FHS without "cause" or if such executive terminates employment for "good reason." In addition, if during the two years immediately following the Effective Time Mr. Natt or Mr. Philpott is involuntarily terminated by FHS without "cause" or if either executive terminates employment for "good reason", he will be entitled to severance in a lump sum equal to 1.5 to 2.99 times (depending upon when, and the circumstances under which, the termination occurs) his then current salary and he shall receive medical benefits for one year (offset by medical benefits provided to him by a subsequent employer). Following the initial two-year period, each of Messrs. Natt and Philpott is entitled to receive severance in a lump-sum amount equal to 18 months' salary (at the rate then in effect) if he is terminated or if his employment agreement is not renewed at the end of its term. Messrs. Natt and Philpott are also entitled to receive certain fringe benefits commensurate with their positions. FHS will make each executive whole for any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), which arises from the transactions contemplated by the Merger Agreement and will provide each executive with additional severance benefits consistent with those provided to similarly situated executives of FHS following a change in control of FHS, subject to golden parachute limitations under Section 280G of the Code.

  The employment of James L. Elrod, Jr., Executive Vice President and Chief Financial Officer, and Regina M. Campbell, Senior Vice President and Chief Administrative Officer, will be terminated as of the Effective Time. In satisfaction of their existing employment agreements and conditional employment agreements with the Company, Mr. Elrod and Ms. Campbell will receive a net cash payment, which after payment of all applicable taxes will be $1,500,000 and $1,250,000, respectively, and lifetime medical benefits. The foregoing amounts include the after tax amount of the value of any stock options held by Mr. Elrod and Ms. Campbell, respectively, that will vest as a result of the Merger.

 Conditions to Obligations of FHS and Merger Sub

  The obligations of FHS and Merger Sub under the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver by FHS, at or prior to the Effective Time, of each of the following conditions: (a)(i) the Company shall have performed in all material respects all of its material obligations and complied in all material respects with all of its material agreements and covenants to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of the Company shall be true and accurate at the date of the Merger Agreement and as of the Effective Time with the same force and effect as if they had been made as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date and except as contemplated by the Merger Agreement), except, in each case, for inaccuracies in any such representations and warranties that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company and the Surviving Corporation; and
(iii) the Company shall have provided FHS with a certificate executed by two executive officers of the Company, dated as of the Effective Date, to such effect.

 Conditions to Obligations of the Company

  The obligation of the Company under the Merger Agreement to consummate the Merger is subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following conditions: (i) FHS shall have performed in all material respects all of its material obligations and complied in all material respects with all of its material agreements and covenants to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; (ii) the representations and warranties of FHS shall be true and accurate at the date of the Merger Agreement and as of the Effective Time with the same force and effect as if they had been made as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date and except as contemplated by the Merger Agreement) except, in each case, for inaccuracies in any such representations and warranties that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on FHS; and (iii) FHS shall have provided the Company with a certificate executed by two executive officers of FHS, dated as of the Effective Date, to such effect.

 Conditions to Obligations of Each Party

  The respective obligations of the Company, on the one hand, and FHS and Merger Sub, on the other hand, to consummate the Merger are further subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions: (a) the Company's Stockholders shall have approved and adopted the Merger Agreement (the "Company Stockholder Approval"); (b) no statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court of competent jurisdiction or other governmental entity which prohibits the consummation of the transactions contemplated by the Merger Agreement or imposes material conditions with respect thereto (collectively, "Restraints"); provided, however, that the party asserting the failure of this condition will have used reasonable best efforts to prevent the entry of any such Restraint and, if applicable to such party, to appeal promptly any such Restraints that may be entered; (c) the parties to the Merger Agreement shall have made the requisite filings with all governmental entities as required pursuant to applicable laws, rules and regulations, and such governmental entities (including, but not limited to, the Insurance Departments of the States of Connecticut, New Jersey and New York, to the extent required by applicable law, will have approved the transactions contemplated by the Merger Agreement, except where the failure to obtain any such approval would not, individually or in the aggregate, have a Material Adverse Effect on FHS and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated thereby; and (d) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

 Termination

  The Merger Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the stockholders of the Company:

    (a) by mutual written consent of FHS and the Company;

    (b) by either FHS or the Company (i) if the Effective Date has not occurred on or before March 31, 1998, subject to the two business day period as set forth in the Merger Agreement (ii) if any governmental entity, the approval of which is a condition to the obligations of FHS, Merger Sub and the Company to consummate the Merger, has determined not to grant its approval and all appeals of such determination have been taken and have been unsuccessful or (iii) if any court of competent jurisdiction has issued an order, judgment or decree (other than a temporary restraining order or temporary injunction) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement pursuant to clause (i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

    (c) by either FHS or the Company, if, at the Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval has not been obtained;

    (d) by FHS (i) if there has been a breach by the Company of any representation or warranty set forth in the Merger Agreement, which breach would give rise to the failure of certain conditions set forth in the Merger Agreement, which has not been cured within 15 business days following receipt by the Company of written notice of such breach; (ii) if there has been a breach by the Company of any covenant or agreement set forth in the Merger Agreement, which breach would give rise to the failure of certain conditions set forth in the Merger Agreement, which has not been cured within 15 business days following receipt by the Company of written notice of such breach; or (iii) if the Board of Directors of the Company has failed to recommend or withdrawn or modified or changed in a manner adverse to FHS its approval or recommendation of the Merger Agreement, or recommended an Acquisition Proposal or has entered into a definitive agreement providing for the transaction or transactions contemplated by an Acquisition Proposal (or the Board of Directors of the Company has resolved to do any of the foregoing); provided, however, that the right to terminate the Merger Agreement pursuant to subsections (i) or (ii) of this paragraph
  (d) will not be available to FHS if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would give rise to the failure of certain conditions set forth in the Merger Agreement, which has not been cured within 15 business days following receipt by FHS of written notice of such breach;

    (e) by the Company (i) if there has been a breach by FHS of any representation or warranty set forth in the Merger Agreement, which breach would give rise to the failure of certain conditions set forth in the Merger Agreement, which has not been cured within 15 business days following receipt by FHS of written notice of such breach; (ii) if there has been a breach by FHS of any covenant or agreement set forth in the Merger Agreement, which breach would give rise to the failure of certain conditions set forth in the Merger

  Agreement, which has not been cured within 15 business days following receipt by FHS of written notice of such breach; or (iii) subject to the provisions set forth in "--Certain Actions Prior to Termination" below, if the Board of Directors of the Company has failed to recommend or withdrawn or modified or changed in a manner adverse to FHS its approval or recommendation of the Merger Agreement in order to permit the Company to execute a definitive agreement providing for the transaction or transactions contemplated by a Superior Proposal; provided, however, that the right to terminate the Merger Agreement pursuant to subsections (i) or
  (ii) of this paragraph (e) will not be available to the Company if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would give rise to the failure of certain conditions set forth in the Merger Agreement, which has not been cured within 15 business days following receipt by the Company of written notice of such breach;

    (f) by FHS at any time following the date 30 days after notice is delivered by the Company as required in the Merger Agreement concerning the receipt of an Acquisition Proposal unless, prior to termination under this paragraph (f), the Company provides written notice to FHS that such Acquisition Proposal has been rejected or withdrawn or the Company is no longer engaged in negotiations or discussions with such other person concerning the Acquisition Proposal; provided that the 30-day time period will be reduced with respect to any subsequent Acquisition Proposal made by a person whose Acquisition Proposal was previously rejected or withdrawn as provided in this paragraph (f) to a number of days equal to the greater of
  (i) 30 minus the number of days lapsed from the receipt of any notice of any prior Acquisition Proposal from such person until the rejection or withdrawal of any such prior Acquisition Proposal(s) and (ii) 10.

 Certain Actions Prior to Termination

  Pursuant to the Merger Agreement, the Company is required to provide FHS the written notice required by paragraph (b) under "--No Solicitation" above prior to any termination of the Merger Agreement pursuant to paragraph (e)(iii) under "--Termination" above advising FHS that the Board of Directors of the Company has received a Superior Proposal. At any time after the third business day following such notice, the Company may terminate the Merger Agreement as provided in paragraph (e)(iii) under "--Termination" above only if (i) the Board of Directors of the Company determines that such Superior Proposal remains more favorable and provides greater value to the Company's stockholders than the Merger Agreement and the Merger (which determination will be made in light of any revised proposal made by FHS prior to the expiration of such three business day period) and (ii) the termination fee contemplated by "--Termination Fees" below has been paid to FHS.

 Termination Fees

  The Merger Agreement provides that (a) notwithstanding any other provision of the Merger Agreement, so long as the Company is not entitled to terminate the Merger Agreement by reason of paragraph (e)(ii) under "--Termination" above, (i) if the Merger Agreement is terminated pursuant to paragraphs
(d)(iii) or (e)(iii) under "Termination" above, then the Company will promptly pay to FHS a fee of $9 million (the amount of such fee being hereinafter referred to as the "Termination Fee"), plus an amount equal to all of the costs and expenses incurred by FHS and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby (upon receipt of reasonable documentation in respect thereto) up to an aggregate of $2.5 million (the "Termination Expenses"); (ii) if the Merger Agreement is terminated pursuant to paragraph (c) under "--Termination" above, then the Company will promptly pay to FHS an amount equal to the Termination Expenses;
(iii) if within 12 months of a termination of the Merger Agreement pursuant to paragraph (c) under "--Termination" above, the Company or any of its subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, a Transaction Proposal (as defined below) with another person, upon the signing of a definitive agreement relating to such Transaction Proposal, or, if no such agreement is signed, then upon consummation of any such Transaction Proposal, the Company will pay to FHS an amount equal to the Termination Fee; or (iv) if within 12 months of the termination of the Merger Agreement pursuant to paragraph (f) under "-- Termination" above, the Company or any of its subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, a Transaction Proposal with another person, upon the signing of a definitive agreement relating to such Transaction Proposal, or, if no such agreement is signed, then upon consummation of any such Transaction Proposal, the Company will pay to FHS an amount equal to the Termination Fee. "Transaction Proposal" means a proposal or offer (other than by another party to the Merger Agreement) (i) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 50% or more of the outstanding capital stock of the Company or any of its subsidiaries holding substantially all of the assets of the Company and its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction, including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of 50% or more of the outstanding capital stock of the Company or any of its subsidiaries holding substantially all of the assets of the Company and its subsidiaries, (ii) to purchase all or substantially all of the business or assets of the Company and its subsidiaries or (iii) to otherwise effect a business combination involving the Company or any of its subsidiaries holding substantially all of the assets of the Company and its subsidiaries.

 Expenses

  The Merger Agreement provides that except as otherwise provided therein regarding termination fees and expenses and in addition to the amounts that may be owed pursuant to the Merger Agreement regarding termination fees and expenses, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that the liability, if any, for New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax and Connecticut Controlling Interest Transfer Tax, if and to the extent applicable and due with respect to the Merger, will be borne by the Surviving Corporation.

 Amendment and Waivers

  Any term or provision of the Merger Agreement may be amended, and the observance of any term of the Merger Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach thereof or default in the performance thereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states. At any time before or after the Company Stockholder Approval and prior to the Effective Time, the Merger Agreement may be amended or supplemented by the parties thereto with respect to any of the terms contained in the Merger Agreement, except that following the Company Stockholder Approval there will be no amendment or change to the provisions thereof with respect to the Merger Consideration without further approval by the stockholders of the Company, and no other amendment will be made which by law requires further approval by such stockholders without such further approval.

THE VOTING TRUST AGREEMENT

  The description of the Voting Trust Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the Voting Trust Agreement, a copy of which is attached hereto as Appendix C.

  In connection with the execution of the Merger Agreement, the Company, the Voting Trustee and GBIPA entered into the Voting Trust Agreement. Pursuant to the Voting Trust Agreement, (a) GBIPA transferred to the Voting Trustee 2,401,021 shares of Class B Common Stock (such shares, together with the associated Rights, the "GBIPA Class B Common Stock"), of a total of 2,501,021 shares of Class B Common Stock owned by GBIPA, by delivering to the Company certificates representing such GBIPA Class B Common Stock together with an executed stock power transferring such certificates to the Voting Trustee, (b) the Company cancelled the certificate representing the GBIPA Class B Common Stock, issued a new certificate therefor in the name of "American Stock Transfer & Trust Company, as Voting Trustee" (such GBIPA Class B Common Stock, the "Voting Trust Stock") and delivered such new certificate to the Voting Trustee; (c) the Voting Trustee accepted the trust created by the Voting Trust Agreement and holds the Voting Trust Stock as stockholder of record, subject to the terms and conditions of the Voting Trust Agreement, for the benefit of GBIPA as the beneficial owner thereof; and (d) the Voting Trustee issued to GBIPA, in exchange for the GBIPA Class B Common Stock, a voting trust certificate (the "Trust Certificate").

  Pursuant to the Voting Trust Agreement, the Voting Trustee has agreed to (i) appear at any annual or special meeting of the stockholders of the Company for the purpose of obtaining a quorum; (ii) vote all of the Voting Trust Stock in favor of the approval and adoption of the Merger Agreement, and (iii) vote all of the Voting Trust Stock against (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries, including, but not limited to, any Transaction Proposal (as defined in "PROPOSAL ONE--THE MERGER--The Merger Agreement--Termination Fees"), and (B) any sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger). The Voting Trustee agreed to vote on all issues other than those specified in the preceding sentence that come before any meeting of stockholders of the Company as directed by GBIPA.

  At the Record Date, the Voting Trust Stock represented approximately 58.3% of the combined voting power of the outstanding Common Stock, and therefore the approval and the adoption of the Merger Agreement is assured.

  Pursuant to the terms of the Voting Trust Agreement, (i) the Voting Trustee has agreed not to transfer, directly or indirectly, any Voting Trust Stock or any interest therein, and (ii) GBIPA has agreed (a) not to transfer, directly or indirectly, any Trust Certificate or the Voting Trust Stock or any interest therein or (b) exercise, or cause the Voting Trustee to exercise, the option to convert any Voting Trust Stock into Class A Common Stock.

  Pursuant to the Voting Trust Agreement, the Company has agreed that it will not amend or otherwise modify any provision of the Merger Agreement the effect of which would result in a reduction of the Merger Consideration without the prior written consent of GBIPA. GBIPA has given its consent to Amendment No. 1.

  The Company has agreed to indemnify the Voting Trustee from any loss, cost or expense of any kind in connection with the Voting Trust Agreement, except those losses, expenses and costs, if any, resulting from the gross negligence, willful misconduct or bad faith of the Voting Trustee, and has agreed to pay all costs and expenses of any suit or litigation with respect to the Voting Trust Stock or the Voting Trust Agreement, and if the Voting Trustee is made a party thereto, the Company has agreed to pay all costs and expenses, including counsel fees, to which the Voting Trustee may be subject by reason thereof. The Company has also agreed to pay the Voting Trustee reasonable and customary compensation for all services rendered by it as Voting Trustee.

  The Voting Trust Agreement will terminate upon the earliest to occur of (i) 60 days after the termination of the Merger Agreement in accordance with its terms (see "--The Merger Agreement--Termination"), (ii) the Effective Time,
(iii) June 1, 1998 and (iv) a breach by the Company of its obligation not to amend or otherwise modify any provision in the Merger Agreement the effect of which would result in a reduction of the Merger Consideration without the prior written consent of GBIPA; provided, that the Company's obligation to indemnify the Voting Trustee pursuant to the Voting Trust Agreement will survive any termination of the Voting Trust Agreement.

AMENDMENT TO GBIPA SERVICE AGREEMENT

  GBIPA, which prior to entering into the Voting Trust Agreement owned approximately 70.5% of the outstanding Class B Common Stock representing approximately 60.5% of the combined voting power of the Common Stock, currently provides service for approximately 30% of the Company's enrollees pursuant to the Service Agreement. The Service Agreement is currently set to expire on December 31, 1997. In contemplation of the Merger, and in order to integrate the existing Connecticut provider networks of the Company and FHS, GBIPA, FHS, the Company and PHS/CT have entered into the GBIPA Agreement which specifies that, upon consummation of the Merger, (a) the Service Agreement will be amended so as to provide for, among other things, (i) the extension of the term of the Service Agreement for an additional year to December 31, 1998 and (ii) the adoption of utilization management, quality assurance and credentialing standards as well as capitation rates, fee schedules and other economic terms in order to make such terms equivalent to those contained in the provider agreement between M.D. Health Plan, FHS' Connecticut HMO subsidiary, and Connecticut State Medical Society IPA, Inc., M.D. Health Plan's current physician provider, and
(b) the Company will pay $6,500,000 to GBIPA in consideration for such amendment.

THE MEDICAL MANAGEMENT AGREEMENT

  FHS began providing medical management services to the Company following execution of the Original Merger Agreement under an informal arrangement. On December 10, 1997, the Company executed a formal Medical Management Agreement with FHS confirming the informal arrangement and the agreements reached between FHS and the Company at the time of execution of Amendment No. 1. Under the Medical Management Agreement, if certain medical utilization targets are met, as measured at the time of consummation of the Merger, FHS will receive a payment of $5 million, subject to consummation of the Merger. If, as anticipated, the Merger is consummated promptly after the Meeting, the Company expects that the targets will be met and the payment will be made.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a purchase under generally accepted accounting principles. Under this method of accounting, all identifiable assets and liabilities of the Company will be adjusted to fair value at the effective date of the Merger and any excess of the Merger Consideration over the fair value of the underlying net assets of the Company is recorded as goodwill. Accordingly, a determination of the fair value of the Company's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

REGULATORY MATTERS

 Federal

  Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. The Company and FHS filed their respective notification and report forms under the HSR Act on May 27, 1997, and jointly requested early termination of the waiting period, which request was granted effective June 4, 1997.

  Federal and state antitrust enforcement authorities frequently scrutinize the legality under the antitrust laws of mergers such as the Merger. At any time before or after the effectiveness of the Merger, and notwithstanding that the HSR Act waiting period has expired, any such agency could take any action under the antitrust laws that it deems to be in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of businesses of the Company and FHS acquired as a result of the Merger. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

  Based on information available to it, the Company believes that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company and FHS would prevail or would not be required to accept certain conditions in order to consummate the Merger. The Company and FHS are obligated to complete the Merger unless there is an order of a court of competent jurisdiction enjoining them from doing so.

 Connecticut

  PHS Insurance of Connecticut, Inc., a wholly-owned subsidiary of the Company, is licensed in Connecticut as an insurance company, and Physicians Health Services of Connecticut, Inc., also a wholly-owned subsidiary of the Company, is licensed in Connecticut as a health care center (Connecticut's statutory term for a health maintenance organization) (collectively, the "Connecticut Subsidiaries"). Because the Merger will result in a change of control of the Connecticut Subsidiaries, the Merger is subject to review and approval by the Commissioner of the Connecticut Department of Insurance. FHS filed applications for such approval on June 12, 1997. A hearing on such applications was held on August 29, 1997.

 New York

  Physicians Health Services Insurance of New York, Inc., a wholly-owned subsidiary of the Company, holds an insurance license in the State of New York, and Physicians Health Services of New York, Inc. is licensed in New York as a health maintenance organization (collectively, the "New York Subsidiaries"). Because the Merger will result in a change in control of the New York Subsidiaries, the Merger is subject to (i) review and approval by the Superintendent of the Insurance Department of the State of New York, and (ii) review and approval by the Commissioner of Health of the State of New York. FHS filed applications for such approval on June 12, 1997, and such applications are currently under review.

 New Jersey

  Physicians Health Services of New Jersey, Inc., a wholly-owned subsidiary of the Company, is licensed in New Jersey as a health maintenance organization (the "New Jersey Subsidiary"). Because the Merger will result in a change in control of the New Jersey Subsidiary, the Merger will require the filing of an application with, and the approval of, the New Jersey Department of Health and Senior Services and the New Jersey Department of Banking and Insurance for an amended Certificate of Authority. The Company filed such application on June 12, 1997, and such application was approved on October 28, 1997.

  Approvals are not expected to be obtained from Connecticut and New York authorities until, at the earliest, late in the fourth quarter of 1997.

 Bermuda

  Physicians Health Services (Bermuda) Ltd., a wholly-owned subsidiary of the Company, is licensed as an insurer in Bermuda (the "Bermuda Subsidiary"). Because the Merger will result in a change in control of the Bermuda Subsidiary, the Company must file a Share Transfer Permission Form with and receive the approval of the Bermuda Monetary Authority. The Company filed such form on May 20, 1997.

PRICE RANGE OF CLASS A COMMON STOCK; DIVIDENDS

  The Company's Class A Common Stock is traded in the over-the-counter market on the NASDAQ National Market System under the symbol "PHSV." There is no market for the Company's Class B Common Stock. The following table sets forth the range of high and low sale prices for the Class A Common Stock for each of the periods indicated as reported on the NASDAQ National Market System. Quotations represent prices between dealers and do not reflect retail mark-ups, mark-downs or commissions.

                                                                   HIGH   LOW
                                                                  ------ ------
      January 1, 1995 through March 31, 1995..................... $33.75 $26.75
      April 1, 1995 through June 30, 1995........................ $34.25 $24.50
      July 1, 1995 through September 30, 1995.................... $28.75 $22.00
      October 1, 1995 through December 31, 1995.................. $43.25 $27.25
      January 1, 1996 through March 31, 1996..................... $40.75 $29.50
      April 1, 1996 through June 30, 1996........................ $34.50 $19.75
      July 1, 1996 through September 30, 1996.................... $25.50 $14.50
      October 1, 1996 through December 31, 1996.................. $20.00 $14.00
      January 1, 1997 through March 31, 1997..................... $27.25 $14.75
      April 1, 1997 through June 30, 1997........................ $27.64 $17.75
      July 1, 1997 through September 30, 1997.................... $28.69 $25.50
      October 1, 1997 through December 9, 1997................... $27.88 $25.12

  There were an aggregate of 287 holders of record of the Company's Common Stock as of November 13, 1997 (with 211 stockholders of record of shares of Class A Common Stock and 76 stockholders of record of shares of Class B Common Stock). The Company has not paid any dividends on its Common Stock since its issuance. The Company does not intend to pay any cash dividends in the foreseeable future. Rather, the Company intends to retain its earnings to provide for the operation and expansion of its business. The Company's ability to declare and pay dividends to its stockholders may be dependent upon its ability to obtain cash distributions from its operating subsidiaries. The ability to pay dividends is also restricted by insurance and health regulations applicable to its subsidiaries, as more thoroughly discussed in its Form 10-K for the fiscal year ended December 31, 1996.

  On May 7, 1997, the last full trading day prior to the announcement of the execution of the Original Merger Agreement, the closing sales price per share of Class A Common Stock as reported on the NASDAQ National Market System was $26.94. The highest sales price per share on such date was $27.00, and the lowest sales price per share on such date was $26.13. On October 17, 1997, the last full trading day prior to the announcement of the execution of Amendment No. 1, the closing sales price per share of Class A Common Stock as reported on the NASDAQ National Market System was $25.63. The highest sales price per share on such date was $25.63 and the lowest sales price per share on such date was $25.50.

  STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE CLASS A COMMON STOCK.

APPRAISAL RIGHTS

  Stockholders of the Company are entitled to appraisal rights under Section
262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, but rather is only a guide for a stockholder who wishes to exercise his or her appraisal right, and is qualified in its entirety by reference to the full text of Section 262 which is reprinted in its entirety as Appendix D to this Proxy Statement.

  Under Section 262, stockholders who follow the procedures set forth in
Section 262 and who have not voted in favor of the Merger will be entitled to have their shares of Common Stock appraised by the Court of Chancery of the State of Delaware and to receive, instead of the Merger Consideration, an amount determined by such court to be the "fair value" of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest. This right is known as an "appraisal right." If a stockholder wishes to exercise his or her appraisal right he or she must not vote in favor of the Merger and must meet certain other conditions. These conditions are set out in full in Appendix D. Delaware law requires that the Company notify stockholders not less than 20 days prior to the Meeting that they have a right of appraisal and provide stockholders with a copy of Section 262. This Proxy Statement constitutes that notice. If a stockholder does not follow the procedures set out below and in Appendix D, he or she will lose his or her appraisal right.

  ALL REFERENCES IN THIS SUMMARY AND IN SECTION 262 TO A "STOCKHOLDER" OR TO A "HOLDER" OF SHARES OF COMMON STOCK ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH AN APPRAISAL RIGHT IS ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT HIS OR HER APPRAISAL RIGHT.

  A holder of shares of Common Stock wishing to exercise his or her appraisal right must deliver to the Company, before the vote on the Merger at the Meeting, a written demand for appraisal of his or her shares of Common Stock and must either (i) abstain from voting with respect to the Merger and not consent thereto in writing, or (ii) vote against the Merger. Because a fully executed proxy which does not contain voting instructions will, unless revoked, be voted for the Merger, a holder of shares of Common Stock who votes by proxy and who wishes to exercise his or her appraisal right must (i) vote against the Merger, or (ii) abstain from voting on the Merger. A vote against the Merger, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262, and a separate written demand for appraisal is required. In addition, a holder of shares of Common Stock wishing to exercise his or her appraisal right must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares of record until the Effective Time.

  A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on his or her stock certificates, and must state that the stockholder intends thereby to demand appraisal of his or her shares of Common Stock in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Stockholders who hold their shares of Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

  All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at One Far Mill Crossing, P.O. Box 904, Shelton, Connecticut 06484-0944, attn: Bernard Sherlip, M.D. Written demands for appraisal pursuant to Section 262 must be received by Company before the taking of the vote on the Merger, scheduled for December 31, 1997.

  Within ten days after the Effective Time, the surviving corporation of the Merger must notify each holder of shares of Common Stock who has complied with
Section 262 and has not voted in favor of or consented to the Merger of the date that the Merger has become effective. Within 120 days after the Effective Time, but not thereafter, the surviving corporation or any holder of shares of Common Stock who has so complied with Section 262 and is entitled to an appraisal right under Section 262 may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of his or her shares of Common Stock. The surviving corporation will have no obligation to file such a petition, and neither the Company nor FHS has any present intention to cause the surviving corporation to file such a petition. Accordingly, it is the obligation of the holder of shares of Common Stock to initiate all necessary action to perfect his or her appraisal right within the time prescribed in Section 262.

  Any holder of shares of Common Stock who has complied with the requirements for exercise of his or her appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

  If a petition for an appraisal is timely filed by a holder of shares of Common Stock, the Court of Chancery is empowered to conduct a hearing on such petition to determine those holders of shares of Common Stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the holders of shares of Common Stock who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

  After determining the holders entitled to appraisal, the Court of Chancery will appraise the "fair value" of their shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined in an appraisal proceeding under Section 262 could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised.

  The costs of the appraisal action may be determined by the Court and taxed upon the parties as the Court deems equitable. Each party must bear his or her own other expenses of the proceeding, although the Court may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all of the shares of Common Stock entitled to be appraised.

  Any holder of shares of Common Stock who duly demands appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record as of a record date prior to the Effective Time).

  If any stockholder who demands appraisal of his or her shares of Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, the shares of such stockholder will be converted into the right to receive the Merger Consideration pursuant to the Merger Agreement as described herein (without interest). A stockholder will fail to perfect, or will effectively lose or withdraw, his or her right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to the surviving corporation a written withdrawal of his or her demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

CERTAIN EFFECTS OF THE MERGER

  If the Merger is consummated, holders of shares of Common Stock will not have an opportunity to continue their common equity interest in the Company as an ongoing operation and therefore will not have the opportunity to share in its future earnings and potential growth, if any. If the Merger is consummated, the Company plans to take all necessary actions (i) to de-register shares of Class A Common Stock under the Exchange Act and (ii) to terminate inclusion of the shares of Class A Common Stock in the NASDAQ National Market System.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with regard to the beneficial ownership of the Common Stock of the Company as of October 15, 1997 by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Class A or Class B Common Stock,
(ii) each director and each nominee for director, (iii) each executive officer of the Company named in the table under "Executive Compensation," and (iv) all officers and directors as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to shares beneficially owned by him or her. Class A Common Stock and Class B Common Stock are identical except for voting and conversion rights. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to a vote of the stockholders. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

                                                                 CLASS A                                CLASS B
                                                                AMOUNT AND                              AMOUNT
                                                                NATURE OF               PERCENT       AND NATURE         PERCENT
                   NAME AND ADDRESS OF                          BENEFICIAL                OF         OF BENEFICIAL         OF
                     BENEFICIAL OWNER                           OWNERSHIP               CLASS A        OWNERSHIP         CLASS B
                   -------------------                          ----------              -------      -------------       -------
Greater Bridgeport Individual
Practice Association, Inc.
("GBIPA") ................................................      2,501,021(/2/)           28.9%(/2/)    2,501,021          78.5%
 3180 Main Street
 Bridgeport, CT 06606
The Guardian Life Insurance
Company of America(/3/)...................................      1,394,200                22.6%               --            --
 201 Park Avenue South
 New York, NY 10003
Michael E. Herbert(/3/)
Physicians Health Services, Inc...........................        600,158(/2/)(/4/)       9.3%(/2/)      278,500(/5/)      8.7%
 One Far Mill Crossing
 Shelton, CT 06484-0944
Peter M. Schoenfeld(/6/)
P. Schoenfeld Asset Management LLC........................        339,500                 5.5%               --            --
 1330 Avenue of the Americas
 34th Floor
 New York, New York 10019
Colonial Individual Practice
Association, Inc. ("CIPA")(/7/)...........................        258,000(/2/)            4.0%(/2/)      258,000           8.1%
 Shaws' Cove Six
 New London, CT 06320
Heritage Individual Practice
Association, Inc. ("HIPA")................................        201,700(/2/)            3.2%(/2/)      201,700           6.3%
 803 Wooster Heights Road
 Bldg 301
 Danbury, CT 06810
Lewis Bader, M.D(/8/).....................................            --                  --                 --            --
Regina M. Campbell........................................         28,633(/9/)             *                 --            --
Larry Coletti, M.D.(/10/)...............................            3,500(/2/)             *               3,000            *
Melvin Coolidge, M.D.(/8/)................................            --                  --                 --            --
Arnold DoRosario, M.D.(/8/)...............................            500                  *                 --            --
James L. Elrod, Jr........................................         18,789(/11/)            *                 --            --
Santiago Escobar, M.D.(/8/)...............................            --                  --                 --            --
Richard Freeman...........................................            300                  *                 --            --
David I. Grayer, M.D.(/8/)................................            --                  --                 --            --
A. Thomas Licciardello, M.D.(/8/).........................          2,000(/12/)            *                 --            --
Andrew Lozyniak...........................................            --                  --                 --            --
Murray Morrison, M.D.(/8/)................................            --                   *                 --            --
Robert L. Natt............................................        105,125(/2/)(/13/)      1.7%(/2/)       42,200(/14/)     1.3%
Joseph E. Nechasek........................................            --                   *                 --            --
Noel Newman...............................................            --                  --                 --            --
Richard C. O'Connor, M.D..................................         50,846(/15/)            *                 --            --
Kenneth Sacks, M.D.(/7/)..................................            --                  --                 --            --
Edward Sawicki, M.D.(/16/)..............................              --                  --                 --            --
Arthur H. Sheer...........................................            --                  --                 --            --
Bernard Sherlip, M.D.(/7/)................................            --                  --                 --            --
John C. Washburn..........................................            --                  --                 --            --
All directors and executive officers as a group
 (23 persons)(/2/)(/4/)(/5/)(/8/)(/9/)(/10/)(/11/)(/12/)
 (/13/)(/14/)(/15/)(/16/)(/17/)...........................        809,851                12.5%           323,700          10.2%
                                                                PERCENT
                                                                OF TOTAL
                   NAME AND ADDRESS OF                           VOTING
                     BENEFICIAL OWNER                            POWER
                   -------------------                          --------
Greater Bridgeport Individual
Practice Association, Inc.
("GBIPA") ................................................        65.8%
 3180 Main Street
 Bridgeport, CT 06606
The Guardian Life Insurance
Company of America(/3/)...................................         3.7%
 201 Park Avenue South
 New York, NY 10003
Michael E. Herbert(/3/)
Physicians Health Services, Inc...........................         8.2%
 One Far Mill Crossing
 Shelton, CT 06484-0944
Peter M. Schoenfeld(/6/)
P. Schoenfeld Asset Management LLC........................           *
 1330 Avenue of the Americas
 34th Floor
 New York, New York 10019
Colonial Individual Practice
Association, Inc. ("CIPA")(/7/)...........................         6.8%
 Shaws' Cove Six
 New London, CT 06320
Heritage Individual Practice
Association, Inc. ("HIPA")................................         5.3%
 803 Wooster Heights Road
 Bldg 301
 Danbury, CT 06810
Lewis Bader, M.D(/8/).....................................         --
Regina M. Campbell........................................          *
Larry Coletti, M.D.(/10/).................................          *
Melvin Coolidge, M.D.(/8/)................................         --
Arnold DoRosario, M.D.(/8/)...............................          *
James L. Elrod, Jr........................................          *
Santiago Escobar, M.D.(/8/)...............................         --
Richard Freeman...........................................          *
David I. Grayer, M.D.(/8/)................................         --
A. Thomas Licciardello, M.D.(/8/).........................          *
Andrew Lozyniak...........................................         --
Murray Morrison, M.D.(/8/)................................          *
Robert L. Natt............................................         1.3%
Joseph E. Nechasek........................................          *
Noel Newman...............................................         --
Richard C. O'Connor, M.D..................................          *
Kenneth Sacks, M.D.(/7/)..................................         --
Edward Sawicki, M.D.(/16/)................................         --
Arthur H. Sheer...........................................         --
Bernard Sherlip, M.D.(/7/)................................         --
John C. Washburn..........................................         --
All directors and executive officers as a group
 (23 persons)(/2/)(/4/)(/5/)(/8/)(/9/)(/10/)(/11/)(/12/)
 (/13/)(/14/)(/15/)(/16/)(/17/)...........................         9.8%

--------
 (1) Based on a total of 6,163,054 shares of Class A Common Stock and 3,185,671 shares of Class B Common Stock as of November 13, 1997. Does not assume conversion of Class B Common Stock to Class A Common Stock.
 (2) Assumes conversion of Class B Common Stock held by such stockholder to Class A Common Stock, but does not assume conversion of any shares of Class B Common Stock held by other stockholders.
 (3) Based upon information set forth in a Schedule 13D or Schedule 13G filed by such beneficial owner with the Securities and Exchange Commission.
 (4) Includes 9,500 shares of Class A Common Stock owned by Anastacia Herbert, former spouse of Mr. Herbert, as to which Mr. Herbert has voting control. Includes 4,670 shares of Class A Common Stock owned by Jacqueline Herbert, spouse of Mr. Herbert, as trustee, as to which Mr. Herbert disclaims beneficial ownership. Assumes exercise of 106,269 stock options currently exercisable into shares of Class A Common Stock. Includes 11,146 shares of Class A Common Stock held in the Company's retirement plans as of September 30, 1997, the most recent date available.
 (5) Includes 7,500 shares of Class B Common Stock owned by Jacqueline Herbert, spouse of Mr. Herbert, as trustee, as to which Mr. Herbert disclaims beneficial ownership.
 (6) Based upon a Schedule 13D filed with the Commission on September 26, 1997 by Mr. Schoenfeld.
 (7) Includes 24,000 shares of Class B Common Stock held directly by members of CIPA, which shares were subject to a voting trust agreement that expired on August 16, 1995 and which shares have not yet been distributed to the individual owners. Under this agreement, CIPA is the voting trustee with the exclusive right to vote all the shares or to give written consent in lieu thereof.
 (8) Excludes an undivided ownership interest as a member of GBIPA in 2,501,021 shares of Class B Common Stock owned by GBIPA.
 (9) Assumes exercise of 24,653 stock options currently exercisable for shares of Class A Common Stock. Includes 3,580 shares of Class A Common Stock held in the Company's retirement plans as of September 30, 1997, the most recent date available.
(10) Excludes an undivided ownership interest as a member of CIPA in 234,000 shares of Class B Common Stock owned by CIPA and 30,000 shares of Common Stock for which CIPA was voting trustee, not beneficially owned by Dr. Coletti.
(11) Assumes exercise of 18,789 stock options currently exercisable for shares of Class A Common Stock.
(12) Includes 2,000 shares of Class A Common Stock owned by Gertrude Licciardello, spouse of Dr. Licciardello, as to which Dr. Licciardello disclaims beneficial ownership.
(13) Includes 700 shares of Class A Common Stock owned by Helen Natt, spouse of Mr. Natt, as custodian, as to which Mr. Natt disclaims beneficial ownership. Includes 12,592 shares of Class A Common Stock held in the Company's retirement plans as of September 30, 1997, the most recent date available. Assumes exercise of 34,633 stock options currently exercisable for shares of Class A Common Stock.
(14) Includes 1,800 shares of Class B Common Stock owned by Helen Natt, spouse of Mr. Natt, as custodian, as to which Mr. Natt disclaims beneficial ownership.
(15) Includes 4,500 shares of Class A Common Stock held by Sheila O'Connor, spouse of Dr. O'Connor, as to which Dr. O'Connor disclaims beneficial ownership. Assumes exercise of 39,515 stock options currently exercisable for shares of Class A Common Stock. Includes 4,789 shares of Class A Common Stock held in the Company's retirement plans as of September 30, 1997, the most recent date available.
(16) Excludes an undivided ownership interest as a member of CIPA in 234,000 shares of Class B Common Stock owned by CIPA and 30,000 shares of Class B Common Stock for which CIPA was voting trustee, not beneficially owned by Dr. Sawicki.
(17) Does not include shares owned by GBIPA, CIPA and HIPA, of which certain directors have an undivided ownership interest.
*  Less than 1%

                PROPOSALS TWO AND THREE--ELECTION OF DIRECTORS

  The Company's Amended and Restated Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of Directors constituting the entire Board permits, with the term of office of one class expiring each year at the Annual Meeting. Each class of Directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships. Holders of the Company's Class A Common Stock are entitled to elect 25% of the Company's Board of Directors (the "Class A Directors").

  The Board of Directors presently consists of 18 persons, of whom five are Class A Directors. The Class A Directors currently are Lewis Bader, M.D., Larry Coletti, M.D., Michael E. Herbert, Joseph E. Nechasek, PhD, and Kenneth Sacks, M.D. The 13 Class B Directors are Melvin Coolidge, M.D., Arnold DoRosario, M.D., Santiago Escobar, M.D., Richard Freeman, David I. Grayer, M.D., A. Thomas Licciardello, M.D., Andrew Lozyniak, Murray A. Morrison, M.D., Noel R. Newman, Edward Sawicki, M.D., Arthur Sheer, Bernard Sherlip, M.D., and John Washburn. All of the Directors hold office until the expiration of their terms and the election and qualification of their successors. The terms of Drs. Escobar, Grayer, Licciardello, Nechasek, Sawicki and Sherlip expire at this Meeting. The remaining Directors of the Company are not standing for re-election because their terms as Director extend past the Meeting. The terms of Drs. Bader, Coolidge, Morrison and Sacks and Messrs. Freeman and Newman expire in 1998. The terms of Drs. Coletti and DoRosario and Messrs. Herbert and Lozyniak, Sheer and Washburn expire in 1999.

  Pursuant to the Company's Amended and Restated Certificate of Incorporation, unless waived by the Board of Directors, no person not already a director is eligible to be elected a director unless nominated to the Board of Directors at least 75 days prior to the corresponding date that had been the record date of the previous year's annual meeting. Such nomination must contain all of the information concerning such person which would be required to be included in a proxy statement pursuant to the rules and regulations under the Exchange Act. The Nominating Committee is responsible for reviewing the qualifications of all potential nominees as directors of the Company.

  The Board of Directors has established the size of the Board of Directors at 16 as of the Meeting.

PROPOSAL TWO--ELECTION OF CLASS A DIRECTOR

  The Nominating Committee has nominated Robert L. Natt to serve as a Class A Director for a term of three years and until the election and qualification of his successor. Mr. Natt has been President of the Company since August 1996 and was its Chief Operating Officer from 1985 until such date. The Nominating Committee believes that Mr. Natt has consistently served the interests of the Company's stockholders and has demonstrated the level of commitment required by the Nominating Committee in order to justify election to the Board of Directors.

  THE BOARD OF DIRECTORS URGES THAT YOU VOTE FOR MR. NATT FOR ELECTION AS A CLASS A DIRECTOR BY FILLING OUT THE PROXY CARD AND RETURNING IT IN THE ENCLOSED STAMPED ENVELOPE.

  Unless a stockholder WITHHOLDS AUTHORITY, the holders of proxies contained on the proxy cards representing shares of Class A Common Stock will vote FOR the election of Mr. Natt to serve as a Class A Director. Mr. Natt has consented to serve as a Class A Director of the Company. If he shall be unavailable for any reason, then the proxies may be voted for the election of such person as Class A Director as may be recommended by the Board of Directors.

PROPOSAL THREE--ELECTION OF CLASS B DIRECTORS

  The Nominating Committee has nominated David I. Grayer, M.D., Edward Sawicki, M.D. and Bernard Sherlip, M.D. to serve as Class B Directors for respective terms of three years and until the election and qualification of each person's respective successor. The Nominating Committee believes Drs. Grayer, Sawicki and Sherlip have consistently served the interests of the Company's stockholders and have demonstrated the level of commitment required by the Nominating Committee in order to satisfy re-election to the Board of Directors.

  THE BOARD OF DIRECTORS URGES THAT YOU VOTE FOR DRS. GRAYER, SAWICKI AND SHERLIP FOR ELECTION AS CLASS B DIRECTORS BY FILLING OUT THE PROXY CARD AND RETURNING IT IN THE ENCLOSED STAMPED ENVELOPE.

  Unless a stockholder WITHHOLDS AUTHORITY, the holders of proxies contained on the proxy cards representing shares of Class A Common Stock and Class B Common Stock will vote FOR the election of Drs. Grayer, Sawicki and Sherlip on the proxy card representing shares as Class B Directors. Each of the Nominees has consented to serve as Class B Directors of the Company. If any such nominee shall be unavailable for any reason, then the proxies may be voted for the election of such persons as Class B Directors as may be recommended by the Board of Directors.

                        * * * * * * * * * * * * * * * *

  The following table sets forth the age and title of each director and each executive officer of the Company who is not a director, followed by descriptions of such person's additional business experience during the past five years.

                       NOMINEES FOR ELECTION AS DIRECTOR

                                                                        TERM
NAME                      AGE POSITION                                 EXPIRES
----                      --- --------                                 -------
David I. Grayer, M.D. ..   58 Chairman and Class B Director             2000
Edward Sawicki, M.D. ...   54 Class B Director                          2000
Bernard Sherlip, M.D. ..   68 Class B Director                          2000
Robert L. Natt..........   49 President and Co-Chief Executive Officer  2000

                    DIRECTORS WHOSE TERMS HAVE NOT EXPIRED

                                                                        TERM
NAME                      AGE POSITION                                 EXPIRES
----                      --- --------                                 -------
Lewis Bader, M.D. ......   55 Class A Director                          1998
Larry Coletti, M.D. ....   67 Class A Director                          1999
Melvin Coolidge, M.D. ..   60 Class B Director                          1998
Arnold DoRosario, M.D. .   50 Class B Director                          1999
Richard Freeman.........   63 Class B Director                          1998
Michael E. Herbert......   52 Co-Chief Executive Officer and            1999
                               Class A Director
Andrew Lozyniak.........   65 Class B Director                          1999
Murray A. Morrison,                                                     1998
 M.D. ..................   57 Class B Director
Noel R. Newman, Esq. ...   65 Class B Director                          1998
Kenneth L. Sacks, M.D. .   53 Class A Director                          1998
Arthur H. Sheer.........   54 Class B Director                          1999
John C. Washburn........   67 Class B Director                          1999

                   EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

NAME                     AGE POSITION
----                     --- --------
James L. Elrod, Jr. ....  43 Executive Vice President and Chief Financial Officer
Regina M. Campbell......  48 Senior Vice President and Chief Administrative Officer
Paul M. Philpott........  50 Senior Vice President and Chief Marketing Officer
Carlos S. Beharie,
 M.D. ..................  45 Chief Medical Officer

DIRECTORS AND NOMINEES

  Lewis Bader, M.D. has been a director of the Company since 1982 and has served as the Company's First Vice Chairman since 1986. Dr. Bader has been a radiologist in private medical practice since 1973 and is associated with Robert Russo & Associates P.C. Dr. Bader is the past President of the Greater Bridgeport Medical Association and the past President of Park City Hospital Medical Staff. Dr. Bader is a member of GBIPA.

  Larry Coletti, M.D. has been a director of the Company since 1984. Dr. Coletti has been in private medical practice in Norwich, Connecticut since 1962 and is an Attending Physician at W. William Backus Hospital, Norwich and Uncas on the Thames Hospital. Dr. Coletti is a member of CIPA.

  Melvin Coolidge, M.D. has been a director of the Company since 1995. Dr. Coolidge has been a dermatologist in private medical practice in Fairfield, Connecticut since 1968. Dr. Coolidge is also an Assistant Professor of Dermatology at Yale University and is also an Attending Physician at Bridgeport Hospital and is a member of GBIPA.

  Arnold DoRosario, M.D. has been a director of the Company since 1992. Dr. DoRosario has been in private medical practice since 1979. He is the Medical Director of Maefair Health Care Center and an attending physician at St. Vincent's Medical Center. Dr. DoRosario is a member of GBIPA.

  Santiago Escobar, M.D. has been a director of the Company since 1991. Dr. Escobar has been in private medical practice in Bridgeport, Connecticut since 1976 and is an Attending Physician at St. Vincent's Medical Center, Bridgeport, Connecticut. He has been the Medical Director at Roncalli Health Center since 1980. Dr. Escobar is a member of GBIPA.

  Richard F. Freeman has been a director of the Company since 1995. Mr. Freeman has been the President and Chief Executive Officer of the Greater Bridgeport Area Foundation, a community non-profit charitable organization in Bridgeport, Connecticut since 1992 and a principal since 1991 in Freeman & Associates, Fairfield, Connecticut, which is a consulting firm in the field of utilities and banking. From May 1978 through December 1991, Mr. Freeman was the President, Chief Executive Officer and a director of The Bank Mart, then a savings bank in Bridgeport, Connecticut. Mr. Freeman is a director of Connecticut Energy Corporation and the Southern Connecticut Gas Company.

  David I. Grayer, M.D. has been a director of the Company since 1991 and has served as Chairman since 1996. Dr. Grayer has been in private medical practice since 1971 and is associated with the Bridgeport Medical Group, Bridgeport, Connecticut. Dr. Grayer is an Attending Physician at Bridgeport Hospital and an Assistant Professor at the Yale School of Medicine. Dr. Grayer is a member of GBIPA.

  Michael E. Herbert served as President of the Company or its predecessor from 1976 until August 1996 when he became Co-Chief Executive Officer and Third Vice Chairman. He has served on its Board of Directors since 1984. Mr. Herbert is the Chairman of the American Association of Health Plans, the national HMO industry trade association. He also serves on the boards of directors of numerous civic and charitable organizations. Mr. Herbert is a director of Urocor Inc., a urological disease state management company.

  A. Thomas Licciardello, M.D. has been a director of the Company or its predecessor since 1978 and served as Chairman of the Board of Directors from 1984 until 1996. Dr. Licciardello has been in private medical practice since 1953 and is associated with Pri-Med in Stratford, Connecticut. He is an Attending Physician at Bridgeport Hospital and an Assistant Clinical Professor at Yale University School of Medicine. Dr. Licciardello is a member of GBIPA.

  Andrew Lozyniak has been a director of the Company since 1996. Mr. Lozyniak has been the Chairman of the Board of Directors and President of Dynamics Corporation of America for more than the past five years. Mr. Lozyniak is also a Director of CTS Corporation.

  Murray A. Morrison, M.D. has been a director of the Company since 1995. Dr. Morrison as been an orthopaedic surgeon in private practice in Fairfield, Connecticut with Orthopaedic Specialty Group, P.C., since 1970. Dr. Morrison is an Attending Physician at Bridgeport Hospital and is a member of GBIPA.

  Robert L. Natt has been President and Co-Chief Executive Officer of the Company since August 1996. From March 1994 through August 1996, Mr. Natt was Executive Vice President and Chief Operating Officer. He was Senior Vice President and Chief Operating Officer of the Company from 1985 through March 1994. Mr. Natt is also a certified public accountant.

  Joseph E. Nechasek, Ph.D. has been a director of the Company, or its predecessor corporation, since 1978. He is currently Director of the Division of Counseling and Human Resources at the University of Bridgeport. Mr. Nechasek is President of Huntington Health Plans, Inc., a health insurance consulting firm.

  Noel R. Newman, Esq. has been a director of the Company since 1995. Mr. Newman has been in private legal practice in Fairfield, Connecticut since 1956.

  Kenneth L. Sacks, M.D. has been a director of the Company since 1991 and Second Vice Chairman since 1996. Dr. Sacks has been in private medical practice in Fairfield, Connecticut since 1975. He is Associate Professor of Medicine at Yale University and an Attending Physician at St. Vincent's Medical Center. Dr. Sacks is a member of GBIPA.

  Edward S. Sawicki, M.D. has been a director of the Company since 1991. Dr. Sawicki has been in private medical practice in Willimantic, Connecticut since 1975. He is an Attending Physician at Windham Community Memorial Hospital. Dr. Sawicki is a member of CIPA.

  Arthur H. Sheer has been a director and Treasurer of the Company since 1996 and has been President of Sheer Asset Management Company for more than the past five years.

  Bernard Sherlip, M.D. has been a director of the Company, or its predecessor, since 1979 and Secretary since 1996. Dr. Sherlip has been in private medical practice in Bridgeport, Connecticut since 1958 and is an Attending Physician at Bridgeport Hospital. He is past President of the Medical Staff at Bridgeport Hospital. Dr. Sherlip is a member of GBIPA.

  John C. Washburn has been a director of the Company since 1996. Mr. Washburn retired in January 1996 as Vice President of GenRad, Inc. where he had been employed since 1994. Prior to that he was Chief Operating Officer of Mott Metallurgical Corporation.

  Mr. Sheer and Sheer Asset Management Inc. ("SAM"), an investment adviser registered with the Securities and Exchange Commission (the "Commission") under the Investment Advisers Act of 1940 (the "1940 Act"), of which Mr. Sheer is the sole shareholder, consented, without admitting or denying the allegations of the Commission, to the issuance of an order of the Commission in 1994, File No. 3-8585 (the "Order"). The Order involved SAM's purchase in 1991 of assets from another investment advisor, for a purchase price which included SAM agreeing to direct brokerage customers to the seller. In the Order, the Commission determined that such directed brokerage arrangement was required to be disclosed in Form ADV filed with the Commission by SAM under the 1940 Act. Under the Order, SAM paid a civil penalty of $10,000, SAM and Sheer agreed to cease and desist from committing or causing any violations of the 1940 Act, SAM agreed to retain a consultant to recommend procedures designed to ensure compliance with the 1940 Act and SAM was required to file an affidavit with the Commission within ninety (90) days after entering of the Order detailing SAM's compliance with its undertakings under the Order. Such affidavit was timely filed and all other requirements of the Order have been complied with.

NON-DIRECTOR EXECUTIVE OFFICERS

  James L. Elrod, Jr. has been Executive Vice President and Chief Financial Officer since December 1995. From December 1994 to December 1995, Mr. Elrod served as Senior Vice President and Chief Financial Officer. From September 1980 through December 1994, Mr. Elrod was an investment banker with Dillon, Read & Co. Inc., most recently as Managing Director of Dillon Read's Health Care Group.

  Regina M. Campbell has been Senior Vice President and Chief Administrative Officer since April 1995 and had been Senior Vice President of Legal Affairs and Human Resources since December 1993. Prior to that time, Ms. Campbell was with the law firm of Robinson & Cole from 1983 to 1993, first as an associate and then as a partner.

  Paul M. Philpott has been Senior Vice President and Chief Marketing Officer since March 1996 and had been Senior Vice President, Marketing since May 1994. From April 1993 through May 1994, he was Vice President, Marketing and Sales for New York Life/Sanus in New York, New York and from 1990 through April 1993 he was Assistant Vice President, National Sales for FHP Healthcare in Costa Mesa, California.

  Carlos S. Beharie, M.D. has been Chief Medical Officer since April 1997. From January 1997 through March 1997, he was Acting Chief Medical Officer of the Company. Prior to that he was Chief Medical Officer, Acting President and CEO of Physicians HealthCare Plan of New Jersey from October 1995 to December 1996. From June 1982 to September 1995, he was employed by FHP Inc., where he was Medical Director responsible for Southern California, including Los Angeles.

  The executive officers serve until their successors are elected by the Board of Directors.

  There are no family relationships between any existing director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established a Finance Committee, an Audit Committee, a Nominations Committee, a Compensation Committee and an Executive Committee.

  The members of the Finance Committee are Drs. DoRosario, Grayer and Sawicki and Messrs. Freeman, Lozyniak, Nechasek, Newman and Washburn. The functions of the Finance Committee are to monitor the Company's financial performance, including operating and investment portfolio performance, and review potential acquisitions or other transactions having a potential material effect on the Company's financial operations.

  The members of the Audit Committee are Drs. Grayer and Sherlip and Messrs. Freeman, Nechasek and Washburn. The functions of the Audit Committee are to review contracts with major vendors, including contracts with individual practice associations ("IPAs") who are stockholders of the Company, recommend annually to the Board of Directors the appointment of the independent certified public accountants for the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent certified public accountants, review and approve non-audit services of the independent certified public accountants and review the results of the Company's internal audits. The physician members of the Audit Committee will not vote on matters pertaining to an IPA with which they are associated.

  The members of the Nominating Committee are Drs. Coletti, Coolidge, Grayer, Morrison and Sacks and Messrs. Herbert and Sheer. The purpose of the Nominating Committee is to review proposed amendments to the Company's Bylaws for recommendation to the Board of Directors and to nominate persons to be directors of the Company. Pursuant to the Company's Amended and Restated Certificate of Incorporation, unless waived by the Board of Directors, no person not already a director is eligible to be a director unless nominated to the Board of Directors at least 75 days prior to the corresponding date that had been the record date of the previous year's annual meeting. Such nomination must contain all of the information concerning such person which would be required to be included in a proxy statement pursuant to the rules and regulations under the Exchange Act. The Nominating Committee has not adopted formal procedures for considering nomination submissions by stockholders but will consider nominations if made. Submissions should be sent to the Chairman of the Board, c/o Physicians Health Services, Inc., One Far Mill Crossing, P.O. Box 904, Shelton, Connecticut 06484. Submissions will be subject to the above eligibility requirement.

  The members of the Compensation Committee are Drs. Bader, Coolidge, Escobar, Grayer and Sacks and Mr. Washburn. The purpose of the Compensation Committee is to establish a compensation policy for the Company's officers and employees.

  The members of the Executive Committee are Drs. Bader, Grayer, Licciardello, Sacks and Sherlip and Messrs. Freeman, Herbert, Lozyniak and Sheer. The purpose of the Executive Committee is to act between meetings of the Board of Directors.

  The Company has also established a Continuous Quality Improvement Committee (the "CQI Committee"). The director members of the CQI Committee are Edward Sawicki, M.D. and Joseph Nechasek. The CQI Committee was developed to direct, monitor and report on Company quality improvement activity.

  During 1996, the Board of Directors held nine meetings, the Finance Committee held nine meetings, the Audit Committee held four meetings, the Executive Committee held three meetings, the Nominating Committee held two meetings and the Compensation Committee held seven meetings. During 1996, each Director of the Company, other than Messrs. Newman and Sheer, attended at least 75% of the meetings of the Board of Directors and any committee upon which he served.

  In 1996, the Board appointed a Subcommittee to consider certain strategic issues. The members of the Subcommittee are Drs. Bader, Grayer and Sacks and Messrs. Freeman, Lozyniak, Natt, Sheer and Washburn. The Subcommittee held four meetings in 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of such forms received by it, the Company believes that during 1996, its officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Robert L. Natt, the President and Co-Chief Executive Officer of the Company, and the other four most highly compensated executive officers of the Company in 1996.

                                                                   LONG TERM COMPENSATION
                                                                -----------------------------
                                       ANNUAL COMPENSATION             AWARDS         PAYOUTS
                                  ----------------------------- --------------------- -------
                                                                                                (I)
                                                        (E)        (F)        (G)               ALL
                                                       OTHER    RESTRICTED SECURITIES   (H)    OTHER
                                                       ANNUAL     STOCK    UNDERLYING  LTIP   COMPEN-
            (A)              (B)     (C)      (D)     COMPEN-    AWARD(S)   OPTIONS   PAYOUTS SATION
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($) SATION ($)    ($)        (#)       ($)   ($)/1/
---------------------------  ---- --------- -------- ---------- ---------- ---------- ------- -------
Robert L. Natt,
 President and               1996 $261,899  $ 62,878     --         --       98,809      --   $21,000
 Co-Chief Executive          1995 $250,858  $133,841     --         --       25,741      --   $19,125
 Officer...............      1994 $222,000  $ 78,859     --         --       13,700      --   $16,703
Michael E. Herbert, Co-      1996 $363,181  $108,940     --         --       44,244      --   $19,883
 Chief Executive             1995 $345,835  $234,431     --         --       65,552      --   $18,159
 Officer...............      1994 $310,921  $151,729     --         --       27,100      --   $18,545
Richard C. O'Connor,         1996 $217,284  $ 45,189     --         --       18,769      --   $21,790
 M.D., Senior Medical        1995 $211,153  $ 96,526     --         --       17,784      --   $18,850
 Director..............      1994 $196,654  $ 70,575     --         --       13,700      --   $16,563
James L. Elrod, Jr.,                                     --         --       57,476      --   $20,723
 Executive Vice              1996 $233,654  $ 56,070                         17,784           $ 3,703
 President and Chief         1995 $196,780  $ 90,794
 Financial Officer.....      1994       --        --
Regina M. Campbell,                                      --         --                   --
 Senior                                                  --         --                   --
 Vice President and          1996 $197,308  $ 41,034                         38,109           $21,582
 Chief Administrative        1995 $184,557  $ 83,450                         17,784           $18,618
 Officer...............      1994 $159,827  $ 57,359                          8,200           $   837

--------
1. Consists of pension and 401(k) contributions for each employee on behalf of the Company, group term life insurance and other non-cash fringe benefits. The Company's 1996 contributions under the pension plan were $8,916 for each named executive officer. The Company's 1996 contributions under the 401(k) plan were $6,000 for each named executive officer. Amounts paid for group term life insurance represent $1,440 for Mr. Herbert, $870 for Mr. Natt, $2,250 for Dr. O'Connor, $510 for Mr. Elrod, and $870 for Ms. Campbell. Other non-cash fringe benefits represent $3,527, $5,214, $4,624, $5,297 and $5,796, respectively.

  The Company has entered into employment agreements with Messrs. Natt, Herbert, and Elrod and Dr. O'Connor and Ms. Campbell. The employment agreements terminate, in the case of Mr. Natt, on December 31, 2000, in the case of Mr. Herbert, on January 31, 1999 and in the case of Mr. Elrod and Ms. Campbell, on December 31, 1998. The employment agreement between the Company and Dr. O'Connor was terminated by Dr. O'Connor on April 15, 1997. The agreements provide for base salaries, subject to annual increases, commencing November 1, 1995, for Messrs. Herbert and Natt of $360,550 and $260,000, respectively, and for Mr. Elrod and Ms. Campbell, commencing January 1, 1995, of $200,000 and $180,000, respectively. The employment agreements set forth the basic terms of employment for each executive, including base salary, benefits and severance benefits which are payable if the executive's employment is terminated. In addition, the employment agreements provide for incentive compensation determined each year by the Compensation Committee in accordance with annual performance objectives. In the event that the Company terminates the employment of Mr. Herbert or Mr. Natt (other than for cause, as defined in the agreements), the employment agreements provide for the payment of, in the case of Mr. Natt, the amount due for the remainder of the employment agreement, and in the case of Mr. Herbert, the amount due until December 31, 2000, but for either person no less than the amount due for 18 months, at the annual rate in effect on the date of termination. In the event that the Company terminates the employment of Ms. Campbell or Mr. Elrod, the employment agreements provide for the payment of then current salary for 18 months.

  Non-cash personal benefits payable to executive officers during the year ended December 31, 1996 did not exceed, in the aggregate, the lesser of $50,000 or 10% of the cash compensation for any individual officer.

  The Company has entered into conditional employment agreements with Messrs. Natt, Herbert and Elrod and Ms. Campbell. For each person, the conditional employment agreements terminate on the last day of the later of (i) the sixth calendar month following termination of employment of such person with the Company, or

(ii) the thirty-sixth month following a "change in control" (as defined in the agreements). The conditional employment agreements provide that after a change in control of the Company has occurred, the employment of such person shall be continued for three years from the change in control, with limited ability on the part of the Company to terminate the employment or alter the nature of the employee's duties. After a change in control, the compensation of such employee is converted to a cash-equivalent basis. If the Company breaches the agreement, the employee is entitled to damages plus full salary, unused accrued vacation and applicable bonus through the date of termination, plus a severance amount equal to 2.99 times the highest compensation (including base salary, bonuses, incidental compensation and other taxable and nontaxable benefits) paid to such person by the Company with respect to any twelve consecutive month period during the three years ending with the date of termination, subject to certain limitations. The Company has entered into similar agreements with Dr. O'Connor and Paul Philpott. Dr. O'Connor terminated his active employment with the Company on April 15, 1997, and was on a paid leave of absence until October 15, 1997, at which time his employment terminated. Mr. Philpott's Agreement will be terminated as of the Effective Time, and Mr. Philpott will enter into a new employment agreement at such time. Mr. Natt will also enter into a new employment effective as of the Effective Time. See "PROPOSAL ONE--THE MERGER--The Merger Agreement--Benefit Plans and Employment Arrangements."

  The Company had previously entered into change in control agreements with Messrs. Natt, Herbert, Elrod and Ms. Campbell. These change in control agreements are superseded by the conditional employment agreements described above. However, in the event that the conditional employment agreements are declared invalid, these change in control agreements would prevail. For each person the change in control agreement terminates on the last day of the sixth calendar month following termination of employment of such person with the Company. The change in control agreements provide for certain benefits to be paid upon termination by the Company, other than for specific reasons enumerated in the agreements, after a change in control of the Company has occurred. The benefits payable under such circumstances are equal to full base salary, plus unused accrued vacation and applicable bonus through the date of termination plus a severance amount equal to 2.99 times the highest compensation (including base salary, bonuses, incidental compensation and other taxable and nontaxable benefits) paid to such person by the Company with respect to any twelve consecutive month period during the three years ending with the date of termination, subject to certain limitations. Change in control agreements had also been entered into with Dr. O'Connor and Mr. Philpott.

COMPENSATION PURSUANT TO PLANS

  Pension Plan. The Company contributes 5% of its total aggregate eligible compensation for eligible employees annually to a defined contribution pension plan covering all of the employees who have met certain age and service requirements. Employees become eligible for participation when they have completed six months of service and have attained the age of 20. Such contributions vest at 50% after three years of service, 75% after four years of service, and 100% after five years of service. Employees are eligible to receive distribution of vested contributions from the plan upon retirement on or after age 65, upon death or disability, or upon termination of employment. The contribution to the plan for 1996 was 5% of eligible wages, or approximately $1,198,000.

  Savings and Retirement Plan. The Company maintains a 401(k) savings and retirement plan (the "401(k) Plan") pursuant to which full-time employees may currently reduce their salaries by up to 10% of their compensation and have the salary reduction amounts contributed to the 401(k) Plan. Such contributions are 75% matched by the Company, up to a maximum of 4% of the employee's compensation. Participants are fully vested at all times in their salary reduction and matching contributions. Participants may withdraw their own contribution and the Company's matching contribution upon retirement, upon death or disability, upon termination of employment or upon financial necessity. Participants may elect to make voluntary contributions and may elect to withdraw such amounts twice in any year. The Company's contributions in respect of Messrs. Herbert, Natt and Elrod, Dr. O'Connor and Ms. Campbell are included in the compensation table.

  Management Incentive Plan. The Company maintains a management incentive plan for its salaried employees. Pursuant to the plan, each participant is assigned a target incentive award (expressed as a percentage of such participant's annual base salary) that becomes payable if the Company achieves certain operating goals.

  The following table sets forth certain information regarding stock options granted in 1996 to the five individuals named in the Summary Compensation Table. In addition, in accordance with the Commission's rules, the table also shows a hypothetical potential realizable value of such options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The assumed rates of growth were selected by the Commission for illustration purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         -----------------------------------------------
                                    PERCENT OF                           POTENTIAL REALIZABLE VALUE
                         NUMBER OF    TOTAL                                AT ASSUMED ANNUAL RATES
                         SECURITIES  OPTIONS                                   OF STOCK PRICE
                         UNDERLYING GRANTED TO                                APPRECIATION FOR
                          OPTIONS   EMPLOYEES   EXERCISE                         OPTION TERM
NAME                      GRANTED   IN FISCAL    PRICE                   ---------------------------
----                         (#)1      YEAR      ($/SH)  EXPIRATION DATE     5%($)        10%($)
                         ---------- ----------  -------- --------------- ------------- -------------
Robert L. Natt..........     78,008      13.81%   $17.00      12/05/2006 $     834,000 $   2,112,944
                             20,801       3.68%   $38.75       1/30/2006 $     506,910 $   1,284,616
Michael E. Herbert......     44,244       7.83%   $38.75       1/30/2006 $   1,078,203 $   2,732,395
James L. Elrod, Jr......     36,675       6.49%   $17.00      12/05/2006 $     392,100 $     993,659
                             20,801       3.68%   $38.75       1/30/2006 $     506,910  $  1,284,616
Richard C. O'Connor.....      8,152       1.44%   $17.00      12/05/2006 $      87,155 $     220,867
                             10,617       1.88%   $38.75       1/30/2006 $     258,731 $     655,679
Regina M. Campbell......     24,317       4.30%   $17.00      12/05/2006 $     259,978 $     658,836
                             13,792       2.44%   $38.75       1/30/2006 $     336,104 $     851,758

--------

1 All options granted and reported in this table are made pursuant to the Company's 1992 and 1995 Stock Option Plans and have the following material terms: options may be either (i) "incentive stock options" under Section 422 of the Code, or (ii) non-qualified stock options; all options expire not more than ten years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company; the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year by any employee may not exceed $100,000. All options granted under the 1992 Plan (which are the options listed above with a $38.75 per share exercise price) vest in equal installments in the three years following grant. Options granted under the 1995 Plan (which are the options listed above with a $17.00 per share exercise price) to the individuals named in the table vest in six years; provided, however, there is accelerated vesting in the event certain financial performance criteria are satisfied.

  The following table sets forth certain information concerning stock option exercises by the five individuals named in the summary compensation table during 1996, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1996. Also reported are the values for in the money options which represents a positive spread between the exercise price of any such existing stock options and the closing market price of the common stock at December 31, 1996 ($14.75).

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AT DECEMBER 31, 1996

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                           SHARES              OPTIONS AT DECEMBER 31,    IN-THE-MONEY OPTIONS
                          ACQUIRED    VALUE             1996             AT DECEMBER 31, 1996($)
NAME                     ON EXERCISE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                     ----------- -------- ------------------------- -------------------------
Robert L. Natt..........   13,580    $183,090      34,633/100,457                 $0/$0
Michael E. Herbert......        0           0      106,269/51,347                 $0/$0
Richard C. O'Connor.....        0           0       39,515/21,158                 $0/$0
James L. Elrod, Jr......        0           0       18,789/56,471                 $0/$0
Regina M. Campbell......        0           0       24,653/39,440                 $0/$0

DIRECTOR COMPENSATION

  In 1996, non-employee Directors were entitled to receive an annual retainer of $4,000 and fees of $500 for each Board or committee meeting attended. The Chairman of the Board and Committee Chairmen receive $750 for each meeting they chair, in lieu of the $500 meeting fee. In 1996, Dr. Licciardello and Dr. Grayer were compensated Chairmen's fees of $5,000 and $34,333 respectively. The annual retainer for non-employee Directors was increased to $28,000 as of January 1, 1997.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Executive Compensation Philosophy

  The Compensation Committee of the Board is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the Company's executive officers. The Compensation Committee's decisions are made within parameters established by the Company's Board of Directors in the form of an overall executive compensation philosophy.

  The Company's compensation program and policies are designed to help the Company attract, motivate and retain individuals of outstanding ability in key positions in order to maximize return to stockholders. The primary objectives of the Company's executive compensation program are to provide total compensation opportunities that are competitive with opportunities provided to executives within comparably sized managed care organizations at comparable levels of performance; to ensure that executives' total compensation levels vary based on the Company's short-term financial performance, and growth in stockholder value over time; to focus and motivate executives on the achievements of defined objectives; and to reward executives in accordance with their relative contributions to achieving strategic milestones and upholding key mission-related objectives.

  In designing and administering its executive compensation program, the Company attempts to strike an appropriate balance among these various objectives. It believes that its executive compensation program includes elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management. The Company uses the services of a national compensation consulting firm to develop marketplace data and assess PHSs practices against such data; assess the overall effectiveness of the Company's pay program; assess PHSs compensation philosophy and its alignment with its strategic business needs; and finally, develop recommendations regarding compensation levels, incentive pay programs and its ongoing compensation philosophy. For purposes of establishing compensation for 1996, the market analysis included data from the following sectors: managed care, for profit health care companies and combined profit and not-for-profit health care companies.

  Based upon a previous review and the recommendations of its consultants, the Committee has identified base salary and incentive compensation ranges based on the 50th percentile and 75th percentile, respectively, of competitive data for similarly sized managed care organizations. The Committee has concluded that its most direct competitors for executive talent are for-profit health maintenance organizations and, accordingly, although it reviewed information from all of the sectors identified above, it principally compares its actions to a self-selected group of for-profit managed care companies of comparable size (the "Compensation Comparable Group") and uses the other data compiled by its consultants as a reference point. The Compensation Comparable Group is not the same group as the peer performance group used in calculating the cumulative total return discussed under "Performance Graph" below.

 Base Compensation

  Generally, in establishing compensation, the Committee believes that positions are competitively paid if the executive's salary falls within 20% of the 50th percentile for base salary. In establishing base compensation for 1996, the Committee reviewed updated competitive salary and total compensation information for executive staff. The Committee concluded that most senior management positions fell within 20% of median competitive levels for the Compensation Comparable Group. Based upon their review of the competitive data and the financial performance of the Company, as well as the responsibilities of senior managers, the Committee authorized a 4.7% aggregate increase for senior managers, other than executive officers, and 9.4% aggregate increase for executive officers. Individual adjustments were determined within the total executive compensation budget as approved by the Committee and were based upon individual achievement and contribution. Individual salary decisions are recommended by the President to the Committee.

 Short-Term Incentive Compensation

  The Company's compensation philosophy emphasizes incentive pay to leverage both individual and organizational performance and to raise the Company's total compensation position in the marketplace. The Company's short-term incentive compensation program rewards executives for accomplishing annual performance objectives. The program provides varied award opportunities that correspond to each participant's level of responsibility and impact on strategic initiatives of the Company. The short-term incentive compensation program for 1996 allowed executives to participate in the incentive compensation program at levels established by reference to their grade level (Tier I being the President of the Company, Tier II being Executive Vice Presidents, Tier III being Senior Vice Presidents and Tier IV being Vice Presidents). Incentive compensation opportunities, as a percentage of base salaries, ranged between 12% (threshold, Tier IV) and 75% (maximum, Tier I). For 1996, the Committee established weighted performance measures based upon net income (60%) and year end membership (40%). The program assigned levels of threshold, target and maximum bonuses with corresponding performance expectations for each category of participants. At threshold, 50% or the target amount was funded. Target performance resulted in funding of the full target amount, where superior performance paid 150% of the target amount. The Company failed to achieve threshold performance with respect to the net income goal, but achieved superior performance in membership growth. Accordingly, eligible executives received bonuses for 1996 (as a percentage of base salaries) of 30% for Tier I, 24% for Tier II, 20.8% for Tier III, and 15.2% for Tier IV. The Compensation Committee has revised the short-term incentive compensation program for 1997 to provide that the Company must achieve profitability objectives before any bonuses are payable to management.

 Long-Term Incentive Compensation

  The Company's stock option plans are designed to reward employees for long-term growth consistent with stockholder return. In 1996, senior management was awarded stock options in amounts designed to deliver a percentage of their base salaries over the term of the stock option. Values for senior management are targeted at 120% of base salary for Tier I, 75% of base salary for Tier II, 60% of base salary for Tier III and 30% of base salary for Tier IV. The ultimate value of the long-term incentive compensation awards will be determined by the actual performance of the Company's stock price over time.

 CEO Compensation

  The Company underwent a change in its most senior position in mid-1996. Through August 27, 1996, the President and Chief Executive Officer of the Company was Michael E. Herbert. Robert L. Natt was elected

President and Co-Chief Executive Officer on August 27, 1996 and Mr. Herbert became Co-Chief Executive Officer and Third Vice Chairman of the Board of Directors.

  In establishing Mr. Herbert's compensation for the period November 1, 1995 through August 1996, the Committee had assessed Mr. Herbert's performance in the prior year and reviewed competitive market data on salary levels within the Compensation Comparable Group. Mr. Herbert's salary was increased 8% over 1995 levels, which resulted in his base pay being approximately 8% less than the median competitive data for similar positions. Following the management change in August 1996, Mr. Herbert's salary was not adjusted to reflect his reduced responsibilities. Mr. Herbert's employment agreement, entered into before the management change, requires the Company to maintain his salary through the term of the agreement, subject to annual increases. Mr. Herbert's employment agreement also requires the Company to pay Mr. Herbert annual bonuses of up to 75% of his base salary, for achieving goals mutually established by Mr. Herbert and the Committee. Accordingly, Mr. Herbert's base salary is currently governed solely by the contractual agreements between the Company and Mr. Herbert and is not subject to performance assessment or competitive review. Mr. Herbert's bonus in 1996 was at the Tier 1 level and was equal to 30% of his base salary for 1996. Mr. Herbert's bonus in future years will be based upon performance objectives established by the Committee and Mr. Herbert.

  Until his promotion, Mr. Natt had served as Executive Vice President and Chief Operating Officer of the Company, and his salary had been established for 1996 in accordance with the above criteria. Mr. Natt's salary was adjusted approximately 19% effective November 1, 1996 to reflect his new responsibilities. This adjustment resulted in his salary being approximately 20.5% less than the median competitive data for similar positions. At Mr. Natt's request, his salary increase has been delayed until certain 1997 profitability objectives have been achieved, at which time the increase will become effective, retroactive to November 1, 1997. Mr. Natt's bonus in 1996 was at the Tier II level and was equal to 24% of his base salary for 1996.

  The Committee has not awarded compensation in excess of $1 million. However, in the event of outstanding performance, it may decide to exceed the $1 million compensation deduction cap.

  It is the opinion of the Committee that the aforementioned compensation structures provide features which properly align the Company's executive compensation with corporate performance and the interests of its stockholders and which offer competitive opportunities in the marketplace.

                                          The Compensation Committee
                                          Lewis Bader, M.D., Chairman
                                          Melvin Coolidge, M.D.
                                          Santiago Escobar, M.D.
                                          David I. Grayer, M.D.
                                          Kenneth Sacks, M.D.
                                          John Washburn

 Compensation Committee Interlocks and Insider Participation

  Drs. Bader, Coolidge, Escobar, Grayer and Sacks and Mr. Washburn served as members of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 1996. As described above, each Director received an annual retainer of $4,000 and a fee of $500 for each Board or committee meeting attended in 1996. In addition, Dr. Grayer was compensated $34,333 in 1996 for additional services provided to the Company in his capacity as Chairman of the Board of Directors.

  Drs. Bader, Coolidge, Escobar, Grayer and Sacks are members of GBIPA. GBIPA, CIPA and HIPA are both stockholders of and suppliers to the Company. GBIPA owns 70.5% of the outstanding Class B Common Stock, representing 60.7% of the combined voting power of the Common Stock and provides service for approximately 19.3% of the Company's enrollees. CIPA owns 7.4% of the outstanding Class B Common Stock (including shares held by CIPA as voting trustee, pursuant to a voting trust which expired on August 16, 1995, which shares have not yet been distributed to individual holders), representing 6.4% of the combined voting power of the Common Stock and provides service for approximately 14.3% of the Company's enrollees. HIPA owns 5.7% of the outstanding Class B Common Stock, representing 4.9% of the combined voting power of the Common Stock, and provides service for approximately 7.1% of the Company's enrollees. The IPA stockholders, as suppliers to the Company, have interests with respect to the Company which diverge from those of the public stockholders. The IPAs could seek to use their voting control to reject proposals presented for stockholders approval that were not considered by them to be in their own best interests.

  The current IPA service agreements between the Company and GBIPA, HIPA and CIPA were approved by the Audit Committee, a majority of whom were not members of any IPA. All other material transactions between a stockholder IPA and the Company, including any advance of funds to an IPA to pay excess costs, require the approval of the Audit Committee. Pursuant to the Company's service agreements with its IPAs, the Company also provides certain administrative and support services to the IPAs. Management believes that the terms of these contracts are as favorable to the Company as those that could have been obtained from unaffiliated parties.

  The following table incorporates information relating to certain material business transactions to which the Company is a party with IPAs that own 5% or more of any class of the Company's Common Stock.

                                                       LENGTH OF
                                  ORIGINAL EXPIRATION/ YEARS IN     PAYMENTS
                                  CONTRACT   RENEWAL    CURRENT  ($ IN MILLIONS)
                  IPA             DATE(1)     DATE     EXTENSION      1996
                  ---             -------- ----------- --------- ---------------
      CIPA.......................  4/26/84  12/31/97        1         19.9
      GBIPA......................  10/1/80  12/31/97        1         53.8
      HIPA....................... 11/12/84  12/31/97        1         15.1

--------
(1) The Company entered into contracts with its IPAs on the dates shown above. These contracts have been extended pursuant to certain amendment agreements that establish capitation payment increases over the term of the amendment or replaced by certain agreements entered into, from time to time, with each of the IPAs.

  In 1989, the Company began negotiations with GBIPA to renew its service agreement, which until then had been renewed annually. Due to difficulties encountered in finalizing the terms of the service agreement the Company endeavored to contract with GBIPA's member physicians individually. In 1990, the U.S. Justice Department commenced a civil investigation under the antitrust laws with respect to certain actions of GBIPA in connection with the 1989 contract renewal, specifically GBIPA's conduct with respect to the Company's efforts to contract directly with GBIPA's member physicians. In September 1992, the Justice Department and GBIPA agreed to the terms of a consent decree, effective as of January 7, 1993. Without admitting or denying the Justice Department's allegations, GBIPA agreed not to discourage its members from entering into direct contracts with any HMO for ten years and agreed to conduct a compliance program for that period.

PERFORMANCE GRAPH

  The following graph compares the change in the Company's cumulative total return on its Class A Common Stock to (a) the change in the cumulative total return on the stocks included in the NASDAQ Composite Index for U.S. Companies and (b) the change in the cumulative total return on the stocks included in the NASDAQ Health Services Index assuming an investment of $100 made on January 21, 1993 (the date the Company's Common Stock became listed on the NASDAQ National Market System under the symbol PHSV) and comparing relative values on January 21, 1993, December 30, 1993, December 29, 1994, December 31, 1995, and December 31, 1996. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the period. Note that the price performance of the Company's Class A Common Stock shown below should not be viewed as being indicative of future performance.

                                      [GRAPH]

                      21-Jan-93       100     100     100
                      31-Dec-93       135     111.62  107.16
                      30-Dec-94       181.67  109.1   114.98
                      29-Dec-95       246.67  154.29  146.04
                      31-Dec-96        98.33  189.79  146.24

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Ernst & Young LLP is the Company's independent accounting firm and has been since 1980. Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Any proposals of holders of Common Stock intended to be presented at the annual meeting of stockholders to be held in 1998 must be received by the Company at its principal offices in Shelton, Connecticut on or before August 23, 1998. A proponent of such proposal must comply with the proxy rules under the Exchange Act.

                                 MISCELLANEOUS

  The Company will bear the cost of preparing, assembling and mailing the proxy, this Proxy Statement and other material that may be sent to stockholders in connection with this solicitation. The Company may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy materials to their principals.

  The Annual Report of the Company for its fiscal year ended December 31, 1996 is enclosed.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Bernard Sherlip, M.D.
                                          BERNARD SHERLIP, M.D.
                                          SECRETARY

DECEMBER 10, 1997

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                    COMPOSITE AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 8, 1997, as amended by Amendment No. 1 thereto, dated as of October 19, 1997, by and among Foundation Health Systems, Inc., a Delaware corporation ("Parent"), PHS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Physicians Health Services, Inc., a Delaware corporation (the "Company").

                                   RECITALS

  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement; and

  WHEREAS, in furtherance thereof, upon the terms and subject to the conditions set forth in this Agreement, (i) Merger Sub would be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and (ii) each share of Class A Common Stock, par value $.01 per share, together with the associated Right (as defined in Section 3.2) (collectively, "Class A Common Stock"), and Class B Common Stock, par value $.01 per share, together with the associated Right (collectively, "Class B Common Stock"), of the Company issued and outstanding (the "Shares") immediately prior to the Effective Time (as defined in Section 1.2) would, except as otherwise expressly provided herein, be converted into the right to receive the Merger Consideration (as defined in Section 1.8); and

  WHEREAS, concurrently herewith and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, the Company, Greater Bridgeport Individual Practice Association, Inc., a stockholder of the Company, and American Stock Transfer & Trust Company, as voting trustee, have entered into a Voting Trust Agreement (the "Voting Trust Agreement"), substantially in the form of Exhibit A hereto; and

  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions hereof and in accordance with the provisions of Delaware Law, Merger Sub will be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Company and Merger Sub are sometimes hereinafter referred to collectively as the "Constituent Corporations."

  1.2 Effective Time. Subject to the provisions of this Agreement, the Merger shall be consummated as promptly as practicable (and in any event within two business days) after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in Article VI (the "First Available Effective Date"), by duly filing an appropriate certificate of merger (the "Certificate of Merger"), in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law; provided, that in the event that the First Available Effective Date occurs prior to January 6, 1998, then at the request of Parent upon notice provided pursuant to Section 8.4 hereof, the Effective

Date shall occur on a business day thereafter selected by Parent no later than January 6, 1998: provided, further, that in the event, pursuant to the request of Parent, the Effective Time (as defined below) does not occur on the First Available Effective Date, Section 3.8 of the Merger Agreement shall not be deemed to be breached as a result of any event occurring or arising after the First Available Effective Date. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Delaware Law or at such later time agreed to by the parties as is specified in the Certificate of Merger (the "Effective Time"). The date on which the Effective Time shall occur is referred to herein as the "Effective Date." This Agreement is intended by the parties to constitute the agreement of merger contemplated by Section 251 of Delaware Law.

  1.3 Effects of the Merger; Subsequent Actions. (a) The separate corporate existence of the Company, as the Surviving Corporation, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed to all the properties and assets of the Constituent Corporations and to all debts, causes of action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all the debts, liabilities and duties of the Constituent Corporations with the effect set forth in Section 259 of Delaware Law.

  (b) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments, assumption agreements and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

  1.4 Time and Place of Closing. The closing (the "Closing") of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, as promptly as practicable (and in any event within two business days) after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in Article VI, or at such other place or time as Parent and the Company may agree.

  1.5 Certificate of Incorporation and Bylaws. (a) The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended to change the name of Merger Sub to "Physicians Health Services, Inc." and, as so amended, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.

  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.

  1.6 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

  1.7 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and as a result Robert L. Natt will be the Chief Executive Officer of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

  1.8 Consideration for the Merger; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Shares or capital stock of Merger Sub:

    (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 1.8(b) and Dissenting Shares (as defined in Section 2.1)) shall be cancelled and extinguished and converted into the right to receive $28.25 in cash, without interest thereon (the "Merger Consideration"), subject to Section 1.10.

    (b) Each Share issued and outstanding immediately prior to the Effective Time and owned by Parent or Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub, or which is held in the treasury of the Company or by any of its subsidiaries, shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

    (c) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  1.9 Company Stock Plans. As of the Effective Time, each outstanding option (including any related stock appreciation right) (an "Employee Option") issued, awarded or granted pursuant to the Company's 1992 Stock Option Plan or the Company's 1995 Stock Option Plan (the "Company Stock Plans") to purchase Shares shall be cancelled to the Company, subject to obtaining the consents discussed below, and each holder of a cancelled Employee Option shall be entitled to receive from the Company (or, at Parent's option, any subsidiary of the Company) in consideration for the cancellation of such Employee Option an amount in cash (less applicable withholding Taxes (as defined in Section 3.11)) equal to the product of (i) the number of Shares previously subject to such Employee Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Employee Option. At or prior to the Closing (x) the Company shall deliver to Parent agreements (in a form reasonably acceptable to Parent) executed by each director and officer of the Company acknowledging that the payment made pursuant to this
Section 1.9 is being made in full satisfaction of such individual's rights under the applicable Company Stock Plans and any option awards granted thereunder, and (y) the Company shall use its reasonable best efforts to obtain executed agreements of the type described in clause (x) from each other holder of an option to purchase Shares awarded under the Company Stock Plans.

  1.10 Adjustment of Merger Consideration. Notwithstanding anything to the contrary set forth in Section 1.8(a) hereof, in the event that, at or prior to the Effective Time, the Company obtains each of the waivers and amendments described on Schedule 6.1 (in a form or forms reasonably satisfactory to Parent), then the Merger Consideration shall be increased by an amount equal to $1.00 to a total of $29.25.

                                  ARTICLE II

                     DISSENTING SHARES; EXCHANGE OF SHARES

  2.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted to approve and adopt this Agreement or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of Delaware Law ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon. The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

  2.2 Exchange of Certificates. (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") in effecting the exchange for the Merger Consideration of certificates (the "Certificates") that, prior to the Effective Time, represented Shares. Upon the surrender of each such Certificate formerly representing Shares, together with a properly completed letter of transmittal, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares or Shares held by Parent, Merger Sub or the Company, or any direct or indirect subsidiary thereof) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any Person (as defined in Section 8.8) other than the Person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes (as defined in Section 3.11) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

  (b) Prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent for the benefit of the holders of Shares the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.8(a); provided that no such deposit shall relieve Parent of its obligation to pay the Merger Consideration pursuant to Section 1.8(a).

  (c) The Merger Consideration shall be invested by the Paying Agent, as directed by Parent, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets; provided, that no loss on investments made pursuant to this Section 2.2(c) shall relieve Parent of its obligation to pay the Merger Consideration pursuant to Section 1.8(a).

  (d) Promptly following the date which is six months after the Effective time, the Paying Agent shall deliver to Parent all cash and documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

  (e) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration in exchange therefor.

  (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.

  (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect therefor pursuant to this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth with respect to a specifically identified representation and warranty on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"):

  3.1 Corporate Organization and Qualification. Each of the Company and each of its Significant Subsidiaries (as defined in Section 8.8) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section 8.8) on the Company. Each of the Company and each of its Significant Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not have a Material Adverse Effect on the Company. The Company has heretofore made available to Parent complete and correct copies of its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as in effect on the date hereof.

  3.2 Capitalization. The authorized capital stock of the Company consists of
(i) 13,000,000 shares of Class A Common Stock of which, as of the close of business on May 7, 1997, 5,767,196 shares were issued and outstanding, (ii) 6,369,789 shares of Class B Common Stock of which, as of the close of business on May 7, 1997, 3,542,921 shares were issued and outstanding and (iii) 500,000 shares of preferred stock, par value $.01 per share, none of which is issued or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. As of May 7, 1997, (i) 1,348,272 shares of Class A Common Stock were reserved for issuance upon exercise of outstanding Employee Options pursuant to the Company Plans and
(ii) 200,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share ("Junior Preferred Stock"), were reserved for issuance in connection with the rights (the "Rights") to purchase shares of Junior Preferred Stock issued pursuant to the Rights Agreement, dated as of February 21, 1995, between the Company and American Stock Transfer & Trust Company, as rights agent (as amended from time to time, the "Rights Agreement"). Except as set forth above and except for or as a result of the exercise of Employee Options outstanding as of May 7, 1997, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, subscriptions, warrants, calls or other rights to acquire from the Company, and no obligation of the Company to issue, deliver or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (iv) no equity equivalents (including any phantom stock or SAR rights, whether cash or other), performance shares, interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights issued by the Company (collectively, "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is directly or indirectly owned by the Company, free and clear of all security interests, liens, claims, pledges, charges, voting agreements or other encumbrances of any nature whatsoever (collectively, "Liens"). There are no existing options, subscriptions, warrants, calls or commitments of any character relating to the issued or unissued capital stock or other equity securities of any Subsidiary of the Company. The execution, delivery and performance of the Voting Trust Agreement by the parties thereto, and the transactions contemplated thereby, will not be deemed to be a transfer of beneficial ownership of the Class B Common Stock subject to the Voting Trust Agreement and will not cause the shares of Class B Common Stock subject to the Voting Trust Agreement to be converted into shares of Class A Common Stock pursuant to the provisions of the Company's Amended and Restated Certificate of Incorporation or applicable law.

  3.3 Other Interests. Except for the Company's interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any investment (whether equity or debt) in, any corporation, limited liability company, partnership, joint venture, business, trust or other entity.

  3.4 Authority Relative to this Agreement; Fairness Opinion. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Voting Trust Agreement and (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the total outstanding voting power of the Shares, voting as a single class, as required by Delaware Law (the "Company Stockholder Approval")) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Board of Directors of the Company, at a meeting duly called and held on May 7, 1997,
(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the stockholders of the Company, (ii) approved this Agreement and the Voting Trust Agreement and the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved, subject to Section 5.6, to recommend that the stockholders of the Company approve and adopt this Agreement. Morgan Stanley & Co. Incorporated (the "Company Financial Advisor") has delivered to the Board of Directors of the Company its written opinion dated May 8, 1997 to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders, a copy of which opinion has been delivered to Parent. The execution, delivery and performance of this Agreement and the Voting Trust Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Voting Trust Agreement or to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger, the Company Stockholder Approval and the filing of the appropriate merger documents as required by Delaware Law). The Board of Directors of the Company has taken all action necessary with respect to the transactions contemplated hereby and by the Voting Trust Agreement so as to render inapplicable to such transactions, including, without limitation, the Merger, the restrictions on business combinations contained in Section 203 of the Delaware Law. Each of this Agreement and the Voting Trust Agreement has been duly and validly executed and delivered by the Company and, assuming it constitutes a valid and binding agreement of the other parties hereto or thereto, as the case may be, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof or thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

  3.5 Governmental Authorization. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("Governmental Entity") other than:

    (a) the filing of the Certificate of Merger in accordance with Delaware
  Law;

    (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

    (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act");

    (d) compliance with any applicable foreign or state securities or "blue sky" laws, rules or regulations;

    (e) compliance with Federal, foreign and state laws, rules and regulations governing insurance, health maintenance organizations, health care services plans, third party administrators, hospitals or other managed health care organizations or antitrust; and

    (f) such other filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which to be made or obtained would not, individually or in the aggregate, (i) have a Material Adverse Effect on the Company or the Surviving Corporation or (ii) impair the ability of the Company to consummate the transactions contemplated by this Agreement.

  3.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not:

    (a) contravene or conflict with any provision of the respective charters or bylaws (or similar governing documents) of the Company or any of its Significant Subsidiaries;

    (b) assuming compliance with the matters referred to in Section 3.5 and assuming the Company Stockholder Approval has been obtained, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets;

    (c) conflict with or result in a breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in any third party having any right of termination, amendment, acceleration or cancellation of, or loss of a material benefit under, (i) any agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or, (ii) assuming compliance with the matters referred to in Section 3.5, any license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company; or

    (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary of the Company;

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that would not, individually or in the aggregate, (i) have a Material Adverse Effect on the Company or the Surviving Corporation, (ii) impair the ability of the Company to consummate the transactions contemplated by this Agreement or
(iii) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

  3.7 SEC Reports; Financial Statements. Each periodic report, registration statement, definitive proxy statement and other document filed by the Company with the Securities and Exchange Commission (the "SEC") since January 1, 1995 (as such documents have since the time of their filing been amended, the "Company SEC Reports"), as of their respective dates, complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") or the Exchange Act, as the case may be, applicable to such Company SEC Reports and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The Company SEC Reports include all the documents (other than preliminary material) that the Company was required to file with the SEC since January 1, 1995. The financial statements of the Company included in the Company SEC Reports, as of their respective filing dates with the SEC, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject in the case of the unaudited statements, to normal, year-end audit adjustments). Since December 31, 1996, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of December 31, 1996 (including the notes thereto) (the "Company Balance Sheet"), (ii) for liability under this Agreement, (iii) as incurred after December 31, 1996 in the ordinary course of business and consistent with past practices, (iv) as described in the Company SEC Reports filed and publicly available prior to the date hereof or (v) as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  3.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed and publicly available prior to the date hereof, since December 31, 1996, the Company and its Subsidiaries have conducted their respective business only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

  3.9 Litigation. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their assets or against or involving any of its officers, directors or employees in connection with the business or affairs of the Company, including, without limitation, any claims for indemnification arising under any agreement to which the Company or any of its Subsidiaries is a party, which would, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not subject to or in default with respect to any writ, order, judgment, injunction or decree which would, individually or in the aggregate, have a Material Adverse Effect on the Company. The parties agree that this representation and warranty shall not cover any actions, suits, proceedings, claims, investigations, writs, orders, judgments, injunctions or decrees, pending or threatened, which seek to prevent or materially delay the consummation of the transactions contemplated by this Agreement or impose material conditions with respect thereto.

  3.10 Proxy Statement. The proxy or information statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto (the "Proxy Statement"), will not, at the time of mailing to stockholders of the Company or at the time of the special meeting of the Company's stockholders called for the purpose of considering and taking action upon this Agreement (the "Special Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing two sentences, the Company makes no representation or warranty with respect to information supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement.

  3.11 Taxes.

  (a) The Company and each of its Subsidiaries (i) has filed (or the Company has had timely filed on their behalf) when due (taking into account extensions) with the appropriate Federal, state, local, foreign and other governmental agencies, all material tax returns, estimates, reports and documents of a similar nature relating to taxes required to be filed by it, and all such returns, estimates and reports are or will be at the time of filing true, correct and complete in all material respects and (ii) has either paid when due and payable or has established adequate reserves (including Taxes (as defined below) being contested in good faith) or otherwise accrued on the Company Balance Sheet, all material Federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, and unemployment and social security taxes and income tax withholding, including interest and penalties thereon ("Tax" or "Taxes"). There are no Tax liens upon any property of the Company or any of its Subsidiaries except liens for current Taxes not yet due, and there are no material Taxes, interest, penalties, assessments or deficiencies claimed in writing by any Taxing authority and received by the Company or any such Subsidiary that, in the aggregate, would result in any Tax liability in excess of the amount of the reserves or accruals, and the Company and each of its Subsidiaries has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that are adequate for the payment of all material Taxes not yet due and payable and attributable to any period preceding the Closing. The Company has not filed a consent to the application of Section 341(f)(2) of the Code.

  (b) No audit, assessment or other examination relating to Taxes by any Taxing authority is pending with respect to any material Taxes due by the Company or any of its Subsidiaries.

  (c) Neither the Company nor any predecessor corporation, nor any of their respective Subsidiaries, has executed or filed with the Internal Revenue Service or any other governmental authority or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes.

  (d) Neither the Company nor any of its Subsidiaries is a party to or is bound by (or will prior to the Closing become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement which includes a party other than the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group other than one of which Company was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by the Company (or a return for a group consisting solely of its Subsidiaries and predecessors).

  (e) The Company has not agreed, nor is it required, to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

  (f) Neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under section 453 of the Code, nor has the Company or any of its Subsidiaries entered into an interest rate swap, currency swap or other similar transaction.

  3.12 Compliance with Applicable Law. Section 3.12 of the Company Disclosure Schedule contains a true and complete list of all regulatory undertakings, orders or other commitments of any nature not embodied in applicable statutes or regulations or specifically disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement entered into by the Company or any of its Subsidiaries with any regulatory entity, including any insurance or HMO regulatory bodies, which undertakings, orders or other commitments limit or purport to limit the business of the Company or any of its Significant Subsidiaries as presently conducted or as the same may be conducted in the future. The Company and its Subsidiaries hold, and at all times since January 1, 1995 have held, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries are, and at all times since January 1, 1995 have been, in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as specifically disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, the conduct of the respective businesses of the Company and its Subsidiaries is, and at all times has been, in conformity with all applicable federal, state and other governmental and regulatory requirements, except where nonconformity or noncompliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  3.13 Employee Benefit Plans.

  (a) Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); each "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary of the Company (the "Plans"). Neither the Company, any Subsidiary of the Company nor any ERISA

Affiliate has any legal commitment to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee (an "Employee") or former employee of the Company or any Subsidiary of the Company.

  (b) With respect to each Plan, the Company has heretofore delivered or made available to Buyer true and complete copies of each of the following documents:

    (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof);

    (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

    (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

    (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

    (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

  (c) No Plan is subject to Title IV of ERISA. No Title IV Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA.

  (d) All contributions required to be made with respect to any Plan on or prior to the Closing Date have been or will be timely made on or prior to the Closing Date.

  (e) Neither the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any trustee or administrator thereof, has engaged in a transaction in connection with which the Company or any Subsidiary of the Company or any trustee or administrator thereof could reasonably be expected to be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code.

  (f) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

  (g) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter to the effect that the Plan is so qualified and that its related trust maintained thereunder is exempt from taxation under section 501(a) of the Code.

  (h) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

  (i) Except as previously disclosed in writing to Parent, no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

  (j) Except as set forth in Section 3.13(j) of the Company Disclosure Schedule or as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

  (k) There are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

  3.14 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any such Subsidiary and, to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees.

  3.15 Environmental Laws and Regulations.

  (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by the Company or any of its Subsidiaries, no complaint has been served on the Company or any of its Subsidiaries, no penalty has been assessed and, to the knowledge of the Company, no investigation is pending or has been threatened (each, an "Action") by any Governmental Entity or other party with respect to any (i) alleged violation by the Company or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by the Company or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or
(iii) Regulated Activity, in each case where such Action has had or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (b) Neither the Company nor any of its Subsidiaries has any Environmental Liabilities that has had, or would have, individually or in the aggregate, a Material Adverse Effect on the Company. There has been no release of Hazardous Substances into the environment or violation of any Environmental Law in either case by the Company or any such Subsidiary which in either case has had, or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (c) For the purposes of this Agreement, the following terms have the following meanings:

    "Environmental Laws" shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions and governmental restrictions relating to the environment or to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof.

    "Environmental Liabilities" shall mean all liabilities which (i) arise under Environmental Laws and (ii) relate to Regulated Activities occurring or conditions existing on or prior to the Effective Time.

    "Hazardous Substances" shall mean any pollutants, contaminants, toxic, radioactive, caustic or otherwise hazardous substance or waste, including petroleum, its derivatives, by-products and other hydrocarbons and medical or infectious waste that is regulated under or by any applicable Environmental Law.

    "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

  3.16 Computer Systems; Intangible Property.

  (a) Except as set forth on Section 3.16 of the Company Disclosure Schedule, the Company's computer systems, including all hardware and software (collectively, the "Computer Systems"), are presently serving the Company's needs adequately. There are no infringement suits, actions or proceedings pending or, to the Company's knowledge, threatened, with respect to the Computer Systems.

  (b) The Company or one of its Subsidiaries is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights. There are no claims pending or, to the Company's knowledge, threatened, that the Company or any of its Subsidiaries is in violation of any such intangible property of any third party which would, individually or in the aggregate, have a Material Adverse Effect on the Company. No material infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries is known to the Company.

  3.17 DOI Reports. The Company has made available to Parent at the Company's offices true, correct and complete copies of all material reports filed by the Company or any of its Subsidiaries regarding the activities of the Company and its Subsidiaries in the States of Connecticut, New Jersey and New York with, and any license applications filed by the Company in such States with, and all material correspondence regarding such activities and license applications sent to, or received by the Company or any of its Subsidiaries from, applicable insurance and HMO regulatory bodies since January 1, 1995. Each material report required to be filed by the Company or any of its Subsidiaries with applicable insurance and HMO regulatory bodies since January 1, 1995 (as such documents have since the time of their filing been amended, the "DOI Reports") has been filed. As of their respective dates, the DOI Reports complied in all material respects with the requirements of the laws, rules and regulations applicable to such DOI Reports, and none of the DOI Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof.

  3.18 Covered Lives/Subscribers. As of April 30, 1997, (i) the Company had a total of 379,026 at-risk members covered under its various managed health care plans, including 339,742 commercial HMO members, 15,254 Medicare members, 24,030 Medicaid members, and no commercial PPO members, and (ii) there were 68,844 persons covered by self-funded and other plans for which the Company provided ASO services.

  3.19 Contracts. Neither the Company nor its Subsidiaries is a party to, or has any obligation under, any contract or agreement, written or oral, which contains any covenants currently or prospectively limiting the freedom of the Company, any of its Subsidiaries or any of their respective affiliates to engage in any line of business or to compete with any entity. All contracts and agreements to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general principles of equity, other than such failures to be so valid and binding, in full force and effect or enforceable which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is not under any such contract or agreement any existing default, or event which, after notice or lapse of time, or both, would constitute a default, by the Company or any of its Subsidiaries or, to the Company's knowledge, any other party, except to the extent such default would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

  3.20 Brokers and Finders. Except for the fees and expenses payable to the Company Financial Advisor, which fees and expenses are reflected in its agreements with the Company, true and complete copies of which have been furnished to Parent, the Company has not engaged any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  3.21 Company Rights Plan. The Rights Agreement has been amended to (i) render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (y) neither Parent nor any of its wholly owned Subsidiaries is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (z) a Stock Acquisition Date or Distribution Date (in each case as defined in the Rights Agreement) does not occur solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

  3.22 Certain Real Property. The Company does not directly own any real property located in the State of Connecticut.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PARENT
                                AND MERGER SUB

  Each of Parent and Merger Sub represent and warrant jointly and severally to the Company that, except as set forth with respect to a specifically identified representation and warranty on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"):

  4.1 Corporate Organization and Qualification. Each of Parent and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not have a Material Adverse Effect on Parent. Parent and Merger Sub have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws as in effect on the date hereof.

  4.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

  4.3 Governmental Authorization. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than:

    (a) the filing of the Certificate of Merger in accordance with Delaware
  Law;

    (b) compliance with any applicable requirements of the HSR Act;

    (c) compliance with any applicable requirements of the Exchange Act;

    (d) compliance with any applicable foreign or state securities or "blue sky" laws, rules or regulations;

    (e) compliance with Federal, foreign and state laws, rules and regulations governing insurance, health maintenance organizations, health care services plans, third party administrators, hospitals or other managed health care organizations or antitrust; and

    (f) such other filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which to be made or obtained would not, individually or in the aggregate, (i) have a Material Adverse Effect on Parent or (ii) impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

  4.4 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not:

    (a) contravene or conflict with any provisions of the respective charters or bylaws (or similar governing documents) of Parent or any of its Significant Subsidiaries;

    (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets;

    (c) conflict with or result in a breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in any third party having any right of termination, amendment, acceleration or cancellation of or loss of a material benefit under, (i) any agreement, contract or other instrument binding upon Parent or any Subsidiary of Parent or (ii) assuming compliance with the matters referred to in Section 4.3, any license, franchise, permit or other similar authorization held by Parent or any Subsidiary of Parent; or

    (d) result in the creation or imposition of any Lien on any material asset of Parent or any Subsidiary of Parent;

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that would not, individually or in the aggregate, (i) have a Material Adverse Effect on Parent, (ii) impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or (iii) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

  4.5 SEC Reports; Financial Statements. Each periodic report, registration statement, definitive proxy statement and other document filed by the Parent with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended, the "Parent SEC Reports"), as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Reports and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The Parent SEC Reports include all the documents (other than preliminary material) that Parent was required to file with the SEC since January 1, 1995. The financial statements of Parent included in the Parent SEC Reports, as of their respective filing dates with the SEC, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject in the case of the unaudited statements, to normal, year-end audit adjustments).

  4.6 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the time of mailing to stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  4.7 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

  4.8 Brokers and Finders. Except for the fees and expenses payable to Credit Suisse First Boston, which fees and expenses are reflected in its agreements with Parent, Parent has not engaged any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE V

                      ADDITIONAL COVENANTS AND AGREEMENTS

  5.1 Conduct of Business of the Company. Except as set forth in Section 5.1 of the Company Disclosure Schedule or Section 5.8 hereof, the Company agrees that during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired. Except as set forth in Section 5.1 of the Company Disclosure Schedule or
Section 5.8 hereof, without limiting the generality of the foregoing, and except as otherwise expressly permitted in this Agreement prior to the Effective Time, neither the Company nor any of its Subsidiaries shall:

    (a) except for shares of Class A Common Stock to be issued or delivered in connection with the exercise of Employee Options outstanding on the date hereof in accordance with their current terms, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

    (b) except pursuant to the Plans as in effect on the date hereof, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries;

    (c) split, combine, subdivide or reclassify any of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any of its capital stock or otherwise make any payments to stockholders of the Company in their capacity as such, except for dividends payable to the Company declared by any wholly owned subsidiary of the Company;

    (d) adopt or propose to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

    (e) adopt or propose to adopt any amendments to its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws;

    (f) waive, amend or otherwise alter the Rights Agreement or redeem the Rights;

    (g) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

    (h) sell (including by sale-leaseback), lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

    (i) make or agree to make any capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000, except as set forth in Section 5.1(i) of the Company Disclosure Schedule;

    (j) enter into any non-competition or other agreement which may restrict in any way the conduct of the respective businesses of the Company or any of its Subsidiaries;

    (k) modify its existing provider fee or rate schedules, the result of which modifications would be, based upon 1996 utilization, an increase in either (i) the aggregate reimbursements to all physician, hospital and ancillary providers, taken together, or (ii) reimbursements to any individual physician, hospital or ancillary provider representing at least $1,000,000 or more in annual payments for services during 1996;

    (l) except as required by law, effect material changes to rating plans or issue new business or renewal quotations to groups of more than 1,000 employees or enter into any amendment or modification of any of its agreements with providers, other than amendments expressly contemplated hereby, without reasonable evidence that doing so would be in the economic interests of the Company and would not adversely affect the Company's rights to medically manage the provision of healthcare except in immaterial respects;

    (m) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company;

    (n) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

    (o) settle or compromise any pending or threatened material suit, action or claim relating to the transactions contemplated hereby;

    (p) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, or as required by their by terms, of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet (or the notes thereto) or incurred in the ordinary course of business consistent with past practice or immaterial liabilities not incurred in the ordinary course of business consistent with past practice;

    (q) increase in any manner the compensation or fringe benefits of any of its directors, officers or other employees receiving an annual salary in excess of $40,000, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee (other than increases in the compensation of employees who are not officers or directors of the Company made in the ordinary course of business consistent with past practice) or voluntarily accelerate the vesting of any compensation or benefit;

    (r) waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company is a party; or

    (s) take, or agree in writing or otherwise to take, any of the foregoing actions.

  5.2 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) the prompt making of their respective filings and thereafter the making of any other required submission under the HSR Act with respect to the Merger, (b) the obtaining of all additional necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from any Governmental Entity,
(c) the obtaining of all necessary consents, approvals or waivers from third parties, (d) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

  5.3 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's accountants, counsel and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state laws other than product and product-related filings with departments of insurance and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. The financial and operating data requested pursuant to this Section 5.3 shall specifically include, but shall not be limited to, all correspondence and reports reasonably relating to any actual or threatened adverse actions, denials or revocations of accreditation, sanctions or investigations by the National Committee on Quality Assurance, the Joint Commission on Hospital Accreditation, the Health Care Financing Administration or any other state or federal agency and any notice of termination from any employee group or program representing five percent or more of the revenue of any Subsidiary of the Company. Parent and each of its Subsidiaries will hold, and will cause its respective affiliates, associates and representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement, dated as of March 3, 1997, between Parent and Company (the "Confidentiality Agreement").

  5.4 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement and the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

  5.5 Notices of Certain Events. The Company shall, upon obtaining knowledge of any of the following, promptly notify Parent in writing of: (i) any Material Adverse Effect with respect to the Company; (ii) any change which makes it likely that any representation or warranty set forth in this Agreement regarding the Company or any of its Subsidiaries will not be true in any material respect at the Closing and which would be likely to cause any condition to the obligations of any party to effect the Merger not to be satisfied; (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the Merger not to be satisfied; (iv) the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to cause any condition to the obligations of any party to effect the Merger not to be satisfied; (v) any notice or other communication from any Governmental Entity in connection with the Merger; or
(vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have resulted in any of the representations and warranties set forth in Section 3.9 being untrue or inaccurate or which relate to the consummation of the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available to Parent.

  5.6 Stockholder Meeting; Proxy Materials; Opinion of Financial Advisor.

  (a) Unless the Board of Directors of the Company shall take any action permitted by the third sentence of this Section 5.6(a), the Company shall cause the Special Meeting to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement (the "Company Stockholder Approval"). Except as provided in the next sentence, the Board of Directors of the Company shall recommend approval and adoption of this Agreement by the Company's stockholders. The Board of Directors of the Company shall be permitted to (i) not recommend to the Company's stockholders that they vote in favor of the approval and adoption of this Agreement or (ii) withdraw or modify in a manner adverse to Parent its recommendation to the Company's stockholders that they vote in favor of the approval and adoption of this Agreement, but in each of cases (i) and (ii) only if and to the extent that the Company has complied with Section 5.7, a Superior Proposal (as defined in Section 5.6(b)) is pending at the time the Company's Board of Directors determines to take any such action or inaction and the Company's Board of Directors determines in good faith, based upon the advice of its outside legal counsel, that such action or inaction is necessary for such Board of Directors to comply with its fiduciary duties under applicable law; provided that no such failure to recommend, withdrawal or modification shall be made unless the Company shall have delivered to Parent a written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal and identifying the Person making such Superior Proposal; provided, further, that nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal (as defined in Section 5.6(b)).

  (b) For purposes of this Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal for all of the outstanding Shares or all or substantially all of the assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith (based on the advice of a financial advisor of nationally recognized reputation) are more favorable and provide greater value to all the Company's stockholders than this Agreement and the Merger. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Significant Subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Significant Subsidiary of the Company, other than the transactions contemplated by this Agreement.

  (c) In connection with such Special Meeting, the Company (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC as promptly as practicable and will promptly thereafter mail to its stockholders the Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Company Stockholder Approval and
(iii) will otherwise comply with all legal requirements applicable to such meeting. The Company shall notify Parent promptly of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall supply Parent with copies of all correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the Special Meeting, any event should occur relating to the Company or its officers or directors which should be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly inform Parent. Whenever any event occurs which should be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall, upon learning of such event, prepare promptly, file and clear with the SEC and mail to the Company's stockholders such amendment or supplement; provided, however, that prior to such mailing, to the extent practicable (i) the Company shall consult with Parent with respect to such amendment or supplement and (ii) the Company shall afford Parent reasonable opportunity to comment thereon, it being understood that the Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

  (d) The Company shall use its reasonable best efforts to cause the Company Financial Advisor to provide its opinion to the effect that, as of a date no earlier than three business days prior to the date that the Proxy Statement is mailed to stockholders of the Company, the consideration to be received by the holders of Shares pursuant to the Merger is fair to such holders from a financial point of view, and shall include such updated opinion in the Proxy Statement.

  5.7 No Solicitation.

  (a) The Company shall not, directly or indirectly, through any officer, director, employee, investment banker, attorney, representative or agent of the Company or any of its Subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide any non-public information or data to any Person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) furnishing nonpublic information or data to, or entering into discussions or negotiations with, any Person in connection with an unsolicited Acquisition Proposal, if and only to the extent that the Company's Board of Directors determines in good faith, based upon the advice of its outside legal counsel, that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law and prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person or entity, the Company or its Board of Directors receives from such Person or entity an executed customary confidentiality agreement, provided, that in the event that any term of such confidentiality agreement is more favorable to such Person or entity than the Confidentiality Agreement is to Parent, (x) the Company shall promptly (and in no event later than 24 hours after execution thereof) notify Parent of the more favorable provisions of such confidentiality agreement and (y) the Confidentiality Agreement shall automatically be deemed to have been amended to provide Parent with the benefit of the more favorable term(s); (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

  (b) The Company shall (i) promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify Parent after receipt by it (or its advisors) of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, identifying such Person, (ii) promptly notify Parent after receipt of any request for nonpublic information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any Person, identifying such Person and the information requested by such Person, that may be considering making, or has made, an Acquisition Proposal and promptly provide Parent with any nonpublic information which is given to such Person pursuant to this Section 5.7(b), and (iii) keep Parent advised of the status and principal financial terms of any such Acquisition Proposal, indication or request. The Company shall give Parent at least 24 hours' advance notice of any information to be supplied to any Person making such Acquisition Proposal.

  5.8 Termination of Company Stock Plans. Except as may be otherwise agreed to by Parent and the Company, the Company Stock Plans shall terminate as of the Effective Time. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as are required to (i) effect the transactions contemplated by Section 1.9 and (ii) with respect to any stock option, stock appreciation or other stock benefit plan of the Company or any of its Subsidiaries not addressed by the preceding clause (i), ensure that, following the Effective Time, no participant therein shall have any right thereunder to acquire any capital stock of the Surviving Corporation or any subsidiary thereof.

  5.9 Indemnification of Directors and Officers.

  (a) From and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents (the "Indemnified

Parties") of the Company and of its Subsidiaries to the full extent such Persons may be indemnified by the Company pursuant to the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (or similar charter documents of any of its Subsidiaries), in each case as in effect as of the date hereof, for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such Persons in connection with defending any action arising out of such acts or omissions, provided that such Persons provide the requisite undertaking, as set forth in the Company's Amended and Restated Bylaws prior to the Effective Time.

  (b) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of one and one-half times the last annual premium paid prior to the date hereof, but in such case shall purchase as much of such coverage as possible for such amount.

  5.10 Expenses. Except as otherwise provided in Section 7.4 and in addition to the amounts that may be owed pursuant to Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the liability, if any, for New York State Real Estate Transfer Tax, New York City Real Property Transfer Tax and Connecticut Controlling Interest Transfer Tax, if and to the extent applicable and due with respect to the Merger, will be borne by the Surviving Corporation.

  5.11 Employee Matters. Parent shall maintain (or cause its Subsidiaries to maintain), without interruption, through December 31, 1997, employee compensation and benefit plans and arrangements that will provide benefits to those provided to similarly situated employees of Parent and its Subsidiaries. Notwithstanding the foregoing, Parent shall provide, or cause it Subsidiaries to provide, to each Employee severance pay and benefits that are no less favorable than those provided under the employee benefit plans and current practices of Parent as in effect on the date of this Agreement.

  5.12 Participation in Benefit Plans. Employees shall be given credit for all service with the Company and its Subsidiaries under all employee benefit plans and arrangements of Parent or any of its Subsidiaries in which they become participants for purposes of eligibility and vesting to the same extent as if rendered to Parent or any of its Subsidiaries. Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the Plan year in which the Effective Time occurs, to the extent that, following the Effective Time, they participate in any employee benefit plan of the Parent for which deductibles or co-payments are required. Parent shall also cause each of its employee benefit plans to waive (i) any preexisting condition restriction which was waived under the terms of any analogous Plan immediately prior to the Effective Time or (ii) waiting period limitation which would otherwise be applicable to an Employee on or after the Effective Time to the extent such Employee had satisfied any similar waiting period limitation under an analogous Plan prior to the Effective Time.

  5.13 Accrued Vacation/Sick/Personal Days. Parent shall assume the Company's obligations to Employees with respect to accrued but untaken vacation and sick and personal days, to the extent such obligations are reflected on the Company's balance sheet.

                                  ARTICLE VI

                   CONDITIONS TO CONSUMMATION OF THE MERGER

  6.1 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of each of the following conditions:

    (a) Covenants; Accuracy of Representations and Warranties. (i) The Company shall have performed in all material respects all of its material obligations and complied in all material respects with all of its material agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time; (ii) the representations and warranties of the Company contained in Article III shall be true and accurate at the date of this Agreement and as of the Effective Time with the same force and effect as if they had been made as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date and except as contemplated by this Agreement), except, in each case, for inaccuracies in any such representations and warranties that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company and the Surviving Corporation; and (iii) the Company shall have provided Parent with a certificate executed by two executive officers of the Company, dated as of the Effective Date, to such effect.

    (b) Intentionally Omitted.

  6.2 Conditions to Obligations of the Company. The obligation of the Company hereunder to consummate the Merger is subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following condition:

    (a) Covenants; Accuracy of Representations and Warranties. (i) Parent shall have performed in all material respects all of its material obligations and complied in all material respects with all of its material agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time; (ii) the representations and warranties of Parent contained in Article IV shall be true and accurate at the date of this Agreement and as of the Effective Time with the same force and effect as if they had been made as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date and except as contemplated by this Agreement) except, in each case, for inaccuracies in any such representations and warranties that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent; and (iii) Parent shall have provided the Company with a certificate executed by two executive officers of Parent, dated as of the Effective Date, to such effect.

  6.3 Conditions to Obligations of Each Party. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are further subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

    (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

    (b) Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court of competent jurisdiction or other Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement or imposes material conditions with respect thereto (collectively, "Restraints"); provided, however, that the party asserting the failure of this condition shall have used reasonable best efforts to prevent the entry of any such Restraint and, if applicable to such party, to appeal promptly any such Restraints that may be entered.

    (c) Governmental Approvals. The parties hereto shall have made the requisite filings with all Governmental Entities as shall be required pursuant to applicable laws, rules and regulations, and such Governmental Entities (including, but not limited to, the Insurance Departments of the States of New York,

  New Jersey and Connecticut), to the extent required by applicable law, shall have approved the transactions contemplated by this Agreement, except where the failure to obtain any such approval would not, individually or in the aggregate, have a Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated hereby.

    (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

                                  ARTICLE VII

                           TERMINATION OF AGREEMENT

  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the stockholders of the
Company:

    (a) by mutual written consent of Parent and the Company;

    (b) by either Parent or the Company (i) if the Effective Date shall not have occurred on or before March 31, 1998, subject to the two business day period set forth in Section 1.4, (ii) if any Governmental Entity, the approval of which is a condition to the obligations of Parent, Merger Sub and the Company to consummate the Merger, shall have determined not to grant its approval and all appeals of such determination shall have been taken and have been unsuccessful or (iii) if any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order or temporary injunction) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

    (c) by either Parent or the Company, if, at the Special Meeting (including any adjournment or postponement thereof) called pursuant to
  Section 5.6, the Company Stockholder Approval shall not have been obtained;

    (d) by Parent (i) if there has been a breach by the Company of any representation or warranty set forth in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or 6.3, which has not been cured within 15 business days following receipt by the Company of written notice of such breach; (ii) if there has been a breach by the Company of any covenant or agreement set forth in this Agreement, which breach would give rise to the failure of a condition set forth in
  Section 6.1 or 6.3, which has not been cured within 15 business days following receipt by the Company of written notice of such breach; or (iii) if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement, or recommended an Acquisition Proposal or shall have entered into a definitive agreement providing for the transaction or transactions contemplated by an Acquisition Proposal (or the Board of the Directors of the Company shall have resolved to do any of the foregoing); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) or (ii) shall not be available to Parent if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2 or 6.3, which has not been cured within 15 business days following receipt by Parent of written notice of such breach;

    (e) by the Company (i) if there has been a breach by Parent of any representation or warranty set forth in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.2 or 6.3, which has not been cured within 15 business days following receipt by Parent of written notice of such breach; (ii) if there has been a breach by Parent of any covenant or agreement set forth in this Agreement, which breach would give rise to the failure of a condition set forth in Section
  6.2 or 6.3, which has not been
  cured within 15 business days following receipt by Parent of written notice of such breach; or (iii) subject to Section 7.2, if the Board of Directors of the Company shall have failed to recommend or withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement in order to permit the Company to execute a definitive agreement providing for the transaction or transactions contemplated by a Superior Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e)(i) or (ii) shall not be available to the Company if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.1 or 6.3, which has not been cured within 15 business days following receipt by the Company of written notice of such breach.

    (f) by Parent at any time following the date 30 days after notice is delivered by the Company as required in Section 5.7(b)(i) concerning the receipt of an Acquisition Proposal unless, prior to termination under this subsection (f), the Company provides written notice to Parent that such Acquisition Proposal has been rejected or withdrawn or the Company is no longer engaged in negotiations or discussions with such other Person concerning the Acquisition Proposal; provided that the 30-day time period shall be reduced with respect to any subsequent Acquisition Proposal made by a Person whose Acquisition Proposal was previously rejected or withdrawn as provided in this subsection (f) to a number of days equal to the greater of (i) 30 minus the number of days lapsed from the receipt of any notice of any prior Acquisition Proposal from such Person until the rejection or withdrawal of any such prior Acquisition Proposal(s) and (ii) 10.

  7.2 Certain Actions Prior to Termination. The Company shall provide to Parent the written notice required by Section 5.7(b) prior to any termination of this Agreement pursuant to Section 7.1(e)(iii) advising Parent that the Board of Directors of the Company has received a Superior Proposal. At any time after the third business day following such notice, the Company may terminate this Agreement as provided in Section 7.1(e)(iii) only if (i) the Board of Directors of the Company determines that such Superior Proposal remains more favorable and provides greater value to the Company's stockholders than this Agreement and the Merger (which determination shall be made in light of any revised proposal made by Parent prior to the expiration of such three-business day period) and (ii) the termination fee contemplated by Section 7.4(a) shall have been paid to the Parent.

  7.3 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void (except as set forth in the last sentence of Section 5.3 and in Sections 5.10 and 7.4 and Article VIII) and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective officers or directors, except (i) as set forth in this Section 7.3, the last sentence of Section 5.3 or Sections 5.10 or 7.4 or Article VIII and (ii) nothing herein shall relieve any party from liability for (x) any willful or intentional breach of any representations or warranties contained in this Agreement or (y) any breach of any covenant or agreement contained in this Agreement.

  7.4 Termination Fees.

  (a) Notwithstanding any other provision of this Agreement, so long as the Company is not entitled to terminate this Agreement by reason of Section 7.1(e)(ii), (i) if this Agreement is terminated pursuant to Section 7.1(d)(iii) or Section 7.1(e)(iii), then the Company shall promptly pay to Parent a fee of $9 million (the amount of such fee being hereinafter referred to as the "Termination Fee"), plus an amount equal to all of the costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (upon receipt of reasonable documentation in respect thereto) up to an aggregate of $2.5 million (the "Termination Expenses"); (ii) if this Agreement is terminated pursuant to
Section 7.1(c), then the Company shall promptly pay to Parent an amount equal to the Termination Expenses; (iii) if within 12 months of a termination of this Agreement pursuant to Section 7.1(c), the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, a Transaction Proposal (as defined in Section 7.4(b)) with another Person, upon the signing of a definitive agreement relating to such Transaction Proposal, or, if no such agreement is signed, then upon consummation of any such Transaction

Proposal, the Company shall pay to Parent an amount equal to the Termination Fee; or (iv) if within 12 months of the termination of this Agreement pursuant to Section 7.1(f) the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, a Transaction Proposal with another Person, upon the signing of a definitive agreement relating to such a Transaction Proposal, or, if no such agreement is signed, then upon consummation of any such Transaction Proposal, the Company shall pay to Parent an amount equal to the Termination Fee.

  (b) As used in this Section 7.4 "Transaction Proposal" shall mean a proposal or offer (other than by another party hereto) (i) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of 50% or more of the outstanding capital stock of the Company or any of its Subsidiaries holding substantially all of the assets of the Company and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction, including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of 50% or more of the outstanding capital stock of the Company or any of its Subsidiaries holding substantially all of the assets of the Company and its Subsidiaries, (ii) to purchase all or substantially all of the business or assets of the Company and its Subsidiaries or (iii) to otherwise effect a business combination involving the Company or any of its Subsidiaries holding substantially all of the assets of the Company and its Subsidiaries.

  (c) The obligation to pay the Termination Fee or Termination Expenses pursuant to Section 7.4(a) shall be in addition to the expenses to be paid by the Company pursuant to Section 5.10. The Company shall make all such payments promptly (and in any event within two days of receipt by the Company of written notice from Parent) by wire transfer of immediately available funds to an account designated by Parent.

                                 ARTICLE VIII

                           MISCELLANEOUS AND GENERAL

  8.1 Survival. The representations and warranties made herein shall not survive the termination of this Agreement or the Effective Time. This Section
8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after termination of this Agreement or the Effective Time.

  8.2 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  8.3 Governing Laws and Consent to Jurisdiction. The laws of the State of Delaware (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (and the Delaware State and Federal courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

  8.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

    (a) If to the Company, to:

      Robert L. Natt
      Physicians Health Services, Inc.
      One Far Mill Crossing
      P.O. Box 904
      Shelton, CT 06484
      (203) 225-8254 (telephone)
      (203) 225-4001 (telecopier)

    with a copy to:

      Robert A. Kindler, Esq.
      Cravath, Swaine & Moore
      Worldwide Plaza
      825 Eighth Avenue
      38th Floor
      New York, NY 10019-7475
      (212) 474-1640 (telephone)
      (212) 765-1047 (telecopier)

    (b) If to Parent or Merger Sub, to:

      Foundation Health Systems, Inc.
      225 North Main
      Pueblo, CO 81003
      Attn: General Counsel
      (719) 585-8077 (telephone)
      (719) 585-8175 (telecopier)

    with a copy to:

      Charles W. Mulaney, Jr., Esq.
      Gary P. Cullen, Esq.
      Skadden, Arps, Slate, Meagher & Flom (Illinois)
      333 West Wacker Drive
      Suite 2100
      Chicago, IL 60606
      (312) 407-0700 (telephone)
      (312) 407-0411 (telecopier)

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

  8.5 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

  8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 5.9 shall inure to the benefit of and be enforceable by the Indemnified Parties.

  8.7 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states. At any time before or after the Company Stockholder Approval and prior to the Effective Time, this Agreement may be amended or supplemented by the parties hereto with respect to any of the terms contained in this Agreement, except that following the Company Stockholder Approval there shall be no amendment or change to the provisions hereof with respect to the Merger Consideration without further approval by the stockholders of the Company, and no other amendment shall be made which by law requires further approval by such stockholders without such further approval.

  8.8 Certain Definitions. As used herein:

    (a) "Material Adverse Effect" shall mean any adverse change in or effect on the financial condition, business or results of operations of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, which is material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, other than any change or effect relating to the United States economy in general or to the health care industry in general and not specifically relating to the Company and its Subsidiaries or to Parent and its Subsidiaries, as the case may be.

    (b) "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity.

    (c) "Significant Subsidiary" shall mean, when used with reference to any entity, any subsidiary of such entity that constitutes a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC and any Subsidiary that is subject to regulation by any insurance or HMO regulatory authority.

    (d) "Subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

  8.9 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

  8.10 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Parent may assign its rights hereunder to any of its Subsidiaries, provided that no such assignment shall relieve Parent of its obligations hereunder. Any assignment in violation of the preceding sentence shall be void.

  8.12 Disclosure Schedules. Matters reflected on the Company Disclosure Schedule and the Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

  8.13 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          PHYSICIANS HEALTH SERVICES, INC.

                                                    /s/ Robert L. Natt
                                          By:__________________________________
                                            Name:Robert L. Natt
                                            Title:Executive Vice President and
                                            Chief
                                                  Operating Officer

                                          FOUNDATION HEALTH SYSTEMS, INC.

                                                    /s/ Jay M. Gellert
                                          By:__________________________________
                                            Name:Jay M. Gellert
                                            Title:President and Chief
                                            Operating Officer

                                          PHS ACQUISITION CORP.

                                                   /s/ B. Curtis Westen
                                          By:__________________________________
                                            Name:B. Curtis Westen
                                            Title:Vice President, General
                                            Counsel and Secretary

                                                                      APPENDIX B


             FAIRNESS OPINION OF MORGAN STANLEY & CO. INCORPORATED

MORGAN STANLEY


                                                        MORGAN STANLEY & CO.
                                                        INCORPORATED
                                                        1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                        (212) 761-4000


                                                               December 10, 1997

Board of Directors
Physicians Health Services, Inc.
One Far Mill Crossing
Shelton, Connecticut 06484

Members of the Board:

We understand that Physicians Health Services, Inc. (the "Company"), Foundation Health Systems, Inc. ("Parent") and PHS Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of May 7, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent and each outstanding share of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and Class B Common Stock, par value $.01 per share ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), of the Company, other than shares held in the treasury of the Company or any of its subsidiaries, held by Parent or any of its subsidiaries or dissenting shares, will be converted into the right to receive $28.25 per share in cash ("the Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of Common Stock.

For purposes of the opinion set forth herein, we have:

   (i)
     reviewed certain publicly available financial statements and other information of the Company;

  (ii)
     reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

 (iii)
     analyzed certain financial projections prepared by the management of the Company;

  (iv)
     discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

   (v)
     reviewed the reported prices and trading activity for the Class A Common Stock;

  (vi)
     compared the financial performance of the Company and the prices and trading activity of the Class A Common Stock with that of certain other comparable publicly-traded companies and their securities;

 (vii)
     reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (viii)
     participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

  (ix)
     reviewed the Merger Agreement, the Voting Trust Agreement and certain related documents; and

   (x)
     performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any parties, other than Parent.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Parent and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be referred to and included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger. In addition, we express no opinion nor recommendation as to how the holders of Common Stock should vote at the stockholder's meeting held in connection with the Merger.

Based on the foregoing, we are of the opinion that as of the date hereof the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.INCORPORATED

                                                  /s/ Mary Anne Citrino
                                          By: _________________________________
                                                    Mary Anne Citrino
                                                        Principal

                                                                      APPENDIX C


                             VOTING TRUST AGREEMENT

                            VOTING TRUST AGREEMENT

  VOTING TRUST AGREEMENT, dated as of May 8, 1997 (this "Agreement"), by and among Greater Bridgeport Individual Practice Association, Inc., a Connecticut nonstock corporation (the "Stockholder"), Physicians Health Services, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company (the "Voting Trustee").

  WHEREAS, the Company, Foundation Health Systems, Inc., a Delaware corporation ("Parent"), and PHS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have, substantially contemporaneously with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), which provides, among other things, that Merger Sub shall be merged with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

  WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Company and the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement, the Company and the Stockholder have agreed, to enter into this Agreement;

  WHEREAS, as of the date hereof, the Stockholder is the record owner of 2,501,021 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), together with the associated Rights, of the Company of which the Stockholder shall transfer to the Voting Trustee, in accordance with and subject to the terms and conditions of this Agreement, 2,401,021 shares of Class B Common Stock (the shares of Class B Common Stock being transferred hereby, together with associated Rights, being collectively referred to herein as the "Company Common Stock"); and

  WHEREAS, the Voting Trustee is willing to act as voting trustee of the Voting Trust (as defined below) in accordance with the terms and subject to the conditions of this Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, a voting trust with respect to the Company Common Stock is hereby created and established (the "Voting Trust"), subject to the following terms and conditions to which the parties hereto expressly agree (capitalized terms used but not defined herein having the respective meanings ascribed to them in the Merger Agreement):

  Section 1. Registration of Voting Trust Stock.

  (a) The Stockholder is hereby depositing with the Voting Trustee the Company Common Stock by delivering to the Company certificates representing such Company Common Stock, together with an executed stock power transferring such certificates to the Voting Trustee, with any requisite stock transfer stamps annexed thereto. The Company and the Stockholder shall take such action as is necessary to effect the transfer of such Company Common Stock to, and the registration of such Company Common Stock in the name of, the Voting Trustee on the books and records of the Company, and file a duplicate of this Agreement with the Secretary of the Company.

  (b) The Company shall cancel the certificates representing the Company Common Stock, issue a new certificate therefor and deliver such new certificate to the Voting Trustee in the name of "American Stock Transfer & Trust Company, as Voting Trustee" (such Company Common Stock being referred to herein as the "Voting Trust Stock").

  (c) On the certificate representing the Voting Trust Stock, as well as in the stock ledger of the Company, the following legend shall conspicuously appear:

  "THE CLASS B COMMON STOCK EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS CONTAINED IN THE VOTING TRUST AGREEMENT, DATED AS OF MAY 8, 1997, BY AND AMONG GREATER BRIDGEPORT INDIVIDUAL PRACTICE

  ASSOCIATION, INC., PHYSICIANS HEALTH SERVICES, INC. AND AMERICAN STOCK TRANSFER & TRUST COMPANY, AS SUCH AGREEMENT MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME. THE HOLDER OF THIS STOCK CERTIFICATE, BY SUCH HOLDER'S ACCEPTANCE HEREOF, AGREES TO BE BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT, WHICH AGREEMENT IS AVAILABLE FOR INSPECTION BY THE OWNER HEREOF AT THE REGISTERED OFFICE OF PHYSICIANS HEALTH SERVICES, INC. IN THE STATE OF DELAWARE."

  (d) The Voting Trustee accepts the trust created hereby and upon the transfer of the Voting Trust Stock into the name of the Voting Trustee and receipt by the Voting Trustee of the certificate for the Voting Trust Stock, the Voting Trustee shall hold the Voting Trust Stock as stockholder of record, subject to the terms and conditions of this Agreement, and for the benefit of the Stockholder as the beneficial owner thereof.

  Section 2. Filing of the Agreement. The Company shall, on behalf of itself, the Stockholder and the Voting Trustee, file a copy of this Agreement (and any amendments, supplements or modifications hereto) in the registered office of the Company in the State of Delaware, which copy the Company shall cause to be open to the inspection of any stockholder of the Company any business day during business hours.

  Section 3. Issuance and Loss or Destruction of Trust Certificate.

  (a) Upon the execution of this Agreement, the Voting Trustee shall issue to the Stockholder, in exchange for the Company Common Stock delivered hereunder, a voting trust certificate substantially in the form of Exhibit A attached hereto (such voting trust certificate or any subsequent voting trust certificate issued pursuant to this Agreement, the "Trust Certificate").

  (b) If a Trust Certificate is lost, stolen, mutilated or destroyed, the Voting Trustee will issue a replacement certificate for such Trust Certificate upon receipt of (i) an affidavit of the Stockholder of such fact, or other evidence of such fact reasonably satisfactory to the Voting Trustee, (ii) an indemnity agreement reasonably satisfactory to the Voting Trustee and (iii) the existing Trust Certificate, if mutilated.

  Section 4. Restrictions on Transfer and Conversion.

  (a) The Stockholder hereby covenants and agrees that the Stockholder shall not, prior to the termination of this Agreement, (i) either directly or indirectly, offer or otherwise sell, assign, pledge, hypothecate, transfer, exchange or dispose of any Trust Certificate or the Voting Trust Stock or any interest therein or (ii) exercise, or cause the Voting Trustee to exercise, the option to convert any Voting Trust Stock as provided in Section 7 of Article Fourth of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation").

  (b) The Voting Trustee hereby covenants and agrees that the Voting Trustee shall not, prior to the termination of this Agreement, either directly or indirectly, offer or otherwise sell, assign, pledge, hypothecate, transfer, exchange or dispose of any Voting Trust Stock or any interest therein.

  (c) No sale, assignment, pledge, hypothecation, transfer, exchange or disposition in violation of the foregoing provisions of this Section 4 shall operate to terminate this Agreement or the Voting Trust.

  Section 5. Stockholder's Rights.

  (a) The Stockholder shall, as to the Voting Trust Stock, possess and be entitled to exercise all stockholder's rights and powers of every kind as the beneficial owner thereof, including the right to direct the vote of the Voting Trust Stock and the right to take part in, or give or withhold consent to, any corporate or stockholders' action with respect to which such Voting Trust Stock is entitled to be voted, except as such rights are limited by this Agreement.

  (b) The Voting Trustee shall not have any rights, with respect to the Voting Trust Stock, including the right to vote such Voting Trust Stock or to take part in or consent to any corporate or stockholders' action with respect to which such Voting Trust Stock is entitled to be voted, except as such rights are specifically provided for in this Agreement.

  Section 6. Voting Agreement.

  (a) The Voting Trustee may vote the Voting Trust Stock in person or by such duly authorized person or persons as the Voting Trustee may select in its good faith reasonable judgment as the Voting Trustee's proxy. The Voting Trustee or such proxy shall: (i) appear at any annual or special meeting of stockholders of the Company for the purpose of obtaining a quorum; (ii) vote all of the Voting Trust Stock in favor of the adoption and approval of the Merger Agreement; and (iii) vote all of the Voting Trust Stock against: (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries, including, but not limited to, any Transaction Proposal, and (B) any sale or transfer of a material amount of the assets or securities of the Company or any of its subsidiaries (other than pursuant to the Merger). The Voting Trustee acknowledges receipt and review of a copy of the Merger Agreement.

  (b) The Voting Trustee shall vote on all issues other than those specified in Section 6(a) that come before any meeting of stockholders of the Company as directed by the Stockholder.

  Section 7. Certain Covenants of the Company.

  (a) For any corporate action with respect to which the Voting Trustee is entitled to vote, whether at a meeting of the stockholders of the Company or by the written consent of the stockholders of the Company, the Company shall give the Voting Trustee and the Stockholder written notice in the same manner in which notice is required to be given with respect to such corporate action to stockholders of the Company in accordance with applicable law and the Certificate of Incorporation and Amended and Restated Bylaws, each as such may be amended or supplemented from time to time.

  (b) The Company shall not amend or otherwise modify any provision of the Merger Agreement the effect of which would result in a reduction of the Merger Consideration without the prior written consent of the Stockholder.

  Section 8. Dividends. The Voting Trustee shall, immediately following the receipt of each dividend (other than stock dividends) as may be declared and paid upon the Voting Trust Stock, pay the same over to or as directed by the Stockholder. The Voting Trustee shall receive and hold stock dividends upon the same terms and conditions as the Voting Trust Stock and shall issue Trust Certificates representing such new or additional shares to the Stockholder.

  Section 9. Representations and Warranties.

  (a) Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the other parties hereto, and for the benefit of Parent, as follows:

    (i) The Stockholder is a nonstock corporation, duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Stockholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Stockholder, do not and will not require the approval of the members of the Stockholder and no other corporate proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming it constitutes a valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

    (ii) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Voting Trust Stock pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Company Common Stock are bound or affected, except, in the case of each of the foregoing, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by the Stockholder of its obligations under this Agreement or the transactions contemplated hereby.

    (iii) As of the date hereof, the Stockholder is the record owner of the Company Common Stock. The Company Common Stock is owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. The Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Company Common Stock.

  (b) Representations and Warranties of the Company. The Company hereby represents and warrants to the other parties hereto, and for the benefit of Parent, as follows:

    (i) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceeding on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming it constitutes a valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

    (ii) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instruments or obligation to which the Company is a party or by which the Company or any of its properties are bound or affected, except, in the case of each of the foregoing, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by the Company of its obligations under this Agreement or the transactions contemplated hereby.

    (iii) As of the date hereof, the Voting Trust Stock constitutes at least 56% of the total outstanding voting power of the issued and outstanding voting securities, on a fully diluted basis, of the Company. The execution, delivery and performance of this Agreement by the parties hereto, and the transactions contemplated hereby, will not be deemed to be a transfer of beneficial ownership of the Company Common Stock and will not cause the shares of Company Common Stock subject to this Agreement to be converted into shares of Class A Common Stock, par value $.01 per share, of the Company pursuant to the provisions of the Certificate of Incorporation.

  (c) Representations and Warranties of the Voting Trustee. The Voting Trustee hereby represents and warrants to the other parties hereto, and for the benefit of Parent, as follows:

    (i) The Voting Trustee is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York. The Voting Trustee has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Voting Trustee and the consummation by the Voting Trustee of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of the Voting Trustee are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Voting Trustee and, assuming it constitutes a valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of the Voting Trustee enforceable against the Voting Trustee in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

    (ii) The execution and delivery of this Agreement by the Voting Trustee does not, and the performance of this Agreement by the Voting Trustee will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Voting Trustee is a party or by which the Voting Trustee is bound or affected, except, in the case of each of the foregoing, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by the Voting Trustee of its obligations under this Agreement or the transactions contemplated hereby.

  Section 10. Termination. This Agreement shall terminate upon the earliest to occur of (i) 60 days after the termination of the Merger Agreement in accordance with its terms pursuant to Article VII of the Merger Agreement,
(ii) the Effective Time, (iii) June 1, 1998 and (iv) a breach by the Company of its obligation pursuant to Section 7(b); provided, that the Company's obligation to indemnify the Voting Trustee pursuant to Section 12 shall survive any termination of this Agreement. The Company shall give written notice to the Voting Trustee of any termination of this Agreement.

  Section 11. Termination Procedure. Upon termination of this Agreement and of the Voting Trust pursuant to Section 10, the certificate representing the Voting Trust Stock will be deemed, automatically and without any further action, cancelled and the Voting Trust Stock will be deemed, automatically and without any further action, transferred to the Stockholder. Except as otherwise set forth in Section 2.2(f) of the Merger Agreement, the Company shall promptly after such termination (but in no event later than five business days thereafter) indicate such cancellation on its books and records, shall issue a new certificate representing the Company Common Stock formerly deposited in the Voting Trust to the Stockholder and shall register such new certificate on its books in the name of the Stockholder.

  Section 12. Voting Trustee Matters.

  (a) The duties and responsibilities of the Voting Trustee shall be limited to those expressly set forth in this Agreement. The Voting Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Voting Trust Stock, or of any documents, or of any endorsement thereon, or for any lack of endorsement thereof, or for any description therein, nor shall the Voting Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering, or purporting to execute or deliver, any such Voting Trust Stock or document or endorsement on this Agreement, except for the execution and delivery of this Agreement by the Voting Trustee, so long as the Voting Trustee at all times acts in good faith and without gross negligence or willful misconduct. The Company shall at all times protect, indemnify and save harmless the Voting Trustee from any loss, cost or expense of any kind or character whatsoever in connection with this Agreement except those losses, expenses and costs, if any, resulting from the gross negligence, willful misconduct or bad faith of the Voting Trustee, and will at all times undertake, assume full responsibility for and pay all costs and expenses of any suit or litigation of any character, with respect to the Voting Trust Stock or this Agreement, and if the Voting Trustee shall be made a party thereto, the Company will pay all costs and expenses, including counsel fees, to which the Voting Trustee may be subject by reason thereof.

  (b) The Voting Trustee may consult with counsel, which may be counsel to the Company, and the Voting Trustee shall be entitled to rely on the written opinion of such counsel in respect of any action taken or omitted by the Voting Trustee hereunder in good faith and in accordance with such opinion. If requested by the Company, the Stockholder or Parent, any written opinion of such counsel with respect to the matters covered by this Agreement shall be provided to the Company, the Stockholder or Parent, as the case may be.

  (c) The Voting Trustee, or any successor voting trustee hereafter appointed, may at any time resign by giving 60 days' prior written notice of resignation to the Stockholder and the Company. In the event (i) of the incapacity or insolvency of the Voting Trustee, (ii) of the material violation of this Agreement by the Voting Trustee or (iii) of the resignation of the Voting Trustee as hereinabove provided, then the Company shall within three business days thereafter appoint a successor voting trustee reasonably acceptable to the Stockholder. The Company shall be responsible for paying the Voting Trustee and any successor voting trustee reasonable and customary compensation for all services rendered by it as Voting Trustee under the terms hereof.

  (d) Upon written assumption by the successor voting trustee of the Voting Trustee's power and duties hereunder, a copy of the assumption shall be delivered by the Voting Trustee to the Stockholder and the Company, and Parent shall be notified of such assumption, whereupon the Voting Trustee shall be discharged of its powers and duties hereunder and the successor trustee shall become vested therewith.

  Section 13. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt of delivery, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by a recognized national overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means): (i) if to the Company, to the address set forth in Section 8.4 of the Merger Agreement; (ii) if to the Voting Trustee, to American Stock Transfer & Trust Company, 6201 15th Ave., 3rd Floor, Brooklyn, NY 11219 (telecopier no.
(718) 331-1852), Attn: Herbert Lewmer; and (iii) if to the Stockholder, Greater Bridgeport Individual Practice Association, Inc., 3180 Main Street, Suite 204, Bridgeport, CT 06606 (telecopier no. (203) 374-8413), Attn: Nancy
S. Watters.

  Section 14. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

  Section 15. Parties in Interest. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the Stockholder, the Company or the Voting Trustee, whichever is applicable under the terms hereof, and Parent, as a third party beneficiary hereof. Nothing in this Agreement, whether express or implied, shall be construed to give to any Person, other than the Stockholder, the Company, the Voting Trustee or Parent, any legal or equitable right, remedy or claim under or in respect of this Agreement (and any covenants, conditions or provisions contained herein).

  Section 16. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of each of the other parties hereto and Parent.

  Section 17. Amendment and Waivers. This Agreement may be amended, supplemented or otherwise modified, and compliance with any provision hereof may be waived, only in a writing signed by or on behalf of the parties hereto and consented to in writing by Parent. A copy of any such amendment, supplement or modification shall be filed in the registered office of the Company in the State of Delaware. Neither the failure nor delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof.

  Section 18. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent to the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

  Section 19. Voidability. If prior to the execution hereof, (i) the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Merger Sub would become, or could reasonably be expected to become, an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the Delaware General Corporation Law (the "DGCL") or the Certificate of Incorporation of the Company from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL) or (ii) the Rights Agreement shall not have been amended as provided in Section 3.21 of the Merger Agreement, then this Agreement shall be void and unenforceable, automatically and without any further action, until such time as such authorization and approval shall have been duly and validly obtained and the Rights Agreement shall have been so amended.

  Section 20. Governing Law. The laws of the State of Delaware (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

  Section 21. Enforcement of Agreement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) consents to submit to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

  Section 22. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed on the date hereof.

                                          GREATER BRIDGEPORT INDIVIDUAL
                                           PRACTICE ASSOCIATION, INC.

                                                   /s/ Nancy S. Watters
                                          By:__________________________________
                                            Name:Nancy S. Watters
                                            Title: President and Chief
                                            Executive Officer

                                          PHYSICIANS HEALTH SERVICES, INC.

                                                    /s/ Robert L. Natt
                                          By:__________________________________
                                            Name:Robert L. Natt
                                            Title: Executive Vice President

                                          AMERICAN STOCK TRANSFER & TRUST
                                           COMPANY

                                                    /s/ Herbert Lemmer
                                          By:__________________________________
                                            Name:Herbert Lemmer
                                            Title:Vice President

                                   EXHIBIT A

                      [FORM OF VOTING TRUST CERTIFICATE]

Registered Holder:                                            Certificate No. 1

  THE SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OF THIS VOTING TRUST CERTIFICATE OR THE CLASS B COMMON STOCK REFERRED TO HEREIN IS SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH IN THE VOTING TRUST AGREEMENT DESCRIBED IN THIS CERTIFICATE AND PURSUANT TO WHICH THIS CERTIFICATE IS ISSUED. THIS CERTIFICATE AND SUCH CLASS B COMMON STOCK ARE SUBJECT TO AND MAY BE TRANSFERRED OR ENCUMBERED ONLY IN ACCORDANCE WITH SUCH AGREEMENT, A DUPLICATE OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

                           Voting Trust Certificate

                                      for

                   2,401,021 shares of Class B Common Stock,

                           par value $.01 per share,

                                      of

                       Physicians Health Services, Inc.,

                            a Delaware corporation

  This is to certify that, upon the termination of a certain Voting Trust established by a Voting Trust Agreement, dated as of May 8, 1997 (the "Agreement"), by and among Greater Bridgeport Individual Practice Association, Inc., a Connecticut nonstock corporation (the "Stockholder"), Physicians Health Services, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as Voting Trustee, pursuant to which this certificate has been issued, the Stockholder, as registered holder of this certificate, will be entitled to receive a certificate for the shares hereinabove specified (the "Voting Trust Stock") and, for the duration of such Agreement, to receive distributions equal to the dividends, property, securities, cash or other distributions, if any, received by the Voting Trustee upon the Voting Trust Stock standing in its name. Prior to the termination of the Agreement, the Voting Trustee, with respect to the Voting Trust Stock, shall possess and be entitled to exercise, only in the manner and to the extent provided in the Agreement, all the rights of the holder of this certificate to vote and to take part in, or to consent to any corporate or stockholders' action, it being expressly stipulated that no right to vote, or take part in, or to consent to any corporate or stockholders' action, shall pass to the registered holder hereof by, or under, this certificate, in each case subject to or in accordance with the Agreement.

  This certificate is not transferable, as set forth in the Agreement, and is not valid unless signed by the Voting Trustee. The holder hereof, by accepting this certificate, manifests its consent that the Company may treat the registered holder hereof as the true owner of this certificate for all purposes.

  IN WITNESS WHEREOF, the undersigned, Voting Trustee has caused this
certificate to be signed as of the      day of      1997.

                                          American Stock Transfer & Trust
                                          Company

                                          By:__________________________________
                                            Name:
                                            Title:

                                                                      APPENDIX D


              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                APPENDIX D--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to s 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (a) and (b) of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E


 PARTS I, II AND IV OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL
           YEAR ENDED DECEMBER 31, 1997, AS AMENDED TO JULY 25, 1997.

                                    PART I

ITEM 1. BUSINESS

GENERAL

  Physicians Health Services, Inc., a Delaware corporation ("PHS" or the "Company"), is the parent of three health maintenance organizations ("HMOs"):
(1) Physicians Health Services of Connecticut, Inc., a Connecticut corporation ("PHS/CT"), operating in Connecticut; (2) Physicians Health Services of New York, Inc., a New York corporation ("PHS/NY"), operating in New York's Westchester, Dutchess, Orange, Putnam, Rockland, Nassau and Suffolk Counties, and the five boroughs of New York City; and (3) Physicians Health Services of New Jersey, Inc., a New Jersey corporation ("PHS/NJ"), operating in New Jersey. In addition, the Company is the parent of Physicians Health Insurance Services, Inc. ("PHIS"), which is licensed in Connecticut as an insurance broker to offer various insurance products, PHS Investments, Inc. ("PHSI"), the Company's investment subsidiary, PHS Insurance of Connecticut, Inc. ("Insurance/CT"), which holds a health insurance license in the State of Connecticut, Physicians Health Services Insurance of New York, Inc. ("Insurance/New York"), which holds a health insurance license in the State of New York, Physicians Health Services (Bermuda), Ltd. ("Bermuda"), an insurance company licensed as a reinsurer in Bermuda, and PHS Real Estate, Inc. ("PHSRE"), a Delaware corporation which owns all of the outstanding stock of the Company's one indirect subsidiary, PHS Real Estate II, Inc. ("PHSREII"), a Delaware corporation which owns the Company's corporate headquarters in Shelton, Connecticut. All of the aforementioned subsidiaries are wholly-owned, either directly or indirectly, by the Company, except for PHS/NJ, in which MasterCare Companies, Inc. ("MasterCare") holds a 20% minority interest. The Company is federally qualified as an HMO throughout its Connecticut and New York service areas.

  The Company conducts substantially all of its operations through its subsidiaries. Unless the context otherwise requires, the terms "Company" and "PHS" refer to Physicians Health Services, Inc. and its subsidiaries. Its principal offices are located at One Far Mill Crossing, Shelton, Connecticut 06484 , and its telephone number is (203) 381-6400.

  The Company's managed care products include traditional HMO products, in both open access and gatekeeper models, point of service ("POS") products, administrative services only ("ASO") plans and Medicare and Medicaid plans. The Company's HMO subsidiaries contract for medical and related services with individual practice associations ("IPAs"), physician hospital organizations ("PHOs"), physicians, physician groups, hospitals and other health care providers. The Company arranges for health care coverage for its members for a fixed monthly payment, generally without regard to the frequency or extent of health care services actually furnished, although small copayments may apply and members pay a deductible and coinsurance in connection with the out-of-network benefits in POS plans.

  As of January 1997, the Company had contracted with 23,298 providers and 183 hospitals throughout its tri-state service area. It had enrolled 400,021 members as of December 31, 1996 (424,940 as of January 1, 1997).

PRODUCTS

  The Company offers a broad assortment of managed care products. Its POS products enable members to choose health care providers from the Company's network of 23,298 providers and 183 hospitals or to obtain covered services outside its network. The POS products combine the features of an HMO with the features of an indemnity-type benefit for out-of-network utilization. Under the POS plans, a member who obtains benefits outside of the PHS network pays a deductible and coinsurance. As used herein, a plan with a POS out-of-network benefit is referred to as a POS plan. The Company's traditional HMO plans include a gatekeeper model HMO plan, which requires prior approval by a member's primary care physician before the member may obtain the services of specialists (the "Passport" plan), and an open access HMO plan in which members can obtain services from all PHS participating physicians without the need for a referral (the "Charter" plan). The Charter and Passport plans can be obtained as traditional HMO plans or as the underlying HMO product for a POS plan.

Under the Company's traditional HMO plans, a member who selects a hospital or physician from outside the network bears the entire cost of such services, unless the care is related to an emergency or the member has received prior approval from the Company.

  The Company sells its products both on a proprietary basis and through a joint marketing arrangement with The Guardian Life Insurance Company of America ("The Guardian"). See "Business--Joint Marketing Arrangement with The Guardian." Proprietary products are sold to medium and large size groups, typically as one of several health care plans made available by the employer to its employees ("alternative products"). Under the agreements with The Guardian, jointly developed managed care products are marketed to existing customers of The Guardian, as well as to new customers, under the tradename "Healthcare Solutions". The Healthcare Solutions products are offered principally in the small employer group market on a total replacement basis. Under this arrangement, employees are offered the choice of traditional HMO products, POS products, and, in certain cases, The Guardian indemnity products. Through the first nine months of 1996, PHS and The Guardian shared profits and losses on the Healthcare Solutions products through a combination of reinsurance and profit sharing arrangements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". Effective October 1, 1996, the Company and The Guardian converted all of the Healthcare Solutions products to a reinsurance basis. As of October 1, 1996, the Company no longer shared profits and losses with The Guardian with respect to indemnity products sold under the joint marketing arrangement. The joint marketing arrangement covers PHS's New York, New Jersey and Connecticut service areas.

  The Company offers third party administrator ("TPA") services for administrative services only ("ASO") plans, Medicare risk and cost plans, Medicaid plans, and individual plans in the New York service area. The Company has a contract with the Mashantucket Pequot Tribe Employee Benefit Plan to provide access to the Company's network of health care providers and utilization management programs. In 1995, the Company began marketing plans to the small group market through the Connecticut Business and Industry Association ("CBIA"). The Company is one of only four participants in the CBIA program. The Company has a three-year contract with the Electric Boat Division of General Dynamics to provide managed health care services to all of its salaried employees in Connecticut. This contract was effective January 1, 1995 and has been recently expanded to include the members of the Metal Trades Council Union. The Company has a three-year contract to provide services to General Electric Company for its employees in Connecticut. The General Electric plan, which was effective January 1, 1996, combines elements of a fully insured HMO plan and an ASO plan. Effective December, 1996, the Company initiated coverage for the New York State Nurses Association Benefits Fund and its almost 29,000 members under a Charter POS Plan.

HMO PLANS

  The Company's traditional HMO plans provide comprehensive health care services to enrollees for a fixed monthly premium per enrollee, typically charged to the enrollee's employer group, that does not vary with the nature, frequency, or cost of services provided, although, where allowed by regulation, premiums are age/sex adjusted according to the demographic characteristics of the employer group. Adjusted community rating, which includes factors related to a specific employer's claims experience, is used with some of the Company's larger accounts in certain of its service areas. The Company is also able to experience rate certain groups insured under its Healthcare Solutions products. See "Business--Enrollment, Employer Groups and Marketing." Under the traditional HMO plans, the Company does not cover health care services provided by non-participating physicians or other health care providers unless pre-approval for an out-of-plan referral has been obtained or such services are the result of a medical emergency. Members are required to receive hospital care at participating hospitals except for preauthorized out-of-plan referrals or emergency admissions. The traditional HMO benefit plans range from a plan with limited copayments to a plan combining lower monthly premiums with higher copayments paid by the member. The plans provide coverage for physicians' services, surgery, hospital care, x-ray and laboratory services, emergency care, maternity services, well baby and other preventive health services and, to a limited extent, skilled nursing, home health care, alcohol and drug rehabilitation and mental health services. The traditional HMO plans are marketed to employer groups of all sizes, generally as alternative products. As of December 31, 1996, 33% of total membership was enrolled in traditional HMO products (23.2% commercial enrollees, 1.6% ASO enrollees and 8.2% government enrollees).

  The Company's traditional HMO plans are the Charter and Passport plans. The Charter plan is an open access model which permits members to use PHS participating physicians, generally without a referral or pre-authorization. The Passport plan is a gatekeeper plan that the Company developed in response to employer interest in such plans. Under the Passport plan, each member selects or is assigned to a primary care provider, typically a family practice physician, who is responsible for seeing that the member's medical needs are met. Use by the Passport member of specialists for treatment typically requires a referral by the primary care provider in order for the services to be covered.

POS PLANS

  POS Plans are marketed to all size employer groups as either a total replacement or alternative product. Under a POS Plan, an enrollee chooses, at the time of services, whether to use participating providers and hospitals, or non-participating providers and hospitals. If the enrollee chooses to use out-of-network services, the enrollee is subject to deductibles, coinsurance and claim forms. The POS products have become increasingly popular because of the freedom of choice afforded enrollees under such plans. The POS plans are wrapped around the Company's traditional HMO plans so that an enrollee has the in-network benefits of the Charter or Passport HMO plan. An enrollee who has a POS Passport plan can elect to see participating or non-participating providers without the customary prior referrals required in the Passport plan, in which event such non-referred services are treated as out-of-network services.

  A significant portion of the Company's recent growth in membership has occurred in its POS plans. As of December 31, 1996, 60.7% of total membership was enrolled in POS products (51.1% commercial enrollees, 9.6% ASO enrollees). Only 36% of total membership was enrolled in such plans at December 31, 1995. The Company expects this trend to continue for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement".

ASO PRODUCTS

  Under self-funded medical plans, the employer self-insures its health care expenses and pays for health claims only as they are incurred, rather than paying monthly premiums for insurance which covers the cost of medical services as well as administrative expenses. The Company, as a TPA, typically provides claims processing and health care cost containment services through its provider network and utilization management programs, and is paid a fee only in conjunction with these administrative services. The Company's ASO products enable employers to access the Company's provider network and to realize savings through certain of the Company's discounted fee arrangements and medical cost containment capabilities, while allowing employers to design custom health benefit plans in accordance with their own requirements and objectives. Certain of the Company's ASO products include performance guarantees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement." As of December 31, 1996, 16.9% of total membership was enrolled in ASO products (9.6% in POS plans, 1.6% in HMO plans and 5.7% in the Mashantucket Peqout plan).


MEDICARE/MEDICAID PRODUCTS

  The Company offers PHS/SmartChoice, a federal Medicare program, to Medicare eligible individuals under the terms of risk contracts with the Health Care Financing Administration ("HCFA"). PHS/SmartChoice is typically marketed directly to individuals. The Company also offers PHS/SmartChoice as a POS product in the group market. It is currently offered in New York and Connecticut. Enrollees in PHS/SmartChoice have limited copayments as long as they use health care providers within the Company's network. PHS/SmartChoice replaces both Medicare Part A and Part B coverage for enrollees and extends coverage for preventive care, acute hospitalization and skilled nursing care. In the PHS/SmartChoice gatekeeper product, in the event an enrollee chooses to receive health care from a non-participating physician, neither PHS/SmartChoice nor Medicare will cover the costs of such care absent an emergency or urgent situation.

  Under its risk contracts with HCFA, the Company is paid a fixed per member per month capitation amount by HCFA based upon a formula established by HCFA establishing the projected cost to provide the covered services to each Medicare member. The Company bears the risk that the actual costs of health care services may exceed the per member per month capitation amount.

  Medicare risk contracts provide revenues that are generally higher per member than those for non-Medicare members, and thus provide an opportunity for increased profits and cash flow. Such risk contracts, however, also carry certain risks such as higher comparative medical costs, government regulatory and reporting requirements, the possibility of reduced or insufficient government reimbursement in the future, and higher marketing and advertising costs per member as the result of marketing to individuals rather than to groups.

  In Connecticut the PHS/SmartChoice product is intended to replace another Medicare product (PHS/Carefree) formerly offered by the Company pursuant to a cost contract with HCFA. As of December 31, 1996, the Company had 9,638 members enrolled in PHS/Carefree. The Company anticipates that almost all of these members will convert to the PHS/SmartChoice product by the end of 1997.

  The Company participates in Connecticut's Medicaid managed care program pursuant to a contract with the Connecticut Department of Social Services. PHS had enrolled 20,781 members in this program as of December 31, 1996. The Company receives fixed monthly premiums per member under the contract with the Connecticut Department of Social Services and bears the risk that the actual costs of health care may exceed the per member per month capitation amounts received by the Company. Medicaid plans also involve the risk of reduced or insufficient government reimbursement and higher marketing and advertising costs per member as a result of marketing to individuals rather than to groups. PHS has participated in the New York Medicaid managed care program in Westchester County since February, 1994. It contracts with Westchester Prepaid Health Service Plans, Inc. for the provision of services under this program.

  As of December 31, 1996, 9% of total membership was enrolled in a government program, almost all in HMO plans.


OTHER PRODUCTS

  The Company has entered into marketing arrangements with three prominent HMO networks, UltraLink SM, HMO National Network SM and National Managed Care, Inc., to facilitate cooperative marketing efforts focusing on national employer groups with employees in the Company's service area. The Company's affiliations with national networks allow it to compete with national managed care companies for employers desiring a national managed care network. In 1996, the Company generated almost $7 million in premium revenues from employer groups accessing these national networks. The Company has a multi-year contract with Dental Benefit Providers, Inc. to market managed dental products in New York and Connecticut. These managed dental products offer different levels of dental benefits through a selected panel of dentists at a cost that is below average indemnity plan prices. These products are designed to increase the Company's managed care product market penetration and to promote retention of its enrollee base. The Company also offers prescription drug riders to its HMO and POS plans. The prescription drug riders are offered through PCS, Inc., an unaffiliated company that has established contracts with most of the local pharmacies in the Company's service area. The prescription drug rider pays the cost of all covered prescriptions, less, in some instances, a deductible or copayment. The Company also offers a Connecticut small employer plan to groups of fewer than 50 employees. The Company also offers an individual HMO and an individual POS plan throughout its New York State service area. The Company's insurance brokerage subsidiary, PHIS, markets various insurance products of unaffiliated companies such as dental and life insurance, short-term disability and stop-loss coverage available from other insurers. PHIS's insurance activities are solely as an agent and represented less than 0.1% of the Company's total revenues in 1996 . The Company contracts with Davis Vision of Plainview, New York for provision of certain routine and non-routine vision services to both commercial and government product members.

OTHER INVESTMENTS

  In 1995, the Company invested $2.3 million in MasterCare Companies, Inc. ("MasterCare"), a company offering workers compensation managed care services in New Jersey and Connecticut. See "Business--Arrangement with MasterCare."

PROVIDER ARRANGEMENTS

PHYSICIANS AND OTHER HEALTH CARE PROVIDERS

  The Company contracts with physician groups, such as IPAs, PHOs, and multi-specialty groups (collectively, "Physician Groups"), individual physicians and other health care providers for a defined range of health services, including primary and specialty care. As of January 1, 1997, the Company had agreements with 23,298 providers and 183 hospitals in its tri-state service area. The Company's contracts with providers include discounted fee for service arrangements as well as capitated group arrangements in which the contracting Physician Group assumes a significant amount of the risk of overutilization. The Company currently has contracts with four IPAs, three PHOs and one large physician group ("Group") that provide for most of its physician services in its Connecticut service area. In New York and New Jersey, the Company generally contracts directly with physicians and other health care providers. Under the typical Physician Group arrangements, the Physician Group receives a fixed monthly capitation payment for each member selecting a primary care physician from that Physician Group. Capitation payments may be for all members selecting a primary care physician in the Physician Group or only as to members in certain commercial HMO and POS plans, depending upon the negotiated arrangement with the Physician Group. Capitation rates and any increases thereto are negotiated for the term of the contract. The capitation payment is designed to cover not only the professional medical services (including ancillary tests and services) rendered by the physicians and other providers associated with that Physician Group but also includes payments for certain other services rendered to the enrollee by providers who are not members of the Physician Group. Services covered by the capitation payment include, among other things, virtually all physician claims (whether inpatient or outpatient, including authorized out-of-plan care) and care rendered by other professionals such as physical therapists and psychologists. In certain of the contracts, the Physician Groups also are at risk for hospital, pharmacy and other facility expenses. The Company does not capitate physicians directly.

  Three of the Company's four Connecticut IPA contracts expire on December 31, 1997; the Company has reached an agreement in principle with the fourth IPA to extend its present arrangements through December 31, 1997 on slightly different terms. In the event that the Company was unable or chose not to renew any Physician Group contract, it would seek alternative arrangements to ensure the continuation of health care services to its enrollees. However, if the Company failed to renew any Physician Group contract covering a significant number of its enrollees and the Company was unable to obtain satisfactory alternative arrangements, there could be a significant disruption in the Company's business.

  Each Physician Group reimburses its member physicians and other providers out of the capitation payment paid to it by the Company according to a maximum fee-for-service schedule for claims submitted by those physicians and providers affiliated with the Physician Group. A portion of each physician's and provider's payment is withheld and is contributed to the Physician Group's risk pool to cover those expenses that exceed the Physician Group's budget for health care expenses. The withheld portion is returned to providers if the Physician Group operates within its prescribed budget for services. Because in most instances the capitation payments received by the Physician Group are fixed amounts unrelated to the services provided, the provision of excessive services would obligate the Physician Group to pay more to its physicians than the Physician Group receives from the Company. The principal exception is the Greater Bridgeport IPA, where overruns are shared equally between the Company and IPA. The Company's capitation system is designed to place upon the Physician Group and its member physicians the responsibility for managing the use of hospital and other medical services. In the event that the Physician Group is required to pay more to its physicians than it receives from the

Company, the Physician Group must continue to cover ongoing expenses and will be required to take corrective action to restore its financial position. Corrective action may include, among other things, lowering its fee-for-service schedule or increasing its withhold percentage. The Company believes that the member physicians of its Physician Groups have an interest in supporting the financial condition of their Physician Group through temporary reductions in fee schedules and increases in withhold. In 1996, each Physician Group received a return of all or a portion of its withhold account. Physician Groups may incur an operating loss which would result in the Physician Group having a retained earnings deficit. If such deficit were not eliminated through corrective action, the Company might find it necessary to advance funds to cover such deficit, although it would not be obligated to do so. Certain of the Company's IPA stockholders, through their ownership of Company stock or through members who serve on the Company's Board of Directors, may seek to have the Company fund such deficits in the future and failure by the IPAs to eliminate such future deficits, if any, could result in unrecovered cash advances. Any such funding is subject to approval by the Board's Audit Committee, a majority of which is composed of independent directors. If any Physician Group with which the Company contracts for services became insolvent, such insolvency could have a material adverse effect on the business of the Company.

  The capitation payments to Physician Groups other than the PHOs typically do not cover hospital and other facility expenses, although the Physician Groups are partially at risk for non-Medicare and non-Medicaid hospital utilization. The Company establishes an annual per member, per month target for hospital expenses. The amount varies by benefit plan and Physician Group, and encompasses both inpatient and outpatient costs. If total hospital expenses generated by the Physician Group exceed the applicable hospital expense target, the Company withholds from amounts owed by it to the Physician Group all or a portion of the excess over budget, in most cases one-half of the excess over budget. If actual costs are less than budgeted targets, the Physician Group receives from the Company an incentive credit typically equal to forty to fifty percent of the amount by which actual costs are less than budgeted targets.

  In its New York and New Jersey expansion areas and in areas in Connecticut not served through Physician Group contracts, the Company contracts for services principally through direct contracts with individual physicians and other health care providers. In addition, the Company contracts with two IPAs in the northern counties of its New York service area. The Company withholds a percentage of reimbursement for services rendered pursuant to its direct physician contracts against budgeted amounts to manage excessive utilization.

  The Company provides services to enrollees in PHS/SmartChoice pursuant to a combination of direct physician agreements, and, in New York, risk sharing agreements with the aforementioned IPAs. In Connecticut, the Company has contracted with and is in negotiations with PHOs and other risk entities for its Medicare risk product to shift the risk of all medical costs to the risk entity in return for a fixed percentage of the Medicare premium received by the Company. The Company's agreements in connection with its Medicare risk products are subject to compliance with new risk sharing regulations adopted by HCFA, which require disclosure and reinsurance for specified levels of risk sharing, and proposed state regulations that could affect physician risk sharing.

HOSPITALS

  The Company maintains contracts with 30 acute care hospitals in its Connecticut service area. In New York, the Company contracts with 83 hospitals in its service area. The Company has direct and indirect (through MasterCare) arrangements with 70 hospitals in New Jersey. The Company generally negotiates contracts with hospitals that include compensation on a per diem basis (at a daily rate, without regard to the scope of services actually provided). Other compensation arrangements with hospitals include charged-based discounts (negotiated discounts from the hospital's billed charges) and all inclusive case rates. In the case of non-participating hospitals, the Company pays either hospital billed charges or negotiated discounted charges. Additionally, some hospital contracts include per case, all-inclusive, payment arrangements for select procedures such as maternity care.

OTHER HEALTH CARE PROVIDERS

  PHS maintains contracts with outside vendors to provide certain ancillary services. Laboratory services are provided in Connecticut through an exclusive arrangement with Diagnostic Medical Laboratory, Inc. Laboratory services in New York and New Jersey are provided through arrangements with Quest Diagnostics. Both are capitated arrangements that are effective through December 31, 1999 and December 31, 1997, respectively. Mental health, substance abuse and detoxification services are provided in New York City and Long Island through a capitated arrangement with CMG Health, Inc. ("CMG"). This agreement is now in a renewal period and may be terminated by either party with at least 120 days notice. CMG also provides these services for the Company's Medicaid members in Connecticut under a fully capitated arrangement, which began on August 1, 1995 for a period of 27 months and is automatically renewable thereafter for one year periods unless terminated by either party on 120 days notice. In Westchester, Dutchess, Orange, Putnam, and Rockland Counties, New York, CMG provides case management services only. This agreement is in a renewal period and may be terminated by either party on at least 120 days notice.

MEDICAL COST CONTROLS

  Control of health care expenses is critical to the profitability of a managed care company. Expansion into new areas, introduction of new products, changes in health care practices, medical cost inflation, new technologies, government regulation, major epidemics, natural disasters and numerous other factors affecting the delivery and costs of health care may adversely affect the Company's operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Cautionary Statement."

  Physician Costs. The Company has developed several integrated mechanisms and procedures for the control of health care costs. The Company's health care programs are designed around primary care physicians who assume overall responsibility for the care of enrollees and determine or recommend the nature and extent of services provided to enrollees. In the case of enrollees enrolled in Passport products, primary care physicians are also responsible for making referrals to contracted specialist physicians and hospitals. Although the primary care physician's prior approval for most specialist services is not required in the Company's Charter products, it is recommended. Prior approval is required in the Company's Charter products for the enrollee's use of certain services such as home health care, hospice care, cardiac rehabilitation, private duty nurses, skilled nursing care, drug and alcohol rehabilitation and, except for enrollees in a POS plan, elective services rendered out-of-network. In addition to the prior approval process for certain services, the Company monitors services rendered to enrollees and provides utilization review information to its Physician Groups. In cases of possible excessive utilization, the Company counsels the enrollee with respect to the possible duplication of services or medications.

  With respect to physicians who contract with PHS through Physician Groups, costs are also controlled through contracts that provide for payment to the Physician Group on a capitation basis. The capitation method of payment, together with the withhold provisions in its contracts, transfers much of the Company's risk of excessive physician utilization to the Physician Group. Physicians who contract with PHS directly are not capitated, although withholds apply in order to mitigate the risk to PHS of excessive utilization.

  The Company also endeavors to monitor the practice patterns of all participating physicians and providers in order to identify inappropriate or excessive utilization. Each physician's utilization pattern is reviewed against other physicians within the relevant specialty area in the physician's Physician Group or relevant geographic area to determine whether average costs per patient are consistent with utilization generally. In the event there are insufficient aggregate data in a particular area, the Company's Medical Directors review utilization data on a specific case basis. If inappropriate utilization is determined, PHS will typically institute corrective measures including, if necessary, financial sanctions or, in rare instances, termination of the physician's membership as a participating physician.

  The Company has developed a measurement tool called the "practice profile" to evaluate and promote the quality of care being provided to the Company's members. The practice profile compares providers to their peers in relation to specific quality indicators that measure quality across a broad spectrum of areas. The practice profile also provides feedback to providers to assist them in assessing and enhancing their performance.

  Hospital Costs; Utilization Review. The control of the use of hospital and other medical services by a member is primarily the responsibility of the member's primary care physician. The Company requires preadmission notification of non-emergency hospital admissions and stays, pre-certification of selected inpatient and outpatient procedures, and retrospective review of ambulatory health services. The Company also maintains nurse coordinators who are assigned to certain participating hospitals to conduct concurrent reviews of hospital admissions. In the event that the nurse coordinator believes that utilization is inappropriate, the nurse coordinator first addresses his/her concerns with the attending physician, then consults with a physician advisor, who reviews admission information and patient records. Physician advisors as well as PHS Medical Directors are available to assist the attending physician in determining whether it is appropriate for a patient to remain hospitalized. The physician advisor, Medical Director and/or nurse coordinator works with the responsible physician to arrange alternative health care where appropriate, thereby reducing the length of hospital stays. The Company performs telephonic reviews at certain hospitals where it is not practical to perform on-site concurrent reviews.

  The Company has implemented special review procedures for pharmaceutical usage and the treatment of mental health and substance abuse conditions. In addition to the foregoing controls, the Company has adopted certain policies relating to the timing of admissions and the use of ambulatory facilities for certain surgical procedures, among other services, in order to reduce costs associated with hospital utilization.

  For catastrophic cases, the Company uses case management techniques to work with the attending physician, facility, patient and his/her family, to provide care in a cost-efficient manner consistent with the medical needs of the patient.

  The Company has a pre-certification program for selected elective inpatient and outpatient procedures to determine the medical necessity of those services. The pre-certification program requires the physicians performing the designated procedures to obtain advance authorization, and permits appeal if the procedure is initially denied. Procedures that are denied through this program are ineligible for coverage by the Company. As a pre-certification tool, the Company utilizes the Value Health Sciences Medical Review System. Since implementation of this program in March 1993, the program has achieved an overall 21% decrease in the utilization of procedures subject to the program.

  Hospital inpatient costs are also controlled through several contractual mechanisms. The Company's contracts with Physician Groups contain risk sharing mechanisms designed to provide incentives to control utilization of hospital services and its contracts with PHOs include both professional/physician and hospital/facility services within the capitation payment to the PHO. In addition, the Company maintains insurance coverage that reimburses the Company for hospital expenses incurred above certain levels, limiting the risk to the Company of an individual enrollee's inpatient hospital expense exceeding specified amounts. See "Business--Stop Loss and Other Insurance."

MANAGEMENT INFORMATION SYSTEMS

  The Company believes that timely and relevant information is critical to the success of its managed health care business. The Company utilizes its management information systems to process claims on an accurate and timely basis; to analyze health care utilization; to support provider, member and employer requirements; and to control administrative costs. The Company's claims operation is supported by staff and manager training, adherence to performance standards (for both productivity and accuracy), auditing of claims for claims processing accuracy, and adequate staffing and system programming to ensure adherence to all benefit provisions of the Company's provider policies. Currently, approximately 30% of physician/provider (non-facility) claims and approximately 20% of institutional claims are received electronically from the Company's providers. The Company intends to increase the amount of claims that it processes electronically. The Company's imaging system enables further automation of the claims process. The Company believes that its electronic claims capabilities combined with the Company's imaging system have enabled the Company to establish highly efficient claims processing and information retrieval systems. The Company has in place a disaster recovery plan that provides for a back-up of its management information system in case of an emergency.

  The Company is in the process of completing a significant upgrade of its management information systems. The new systems are expected to begin to come on line during the second quarter of 1997. At December 31, 1996, the costs associated with this project included capital expenditures of approximately $18.6 million, including enhancements beyond the original scope of the project. The capital expenditures are expected to be amortized over five years commencing with fiscal year 1997. When completed, the conversion to the new system is expected to yield significant gains in productivity, accuracy and speed as well as permit more significant information evaluation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement. "

QUALITY ASSURANCE AND CUSTOMER SERVICE

  Prior to a physician's acceptance for participation in the Company's network of providers, the Company reviews the physician's credentials and background. Each physician must be board certified in his/her specialty, or become board certified within five years of becoming credentialled. PHS has a rigorous credentialling process that consists of primary verification of all credentials; query of the National Practitioner Data Base, state medical boards and admitting hospitals for malpractice history, disciplinary actions and/or restrictions of hospital privileges; and on-site office evaluations including a review of medical records to determine compliance with PHS's standards. The Company biennially recredentials all its providers. Recredentialing includes repeating the initial credentialling process as well as reviewing the provider's practice history with PHS. After acceptance, the Company monitors various aspects of the physician's performance on an ongoing basis, including the quality and appropriateness of care delivered. The Company evaluates the quality and appropriateness of medical care provided to its enrollees by performing medical care evaluation and member satisfaction studies, by reviewing utilization of certain services and by responding to enrollee and physician questions and concerns.

  In August 1995, the Company was awarded full three-year accreditation in its then current service areas from the National Committee for Quality Assurance ("NCQA"), an independent organization that reviews HMOs for compliance with their quality standards. This accreditation is effective from May, 1994 through May, 1997. In connection with the re-accreditation process, the NCQA staff made an on-site visit in late March, 1997.

  The Company has also established a formal system for documenting and responding to customer grievances. The Company had no grievances upheld against it during 1993, 1994 and 1995 by the New York Insurance Department. The Company also had no complaints upheld against it during 1994 and only one complaint upheld against it in 1995 by the Connecticut Department of Insurance. The Company anticipates similarly good results for 1996. The Company believes that it has established a reputation for high standards of service.


ENROLLMENT, EMPLOYER GROUPS AND MARKETING

  As of December 31, 1996, the Company provided managed health care coverage to 400,021 enrollees. The Company offers its products to small groups, generally on a total replacement basis, and to medium and large groups on both a total replacement as well as alternative bases. The small group market segment is currently marketed throughout the Company's tri-state service area through its alliance with The Guardian and, in Connecticut, also through CBIA. In the large group market, the Company sells both its proprietary HMO and POS products, as well as ASO products. The Company's enrollee base is diverse and includes federal and state employees and employees of banks, hospitals and major industries. The Company's five largest fully insured employer groups represent approximately 17% of its 332,363 fully insured enrollees and 14% of its total enrollees. The New York State Nurses Association Benefits Fund, which constitutes the largest fully insured employer group, represents 7.2% of the Company's total enrollees and 8.6% of its fully insured enrollees.

  Employer groups of 50 or less are subject to community rating restrictions throughout the Company's service area. In these areas, the Company uses underwriting guidelines and rating practices that comply with state mandated community rating regulations. In Connecticut and New Jersey, groups of over 50 members are not subject to community rating regulation. For these groups, the Company employs rating techniques and underwriting guidelines designed to price its products according to expected health care utilization based on group experience.

  In New York, all groups written on the Company's HMO license are subject to community rating regulations. The Company uses underwriting guidelines and rating practices that comply with New York mandated community rating regulations. See "Business--Competition." The Company expects to begin marketing an experience rated POS product in the over 50 employee group market in mid-1997. In addition, the Company currently experience rates certain of its Healthcare Solutions products offered in the over 50 employee group market in New York.

  Subject to underwriting guidelines, the Company solicits new employer groups for its proprietary products through its marketing staff and employee benefits consultants. Most larger employer groups are represented by brokers and consultants, who are typically paid by the employers, and work with the employer to recommend or design employee benefit packages. The Company utilizes an internal staff of sales and account service representatives and managers to market its benefit plans to employers. Healthcare Solutions products are sold through the Company's and The Guardian's respective marketing staffs, as well as through independent brokers.

  Marketing the Company's benefit plans in the alternative carrier market is typically a two-step process in which presentations are first made to employers and, after the employer selects the Company as one of its health care providers, to its employees. In the total replacement market, sales are made solely at the employer levels and employees then can select from a number of PHS products, or in the case of Healthcare Solutions, PHS or The Guardian products.

  The marketing process is continuous because contracts with employers are typically renewed annually, employees are permitted to change plans annually and employer groups experience regular employee turnover.

JOINT MARKETING ARRANGEMENT WITH THE GUARDIAN

  The Company has a joint marketing arrangement with The Guardian throughout its tri-state service area. The products that are subject to the joint marketing arrangement are distributed through the brokerage community in an integrated marketing effort. The products are generally sold on a total replacement basis, which eliminates the need for marketing to employees once the products are sold to the employer group. Products are marketed under the trade name "Healthcare Solutions" and employees are able to choose among PHS's traditional HMO and POS products as well as, in certain instances, The Guardian's indemnity products. The Company and The Guardian target groups that are currently enrolled in The Guardian's indemnity products. Because of the higher premiums associated with indemnity insurance generally, such groups are often receptive to conversion to the Healthcare Solutions products. The Company and The Guardian also market to new groups.

  The joint marketing arrangements with The Guardian are for an unlimited term but can be terminated by either party either with or without cause, subject to potentially significant payments upon termination in the event of a termination without cause, by the party electing to terminate, and in the event of certain for cause terminations, by the party breaching the agreement. The agreements can also be terminated by either party with respect to new business following a change in control of the other party, in which event the parties would continue to share profits and losses on business in effect on the date of the change in control for a period of up to ten years. For a description of the Company's financial arrangements with The Guardian in connection with the Healthcare Solutions business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
Note 10 to the Consolidated Financial Statements.

  As of December 31, 1996, there were 112,566 members enrolled in Healthcare Solutions products (43,773 in Connecticut, 53,153 in New York and 15,640 in New Jersey).

STOP-LOSS AND OTHER INSURANCE

  The Company maintains reinsurance coverage for its existing business to limit the risk of an individual member's inpatient hospital expense exceeding specified amounts. The Company believes that its reinsurance coverage substantially limits its risk of incurring catastrophic costs at a reasonable premium cost. Beginning January 1, 1996 and continuing throughout 1997, the reinsurance arrangement for the Company's HMO products throughout its entire service area covers 80% of the next $400,000 of any member's inpatient hospital expense and emergency out-of-area services (up to a stated daily maximum) in excess of a $600,000 deductible. The reinsurance agreement provides a limit of $1,000,000 per member, per contract period (12 months) and $2,000,000 per member, per lifetime. The Company also maintains general liability, property, fidelity and contingent malpractice insurance coverage in amounts it believes to be adequate. Such insurance may become increasingly important if plaintiffs prove successful in recent efforts to expand the liability of a managed health care company for the negligence of providers with whom the Company directly or indirectly contracts. The Company also requires contracting Physician Groups and hospitals to maintain malpractice insurance coverage.

ARRANGEMENT WITH MASTERCARE

  The Company has entered into a marketing relationship with MasterCare and its affiliates. In addition, the parties have network access agreements with each other stemming from their respective expansion activities. In connection with the formation of PHS/NJ, the Company used the MasterCare network of providers to help it develop a network in New Jersey. As consideration, the Company issued a 20% interest in PHS/NJ to MasterCare. In addition, at December 31, 1996 PHS owned an interest in MasterCare Companies, Inc. and its subsidiary, MasterCare of Connecticut, formerly Total Employee Care, a workers compensation company formerly wholly-owned by the Company. See Note 11 to the Consolidated Financial Statements.

GOVERNMENT REGULATION

FEDERAL REGULATION

  The Company is subject to the Health Maintenance Organization Act of 1973, as amended, and the rules and regulations promulgated thereunder ("HMO Act"), which prescribe the manner in which an HMO must be organized and operated in order to meet and maintain federal qualification and to be eligible to enter into Medicare contracts with the federal government. PHS/CT and PHS/NY are federally qualified under the HMO Act. In order to maintain this status the Company must file periodic reports with, and is subject to periodic review by, the Department of Health and Human Services through HCFA and the Office of Prepaid Health Care. In addition, HCFA has the right to audit the Company to determine compliance with HCFA's regulations and to monitor the quality of care rendered to PHS/CT's and PHS/NY's Medicare enrollees. Reimbursements payable to PHS/CT and PHS/NY under the Medicare risk contracts are subject to periodic unilateral revision by the federal government. Future levels of such payments may be affected by federal government efforts to contain health care costs and cannot be predicted with certainty. Each of the Company's Medicare contracts are renewable on an annual basis. Health plans which offer a Medicare risk product must also comply with requirements established by peer review organizations, which are organizations which contract with HCFA to monitor the quality of health care received by Medicare beneficiaries. These requirements relate to quality assurance and utilization review procedures. Recent requirements of HCFA impose requirements relating to physician incentive plans, which place physicians participating in Medicaid and Medicare HMO plans at substantial financial risk. Enrollment under the Medicare risk program cannot exceed 50% of a health plan's total enrollment. Termination of the Company's Medicare program could have a material adverse effect on its business.

  As a result of its Medicaid contract, PHS/CT is subject to both federal and state regulation regarding services provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program. Medicaid regulations require that enrollment of Medicaid and other federal government program beneficiaries cannot exceed 25% of a health plan's total enrollment.

  The Company is also required by federal and state regulatory agencies to maintain restricted cash reserves and/or a minimum net worth. To remain licensed, it may be necessary for the Company to make changes from time to time in its services, procedures, structure and marketing methods. Such changes may be required as a result of amendment to, or other significant modification of, federal and state laws and regulations controlling the Company's operations. Any changes in federal or state government regulation could affect the Company's operations, profitability and business prospects.

STATE REGULATION

  The Company's HMO and insurance subsidiaries are subject to substantial state government regulation. PHS/CT is licensed by the Insurance Commissioner of Connecticut to be a health maintenance organization and is subject to regulation by the Connecticut Department of Insurance. PHS/NY is also licensed as a health maintenance organization by the Commissioner of Health of the State of New York and is subject to regulation by the Department of Health of the State of New York and the Department of Insurance of the State of New York. PHS/NJ is licensed as a health maintenance organization by the Commissioner of Health and Senior Services and Commissioner of Banking and Insurance of the State of New Jersey and is subject to regulation by the Department of Health and Senior Services of the State of New Jersey and the Department of Banking and Insurance of the State of New Jersey. State regulatory authorities exercise oversight regarding the Company's provider networks, medical care delivery and quality assurance programs, contract forms and their provisions, and financial condition, including reserve and cash flow requirements. Applicable state law requires periodic financial reports, imposes minimum standards for investments, capital, deposits and reserves, and regulates marketing, rates, medical benefits, payment of dividends and affiliate transactions. In addition, the premiums charged by the Company are subject to review and changes in rates must be approved in advance by state regulatory authorities. The Company's HMOs are also subject to periodic examination by the relevant state regulatory authorities.

  Insurance/CT is an accident and health company licensed by the Connecticut Department of Insurance, Insurance/NY is a property and casualty company licensed by the New York Department of Insurance and Bermuda is an insurance company licensed as a reinsurer in Bermuda. Applicable laws contain requirements relating to Insurance/CT's, Insurance/NY's and Bermuda's financial condition, reserve requirements, premium rates and contracts and require periodic filings and examinations.

  Applicable Connecticut, New York and New Jersey statutes and regulations require the prior approval of the Connecticut Commissioner of Insurance, New York Commissioner of Health and New Jersey Commissioner of Health, respectively, for any acquisition of control of the Company or its subsidiaries. For purposes of these statutes and regulations, "control" means the direct or indirect possession of the power to direct or cause the direction of the management and policies of an entity. Control is presumed to exist when a person, group of persons or entity acquires the power to vote 10% or more of the voting securities of another entity.

  New York law requires health insurers to accept all individuals and small groups (between three and fifty employees or group members) without regard to their age, sex, occupation or medical condition at a "community rated" premium based on the experience of the entire pool of risks covered by the insurer. The New York community rating law establishes a pooling mechanism providing for payments to insurers writing such policies for a disproportionate share of individuals with certain demographic characteristics and catastrophic medical expenses. Depending on the age and sex characteristics of an insurer's members and the incidence of certain high-cost medical conditions among members, an insurer will either make payments to or receive payments from the state pooled fund. To date, the Company has incurred expenses related to this fund amounting to $1,152,000 in 1994, $1,483,000 in 1995 and $3,180,000 in 1996.
The New York community rating law also provides, among other things, for portability of health insurance, thereby facilitating continued coverage for those wishing to seek new employment or insurers, and allows members of a small group to continue their coverage after their membership is terminated. New York law requires all HMOs to offer an individual HMO plan and an individual POS plan. The benefits available under these plans are mandated by law and do not differ between health plans.

  Connecticut law also regulates health insurance for employer groups of fifty and fewer employees. The Connecticut small employer insurance law includes guaranteed issue, pre-existing condition restrictions and guaranteed renewability provisions. Connecticut applies adjusted community rating restrictions to all small employer medical plans. Under adjusted community rating, the only factors that may be used are age, gender, geographic area, industry, group size and family composition. Such factors are further limited by applicable Connecticut law.

  New Jersey regulates health insurance for employer groups of two to forty-nine employees through the New Jersey Small Employer Health Benefits Program. The law sets out six standard plans, only one of which is an HMO plan (the others are all indemnity plans). The law also mandates the benefits to be offered under such plans and sets out the participation and contribution requirements, applies a preexisting condition restriction, guaranteed renewability and rating restrictions.

  The Company's HMO subsidiaries are subject to statutory regulations that restrict the payment of dividends. Connecticut law imposes a 1.75% premium tax on the Company's fully insured business written in Connecticut. All HMOs in Connecticut are now assessed for the costs of the HRA (Health Reinsurance Association), which offers individual coverage to any person residing in Connecticut and special health care plans to low income groups of ten or less. The assessments are used to cover the losses incurred by the program. In addition, all Connecticut HMOs are now assessed a portion of the cost of funding the Connecticut Department of Insurance, which until recently had been funded entirely by assessments only on insurers operating in the state.

  If the Company acquires or establishes HMOs in states where it does not presently operate, it will have to comply with the applicable state statutes which vary from state to state.

RECENT REGULATORY DEVELOPMENTS AND INITIATIVES

 Federal

  The recently enacted Federal Health Insurance Portability and Accountability Act of 1996 (i) insures portability of health insurance to individuals changing jobs or moving to individual coverage by limiting application of pre-existing condition exclusions, (ii) guarantees availability of health insurance to employees in the small group market and (iii) prevents exclusion of individuals from coverage under group plans based on health status. The Act also permits offering Medical Savings Account plans on a pilot basis and includes programs targeting fraud and abuse. The provisions are effective beginning July 1, 1997. The Company is currently subject to similar state law provisions in New York limiting pre-existing conditions for new group and individual enrollees who had continuous prior coverage and requiring issuance of group coverage to small group employers. Recently enacted federal legislation mandates coverage for minimum hospital stays after childbirth (consistent with many new state law requirements) and parity between any lifetime limits imposed on mental health benefits and those for other medical benefits. In addition, HCFA adopted rules in 1996 imposing reinsurance, disclosure and other reporting requirements relating to physician incentive plans which place physicians participating in Medicare and Medicaid HMO plans at substantial financial risk.

  Congress is also considering significant changes to both Medicare and Medicaid programs, including changes that would significantly reduce reimbursement to HMOs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement". In addition, proposed Medicare reform bills contain provisions that would facilitate entry of competing HMOs in the Company's service area by repealing the rule that Medicare risk contractors have one commercial enrollee for each Medicare or other government program enrollee and creating permissive licensure for HMOs sponsored by provider networks. In Connecticut, the Department of Social Services is expected to request HMOs participating in its Medicaid program to resubmit bids in 1997. It is expected that Connecticut will mandate additional reporting requirements and other changes that will reduce the number of companies willing to participate.

 State

  There is a national trend among state governments to enact legislation which increases regulation of HMOs and managed care companies and to mandate certain policies and procedures. Each state that the Company does business in is considering or has implemented wide-ranging "Patient Protection" and "Consumer Disclosure" bills and regulations.

  The New York State legislature enacted the Health Care Reform Act of 1996 ("HCRA"), effective January 1, 1997, that eliminated regulation of hospital rates and adopted surcharges and covered lives assessments to fund various public programs. This deregulation allows all private health care payors to negotiate payment rates for inpatient hospital services. Previously, only HMOs could negotiate rates for these services. As a result of the enactment of HCRA, non-HMOs who compete with the Company may be able to negotiate better rates with hospitals in New York because of the volume of patients they represent, which would have an adverse effect on the Company's ability to compete effectively in New York. Also, effective January 1, 1997, the Company is required to make payments to state funding pools to finance hospital bad debt and charity care, graduate medical education, and other state programs under HCRA. Previously, hospital bad debt and charity care and graduate medical education were financed by surcharges on payments to hospitals for inpatient services. The Company has renegotiated many of its hospital contracts in New York to reflect the surcharges. These adjustments are generally effective as of January 1, 1997, but they are not expected to result in savings equal to the cost of the surcharges. The New York legislature also recently passed legislation related to operation of managed care plans, which contains provisions relating to, among other things, utilization review, consumer disclosure and the right of a physician to a hearing on termination from a health plan network.

  In addition, the New Jersey Department of Health and Senior Services recently issued a comprehensive revision to its existing HMO regulations, which encompasses many of the same features as the aforementioned New York law, but also includes a non-binding external appeals process. Connecticut is considering increased regulation which, like New York and New Jersey, includes extensive new reporting and data collection requirements. These regulatory developments are likely to increase the Company's medical and administrative costs.

COMPETITION

  The health care industry in the Company's market area is highly competitive. The Company has numerous competitors, including for-profit and not-for-profit HMOs, preferred provider organizations ("PPOs") and indemnity insurance carriers, and certain of the Company's competitors have substantially greater enrollment and financial resources than the Company. The Company's major competitors include independent HMOs, such as Oxford Health Plans, Inc., and United Health Care, which have significant enrollment in the New York metropolitan area, and HMOs and managed care plans sponsored by large health insurance companies, such as Aetna/U.S. Healthcare, Inc., Blue Cross/Blue Shield, The New York Life Insurance Company and CIGNA. Additional competitors may enter the Company's market in the future. In addition, the managed care industry has experienced significant consolidation recently, and such consolidation is expected to continue, possibly resulting in fewer but larger competitors in the Company's service area. The Company competes on the basis of price, quality and scope of services provided, including the extent of its provider network. The Company believes the quality of its service and physicians, as well as its reputation, are important competitive factors. However, the cost of providing benefits is in many instances the controlling factor in obtaining and retaining employer groups and certain of PHS's competitors have set premium rates at levels below PHS's rates for comparable products. The Company anticipates that premium pricing will continue to be highly competitive.

TRADEMARKS AND TRADENAMES

  The Company has a number of registered trademarks. The Company believes that its trademarks and tradenames are important to its marketing efforts. Any challenge to the use of a material tradename, trademark or service mark could have an adverse effect upon the Company's business.

EMPLOYEES

  As of December 31, 1996, the Company had 971 full-time employees. The Company is not a party to any collective bargaining agreement and has not experienced any work stoppage since its organization. The Company believes its relations with its employees to be good.

ITEM 2. PROPERTIES

  The Company's corporate headquarters offices were relocated to Shelton, Connecticut in early 1997 and comprise 327,195 square feet, located in three adjacent buildings, which the Company purchased in June, 1996 for $16.6 million. The Company presently occupies approximately 65% of the available space in this facility. The Company expects that the remainder of the available space will require renovation before it can be occupied by the Company's employees. The Company continues to own and occupy its former headquarters in Trumbull, Connecticut which comprises 74,350 square feet. PHS/CT leases properties at three locations, for an aggregate of 97,488 square feet. PHS/NY leases 11,752 square feet of property in White Plains, New York, 18,415 square feet in New York City and 3,415 square feet in Lake Success, New York. PHS/NJ leases 12,895 square feet of space in Paramus, New Jersey.

ITEM 3. LEGAL PROCEEDINGS

  The Company is involved in litigation arising in the ordinary course of its business, a significant portion of which involves claims for coverage or payment of medical services rendered to enrollees. In the opinion of the Company's management, based upon discussions with legal counsel, existing litigation will not have a material adverse effect on the Company's financial position.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  No matters were submitted to a vote of security holders during the fourth quarter.

                                    PART II

ITEM 5. MARKET FOR COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  The Company completed its initial public offering of 2,975,000 shares of Class A Common Stock in January, 1993. The Company's Class A Common Stock is traded in the over-the-counter market on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol "PHSV." There is no market for the Company's Class B Common Stock. The following table sets forth the range of high and low sale prices for the Class A Common Stock for each of the periods indicated as reported on the NASDAQ National Market System. Quotations represent prices between dealers and do not reflect retail mark-ups, mark-downs or commissions. There was no market for the Company's Class A Common Stock prior to its initial public offering in January, 1993.

                                                                   HIGH   LOW
                                                                  ------ ------
     January 1, 1995 through March 31, 1995...................... $33.75 $26.75
     April 1, 1995 through June 30, 1995......................... $34.25 $24.50
     July 1, 1995 through September 30, 1995..................... $28.75 $22.00
     October 1, 1995 through December 31, 1995................... $43.25 $27.25
     January 1, 1996 through March 31, 1996...................... $40.75 $29.50
     April 1, 1996 through June 30, 1996......................... $34.50 $19.75
     July 1, 1996 through September 30, 1996..................... $25.50 $14.50
     October 1, 1996 through December 31, 1996................... $20.00 $14.00

  There were an aggregate of 390 holders of record of the Company's Class A and Class B Common Stock (the "Common Stock") as of March 25, 1997. The Company has not paid any dividends on its Common Stock since its issuance. The Company does not intend to pay any cash dividends in the foreseeable future. Rather, the Company intends to retain its earnings to provide for the operation and expansion of its business. The Company's ability to declare and pay dividends to its stockholders may be dependent upon its ability to obtain cash distributions from its operating subsidiaries. The ability to pay dividends is also restricted by insurance and health regulations applicable to its subsidiaries. See "Business--Government Regulation."

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

  The income statement data and balance sheet data set forth below have been derived from the audited consolidated financial statements of the Company. The information below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

                                                 YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------------------
                              1996           1995           1994           1993           1992
                          -------------  -------------  -------------  -------------  -------------
                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING STATISTICS)
INCOME STATEMENT DATA:
REVENUES:
  Premiums..............  $     481,534  $     342,975  $     289,784  $     274,795  $     265,436
  Investment and other
   income...............          6,574          6,968          4,160          5,435          3,459
                          -------------  -------------  -------------  -------------  -------------
    Total revenues......        488,108        349,943        293,944        280,230        268,895
                          -------------  -------------  -------------  -------------  -------------
Health care expenses:
  Hospital services.....        178,059        111,947         94,934        105,592        107,638
  Physicians and related
   health care services.        198,591        131,019        117,393        110,599        106,617
  Other health care
   services.............         42,382         18,707         12,943          9,741          9,724
  Indemnity costs.......          7,008          2,157            --             --             --
                          -------------  -------------  -------------  -------------  -------------
    Total health care
     expenses...........        426,040        263,830        225,270        225,932        223,979
                          -------------  -------------  -------------  -------------  -------------
Selling, general and
 administrative.........         86,728         58,504         44,089         33,730         28,590
Guardian joint marketing
 (income) expense, net..           (809)         2,298            --             --             --
Proxy defense costs.....                           892
Interest................            388            --             --             378            875
                          -------------  -------------  -------------  -------------  -------------
    Total expenses......        512,347        325,524        269,359        260,040        253,444
                          -------------  -------------  -------------  -------------  -------------
Income (loss) before
 income taxes...........        (24,239)        24,419         24,585         20,190         15,451
Income tax expense
 (benefit)..............        (11,275)         8,449         10,451          8,299          6,890
                          -------------  -------------  -------------  -------------  -------------
Net income (loss).......  $     (12,964) $      15,970  $      14,134  $      11,891  $       8,561
                          =============  =============  =============  =============  =============
Net income (loss) per
 Common Share...........  $       (1.39) $        1.70  $        1.52  $        1.31  $        1.36
Weighted average shares
 outstanding............          9,301          9,403          9,307          9,101          6,283
BALANCE SHEET DATA:
  Working capital.......  $      16,744  $      62,585  $      64,037  $      58,714  $      13,091
  Total assets..........        238,310        211,068        207,148        171,456        120,031
  Total long term debt..            --             --             --             --           5,000
  Stockholders' equity..         96,286        108,881         91,206         77,968         25,586
OPERATING STATISTICS:
  Enrollment (1)........        400,021        267,116        179,550        158,984        136,832
  Enrollment (monthly
   average).............        342,576        219,475        173,523        153,251        135,506
  Hospital days per
   thousand (2).........            272            281            327            360            403
  Medical loss ratio
   (3)..................           89.8%          78.2%          79.0%          82.9%          84.4%

--------
(1) At end of period.
(2) On an annualized basis for commercial products only.
(3) Health care expenses as a percentage of premium revenues excluding self-funded product revenues.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following table shows certain income statement data expressed as a percentage of total revenues for the years indicated:

                                                     YEAR ENDED DECEMBER 31
                                                     --------------------------
                                                      1996      1995     1994
                                                     -------   -------  -------
Revenues:
  Premiums..........................................    98.7%     98.0%    98.6%
  Investment and other income.......................     1.3       2.0      1.4
                                                     -------   -------  -------
    Total revenues..................................   100.0     100.0    100.0
                                                     -------   -------  -------
Health care expenses:
  Hospital services.................................    36.5      32.0     32.3
  Physicians and related health care services.......    40.7      37.5     39.9
  Other health care services........................     8.7       5.3      4.4
  Indemnity costs...................................     1.4       0.6
                                                     -------   -------  -------
    Total health care expenses......................    87.3      75.4     76.6
                                                     -------   -------  -------
Selling, general and administrative expenses........    17.8      16.7     15.0
Guardian joint marketing (income) expense, net......    (0.2)      0.7      0.0
Proxy defense costs.................................     --        0.2      --
Interest............................................     0.1       0.0      0.0
                                                     -------   -------  -------
    Total expenses..................................   105.0      93.0     91.6
                                                     -------   -------  -------
Income (loss) before taxes..........................    (5.0)      7.0      8.4
Income tax expense (benefit)........................    (2.3)      2.4      3.6
                                                     -------   -------  -------
Net income (loss)...................................    (2.7)%     4.6%     4.8%
                                                     =======   =======  =======

  The Company's subsidiaries, PHS/CT, PHS/NY, PHS/NJ and Bermuda, have entered into several marketing and reinsurance agreements with The Guardian. Under these agreements, jointly developed managed care and indemnity products are offered to existing Guardian insureds as well as to new prospects. The Company and The Guardian have implemented different ways to share profits and losses under these agreements which vary among the particular states and time periods as described below.

  In Connecticut, PHS/CT wrote 100% of the managed care business and The Guardian wrote 100% of the indemnity business. The parties shared profits and losses through September 30, 1996 pursuant to a "selection adjustment payment" mechanism. Under this arrangement, each party calculated its quarterly profit or loss (net premiums earned, minus claims payments, capitation payments and withholds paid with respect to managed care plans, reserve increases or decreases, administrative charges, commissions and premium taxes, plus investment income). The selection adjustment payment, which was designed to mitigate the effect of potential adverse selection in groups which selected Healthcare Solutions products and enable the parties to share in any long-term profits or loses, then provided that if both parties had losses, no adjustment would be made from one to the other, and each would retain its respective loss. If both parties had profits, the amounts were combined, and the party with the greater profit would make a selection adjustment payment to the other, in an amount equal to half of the profit differential. If only one party had a profit, the profitable party made a selection adjustment payment equal to that party's reported profit, thereby partially or fully reimbursing the other party's loss. If the result was a combined profit, the profitable party would make a selection adjustment payment equal to the other party's loss, increased by half of the combined profit. Selection adjustment calculations were done on a cumulative basis, and accordingly, losses are carried forward to offset against future profits. Because both PHS and The Guardian incurred losses in Connecticut in 1996, no selection adjustment payment was made, and the Company reported 100% of the cumulative losses on the managed care products sold under the Healthcare Solutions product line.

  The parties entered into new agreements with respect to the Connecticut Healthcare Solutions business that were effective as of October 1, 1996. The selection adjustment methodology was replaced with a reinsurance agreement pursuant to which the Company cedes 50% of the risk on the managed care portion of the Healthcare Solutions products to The Guardian. In connection with the conversion to reinsurance, the parties agreed that 50% of the cumulative losses in Connecticut would be offset from amounts otherwise due to The Guardian under the reinsurance agreement when profits, if any, are generated.

  In New York, The Guardian cedes 50% of its risk for the out-of-network portion of the POS Healthcare Solutions products to Bermuda and the Company cedes 50% of its risk for HMO products and the in-network portion of the POS Healthcare Solutions products to The Guardian. In New Jersey, the Company cedes 100% of the risk of the out-of-network portion of the POS Healthcare Solutions products and 50% of the risk on the other HMO Healthcare Solutions products to The Guardian and The Guardian retrocedes 50% of the risk for the out-of-network portion of the POS Healthcare Solutions products back to Bermuda. The reinsurance agreements were amended in 1996 to reduce the Company's risk for indemnity Healthcare Solutions products. In New York, the Company was responsible for 10% of the associated losses on the indemnity business between January 1 and June 30, 1996 and did not share risk with respect to the indemnity portion of the Healthcare Solutions business after June 30, 1996. In Connecticut, the agreements were amended effective October 1, 1996 so that the Company will not share risk with respect to the indemnity business in those states following September 30, 1996.

  As a result of its arrangements with The Guardian, the Company's percentage growth in its aggregate premium revenue has lagged its percentage growth in enrollment, since a portion of the Healthcare Solutions revenues and expenses that were ceded to The Guardian are omitted from the Company's Statement of Operations. The Company expects that this trend will continue if its Healthcare Solutions products continue to be successful and the enrollment mix between its proprietory products and the Healthcare Solutions products shifts to a greater percentage in Healthcare Solutions. The aggregate revenue is impacted by this mix due to the fact that for its proprietary products the Company retains 100% of the revenue and related health care expenses while under the Healthcare Solutions product, 50% of the revenue and related health care expenses are ceded to The Guardian, therefore impacting the aggregate revenue growth compared to aggregate membership growth. Per member, per month ("PMPM") amounts are similarly impacted by this mix due to the fact Healthcare Solutions membership is reflected at 100% and revenue and related health care expenses are reflected at 50%.

  The marketing and reinsurance agreements with the Guardian have had a significant impact on the Company's results of operations. In 1996, the arrangements with the Guardian resulted in approximately $14.6 million of pretax losses while in 1995, the arrangements resulted in approximately $1.3 million of pretax income.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Premium revenue increased 40.4% to $481.5 million in 1996 from $343.0 million in 1995, while enrollment at December 31, 1996 increased 49.8% over 1995 to 400,021. As of December 31, 1996, fully-insured enrollees increased 59.9% to 332,363 members up from 207,856 as of December 31, 1995, while self-funded enrollees increased 14.2% to 67,658 members as of December 31, 1996, up from 59,260 at December 31, 1995. The aggregate premium revenue increase lagged the membership growth due primarily to the growth of membership in the Healthcare Solutions product where 50% of the premium revenue and related healthcare costs are ceded to The Guardian pursuant to the agreement and a membership shift in the fully insured product mix to lower benefit, lower PMPM revenue products. Also, enrollee statistics include 100% of the approximately 112,000 members enrolled in Healthcare Solution products at December 31, 1996, while premium revenue includes only the Company's 50% share of the Healthcare Solutions revenues derived from the New York arrangements which became effective July 1, 1995, the New Jersey arrangements effective January 1, 1996, and the Connecticut arrangements effective October 1, 1996.

  Investment and other income declined 5.6% in 1996 from $7.0 million for the year ended December 31, 1995 to $6.6 million for the year ended December 31, 1996. The decline in investment income is due primarily to a decline in invested assets and lower investment yields due to lower interest rates.

  Health care expenses as a percentage of premium revenue (medical loss ratio) increased to 89.8% for 1996 from 78.2% for 1995. The increase in the medical loss ratio resulted from a 7.4% increase in medical costs on a PMPM basis (primarily hospital and prescription drug costs as discussed below) and a decline of 6.5% in the PMPM premium revenue.

  Hospital services expenses increased 59.1% to $178.1 million in 1996 from $111.9 million in 1995. The increase is due primarily to an increase in fully-insured membership. On a PMPM basis, however, hospital services increased 5.7% from 1995 to 1996. This increase is attributable primarily to the recent trend to perform certain lower cost services, which historically had been performed in an in-patient setting, in an out-patient setting. This results in a higher average cost for those services which are still performed in an in-patient setting. Inpatient hospital utilization for fully-insured commercial enrollees decreased 3.2% to 272 days per thousand members, per year for the year ending December 31, 1996 from 281 days per thousand members, per year for the same 1995 period. This decrease was primarily due to the continued trend towards less expensive treatment being provided in the out-patient setting and more effective medical management techniques.

  Physician and related health care expenses increased 51.6% in 1996 from 1995. The increase is primarily due to the 59.9% increase in fully insured membership as well as increases in non-capitated expenses, including costs for out-of-network physicians' services.

  Other health care expenses increased by $23.7 million from 1995 to 1996 due primarily to higher prescription drug costs resulting from an increase in the number of members covered by prescription drug riders. Additionally, there was a shift in membership to drug riders which offered greater benefits. At the same time, fewer generic drugs were prescribed resulting in increased pharmacy costs.

  Indemnity costs reflect the medical costs associated with the indemnity revenue assumed in connection with The Guardian reinsurance arrangement in New York which began in 1995. The Company's net indemnity costs for 1996 were $7.0 million, up from $2.2 million for 1995. As a result of continuing adverse experience related to this business, the Company amended the New York reinsurance agreement to reduce the Company's share of the indemnity business assumed from 50% to 10%, for the period from January 1, 1996 to June 30, 1996. The impact of this adjustment reduced the after tax loss associated with the indemnity business by approximately $900 thousand, which was recorded in the second quarter of 1996. The amendment also provided that the Company will assume no further indemnity risk in the New York market for claims incurred after June 30, 1996. As noted above, after September 30, 1996 the Company did not share risk in connection with the Healthcare Solutions indemnity business in the Connecticut market. Selling, general and administrative expenses increased 48.2% to $86.7 million in 1996 from $58.5 million in 1995. The increase was principally due to additional staffing, outside services and other costs needed to support geographic expansion, product diversification and enrollment growth.

  The Company's effective tax benefit rate was 46.5% for the year ended December 31, 1996, as compared to an effective tax provision rate of 34.6% for the comparable 1995 period. The 1996 effective tax rate resulted primarily from the favorable effect of the income from tax exempt securities which increases the tax benefit when there are losses.

  The Company has undertaken a number of actions intended to restore profitability in 1997. It increased its premiums an average of 4.4% at the end of 1996 for groups renewing in 1997 and may make further adjustments subject to competitive conditions. It has moved to introduce enhanced medical management, which is intended to result in reduced health care expenses on a PMPM basis in 1997. In addition, its contracts with risk entities shift a greater amount of the risk of overutilization to the risk entities, which will provide further protection against rising health care costs. Moreover, the Company has shifted a portion of the Healthcare Solutions membership to capitation arrangements with the Physician Groups. Although there can be no assurance that these changes, among others, will enable the Company to be profitable in 1997, the Company expects to see significant improvement in its financial results in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement."

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Premium revenue increased 18.4% to $343.0 million in 1995 from $289.8 million in 1994 while enrollment at December 31, 1995 increased 48.8% over 1994 to 267,116. As of December 31, 1995, fully-insured enrollees increased 55.5% to 207,856 members from 133,676 as of December 31, 1994, while self-funded enrollees increased 29.2% to 59,260 members as of December 31, 1995, up from 45,874 as of December 31, 1994. The premium revenue increase lagged the membership growth due to more aggressive pricing and a shift in fully insured product mix to lower revenue yielding products. Also, enrollee statistics include 100% of the enrollees in New York, while premium revenue includes only the Company's 50% share of revenues derived from the New York Guardian arrangements which become effective July 1, 1995.

  Investment and other income was up 67.5% in 1995 from $4.2 million for the year ended December 31, 1994 to $7.0 million for the year ended December 31, 1995. The increase in investment income was due to improved portfolio yields and a reduction in realized losses.

  Health care expenses as a percentage of premium revenue (medical loss ratio) decreased to 78.2% for 1995 from 79.0% for 1994. The decrease in the medical loss ratio resulted from a 7.0% decline in medical costs on a per member per month basis which was partially offset by a 6.4% decline in the per member per month premium revenue. Total health care expenses increased 17.1% to $263.8 million in 1995 from $225.3 million for 1994.

  Hospital services expenses increased 17.9% to $111.9 million in 1995 from $94.9 million in 1994. On a PMPM basis, hospital services declined 6.8% from 1994 to 1995. The decline was due primarily to a reduction in in-patient hospital utilization which was partially offset by higher out-patient utilization. In-patient hospital utilization for fully-insured enrollees, excluding Medicare cost contract enrollees, decreased 14.1% to 281 days per thousand members per year for the year ending December 31, 1995 from 327 days per thousand members for the same 1994 period.

  Physician and related health care expenses increased 11.6% in 1995 from 1994 despite a 55.5% increase in fully insured enrollees. As a result, physician expense declined 11.8% on a per member per month basis for the year ended December 31, 1995 as compared to the same 1994 period. The decrease is largely due to more favorable capitation arrangements with providers and a shift in membership to lower cost capitated products.

  Other health care expenses increased by $5.8 million from 1994 to 1995 due primarily to higher prescription drug expense resulting from an increase in prescription drug benefit coverage and increased utilization. Additionally, in 1995, other health care expenses includes the Healthcare Solutions profit sharing expense which resulted from The Guardian reinsurance arrangement in Connecticut.

  Indemnity costs reflect the medical costs associated with the indemnity revenue assumed in connection with The Guardian reinsurance arrangement in New York which began in 1995.

  Selling, general and administrative expenses increased 32.7% to $58.5 million in 1995 from $44.1 million in 1994. The increase was principally due to continuing resource commitments to support enrollment growth and the expansion into the Connecticut, New York and New Jersey tri-state region. Additionally, the related administrative infrastructure was also expanded to accommodate the increased growth.

  The Company's effective tax rate declined to 34.6% for the year ended December 31, 1995 from 42.5% for the comparable 1994 period. The decline in the effective tax rate resulted primarily from the shift of much of the Company's investment portfolio into tax exempt municipal bonds and to a slight decline in the statutory state income tax rates. Additionally, the effective tax rate for 1995 was favorably affected by the reconciliation of prior provisions.

LIQUIDITY AND CAPITAL RESOURCES

  PHS has historically financed its operations primarily through internally generated funds. The Company's primary capital requirements are for working capital, principally to fund geographic and product expansion, and to maintain necessary regulatory capital. In addition, the Company's HMO subsidiaries, PHS/CT, PHS/NY and PHS/NJ, and its insurance subsidiaries, are subject to statutory regulations that restrict the payment of dividends.

  Net cash flows for the year ended December 31, 1996 resulted in an increase in cash and cash equivalents of $31.7 million. Although operating cash flows were unfavorably affected by the Company's 1996 loss of $13.0 million, net cash was provided by operating activities of $24.6 million for the year ended December 31, 1996. The difference between the net loss and the net cash provided from operating activities resulted primarily from a $22.3 million increase in hospital incurred but not reported ("IBNR") claims, which was generated from the increase in the volume of claims activity due to the rise in membership and the timing of the related claims payments and from the collection of outstanding advances to hospitals which totalled $5.5 million. Additionally, the amounts due to IPAs, physicians and other providers increased $15.3 million in 1996, reflecting an increase in the amounts payable to non-capitated providers, such as out of network providers, and the timing of those related payments. These items were offset in part by the net increase in receivables of approximately $10.0 million which occurred due to the growth in enrollment from both the Company's proprietary business and from its arrangements with The Guardian. Approximately $44.0 million of net cash was provided by the sales and maturities of marketable securities, of which $34.6 million was used to fund the enhancement of the Company's computer infrastructure and to purchase the Company's new corporate headquarters .

  PHS's net cash used in operations amounted to $9.5 million in 1995. Since The Guardian holds the funds generated by Healthcare Solutions, on which the Company earns interest, and since the funds were not released by year end, operating cash flows in 1995 were unfavorably affected by the arrangements with The Guardian. In addition, IPA withhold percentages were generally decreased in 1995, and as a result, the amounts owed to the IPAs tended to be paid over on a more rapid schedule. Further, accelerated payments related to income taxes and the Medicare cost contract decreased operating cash flows. These items were partially offset by the net income of $16.0 million generated during the year. Cash used for investing activities was $11.7 million for the year ended December 31, 1995, primarily due to capital expenditures of $15.2 million which represented investments in optical imaging technology and other improvements in the computer infrastructure needed to support the Company's expansion.

  Net cash flow during 1994 resulted in an increase in cash and investments to $139.8 million at December 31, 1994 from $112.2 million at December 31, 1993. Cash provided by operating activities totaled $39.3 million, resulting primarily from net income of $14.1 million generated during the period, the timing of the receipt of medical claims and the timing of payments related to other liabilities.

  At December 31, 1994, PHS was no longer required to maintain a restricted cash reserve to comply with the requirement of the Office of Prepaid Healthcare in connection with the Medicare cost contract. In New York, the Company is required to maintain an escrow reserve equal to 5% of estimated health care expenses for the current year, for the protection of enrollees, which, as of December 31, 1996 was $9.0 million. In Connecticut, the Company is required to maintain a statutory minimum unimpaired capital surplus of $1.0 million. The Company is currently in compliance with all applicable statutory capital requirements. The Company is subject to various laws and regulations which, at December 31, 1996, caused the aggregate amount of its restricted net assets to be approximately $38.8 million.

  The Company's expenditures for capital equipment, primarily for computers and related equipment, and in 1996 for the purchase of the Company's new headquarters, totaled $34.6 million, $15.2 million and $9.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. The Company expects to spend additional capital, principally in computer and technology systems enhancements, over the next several years. The Company expects to require additional capital over the next several years and, although it can provide no assurances in this regard, believes that in addition to its current capital resources and internally generated funds, it will be able to obtain financing, if necessary, sufficient for its continued operations.

EFFECT OF INFLATION

  Health care industry costs have been rising annually at rates higher than the Consumer Price Index. To offset this trend, PHS has been able to achieve premium rate increases for its 1997 business which should help mitigate the effect of medical cost inflation on its operations. The Company's premiums are higher than many of its competitors, however, and there can be no assurance that the Company will be able to increase premiums sufficiently to offset the rise in health care costs without jeopardizing the Company's competitive position. In addition, PHS contracts with several major hospitals on a multi-year basis with fixed annual increases. The Company's risk sharing arrangements with its Physician Groups and other cost control measures, such as its utilization review program, also help to mitigate the effects of price increases on operations. There can be no assurance that the Company's efforts to reduce the impact of inflation will be successful.

CAUTIONARY STATEMENT

  In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby making cautionary statements identifying important risk factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements made by or on behalf of the Company.

  The Company wishes to caution readers that the following important factors, among others, could cause the Company's actual financial or enrollment results to differ materially from those expressed in any projected, estimated or forward-looking statements relating to the Company.

  Premium Structure; Unpredictability of Medical Costs. A substantial amount of the Company's revenues are generated by premiums which represent fixed monthly payments for each person enrolled in the Company's plans. If the Company is unable to obtain adequate premiums because of competitive or regulatory considerations, the Company could incur decreased margins or significant losses. The Company believes that commercial premium pricing will continue to be highly competitive. The Company's revenues from its Medicare and Medicaid programs could be adversely affected if reimbursement rates do not keep pace with rising medical costs. Historically, these rates have been subject to wide variations from year to year. In the event reimbursement were to decline from projected amounts, the Company would attempt to renegotiate its contracts with its health care providers. There can be no assurance that it could successfully renegotiate these financial arrangements and failure to reduce the health care costs associated with such programs could have a material adverse effect upon the Company's business.

  The Company's profitability is also dependent, in large part, upon its ability to accurately project and manage health care costs, including without limitation, appropriate benefit design, utilization review and case management programs, and its risk sharing arrangements with providers, while providing members with quality health care. Health care costs are affected by a variety of factors that are difficult to predict and are not entirely within the Company's control, including the severity and frequency of claims. Medical cost inflation, mandated benefits and other regulatory changes, new technologies, natural disasters, epidemics and other external factors relating to the delivery of health care services, inability to establish acceptable risk sharing arrangements with providers and other factors may adversely affect the Company's ability to manage the costs of providing health care services. In addition, the Company experienced high out-of-network utilization in connection with its POS products in 1996 in New York, which resulted in medical costs for the POS products exceeding budgeted amounts. The Company is seeking to expand its network in New York and institute other measures to limit the risk of high out-of-network utilization. The Company is implementing a variety of measures to help it manage health care costs better. However, there can be no assurance that the Company will be able to continue to reduce its medical costs sufficiently to restore profitability in all its product lines. In light of the expected continuing growth of the POS products, failure to reduce out-of-network utilization could adversely affect the Company's profitability.

  Accrued health care expenses payable in the Company's financial statements include reserves for incurred but not reported claims ("IBNR"), the amount of which is estimated by the Company. The Company estimates the amount of such reserves using standard actuarial methodologies based upon historical data including the average interval between the date services are rendered and the date claims are paid, expected medical cost inflation, seasonality patterns and increases in membership. The Company believes that its reserves for IBNR are adequate in order to satisfy its ultimate claims liability. However, there can be no assurances as to the ultimate accuracy or completeness of such estimates or that adjustments to reserves will not cause volatility in the Company's results of operations.

  Dependence upon Key Employer Agreements. The Company's ability to obtain and maintain favorable group benefit agreements with employer groups affects the Company's profitability. Currently, 17% of its total commercial enrollment (those groups which are fully insured, which includes 332,363 enrollees) is derived from its largest five fully insured accounts. Fully insured groups produce the highest PMPM revenues for the Company. Although during the Company's most recent fiscal year, no employer group accounted for more than 7.5% of total revenues, the loss of one or more of the larger employer group accounts could have a material adverse effect upon the Company's business. Although only 8% of the Company's total membership in 1996 was enrolled in Medicare and Medicaid programs, that percentage is expected to increase in the future. Loss of one or more of the contracts the Company currently has or expects to have to serve Medicaid or Medicare participants could have a material adverse effect upon the Company's business. Finally, the Company has agreed to certain performance guarantees for certain of the large employer groups with which it contracts. Failure to satisfy such guarantees could result in financial penalties.

  Key Partnership. The Company's contracts with The Guardian are expected to represent a significant percentage of the Company's revenue and enrollment in future years. See "Business--Joint Marketing Arrangement with The Guardian." The loss of this relationship could have a material adverse effect on the Company's business.

  Competition. Managed care companies and HMOs operate in a highly competitive environment. The Company has numerous types of competitors, both local and national, including, among others, HMOs, PPOs, self-insured employer plans and traditional indemnity carriers, many of which have substantially larger total enrollments, greater financial resources and other characteristics that give them an advantage in competing with the Company. Additional competitors with needs or desires for immediate market share or those with greater financial resources than the Company have entered or may enter the Company's market. The Company also believes that the addition of new competitors can occur relatively easily. In addition, certain of the Company's customers may decide to perform for themselves certain administrative services currently provided by the Company, which could adversely affect the Company's revenues. Significant merger and acquisition activity has occurred in the managed care industry as well as in industries which are suppliers to the Company. This activity may result in stronger competitors or increased health care costs. Increased competitive pressures may limit the Company's ability to increase, or in some instances, maintain premiums, reduce membership levels or decrease profit margins, and there can be no assurance that the Company will not incur increased pricing and enrollment pressure from local and national competitors. Any such pressures could materially affect the Company's results of operations.

  Government Regulation. The Company's business is subject to extensive federal and state laws and regulations, including, but not limited to, financial requirements, licensing requirements, enrollment requirements and periodic examinations by governmental agencies. The laws and regulations governing the Company's business and the interpretation of those laws and regulations are subject to frequent change. Existing or future laws or regulations could force the Company to change the way it does business and may restrict the Company's revenue or enrollment growth or increase its health care and/or administrative costs. In particular, the Company's HMO and insurance subsidiaries are subject to regulations relating to cash reserves, minimum net worth, premium rates and approval of policy language and benefits. Although such regulations have not significantly impeded the growth of the Company's business to date, there can be no assurance that the Company will be able to continue to obtain or maintain required governmental approvals or licenses or that regulatory changes will not have a material adverse effect on the Company's business. In addition, delays in obtaining regulatory approvals or moratoriums imposed by regulatory authorities could adversely effect the Company's ability to bring new products to market as forecasted. The Company is also subject to various governmental audits and investigations.

Such activities could result in the loss of required licenses or the right to participate in certain programs, or the imposition of penalties and/or other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could negatively affect the Company's reputation in various markets and make it more difficult for the Company to sell its products and services.

  Management Information System. The Company's management information system is critical to its current and future operations. The information gathered and processed by the Company's management information system assists the Company in, among other things, pricing its services, monitoring utilization and other cost factors, processing provider claims, providing bills on a timely basis and identifying accounts for collection. Any difficulty associated with or failure to successfully implement the current conversion of its management information system, or any inability to expand processing capability in the future in accordance with its business needs, could result in a loss of existing customers and difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences.

  New Service Areas and Products. The Company recently undertook a significant expansion of its geographic market area. In addition, it recently introduced several new products, including Medicare risk and Medicaid products. The success of its geographic and product expansion efforts depends in large part on its ability to develop market share in a highly competitive market and to develop the infrastructure necessary to support the forecasted enrollment growth. The Company believes that it has budgeted sufficient amounts to meet its growth expectations; however, there can be no assurance that it will not require greater resources than expected or that it will be successful in its marketing efforts. Furthermore, although it believes it has introduced programs to effectively manage its new products, there can be no assurance that the health care and other costs associated with such programs will not be greater than revenues. Medicare risk contracts provide revenues which are generally higher per member than those for non-Medicare members, and thus provide an opportunity for increased profits and cash flow. Such risk contracts, however, also carry certain risks such as higher comparative medical costs, government regulatory and reporting requirements, the possibility of reduced or insufficient government reimbursement in the future, and higher marketing and advertising costs per member as the result of marketing to individuals as opposed to groups.

  Possible Volatility of Common Stock Price. Recently, there has been significant volatility in the market prices of securities of companies in the health care industry, including the price of the Company's Common Stock. Many factors, including medical cost increases, analysts' comments, speculation about a possible merger or acquisition, announcements of new legislative proposals or laws relating to health care reform, the performance of, and investor expectations for, the Company, the trading volume of the Company's Common Stock and general economic and market conditions, may influence the trading price of the Company's Common Stock. Accordingly, there can be no assurance as to the price at which the Company's Common Stock will trade in the future.

  Negative Publicity. The managed care industry has recently received a significant amount of negative publicity. Such general publicity, or any negative publicity regarding the Company in particular, could adversely affect the Company's ability to sell its products or services or could create regulatory problems for the Company. Recently, the managed care industry has experienced significant merger and acquisition activity. Speculation or uncertainty about the Company's future could adversely affect the ability of the Company to market its products.

  Accreditation. Certain of the Company's customers or potential customers consider rating, accreditation or certification of the Company by various private or governmental bodies or rating agencies as necessary and/or important. The Company currently has three year accreditation from the National Committee on Quality Assurance ("NCQA") which will expire in May, 1997. NCQA visited the Company's offices in connection with its reaccreditation in late March 1997. Should the Company fail to maintain three-year NCQA accreditation, or obtain any other certification or accreditation as may be deemed to be necessary and/or important by customers, it may adversely affect the Company's ability to obtain or retain the business of such customers.

  Administrative Expense. The level of administrative expense is a partial determinant of the Company's profitability. While the Company attempts to effectively manage such expenses, increases in staff-related and other administrative expenses may occur as a result of business or product expansion, changes in business, acquisitions, regulatory requirements or other reasons. Such expense increases are not clearly predictable and increases in administrative expenses may adversely affect financial results.

  The Company currently believes that it has a relatively experienced, capable management staff. Loss of certain managers or a number of such managers could adversely affect the Company's ability to administer and manage its business.

  Litigation and Insurance. The Company is subject to a variety of legal actions to which any corporation may be subject. In addition, because of the nature of its business, the Company incurs and likely will continue to incur potential liability for claims related to its business, such as failure to pay for or provide health care, poor outcomes for care delivered or arranged, provider disputes and claims related to self-funded business. It is possible that punitive or substantial non-economic damages may be sought in cases of this nature. While the Company currently has insurance coverage for some of these potential liabilities, others may not be covered by insurance, the insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

  Provider Relations. One of the significant techniques that the Company uses to manage health care costs and utilization is contracting with physicians, hospitals and other providers. Because of the large number of providers with which the Company contracts, the Company currently believes that it has a limited exposure to provider relations issues. In any particular market, however, providers could refuse to contract with the Company, demand higher payments or take other actions which could result in higher health care costs, less desirable products for customers and members or difficulty in meeting regulatory or accreditation requirements. In some markets, certain providers, particularly hospitals, physician/hospital organization or multi-speciality physician groups, may have significant market positions. Such groups may also compete directly with the Company. If such providers refuse to contract with the Company or utilize their market position to negotiate favorable contacts or place the Company at a competitive disadvantage, the Company's ability to market products or to be profitable in those areas could be adversely affected.

  In addition, the Company has recently entered into a number of contracts with physician/hospital organizations and other physician groups that place a significant percentage of the risk of overutilization on those groups. Although this technique is believed to be advantageous to the Company insofar as it limits the Company's risk, failure of one or more of the physician/hospital or other physician groups to successfully manage the risk could have a material adverse effect on the Company's business and results of operations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The response to this Item is submitted in Item 14 of this Report.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

  (a)1. All financial statements--see Index to Consolidated Financial Statements and Schedules attached hereto.

    2. Financial statement schedules--see Index to Consolidated Financial Statements and Schedules attached hereto.

    3. Exhibits--see Exhibit Index on page E-1.

  (b) Reports on Form 8-K

    None

               PHYSICIANS HEALTH SERVICES, INC. AND SUBSIDIARIES

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

                                                                           PAGE
                                                                           ----
Report of Independent Auditors............................................ E-28
Consolidated Balance Sheets as of December 31, 1996 and 1995.............. E-29
Consolidated Statements of Operations for the years ended December 31,
 1996, 1995 and 1994...................................................... E-30
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1996,
 1995 and 1994............................................................ E-31
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1995 and 1994...................................................... E-32
Notes to Consolidated Financial Statements................................ E-33
Schedule I--Condensed Financial Information of Registrant ................ E-45
Schedule II--Valuation and Qualifying Accounts............................ E-48

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Physicians Health Services, Inc.

  We have audited the consolidated balance sheets of Physicians Health Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the three years in the period ended December 31, 1996. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Physicians Health Services, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

  As discussed in Note 2 to the consolidated financial statements, in 1994 the Company changed its method of accounting for certain investments in debt and equity securities.

                                          Ernst & Young LLP

Stamford, Connecticut
March 14, 1997

                        PHYSICIANS HEALTH SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,
                                                         -----------------------
                                                            1996        1995
                                                         ----------- -----------
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents.............................  $    39,213 $     7,536
 Investments available for sale, at fair value:
 Fixed maturity securities.............................       59,115     102,130
 Equity securities.....................................          --        1,355
 Accounts receivable, less allowances (1996-$1,781 and
  1995-$1,050).........................................       38,028      31,548
 Other receivables.....................................       19,696      14,815
 Advances to participating hospitals...................          400       5,903
 Prepaid expenses and other............................        1,154         204
                                                         ----------- -----------
  Total Current Assets.................................      157,606     163,491
Property, plant and equipment:
 Land..................................................        8,822       3,322
 Building and improvements.............................       26,938      14,645
 Furniture and equipment...............................       46,559      29,817
                                                         ----------- -----------
                                                              82,319      47,784
Less accumulated depreciation and amortization.........       15,273      11,028
                                                         ----------- -----------
                                                              67,046      36,756
Other assets (including restricted investments)........       13,658      10,821
                                                         ----------- -----------
  Total Assets.........................................  $   238,310 $   211,068
                                                         =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accrued hospital and other health care expenses.......  $    46,153 $    23,878
 Unearned premiums.....................................       27,757      25,022
 Amounts due to IPAs, physicians and other providers...       53,103      37,806
 Accounts payable and accrued expenses.................       13,849      14,199
                                                         ----------- -----------
  Total Current Liabilities............................      140,862     100,905
Excess of net assets over cost of company acquired.....        1,162       1,282
                                                         ----------- -----------
  Total Liabilities....................................      142,024     102,187
Stockholders' equity:
 Preferred Stock, par value $0.01 per share--authorized
  500 shares, none issued..............................          --          --
 Class A Common Stock, par value $0.01 per share--
  authorized 13,000,000 shares; issued and outstanding
  1996--5,566,023 shares; 1995--5,310,347 shares;
  voting rights--1 per share...........................           56          53
 Class B Common Stock, par value $0.01 per share; non-
  transferable; authorized and issued 1996--3,829,880
  shares; 1995--4,052,974 shares; voting rights--10 per
  share................................................           38          41
Additional paid-in capital.............................       41,360      40,760
Net unrealized gains on marketable securities, net of
 tax...................................................          279         510
Retained earnings......................................       54,554      67,518
                                                         ----------- -----------
                                                              96,287     108,882
Less cost of Class B Common Stock (86,400 shares) in
 Treasury..............................................            1           1
                                                         ----------- -----------
  Total Stockholders' Equity...........................       96,286     108,881
                                                         ----------- -----------
 Total Liabilities and Stockholders' Equity............  $   238,310 $   211,068
                                                         =========== ===========

                See notes to consolidated financial statements.

                        PHYSICIANS HEALTH SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1996      1995     1994
                                                    --------  -------- --------
                                                      (DOLLARS IN THOUSANDS,
                                                              EXCEPT
                                                         PER SHARE DATA)
REVENUES:
  Premiums......................................... $481,534  $342,975 $289,784
  Investment and other income......................    6,574     6,968    4,160
                                                    --------  -------- --------
                                                     488,108   349,943  293,944
Costs and expenses:
  Hospital services................................  178,059   111,947   94,934
  Physicians and related health care services......  198,591   131,019  117,393
  Other health care services.......................   42,382    18,707   12,943
  Indemnity costs..................................    7,008     2,157      --
  Selling, general and administrative expenses.....   86,728    58,504   44,089
  Guardian joint marketing expense (income), net...     (809)    2,298      --
  Proxy defense costs..............................      --        892      --
  Interest expense.................................      388       --       --
                                                    --------  -------- --------
                                                     512,347   325,524  269,359
Income (loss) before income taxes..................  (24,239)   24,419   24,585
Income tax expense (benefit).......................  (11,275)    8,449   10,451
                                                    --------  -------- --------
Net income (loss).................................. $(12,964) $ 15,970 $ 14,134
                                                    ========  ======== ========
Net income (loss) per common share................. $  (1.39) $   1.70 $   1.52
                                                    ========  ======== ========
Weighted average number of common and common
 equivalent shares outstanding.....................    9,301     9,403    9,307
                                                    ========  ======== ========

                See notes to consolidated financial statements.

                        PHYSICIANS HEALTH SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                      YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                       1996      1995     1994
                                                     --------  --------  -------
                                                      (DOLLARS IN THOUDANDS)
CLASS A COMMON STOCK
Balance at beginning of period.....................  $     53  $     49  $    45
Conversion of Class B Common Stock into Class A
 Common Stock:
 1996--223,094 shares, 1995--437,537 shares, 1994--
  435,228 shares...................................         3         4        4
Options exercised:
 1996--32,582 shares, 1995--14,974 shares, 1994--
  3,558 shares.....................................
                                                     --------  --------  -------
Balance at end of period...........................  $     56  $     53  $    49
                                                     ========  ========  =======
CLASS B COMMON STOCK
Balance at beginning of period.....................  $     41  $     45  $    49
Conversion of Class B Common Stock into Class A
 Common Stock:
 1996--223,094 shares, 1995--437,537 shares, 1994--
  435,228 shares...................................        (3)       (4)      (4)
                                                     --------  --------  -------
Balance at end of period...........................  $     38  $     41  $    45
                                                     ========  ========  =======
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period.....................  $ 40,760  $ 40,514  $40,461
Exercise of stock options..........................       600       246       53
                                                     --------  --------  -------
Balance at end of period...........................  $ 41,360  $ 40,760  $40,514
                                                     ========  ========  =======
NET UNREALIZED GAINS (LOSSES) ON MARKETABLE SECURI-
 TIES, NET OF TAX
Balance at beginning of period.....................  $    510  $   (949) $   --
Net unrealized gain at date of adoption of SFAS
 115, net of tax...................................       --        --       184
Net unrealized gain (loss).........................      (231)    1,459   (1,133)
                                                     --------  --------  -------
Balance at end of period...........................  $    279  $    510  $  (949)
                                                     ========  ========  =======
RETAINED EARNINGS
Balance at beginning of period.....................  $ 67,518  $ 51,548  $37,414
Net income (loss)..................................   (12,964)   15,970   14,134
                                                     --------  --------  -------
Balance at end of period...........................  $ 54,554  $ 67,518  $51,548
                                                     ========  ========  =======
TREASURY STOCK
Balance at beginning and end of period.............  $     (1) $     (1) $    (1)
TOTAL STOCKHOLDERS' EQUITY
Balance at beginning of period.....................  $108,881  $ 91,206  $77,968
Exercise of stock options..........................       600       246       53
Net income (loss)..................................   (12,964)   15,970   14,134
Net unrealized gain (loss) on marketable
 securities, net of tax............................      (231)    1,459     (949)
                                                     --------  --------  -------
Balance at end of period...........................  $ 96,286  $108,881  $91,206
                                                     ========  ========  =======

                See notes to consolidated financial statements.

                        PHYSICIANS HEALTH SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                   1996      1995      1994
                                                 --------  --------  --------
                                                   (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)............................... $(12,964) $ 15,970  $ 14,134
Adjustments to reconcile net income (loss) to
 net cash provided by (used for) operating
 activities:
 Depreciation and amortization..................    4,302     3,064     2,364
 Provision for doubtful accounts................    1,485       103     1,423
 Amortization of excess of net assets over cost
  of company acquired...........................     (120)     (120)     (120)
 Deferred income tax expense (benefit)..........      690     1,421      (233)
 Changes in assets and liabilities:
  Accounts receivable...........................   (7,965)   (4,453)   (3,273)
  Other receivables.............................   (4,881)  (13,043)   (1,217)
  Advances to participating hospitals...........    5,503     1,619     3,794
  Prepaid expenses and other....................     (950)      708      (114)
  Accrued health care expenses..................   22,275    (1,232)   (4,028)
  Unearned premiums.............................    2,735       631     2,233
  Due to IPAS, Physicians and other providers...   15,297    (5,793)    8,076
  Accounts payable and accrued expenses.........     (856)   (8,367)   16,292
                                                 --------  --------  --------
Net cash provided by (used for) operating
 activities.....................................   24,551    (9,492)   39,331
INVESTING ACTIVITIES
Purchases of property, plant and equipment......  (34,633)  (15,168)   (9,711)
Disposals of property, plant and equipment......       41        14       226
Net increase in other assets....................   (2,837)   (6,916)     (674)
Purchases of marketable securities.............. (242,451) (324,877) (340,176)
Proceeds from sales of marketable securities....  286,406   335,262   332,629
                                                 --------  --------  --------
Net cash provided from (used for) investing
 activities.....................................    6,526   (11,685)  (17,706)
FINANCING ACTIVITIES
Proceeds from revolving credit line.............   18,000       --        --
Repayment of revolving credit line..............  (18,000)      --        --
Exercise of stock options.......................      600       246        53
                                                 --------  --------  --------
Net cash provided by financing activities.......      600       246        53
                                                 --------  --------  --------
Increase (decrease) in cash and cash
 equivalents....................................   31,677   (20,931)   21,678
Cash and cash equivalents at beginning of year..    7,536    28,467     6,789
                                                 --------  --------  --------
Cash and cash equivalents at end of year........ $ 39,213  $  7,536  $ 28,467
                                                 ========  ========  ========

                See notes to consolidated financial statements.

                       PHYSICIANS HEALTH SERVICES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. ORGANIZATION AND BUSINESS

  Physicians Health Services, Inc. (the "Company" or "PHS") is a holding company which owns nine subsidiary corporations: Physicians Health Services of Connecticut, Inc. (PHS/CT), Physicians Health Services of New York, Inc. (PHS/NY), Physicians Health Insurance Services, Inc. (PHIS), PHS Investments, Inc., Physicians Health Services (Bermuda), Ltd. (PHS/Bermuda), Physicians Health Services of New Jersey, Inc. (PHS/NJ), (which was licensed in January
1996), PHS Insurance of Connecticut, Inc. (PHS Insurance CT), Physicians Health Services Insurance of New York, Inc. (PHS Insurance NY), and PHS Real Estate, Inc. (PHS RE). PHS/CT and PHS/NY have been designated by the Department of Health and Human Services (DHHS) as federally qualified Health Maintenance Organizations (HMOs).

  PHS/CT, PHS/NY and PHS/NJ operate as health maintenance organizations in Connecticut, New York and New Jersey, respectively, and are regulated by their respective state insurance departments. PHS/NY and PHS/NJ are also regulated by the Department of Health and Human Services and New Jersey Department of Health and Senior Services, respectively. State regulations include reserve and cash flow requirements and restrictions on the ability to pay dividends. Subscribers pay monthly premiums which entitle them to comprehensive health services as needed, according to the terms of their contracts.

  PHIS, which is licensed as an insurance broker, was formed to market insurance products to enrollees. The operations of PHIS for all years presented were not significant.

  PHS Insurance CT and PHS Insurance NY operate in and are regulated by the Insurance Departments of Connecticut and New York, respectively. These companies are licensed to write accident and health indemnity insurance although no business has yet been written.

  PHS/Bermuda is an offshore property and casualty reinsurer that was formed to support the business needs of the Company. This includes an agreement to reinsure certain business with The Guardian Life Insurance Company of America (see Note 10).

  PHS/CT operates throughout most of Connecticut with a significant portion of its enrollees currently located in Fairfield County. PHS/NY operates only in New York's Westchester, Putnam, Dutchess, Rockland and Orange Counties, and the metropolitan New York City and Long Island regions. PHS/NJ operates throughout New Jersey. The Company's membership consists of commercial, government and self-funded members.

  PHS RE has a wholly owned subsidiary, PHS Real Estate II, Inc. (PHS RE II), which owns the Company's new corporate headquarters. The operations of PHS RE and PHS RE II were not significant.

  The Company's managed care products include traditional HMO products, in both open access and gatekeeper models, point of service ("POS") products, administrative services only ("ASO") plans and Medicare and Medicaid plans.

  The Company contracts with physician groups, such as IPAs, PHOs, and multi-specialty groups (collectively, "Physician Groups"), individual physicians and other health care providers for a defined range of health services, including primary and specialty care. The Company's contracts with providers include discounted fee for service arrangements as well as capitated group arrangements in which the contracting Physician Group assumes a significant amount of the risk of overutilization. The Company currently has contracts with four IPAs, three PHOs and one large physician group ("Group") that provide for most of its physician services in its Connecticut service area. In New York and New Jersey, the Company generally

                       PHYSICIANS HEALTH SERVICES, INC.

contracts directly with physicians and other health care providers. Under the typical Physician Group arrangements, the Physician Group receives a fixed monthly capitation payment for each member selecting a primary care physician from that Physician Group. Capitation rates and any increases thereto are negotiated for the term of the contract. The capitation payment is designed to cover not only the professional medical services (including ancillary tests and services) rendered by the physicians and other providers associated with that Physician Group but also includes payments for certain other services rendered to the enrollee by providers who are not members of the Physician Group. Services covered by the capitation payment include, among other things, virtually all physician claims (whether inpatient or outpatient, including authorized out-of-plan care) and care rendered by other professionals such as physical therapists and psychologists. In certain of the contracts, the Physician Groups also are at risk for hospital, pharmacy and other facility expenses. The Company does not capitate physicians directly.

  The capitation payments to Physician Groups other than the PHOs typically do not cover hospital and other facility expenses, although the Physician Groups are partially at risk for non-Medicare and non-Medicaid hospital utilization. The Company establishes an annual per member, per month target for hospital expenses. The amount varies by benefit plan and Physician Group, and encompasses both inpatient and outpatient costs. If total hospital expenses generated by the Physician Group exceed the applicable hospital expense target, the Company withholds from amounts owed by it to the Physician Group all or a portion of the excess over budget, in most cases one-half of the excess over budget. If actual costs are less than budgeted targets, the Physician Group receives from the Company an incentive credit typically equal to forty to fifty percent of the amount by which actual costs are less than budgeted targets.

  In its New York and New Jersey expansion areas and in areas in Connecticut not served through Physician Group contracts, the Company contracts for services principally through direct contracts with individual physicians and other health care providers. In addition, the Company contracts with two IPAs in the northern counties of its New York service area. The Company withholds a percentage of reimbursement for services rendered pursuant to its direct physician contracts against budgeted amounts to manage excessive utilization.

  The Company generally negotiates contracts with hospitals that include compensation on a per diem basis (at a daily rate, without regard to the scope of services actually provided). Other compensation arrangements with hospitals include charged-based discounts (negotiated discounts from the hospital's billed charges) and all inclusive case rates. In the case of non-participating hospitals, the Company pays either hospital billed charges or negotiated discounted charges. Additionally, some hospital contracts include per case, all-inclusive payment arrangements for select procedures such as maternity care.

  At December 31, 1996, three of the IPA's own common stock of the Company aggregating approximately 32% (which entitle them to 68% of the vote on matters submitted to the Stockholders), with one IPA (Greater Bridgeport Individual Practice Association) owning approximately 27% (58% of the vote). Capitation expenses incurred relating to these three IPA's which are included in physician and related healthcare expenses in the accompanying statements of operations amounted to $55,019,000, $68,523,000 and $65,091,000 for the years ended December 31, 1996, 1995 and 1994 respectively. At December 31, 1996 and 1995 amounts payable to these IPA's were $21,622,000 and $10,388,000, respectively.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned except for PHS/NJ which is 80% owned by the Company with a 20% minority interest owned

                       PHYSICIANS HEALTH SERVICES, INC.

by Mastercare Companies, Inc. (See Note 11). Such minority interest was not material to the accompanying consolidated financial statements. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

  Premiums from subscribers and assumed or ceded under reinsurance agreements are reflected in operations as earned on a pro-rata basis over the period of coverage. Premiums for periods extending beyond year-end are classified as unearned premiums. The Company maintains an allowance for doubtful accounts at a level management believes is sufficient to cover potentially uncollectible amounts.

PHYSICIANS AND RELATED HEALTH CARE SERVICES

  The costs of physicians and related health care services are accrued for in the period they are provided to enrollees. For the services provided for by individually contracted physicians, the accrual for the incurred but not reported claims represent the estimated liability on outstanding claims, based upon an evaluation of reported claims. Such estimates are continually monitored and, as estimates are adjusted, they are reflected in current operations. The amounts accrued under capitation arrangements with IPA's are increased or decreased based on a comparison of the HMO's hospitalization costs to contractual targets.

HOSPITAL AND OTHER HEALTH CARE SERVICES

  The cost of health care services is accrued in the period they are provided to enrollees. The amounts accrued for hospital and other health care expenses represent the estimated liabilities for reported and unreported claims. The reserves for incurred but not reported claims represent the estimated liability on outstanding claims, based on an evaluation of reported claims. The estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, the resulting differences are reflected in current operations. Although considerable variability is inherent in such estimates, management believes that reported reserves are adequate in the aggregate to cover the ultimate resolution of incurred claims.

CONTRACTS WITH HEALTH CARE FINANCING ADMINISTRATION

  Prior to 1996, the Company had entered into a "cost based" contract with the Health Care Financing Administration ("HCFA"). Under this contract, HCFA pays the Company a fixed per member per month amount for physician services, while HCFA pays the costs for inpatient and outpatient services. During 1996, the Company entered into a "risk based" contract with HCFA. Under the risk-based contract the Company is paid a fixed per member, per month amount by HCFA for all services provided. The Company bears the risk that the actual costs of health care services may exceed the per member, per month amount. The risk based contract is intended to replace the cost based contract for new enrollees.

PROPERTY, PLANT AND EQUIPKMENT

  Property, plant and equipment are stated at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed using the straight-line method over the estimated useful lives of

                       PHYSICIANS HEALTH SERVICES, INC.

the assets or the terms of the leases, if shorter. Included in property, plant and equipment are the costs related to the development of a new managed care information system, approximately $18,600,000 at December 31, 1996. This new system is expected to be implemented in late 1997. Amortization of the cost of the new system will begin upon its implementation and continue on a straight-line basis over its estimated useful life.

EXCESS OF NET ASSETS OVER COST OF COMPANY ACQUIRED

  The excess of net assets over the cost of company acquired is being amortized by the straight-line method over a 20 year period ending August 31, 2006. Accumulated amortization was $1,240,000 and $1,120,000 at December 31, 1996 and 1995, respectively.

PER SHARE DATA

  Per share data are based on the weighted average number of common and common equivalent shares outstanding during the period. Common stock equivalents consist of stock options. Fully diluted per share data are not presented as they are not materially different from primary earnings per share data.

STOCK BASED COMPENSATION

  In 1996, the Company implemented the supplemental pro forma provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123, if adopted, requires companies to recognize compensation expense for grants of restricted stock, stock options and similar equity instruments to employees and directors based on their respective fair values at the date of grant. However, the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") may still be utilized with supplemental pro forma disclosures of net income and earnings per share being made in the footnotes as if the accounting provisions of SFAS 123 had been adopted. SFAS 123 is effective for fiscal years beginning after December 15, 1995. The Company continues to apply the requirements of APB 25 in the accompanying financial statements with supplemental pro forma disclosures provided in the notes to the consolidated financial statements (See note 8).

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  Cash and cash equivalents, accounts receivable, other receivables, advances to participating hospitals and all current liabilities have fair values that approximate their carrying amounts.

INVESTMENTS

  In May 1993, the Financial Accounting Standards Board issued SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company adopted the provisions of the new standard as of January 1, 1994, and categorizes its investments in fixed maturity and equity securities as "available for sale." Accordingly, such investments are reported at fair value with changes in unrealized gains and losses disclosed separately, net of taxes, in stockholders' equity. Fair values are based primarily on quoted market prices.

  Investment income includes realized investment gains and losses on the sale or maturity of investments, determined by the specific identification method, and dividends and interest, which are recognized when earned. The amortization of premium and accretion of discount for fixed maturities is computed utilizing the interest method.

INCOME TAXES

  Income taxes have been provided using the liability method in accordance with SFAS 109, "Accounting for Income Taxes."

                       PHYSICIANS HEALTH SERVICES, INC.

IMPAIRMENT OF LONG-LIVED ASSETS

  In March 1995 the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." At December 31, 1996, the Company had no long-lived assets held for disposal. In accordance with SFAS No. 121, the Company monitors its long-lived assets for any indicators of impairment. To the extent such indicators are present, a comparison is made of the asset's carrying value to the estimated undiscounted cash flows related to the asset. If the undiscounted cash flows of the asset are less than its carrying value, the Company would recognize an impairment loss equal to the amount by which the asset's carrying value exceeds its fair value. At December 31, 1996, the Company noted no indicators of impairment related to its long-lived assets.

RECLASSIFICATIONS

  Certain reclassifications were made to conform prior year amounts to current year presentation.

3. EXCESS OF LOSS REINSURANCE AGREEMENT

  During 1996 the Company limited the amount of its risk on eligible hospital claims for any one member in a contract year by acquiring reinsurance coverage for claims in excess of $600,000 per member, per year for PHS/CT, PHS/NY and PHS/NJ. The reinsurance contracts allow the Company to transfer to the reinsurer 80% of the next $400,000 of claims per member per year. The contract limits covered claims to $2 million per member per lifetime (including the deductible). During 1995 and 1994, the Company acquired reinsurance coverage for claims in excess of $250,000 per member, per year for PHS/CT and $100,000 per member, per year for PHS/NY. Those reinsurance policies allowed the Company to transfer to the reinsurer 80% of the next $750,000 (PHS/CT) and $900,000 (PHS/NY) of the amount of claims in excess of the aforementioned annual retentions. Reinsurance expense and recoveries are included in other health care services.

  Reinsurance expense was $910,000, $1,300,000, and $636,000, for 1996, 1995
and 1994, respectively. Recoveries were $311,000, $60,000, and $106,000 for 1996, 1995, and 1994, respectively.

4. INVESTMENTS AND OTHER INCOME

  The amortized cost, gross unrealized gains and losses, and estimated fair values of investments are as follows (in thousands):

                                                   DECEMBER 31, 1996
                                        ----------------------------------------
                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED   FAIR
                                          COST      GAINS      LOSSES    VALUE
                                        --------- ---------- ---------- --------
U.S. Government and its agencies....... $  5,598     $--        $ 15    $  5,583
Corporate securities...................   12,803        5         20      12,788
Municipals.............................   40,242      503          1      40,744
                                        --------     ----       ----    --------
Total fixed securities................. $ 58,643     $508       $ 36    $ 59,115
                                        ========     ====       ====    ========
                                                   DECEMBER 31, 1995
                                        ----------------------------------------
                                                    GROSS      GROSS
                                        AMORTIZED UNREALIZED UNREALIZED   FAIR
                                          COST      GAINS      LOSSES    VALUE
                                        --------- ---------- ---------- --------
U.S. Government and its agencies....... $ 10,629     $ 22       $--     $ 10,651
Corporate securities...................    1,535       14        --        1,549
Municipals.............................   89,017      936         23      89,930
                                        --------     ----       ----    --------
  Fixed securities.....................  101,181      972         23     102,130
Equity securities......................    1,417      --          62       1,355
                                        --------     ----       ----    --------
  Total................................ $102,598     $972       $ 85    $103,485
                                        ========     ====       ====    ========

                       PHYSICIANS HEALTH SERVICES, INC.

  At December 31, 1996, the contractual maturities of investments in fixed maturities are as follows (in thousands):

                                                              AMORTIZED  FAIR
                                                                COST     VALUE
                                                              --------- -------
   Due in one year or less...................................  $25,037  $25,131
   Due after one year through five years.....................   33,106   33,485
   Due after ten years.......................................      500      499
                                                               -------  -------
                                                               $58,643  $59,115
                                                               =======  =======

  Major sources of and related amounts of net investment and other income are as follows (in thousands):

                                YEAR ENDED DECEMBER 31
                               --------------------------
                                 1996     1995     1994
                               --------  -------  -------
   Dividends and interest
    income from investments..  $  5,444  $ 7,099  $ 5,091
   Realized gains............       139      385      290
   Realized losses...........       (99)    (366)  (1,170)
   Investment expenses.......      (132)    (193)    (258)
                               --------  -------  -------
   Net investment income.....     5,352    6,925    3,953
   Interest on Guardian
    Receivable...............       866      --       --
   Other income..............       356       43      207
                               --------  -------  -------
   Net investment and other
    income...................  $  6,574  $ 6,968  $ 4,160
                               ========  =======  =======

5. INCOME TAXES

  Significant components of income tax expense (benefit) were as follows (in thousands):

                                YEAR ENDED DECEMBER 31
                               --------------------------
                                 1996     1995     1994
                               --------  -------  -------
   Current income tax expense
    (benefit):
     Federal.................  $(10,004) $ 5,428  $ 7,720
     State...................    (1,961)   1,600    2,964
                               --------  -------  -------
                                (11,965)   7,028   10,684
   Deferred income tax
    expense (benefit)........       690    1,421     (233)
                               --------  -------  -------
   Income tax expense
    (benefit)................  $(11,275) $ 8,449  $10,451
                               ========  =======  =======

  The following is a reconciliation of federal income tax expense computed at statutory rates to the amount of income tax expense reflected in the consolidated statements of operations (in thousands):

                                YEAR ENDED DECEMBER 31
                               --------------------------
                                 1996     1995     1994
                               --------  -------  -------
   Federal income tax
    (benefit) at statutory
    rates....................  $ (8,484) $ 8,547  $ 8,605
   State income taxes (net of
    federal tax benefit).....    (1,750)   1,773    1,938
   Tax exempt interest.......    (1,239)  (1,790)     --
   Other.....................       198      (81)     (92)
                               --------  -------  -------
   Income tax expense
    (benefit)................  $(11,275) $ 8,449  $10,451
                               ========  =======  =======

                       PHYSICIANS HEALTH SERVICES, INC.

  Net deferred tax liabilities, which are included in accounts payable and accrued expenses, reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's net deferred tax liabilities as of December 31 are as follows (in thousands):

                                                                   1996   1995
                                                                  ------ ------
Deferred tax assets:
  Provision for bad debts........................................ $  748 $  444
  Nondeductible hospitalization accruals.........................    968    643
  Accrued vacation...............................................    611    428
  State net operating loss carryforward..........................  1,864    --
  Other..........................................................    370    --
                                                                  ------ ------
Total deferred tax assets........................................  4,561  1,515
Deferred tax liabilities:
  Unrealized gains on investments................................    193    377
  Depreciation...................................................  1,075  1,090
  Tax credit for research activities.............................  4,242    751
  Prepaid expenses...............................................    240    --
  Accrued market discount on bonds held..........................    443    423
                                                                  ------ ------
Total deferred tax liabilities...................................  6,193  2,641
                                                                  ------ ------
Net deferred tax liability....................................... $1,632 $1,126
                                                                  ====== ======

  As a result of current year losses, approximately $27.0 million of state tax loss carryforwards will be available for use to offset future state taxable income through 2001.

  The Company paid income taxes of $904,000 in 1996, $10,754,000 in 1995, and $7,059,000 in 1994.

6. LEASES

  The Company leases office space for ten branch locations.

  Future minimum lease payments under noncancelable operating leases with remaining terms of one year or more consisted of the following at December 31, 1996 (in thousands):

   1997................................................................. $ 2,530
   1998.................................................................   2,573
   1999.................................................................   2,465
   2000.................................................................   2,264
   2001.................................................................   1,779
   2002 and thereafter..................................................   5,094
                                                                         -------
                                                                         $16,705
                                                                         =======

  Total rent expense was $2,784,000 in 1996, $1,423,000 in 1995, and $420,000
in 1994.

7. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various litigation and claims arising in the normal course of business which management believes, based upon discussions with legal counsel, will not have a material adverse effect on the accompanying financial statements.

                       PHYSICIANS HEALTH SERVICES, INC.

  During 1996, the Company entered into a revolving credit agreement under which it borrowed $18 million to provide short-term financing for the purchase of the Company's new headquarters. In the fourth quarter the Company repaid amounts due under the credit agreement and terminated the credit line. Total interest expense paid in connection with this agreement was approximately $388,000.

  The Health Reinsurance Association ("HRA") provides for otherwise unavailable health insurance coverage to uninsured or underinsured Connecticut residents. All health insurers, including HMOs, licensed in Connecticut are subject to assessment by the HRA to the extent the HRA incurs net losses. Assessments are based on premiums written and amounted to $1,018,000, $692,000, and $800,000 in 1996, 1995 and 1994, respectively.

  PHS/NY is subject to a community rating law which establishes a pooling mechanism providing for payments to insurers writing policies for a disproportionate share of individuals with certain demographic characteristics and catastrophic medical expenses. Depending on the age and sex characteristics of an insurer's members, an insurer will either make payments to or receive payments from the state pooled fund. Expenses related to the demographic pool were $3,180,000 in 1996, $1,483,000 in 1995 and $1,152,000 in
1994.

  For further commitments, refer to Note 11.

8. EMPLOYEE BENEFIT AND STOCK OPTION PLANS

  The Company sponsors a defined contribution pension plan covering all full-time eligible employees (as defined). Contributions are based on a percentage of eligible salaries as determined by the Board of Directors. This plan also allows for additional voluntary contributions by covered full-time employees. Pension cost was approximately $1,061,000 in 1996, $853,000 in 1995 and $696,000 in 1994. The Company also has a 401(k) plan which covers substantially all eligible employees (as defined). This plan allows for voluntary employee contributions and a corporate match of 75% up to 4% of each employee's compensation. In addition, the Company contributes 1% of each eligible employee's compensation (as defined) to the plan. Expense related to the 401(k) plan was $858,000 in 1996, $654,000 in 1995, and $519,000 in 1994.

  The Company's Board of Directors, on November 17, 1992, and subsequently on November 21, 1995, adopted two Stock Option Plans (the "Plans") under which the Company may grant to certain officers and key employees (and, under the 1995 Plan, directors) incentive and nonqualified stock options for up to an aggregate maximum of 1,400,000 shares of Class A Common Stock. Under the Plans, the Board or Compensation Committee sets the exercise price for such options, but for incentive stock options, the exercise price shall not be less than the fair market value of the stock at the date of grant. Under the Plans, options may be exercised only at such times and under such conditions as determined by the Board or the Compensation Committee, but in no event more than ten years after the date of grant. The options that have been granted to date become exerciseable in equal installments over a period of three years and expire after ten years except for ten percent shareholders for which such options expire five years after the grant dates and certain performance based options granted in 1996, whose vesting may be accelerated based upon achievement of certain earnings targets.

                       PHYSICIANS HEALTH SERVICES, INC.

  Information relating to stock options during 1996, 1995, and 1994 is as follows:

                                 1996                1995               1994
                          ------------------- ------------------ ------------------
                                     WEIGHTED           WEIGHTED           WEIGHTED
                                     AVERAGE            AVERAGE            AVERAGE
                           NUMBER    EXERCISE  NUMBER   EXERCISE  NUMBER   EXERCISE
                          OF SHARES   PRICE   OF SHARES  PRICE   OF SHARES  PRICE
                          ---------  -------- --------- -------- --------- --------
Outstanding at beginning
 of year................    574,478   $24.78   187,514   $18.40    86,848   $15.00
Granted.................    565,040    22.09   413,098    27.45   111,950    20.86
Exercised...............    (32,582)   18.43   (14,974)   16.73    (3,558)   15.00
Canceled................    (37,153)   29.29   (11,160)   27.05    (7,726)   17.36
                          ---------   ------   -------   ------   -------   ------
Outstanding at end of
 year...................  1,069,783   $23.40   574,478   $24.78   187,514   $18.40
                          =========   ======   =======   ======   =======   ======
Exercisable at end of
 year...................    317,478   $22.90    73,364   $17.55    25,318   $15.00
Available for grant, at
 end of year............    279,103      --    506,990      --    408,928      --

  Supplemental and Pro Forma Disclosure:

  The following pro forma information regarding net income (loss) and net income (loss) per share, required by SFAS 123, has been determined as if the Company had accounted for its stock-based compensation plans under the fair value methods described in that statement. The fair value of options granted under the Company's stock-based compensation plans was estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected dividend yield, the expected life of the options, the expected price volatility and the risk free interest rate. The weighted averages of the assumptions used are set forth in the following paragraph.

  The weighted average dividend yield for stock option grants during 1996 and 1995 was 0%. The weighted average expected life for 1996 and 1995 was 5 years. The weighted average volatility for 1996 and 1995 was .46%. The weighted average risk-free interest rate for 1996 and 1995 was 5.87% and 6.99%, respectively.

  For purposes of pro forma disclosure, the estimated fair values of the options awarded are amortized to expense over the options' vesting period and do not include grants prior to January 1, 1995. As such, the pro forma information is not indicative of future years. The Company's pro forma information was as follows (in thousands, except per share data):

                                                                1996     1995
                                                              --------  -------
Net income (loss):
  As reported................................................ $(12,964) $15,970
  Pro forma..................................................  (14,379)  15,535
Net income (loss) per common share:
  As reported................................................ $  (1.39) $  1.70
  Pro forma..................................................    (1.54)    1.65

9. DIVIDEND AND INVESTMENT RESTRICTIONS OF SUBSIDIARIES

  The Company's HMO and insurance subsidiaries are subject to statutory regulations that restrict the payment of dividends. Based on laws currently in effect, PHS/CT generally may not pay dividends in excess of the greater of (1) the net gain from operations for the preceding calendar year, or (2) 10% of capital and surplus as of the preceding year end, both as determined in accordance with statutory accounting practices, without

                       PHYSICIANS HEALTH SERVICES, INC.

receiving approval of the Connecticut Insurance Commissioner. The maximum amount of cash dividends that PHS/CT could pay in 1997 without regulatory approval is approximately $2,800,000.

  The Company is required by the State of New York to maintain an escrow reserve, currently held in U.S. government obligations, equal to 5% of PHS/NY's estimated health care expenses for the upcoming year. The escrow reserve was approximately $9,113,000 and $7,087,000 at December 31, 1996 and 1995, respectively.

  The Company is required by the New Jersey State Insurance Department to maintain an escrow reserve of $300,000 in the event of insolvency. The escrow reserve was approximately $322,000 at December 31, 1996.

  Based on statutory rules and restrictions, the amount of restricted net assets of consolidated subsidiaries at December 31, 1996 was approximately $38.8 million.

10. ARRANGEMENT WITH THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

  In 1995, the Company's subsidiaries, PHS/CT, PHS/NY and PHS/Bermuda, entered into several marketing and reinsurance agreements with The Guardian Life Insurance Company of America ("Guardian") and, together, the "companies". Under these agreements, jointly developed managed care and indemnity products are marketed to existing insureds of Guardian. In addition, the companies distributed these products through the brokerage community and an integrated marketing effort by the companies under the trade name "Healthcare Solutions."

  In 1995 and for the first nine months of 1996, PHS/CT, under the terms of the marketing agreement, wrote 100% of the HMO/POS business and Guardian wrote 100% of the indemnity business in Connecticut. Under the terms of the profit sharing agreement, a profit or loss was determined for each line of business. If both lines were profitable, profits, after provisions for related expenses, as defined, were shared equally. If neither line were profitable, each company retained losses, after provisions for related expenses, for its line of business written. If one line was profitable and the other unprofitable, payments, as defined, were to be made by the company writing the profitable line to the company with the unprofitable line, before net profits, if any, were shared. The Company reported the profits, if any, which inure to Guardian under this agreement as a component of Guardian joint marketing expenses net. In connection with this agreement, PHS/CT reported income of $574,000 in 1995, which represented 50% of the net income in accordance with the terms of the agreement. In 1996, PHS/CT reported losses after operating expenses of $7.6 million for the HMO/POS business, which represented 100% of the losses in accordance with the terms of the agreement.

  As of October 1, 1996, PHS/CT writes 100% of the HMO/POS business and, under the terms of a quota share reinsurance agreement, cedes 50% of it to Guardian. Accordingly, profits and losses, after provisions for related expenses, as defined, are shared equally. Additionally, 50% of losses previously reported under the agreement discussed in the preceeding paragraph are recoverable from future profits, if any, under the reinsurance agreement. Since there is no assurance that there will be future profits under this agreement, the Company has not recorded a receivable from Guardian or recognized income for any future profits. After September 30, 1996, PHS/CT no longer participates in the indemnity business.

  In 1995, PHS/NY wrote the HMO/POS In-Network business and, under the terms of a quota share reinsurance agreement, ceded 50% of it to Guardian, while Guardian wrote 100% of the Indemnity/POS Out-of-Network business and, under the terms of a quota share reinsurance agreement with PHS/Bermuda, ceded 50% of it to PHS/Bermuda. As such, profits and losses, after provisions for related expenses, as defined, were shared equally.

  From January 1, 1996 to June 30, 1996, PHS/NY's participation in the Indemnity business was reduced from 50% to 10%. Indemnity costs that appear on the Statements of Operations represent the Company's

                       PHYSICIANS HEALTH SERVICES, INC.

proportionate share of medical costs assumed from Guardian associated with the New York indemnity business. After June 30, 1996, PHS/NY no longer participates in the Indemnity business.

  In 1996, PHS/NJ entered into marketing and reinsurance agreements with Guardian. PHS/NJ writes the HMO/POS In-Network business and, under the terms of the quota share reinsurance agreement, cedes 50% of it to Guardian PHS/NJ writes the HMO/POS out-of-network business and under the terms of a quota share reinsurance agreement, ceded 100% of it to Guardian, who retrocedes 50% of it back to PHS. As such, profits and losses, after provisions for related expenses, as defined, are shared equally.

  In 1996, approximately $114.5 million of total revenues and $129.1 million of medical costs and other expenses for PHS were generated under the various marketing and reinsurance arrangements with Guardian described above.

  In 1995, approximately $21.5 million of total revenues and $20.2 million of medical costs and other expenses for PHS were generated under the various marketing and reinsurance arrangements with Guardian described above.

  Other receivables at December 31, 1996 and 1995 includes amounts due from Guardian under profit sharing and reinsurance agreements of approximately $18.4 million and $11.8 million, respectively.

  As part of the arrangements, the Company recovers from Guardian, a specified portion of the administrative expenses related to the Healthcare Solutions activity. Additionally, the direct costs for marketing the Healthcare Solutions products are shared equally. Both of these expenses as well as the profits, if any, that inure to Guardian under the profit sharing arrangement with PHS/CT as described above are included in Guardian joint marketing expense, net. The components of this line item are as follows:

                                                       YEAR ENDED DECEMBER 31
                                                       ----------------------
                                                          1996         1995
                                                       -----------  -----------
      Administrative recovery......................... ($    1,998) ($     542)
      Direct marketing expense........................       1,189       1,494
      Profit sharing expense..........................          --       1,346
                                                       -----------  ----------
                                                       ($      809) $    2,298
                                                       ===========  ==========

  In October 1996, Guardian canceled its warrant that was issued by the Company in 1995, which originally provided for the purchase of one million shares of the Company's Class A common stock, once certain operating conditions had been met. Based upon a subsequent agreement with Guardian, the number of shares available for purchase under the warrant at the time it was canceled had been substantially reduced as a result of the Guardian's purchase of shares of the Company's Class A common stock on the open market. The Company had not recognized any expense related to the warrant as the conditions to its exercisability had not been met, nor was it deemed probable that they would be met up to the date of cancellation.

11. SALE OF TEC AND INVESTMENT IN MASTERCARE COMPANIES, INC.

  In September 1995, the Company sold 81% of its wholly-owned subsidiary Total Employee Care, Inc. to Mastercare Companies, Inc. (Mastercare) for 625,000 voting shares of Mastercare common stock. There was no gain or loss recognized on the transaction since the estimated fair value of the Mastercare stock received approximated the book value of the TEC stock sold. In addition, the Company purchased additional shares of Mastercare voting stock in the amount of 1,250,000 shares at $1.20 per share. The Company owns less than 20% of the voting stock and does not have the ability to exercise significant influence over the operating and financial policies of Mastercare and, accordingly has reported this investment at cost which approximates fair value.

12. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

  Selected unaudited data reflecting the Company's results of operations for each of the last eight fiscal quarters are shown in the following table (dollars in millions):

                                                             1996
                                                  -----------------------------
                                                   1ST    2ND     3RD     4TH
                                                  ------ ------  ------  ------
Premium revenues................................. $111.8 $118.4  $123.2  $128.1
Total health care expenses.......................   92.9  108.9   109.6   114.6
Selling general and administrative expenses......   19.4   20.0    23.4    23.2
Net income (loss)................................     .9   (5.0)   (4.5)   (4.4)
Net income (loss) per share......................   0.09  (0.54)  (0.49)  (0.46)

                                                                 1995
                                                        -----------------------
                                                         1ST   2ND   3RD   4TH
                                                        ----- ----- ----- -----
Premium revenues....................................... $79.6 $78.7 $85.7 $99.0
Total health care expenses.............................  62.5  60.8  63.7  76.8
Selling general and administrative expenses............  12.6  14.0  15.4  18.8
Net income.............................................   3.1   3.7   5.2   4.0
Net income per share...................................  0.33  0.39  0.55  0.42

  Note: The sum of the quarters' net income (loss) per share does not equal the full year per share amount due to rounding.

                                                                      SCHEDULE I

                        PHYSICIANS HEALTH SERVICES, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                 BALANCE SHEETS

                                (PARENT COMPANY)

                                                               DECEMBER 31
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
                          ASSETS
Cash....................................................... $ 15,572  $    187
Other receivables..........................................      219       192
Prepaid expenses and other.................................    1,128        99
                                                            --------  --------
    TOTAL CURRENT ASSETS...................................   16,919       478
                                                            --------  --------
Property, plant and equipment..............................      408       250
Other assets...............................................    2,319     2,306
Investment in and advances to wholly-owned subsidiaries....   86,603   106,206
                                                            --------  --------
    TOTAL ASSETS........................................... $106,249  $109,240
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses...................... $  9,963  $    359
                                                            --------  --------
    TOTAL CURRENT LIABILITIES..............................    9,963       359
                                                            --------  --------
Stockholders' equity
  Common Stock.............................................       94        94
  Additional paid-in capital...............................   41,360    40,760
  Net unrealized gains on marketable securities of
   subsidiaries, net of tax................................      279       510
  Retained earnings........................................   54,554    67,518
                                                            --------  --------
                                                              96,287   108,882
Less treasury stock........................................       (1)       (1)
                                                            --------  --------
    TOTAL STOCKHOLDERS' EQUITY.............................   96,286   108,881
                                                            --------  --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............... $106,249  $109,240
                                                            ========  ========

   The condensed financial information should be read in conjunction with the consolidated financial information and the accompanying notes thereto.

                                                                      SCHEDULE I

                        PHYSICIANS HEALTH SERVICES, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             (DOLLARS IN THOUSANDS)

                            STATEMENTS OF OPERATIONS

                                (PARENT COMPANY)

                                                     YEAR ENDED DECEMBER 31
                                                    --------------------------
                                                      1996     1995     1994
                                                    --------  -------  -------
Revenue:
  Investment income................................ $     92  $     8  $   --
                                                    --------  -------  -------
Costs and expenses:
  General and administrative expenses..............      --     2,188    1,243
  Interest expense.................................      381      --       --
                                                    --------  -------  -------
                                                         381    2,188    1,243
                                                    --------  -------  -------
LOSS BEFORE INCOME TAXES...........................     (289)  (2,180)  (1,243)
Income tax expense (benefit).......................      249      505     (154)
                                                    --------  -------  -------
Loss before equity in net income (loss) of wholly-
 owned subsidiaries................................     (538)  (2,685)  (1,089)
Equity in net income (loss) of wholly-owned
 subsidiaries, net of taxes........................  (12,426)  18,655   15,223
                                                    --------  -------  -------
NET INCOME (LOSS).................................. $(12,964) $15,970  $14,134
                                                    ========  =======  =======


   The condensed financial information should be read in conjunction with the consolidated financial information and the accompanying notes thereto.

                                                                      SCHEDULE I

                        PHYSICIANS HEALTH SERVICES, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             (DOLLARS IN THOUSANDS)

                            STATEMENTS OF CASH FLOWS

                                (PARENT COMPANY)

                                                     YEAR ENDED DECEMBER 31
                                                   ----------------------------
                                                     1996      1995      1994
                                                   --------  --------  --------
OPERATING ACTIVITIES
Net income (loss)................................  $(12,964)   15,970  $ 14,134
Plus equity in net loss (income) of subsidiaries.    12,426   (18,655)  (15,223)
Adjustments to reconcile net income (loss) to
 cash provided by (used for) operating
 activities......................................     8,377     2,382     1,271
                                                   --------  --------  --------
Net cash provided by (used for) operating
 activities......................................     7,839      (303)      182
FINANCING ACTIVITIES
Advances to subsidiaries.........................   (40,198)   (9,000)  (10,000)
Dividends and return of capital from
 subsidiaries....................................    47,144     9,000    10,000
Exercise of stock options........................       600       246        53
                                                   --------  --------  --------
Net cash provided by financing activities........     7,546       246        53
Increase (decrease) in cash......................    15,385       (57)      235
Cash at beginning of year........................       187       244         9
                                                   --------  --------  --------
Cash at end of year..............................  $ 15,572  $    187  $    244
                                                   ========  ========  ========



   The condensed financial information should be read in conjunction with the consolidated financial information and the accompanying notes thereto.

                                                                     SCHEDULE II

               PHYSICIANS HEALTH SERVICES, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                      BALANCE AT CHARGE TO            BALANCE AT
                                      BEGINNING  COST AND               END OF
                                      OF PERIOD  EXPENSES  DEDUCTIONS   PERIOD
                                      ---------- --------- ---------- ----------
Year ended December 31, 1994
  Allowance for doubtful accounts....   $  926    $1,423     $(549)     $1,800
                                        ======    ======     =====      ======
Year ended December 31, 1995
  Allowance for doubtful accounts....   $1,800    $  103     $(853)     $1,050
                                        ======    ======     =====      ======
Year ended December 31, 1996
  Allowance for doubtful accounts....   $1,050    $1,485     $(754)     $1,781
                                        ======    ======     =====      ======

                                                                      APPENDIX F

    THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED
                              SEPTEMBER 30, 1997.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark One)

[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
   ACT OF 1934
  FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 1997.

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
   EXCHANGE ACT OF 1934
   FOR THE TRANSITION PERIOD FROM      TO     .

COMMISSION FILE NUMBER 0-21098.

                       PHYSICIANS HEALTH SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              06-1116976
                                                    (IRS EMPLOYER
    (STATE OR OTHER JURISDICTION OF              IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

         ONE FAR MILL CROSSING                          06484
         SHELTON, CONNECTICUT                        (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
               OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (203) 381-6400

                                120 HAWLEY LANE
                          TRUMBULL, CONNECTICUT 06611
                  ------------------------------------------
             (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                         IF CHANGED SINCE LAST REPORT)

  Indicate by a check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

  There were 6,163,054 shares of Class A Common Stock ($0.01 par value) and 3,185,671 shares of Class B Common Stock ($0.01 par value outstanding as of November 11, 1997.

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               PHYSICIANS HEALTH SERVICES, INC. AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
PART I. FINANCIAL INFORMATION
Item 1.Financial Statements
    Condensed Consolidated Balance Sheets at September 30, 1997 and
     December 31, 1996................................................       3
    Condensed Consolidated Statements of Operations for the Three and
     Nine Months Ended September 30, 1997 and 1996....................       4
    Condensed Consolidated Statements of Stockholders' Equity for the
     Nine Months Ended September 30, 1997 and 1996....................       5
    Condensed Consolidated Statements of Cash Flows for the Nine
     Months Ended September 30, 1997 and 1996.........................       6
    Notes to Condensed Consolidated Financial Statements..............     7-8
Item 2.Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................    9-11
PART II. OTHER INFORMATION
Item 6.Exhibits and Reports on Form 8-K...............................      12
    Signatures........................................................      13
    Exhibit Index.....................................................      14

               PHYSICIANS HEALTH SERVICES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                       (UNAUDITED)
ASSETS:
Current Assets
 Cash and Cash Equivalents..........................    $ 14,144      $ 39,213
 Fixed Maturity Securities, Available for Sale--
  (amortized cost--1997--$84,468 and 1996--
  $58,643)..........................................      85,339        59,115
 Accounts Receivable Less Allowances (1997--$1,787
  and 1996--$1,781).................................      45,546        37,152
 Other Receivables..................................      58,688        32,157
 Advances to Participating Hospitals................          51           400
 Prepaid Expenses and Other.........................         843         1,154
                                                        --------      --------
 Total Current Assets...............................     204,611       169,191
Property, Plant, and Equipment
 Land...............................................       8,822         8,822
 Building and Improvements..........................      28,724        26,938
 Furniture and Equipment............................      54,248        46,559
                                                        --------      --------
                                                          91,794        82,319
 Less Accumulated Depreciation and Amortization.....      19,524        15,273
                                                        --------      --------
 Total Property, Plant, and Equipment...............      72,270        67,046
                                                        --------      --------
Other Assets (including restricted investments).....      14,295        13,658
                                                        --------      --------
Total Assets........................................    $291,176      $249,895
                                                        ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities
 Accrued Health Care Expenses.......................    $ 74,489      $ 51,757
 Unearned Premiums..................................      29,253        27,757
 Amounts Due to IPA's, Physicians and other
  Providers.........................................      53,852        59,084
 Accounts Payable and Accrued Expenses..............      32,042        13,849
                                                        --------      --------
 Total Current Liabilities..........................     189,636       152,447
Excess of Net Assets Over Cost of Company Acquired..       1,071         1,162
Stockholders' Equity
 Class A Common Stock, Par Value $0.01 per Share--
  Authorized 13,000,000 Shares, Issued and
  Outstanding; 1997--5,887,454 shares; 1996--
  5,566,023 shares..................................          59            56
 Class B Common Stock, Par Value $0.01 per Share;
  Non-transferable--Authorized and Issued 1997--
  3,532,671 shares; 1996--3,829,880 shares; Voting
  Rights--10 per share..............................          35            38
 Additional Paid-In Capital.........................      41,886        41,360
 Net Unrealized Gains (Losses) on Fixed Maturity
  Securities Available for Sale, Net of Tax.........         534           279
 Retained Earnings..................................      57,956        54,554
                                                        --------      --------
                                                         100,470        96,287
 Less Cost of Class B Common Stock (86,400) Shares
  in Treasury.......................................           1             1
                                                        --------      --------
Total Stockholders' Equity..........................     100,469        96,286
                                                        --------      --------
Total Liabilities and Stockholders' Equity..........    $291,176      $249,895
                                                        ========      ========

           See Notes to Condensed Consolidated Financial Statements.

               PHYSICIANS HEALTH SERVICES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                       THREE MONTHS ENDED   NINE MONTHS ENDED
                                          SEPTEMBER 30,       SEPTEMBER 30,
                                       -------------------  -----------------
                                         1997      1996       1997     1996
                                       --------- ---------  -------- --------
REVENUES:
  Premiums............................ $ 177,289 $ 123,190  $488,714 $353,442
  Investment and Other Income.........     2,150     1,545     5,872    4,806
                                       --------- ---------  -------- --------
                                         179,439   124,735   494,586  358,248
COSTS AND EXPENSES:
  Hospital Services...................    67,904    46,649   172,299  130,435
  Physicians and Related Health Care
   Services...........................    67,297    52,726   195,461  143,284
  Other Health Care Services..........    16,912    10,336    49,301   30,486
  Indemnity Costs.....................       --        --        --     7,008
                                       --------- ---------  -------- --------
    Total Health Care Costs...........   152,113   109,711   417,061  311,213
                                       --------- ---------  -------- --------
  Selling, General and Administrative
   Expenses...........................    24,756    23,196    72,126   62,934
                                       --------- ---------  -------- --------
                                         176,869   132,907   489,187  374,147
                                       --------- ---------  -------- --------
  Interest Expense....................       --        295       --       295
Income (Loss) before Income Taxes.....     2,570    (8,467)    5,399  (16,194)
Income Tax Expense (Benefit)..........       951    (3,931)    1,997   (7,519)
                                       --------- ---------  -------- --------
NET INCOME (LOSS)..................... $   1,619 $  (4,536) $  3,402 $ (8,675)
                                       ========= =========  ======== ========
Net Income (Loss) Per Common Share.... $    0.17 $   (0.49) $   0.36 $  (0.93)
                                       ========= =========  ======== ========
Weighted Average Number of Common and
 Common Equivalent Shares
 Outstanding..........................     9,588     9,306     9,482    9,298
                                       ========= =========  ======== ========



           See Notes to Condensed Consolidated Financial Statements.

               PHYSICIANS HEALTH SERVICES, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
Class A Common Stock
  Balance at Beginning of Period...........................  $     56  $     53
  Conversion of Class B Common Stock into Class A Common
   Stock...................................................         3         2
                                                             --------  --------
  Balance at End of Period.................................  $     59  $     55
                                                             ========  ========
Class B Common Stock
  Balance at Beginning of Period...........................  $     38  $     41
  Conversion of Class B Common Stock into Class A Common
   Stock...................................................        (3)       (2)
                                                             --------  --------
  Balance at End of Period.................................  $     35  $     39
                                                             ========  ========
Additional Paid-In Capital
  Balance at Beginning of Period...........................  $ 41,360  $ 40,760
  Exercise of Stock Options................................       526       600
                                                             --------  --------
  Balance at End of Period.................................  $ 41,886  $ 41,360
                                                             ========  ========
Net Unrealized Gains (Losses) on Fixed Maturity Securities,
 Net of Tax
  Balance at Beginning of Period...........................  $    279  $    510
  Unrealized Appreciation (Depreciation)...................       255      (492)
                                                             --------  --------
  Balance at End of Period.................................  $    534  $     18
                                                             ========  ========
Retained Earnings
  Balance at Beginning of Period...........................  $ 54,554  $ 67,518
  Net Income (Loss)........................................     3,402    (8,675)
                                                             --------  --------
  Balance at End of Period.................................  $ 57,956  $ 58,843
                                                             ========  ========
Treasury Stock
                                                             --------  --------
  Balance at Beginning and End of Period...................       ($1)      ($1)
                                                             ========  ========
Total Stockholders' Equity
  Balance at Beginning of Period...........................  $ 96,286  $108,881
  Exercise of Stock Options................................       526       600
  Net Income (Loss)........................................     3,402    (8,675)
  Net Unrealized Appreciation (Depreciation) on Fixed
   Maturity Securities.....................................       255      (492)
                                                             --------  --------
  Balance at End of Period.................................  $100,469  $100,314
                                                             ========  ========

           See Notes to Condensed Consolidated Financial Statements.

               PHYSICIANS HEALTH SERVICES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1997       1996
                                                          ---------  ---------
Operating Activities
  Net Income (Loss)...................................... $   3,402  $  (8,675)
  Adjustments to Reconcile Net Income to Net Cash
   Provided by (Used for) Operating Activities:
    Depreciation and Amortization........................     4,280      3,011
    Provision for Doubtful Accounts......................       492      1,035
    Amortization of Excess of Net Assets over Cost of
     Company Acquired....................................       (91)       (90)
    Deferred Income Tax Expense (Benefit)................     2,700        --
    Changes in Assets and Liabilities:
      Accounts Receivable................................     6,057     (7,930)
      Other Receivables..................................   (41,474)   (13,300)
      Advances to Participating Hospitals................       349      4,649
      Prepaid Expenses and Other.........................       311       (979)
      Accrued Health Care Expenses.......................    22,732     15,304
      Unearned Premiums..................................     1,496      1,743
      Due to IPA's, Physicians and Other Providers.......    (5,232)     5,585
      Accounts Payable and Accrued Expenses..............    15,350     (7,802)
                                                          ---------  ---------
Net Cash Provided by (Used for) Operating Activities.....    10,372     (7,449)
Investing Activities
  Purchases of Property, Plant, and Equipment............    (9,527)   (29,642)
  Proceeds from Disposal of Equipment....................        23         16
  Increase in Other Assets...............................      (637)      (953)
  Purchases of Fixed Maturity Securities.................  (281,117)  (186,802)
  Proceeds from Sales and Maturities of Fixed Maturity
   Securities............................................   255,291    205,759
                                                          ---------  ---------
Net Cash Used for Investing Activities...................   (35,967)   (11,622)
Financing Activities
  Proceeds from Revolving Credit Line....................       --      18,000
  Exercise of Stock Options..............................       526        600
                                                          ---------  ---------
Net Cash Provided by Financing Activities................       526     18,600
                                                          ---------  ---------
Decrease in Cash and Cash Equivalents....................   (25,069)      (471)
Cash and Cash Equivalents at Beginning of Period.........    39,213      7,536
                                                          ---------  ---------
Cash and Cash Equivalents at End of Period............... $  14,144  $   7,065
                                                          =========  =========


           See Notes to Condensed Consolidated Financial Statements.

               PHYSICIANS HEALTH SERVICES, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1997
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Physicians Health Services, Inc. and Subsidiaries Annual Report on Form 10-K for the year ended December 31, 1996.

2. STOCKHOLDERS' EQUITY AND PER SHARE DATA

  Pursuant to the Company's Certificate of Incorporation, upon conversion of Class B shares to Class A shares, such Class B shares are canceled and cannot be reissued. Per share data are based upon the weighted average number of common and common equivalent shares outstanding during the period. Common stock equivalents are excluded to the extent they have an antidilutive effect on per share data.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of primary and fully diluted earnings per share for the quarter and nine months ended September 30, 1997 and September 30, 1996 is not expected to be material.

3. NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," ("SFAS 131"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. SFAS 131 establishes standards for the reporting of operating segment information in both annual financial reports and interim financial reports issued to shareholders. An operating segment is a component of an entity for which separate financial information is available and is evaluated regularly by the entity's chief operating management. Both Statements are effective for fiscal years beginning after December 15, 1997 and are not expected to have a material impact on the Company.

4. TAX PROVISION

  The Company is currently under examination by the Internal Revenue Service
(IRS) for certain prior tax years. Management does not expect any proposed adjustments which may result from the IRS' audit to have a material adverse impact on the Company's financial position or results of operations.

  The Company's effective tax rate is lower than the statutory rate due primarily to tax exempt interest generated from much of the Company's investment portfolio.

               PHYSICIANS HEALTH SERVICES, INC. AND SUBSIDIARIES

                              SEPTEMBER 30, 1997
                                  (UNAUDITED)


5. RECLASSIFICATIONS

  Certain reclassifications were made to conform the 1996 amounts to current presentations in 1997.

6. NON-MONETARY EXCHANGE

  On May 2, 1997, the Company acquired 200 shares of Physicians Health Services of New Jersey, Inc. ("PHS NJ") from MasterCare Companies, Inc. ("MasterCare"). In exchange for the receipt of the shares of PHS NJ the Company gave up 1,250,000 shares of Series B Convertible Preferred Stock of MasterCare Companies, Inc. and 190 shares of Common Stock of MasterCare of Connecticut, Inc. Since the common stock of MasterCare and PHS NJ are not publicly traded, fair values of the shares exchanged were estimated. MasterCare shares were valued based on prices obtained in a recent private placement while the fair value of PHS NJ shares were derived from a valuation of membership. The purchase price paid (fair value of MasterCare's shares held by the Company) exceeded the fair value of MasterCare's proportionate interest in the net assets of PHS NJ acquired from MasterCare by approximately $1.8 million. Such excess will be amortized over 10 years. As a result of this transaction, PHS NJ became a wholly-owned subsidiary of the Company. This transaction resulted in a net gain of $348 thousand which is reflected in selling, general and administrative expenses.

7. MERGER AGREEMENT

  On May 8, 1997, the Company and Foundation Health Systems, Inc. ("FHS") executed a merger agreement pursuant to which FHS would acquire all of the shares of common stock of the Company for $29.25 per share in cash, or a total consideration to the Company's stockholders of approximately $280 million. On October 19, 1997, the Company and FHS agreed to a new acquisition price of $28.25 per share in cash or a total consideration of approximately $271 million and eliminated as a condition of the consummation of the merger the obtaining of certain waivers and consents from The Guardian Life Insurance Company of America ("The Guardian") in connection with the Company's joint marketing arrangements with The Guardian. Should the Company obtain such waivers and consents prior to consumation of the merger, the price would return to $29.25 per share. FHS announced that it intends to finance the purchase with a combination of cash and bank debt. As part of the transaction, the Company has entered into a voting trust agreement with the Greater Bridgeport Individual Practice Association ("GBIPA"), which owns shares constituting approximately 61% of the voting power of the Company. The agreement stipulates that such shares will be voted in favor of the transaction by GBIPA. The transaction is subject to certain closing conditions, including receipt of regulatory approvals.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

RESULTS OF OPERATIONS

 Quarter Ended September 30, 1997 Versus September 30, 1996
 Nine Months Ended September 30, 1997 Versus September 30, 1996

  Premium revenue increased 43.9% to $177.3 million in the third quarter of 1997 from $123.2 million for the comparable 1996 quarter. For the nine months ended September 30, 1997, premium revenue increased 38.3% to $488.7 million from $353.4 million for the comparable 1996 period. Enrollment at September 30, 1997 was 496,502, an increase of 39.7% from enrollment of 355,402 at September 30, 1996. As of September 30, 1997, fully insured enrollees increased 49.5% to 426,152 members up from 285,059 members as of September 30, 1996, while self-funded enrollees remained essentially unchanged at 70,350 members as of September 30, 1997. The aggregate premium revenue increase lagged the fully insured membership growth due primarily to the growth of membership in the Healthcare Solutions product where 50% of all the premium revenue and related health care costs related to this business for 1997 are ceded to The Guardian pursuant to reinsurance agreements with the Company's subsidiaries. Until October 1, 1996, the Healthcare Solutions activity in Connecticut was reported under a profit sharing arrangement. According to the provisions of the profit sharing arrangement, the Company recorded 100% of the premium revenue from Connecticut Healthcare Solutions activity until October 1, 1996. After October 1, 1996, the profit sharing agreement was replaced by the reinsurance agreement as in effect for 1997. The effect was to reduce the percentage premium increase as compared to what such increase would have been if the reinsurance agreement had been in effect throughout 1996. This effect was offset by an increase in revenue from Medicare products resulting from a shift in membership from cost to risk products which carry higher revenue yields and an increase in the pricing of some of the commercial products.

  Investment and other income increased 39.2% to $2.2 million for the third quarter of 1997 from $1.5 million for the third quarter of 1996. On a year-to-date basis, investment and other income increased 22.2% to $5.9 million from $4.8 million for the nine months ended September 30, 1996. The increase is due primarily to an increase in investable assets.

  Health care expenses as a percentage of premium revenues (medical loss ratio) declined to 86.6% for the third quarter of 1997 as compared to 90.3% for the third quarter of 1996. For the nine months ended September 30, 1997, the medical loss ratio was 86.2% down from 89.4% for the first nine months of 1996. Total health care expenses increased 38.6% to $152.1 million in the third quarter of 1997 from $109.7 million for the comparable 1996 quarter. On a year-to-date basis, total health care expenses increased 34.0% to $417.1 million for the first nine months of 1997 from $311.2 million for the same 1996 period. The improvement in the medical loss ratios for both the quarter and year-to-date periods is the result of an increase in fully insured revenue that exceeded the rise in total medical expenses.

  Hospital services expenses increased 45.6% to $67.9 million in the third quarter of 1997 from $46.7 million for the third quarter of 1996. Hospital services expenses for the first nine months of 1997 totaled $172.3 million up 32.1% from $130.4 million in the first nine months of 1996. The rise in hospital services expenses was due, in part, to the 49.5% increase in fully insured enrollees. Additionally, an overall reduction in commercial hospital rates for both inpatient and outpatient services was somewhat mitigated by a new claims assessment in New York from the implementation of the Hospital Care Reform Act of 1996 ("HCRA"), which became effective on January 1, 1997. The New York State legislature enacted HCRA, which requires the Company to make payments to state funding pools to finance hospital bad debt and charity care, graduate medical education, and other state programs. The claims assessment under HCRA is equal to 8.18% of qualified New York hospital costs and is expected to continue to increase the Company's hospital costs in the future.

  Commercial inpatient utilization for the third quarter of 1997 decreased 8.4% from the third quarter of 1996 with commercial bed days per thousand members at 251 days for the third quarter of 1997 versus 274 days for the same 1996 period. On a year-to-date basis, commercial bed days per thousand members decreased 6.5% from 277 days per thousand members for the nine months ended September 30, 1996 to 259 days per thousand members for the nine months ended September 30, 1997. The improvement in the commercial product line was offset by a 182% and 138% increase in the per member per month hospital expenses for government products for the quarter and nine months ended September 30, 1997, respectively. The increase is primarily due to the introduction of the Medicare risk products and the resulting shift in membership from the Medicare cost product (for which the Company does not carry full risk on hospital services) to the Medicare risk products for which the Company carries substantially more of the hospital risk. The Company expects hospital costs for the Medicare products to continue to rise as membership (and related revenue) in this product increases.

  Physician and related health care expenses increased by 27.6% from $52.7 million for the third quarter of 1996 to $67.3 million for the third quarter of 1997. For the nine months ended September 30, 1997, physician and related health care expenses increased 36.4% to $195.5 million from $143.3 million for the same 1996 period. The increase in physician and related health care expenses is primarily due to the increase in fully insured membership and increases in certain non-capitated services. Additionally, the introduction of the Medicare risk products have contributed to the rise in physician costs.

  Other health care expenses increased by $6.6 million or 63.6% in the third quarter of 1997 and by $18.8 million or 61.7% on a year-to-date basis. The increase is primarily due to the increase in fully insured membership and due to the inclusion of the covered lives assessment in New York as a result of HCRA. This assessment is expected to continue to increase other health care expenses in the future. Additionally, prescription drug expenses continue to increase across all product lines.

  Indemnity costs reflect the medical costs associated with the indemnity revenue assumed in connection with The Guardian reinsurance arrangement in New York under which the Company shared risk for indemnity business with The Guardian until June 30, 1996.

  Selling, general and administrative expenses increased 6.7% or $1.6 million in the third quarter of 1997 from the comparable 1996 period. For the nine months ended September 30, 1997, selling, general and administrative expenses rose 14.6% or $9.2 million over the prior year. The increase is due primarily to increased personnel and facilities expenses needed to support the enrollment growth and product diversity. The increase was partially offset by increases in the recovery of operating expenses from The Guardian under the terms of the reinsurance agreements related to the Healthcare Solutions product. The selling, general and administrative expenses as a percentage of premium revenues improved to 14.0% for the third quarter of 1997 down from 18.8% for the third quarter of 1996. On a year-to-date basis, selling, general and administrative expenses as a percentage of premium revenues totaled 14.8% down from 17.8% for the comparable 1996 period.

LIQUIDITY AND CAPITAL RESOURCES

  PHS has historically financed its operations primarily through internally generated funds. The Company's primary capital requirements are for working capital, principally to fund geographic and product expansion, and to maintain necessary regulatory capital. The Company's HMO and insurance subsidiaries are subject to statutory regulations that restrict the payment of dividends.

  Cash and cash equivalents decreased $25.1 million to $14.1 million at September 30, 1997 from $39.2 million at December 31, 1996.

  Cash provided by operations increased primarily due to a combination of growth in business, a return to profitability, and timing of claims payments and other disbursements in the ordinary cause of business. Cash provided by operations also includes a federal tax refund related to prior tax years.

  The Company expects to require additional capital, over the next several years, principally for computer and technology system enhancements and to maintain necessary regulatory capital. The Company's spending on the computer and technology system enhancements has been temporarily suspended pending the merger. Therefore, the additional capital requirements may be less than originally estimated. If the system enhancements are reinstated, the capital requirements will be restored and could be in excess of amounts originally anticipated. The Company believes that in addition to its current capital resources and internally generated funds, it will be able to obtain financing, if necessary, sufficient for its continued operations, although it can provide no assurances in this regard.

  "Management's Discussion and Analysis of Financial Condition and Results of Operations" includes certain forward looking statements (including statements identified by the use of such words as "expects", "believes" or similar expressions). Actual results could differ materially from those discussed. Additional information concerning factors that could cause actual results to differ materially from those in forward looking statements is contained in
Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 under the caption "Cautionary Statement".

                                    PART II

                               OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a)

EXHIBIT NUMBER  DESCRIPTION OF EXHIBIT
--------------  -----------------------
  27            Financial data schedule

  (b) Reports on Form 8-K

  There were no reports filed on Form 8-K for the quarter ended September 30, 1997.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                          PHYSICIANS HEALTH SERVICES, INC.

                                          _____________________________________

                                                    (Registrant)

              SIGNATURE                        TITLE                 DATE

       /s/ James L. Elrod, Jr.         Chief Financial           November 13,
-------------------------------------   Officer                      1997
         JAMES L. ELROD, JR.

         /s/ Robert L. Natt            President                 November 13,
-------------------------------------                                1997
           ROBERT L. NATT

                                                                         APP G-1

                       PHYSICIANS HEALTH SERVICES, INC.

                           PROXY FOR ANNUAL MEETING
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints David I. Grayer, M.D. and Robert L. Natt, or either of them (the "Proxies"), as attorneys and proxies, each with full power of substitution and all of the powers which the undersigned would possess, if present in person, to represent and vote, as designated on the reverse side of this proxy, all of the shares of Class A Common Stock of Physicians Health Services, Inc. (the "Company") registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on December 31, 1997, and at any adjournment thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE SUCH SHARES FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DESCRIBED IN PROPOSAL ONE AND FOR THE ELECTION OF ALL OF THE COMPANY'S NOMINEES AS DIRECTORS DESCRIBED IN PROPOSALS TWO AND THREE, AND SUCH PROXIES WILL VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

         (IMPORTANT -- TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

[X] PLEASE MARK
    YOUR VOTES AS
    IN THIS EXAMPLE

--------------------------------------------------------------------------------


2. ELECTION OF          FOR                WITHHELD
   CLASS A              such               from such
   DIRECTORS            nominee            nominee
                        [_]                  [_]


CLASS A DIRECTOR NOMINEE: Robert L. Natt

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 1997, as amended by Amendment No. 1 thereto, dated as of October 19, 1997 (the "Merger Agreement"), among Foundation Health Systems, Inc. ("FHS"), PHS Acquisition Corp., a wholly-owned subsidiary of FHS ("Merger Sub"), and the Company, with respect to the merger of Merger Sub with and into the Company as provided for in the Merger Agreement, with the Company surviving as a wholly-owned subsidiary of FHS.

        FOR                     AGAINST                  ABSTAIN
        [_]                       [_]                      [_]


3.  ELECTION OF CLASS B DIRECTORS
    CLASS B DIRECTOR NOMINEES:
    David I. Grayer, M.D., Edward Sawicki, M.D. and Bernard Sherlip, M.D.

        FOR                                              WITHHELD
        all                                              from all
      nominees                                           nominees
        [_]                                                 [_]

    For, except vote withheld from the following nominee(s)

    -------------------------------------------------------

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                     PROMPTLY USING THE ENCLOSED ENVELOPE.


__________________________________ Date: ____, 1997
     Signature of Stockholder

__________________________________ Date: ____, 1997
     Signature if held jointly

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If a corporation, please sign in full corporate name by president, or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                                         APP G-2

                       PHYSICIANS HEALTH SERVICES, INC.
                           PROXY FOR ANNUAL MEETING
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints David I. Grayer, M.D. and Robert L. Natt, or either of them (the "Proxies"), as attorneys and proxies, each with full power of substitution and all of the powers which the undersigned would possess, if present in person, to represent and vote, as designated on the reverse side of this proxy, all of the shares of Class B Common Stock of Physicians Health Services, Inc. (the "Company") registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on December 31, 1997, and at any adjournment thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE SUCH SHARES FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DESCRIBED IN PROPOSAL ONE AND FOR THE ELECTION OF ALL OF THE COMPANY'S NOMINEES AS DIRECTORS DESCRIBED IN PROPOSAL TWO, AND SUCH PROXIES WILL VOTE IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

         (IMPORTANT -- TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

[X]  PLEASE MARK
     YOUR VOTES AS
     IN THIS EXAMPLE

--------------------------------------------------------------------------------

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 8, 1997, as amended by Amendment No. 1 thereto, dated as of October 19, 1997 (the "Merger Agreement"), among Foundation Health Systems, Inc. ("FHS"), PHS Acquisition Corp., a wholly-owned subsidiary of FHS ("Merger Sub"), and the Company, with respect to the merger of Merger Sub with and into the Company as provided for in the Merger Agreement, with the Company surviving as a wholly-owned subsidiary of FHS.

        FOR                     AGAINST                   ABSTAIN
        [_]                       [_]                       [_]


2. ELECTION OF CLASS B DIRECTORS

   CLASS B DIRECTOR NOMINEES:
   David I. Grayer, M.D., Edward Sawicki, M.D. and Bernard Sherlip, M.D.

        FOR                                               WITHHILD
        all                                               from all
      nominees                                            nominees
        [_]                                                  [_]


For, except vote withheld from the following nominee(s)

-------------------------------------------------------

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                         USING THE ENCLOSED ENVELOPE.


__________________________________ Date: ____, 1997
     Signature of Stockholder

__________________________________ Date: ____, 1997
     Signature if held jointly


Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. Executors, administrators, trustees and other fiduciaries should so indicate when signing. If a corporation, please sign in full corporate name by president, or other authorized officer. If a partnership, please sign in partnership name by authorized person.